As filed with the Securities and Exchange Commission on September 18, 2009
Registration Number 333-161345
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOLE FOOD COMPANY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0100	99-0035300
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Dole Drive
Westlake Village, California 91362
(818) 879-6600
(Address, including zip code, and telephone number, including area code, of registrant’s of principal executive offices)

David A. DeLorenzo
President and Chief Executive Officer
Dole Food Company, Inc.
One Dole Drive
Westlake Village, California 91362
(818) 879-6600
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jonathan K. Layne Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, CA 90067 (310) 552-8500	C. Michael Carter Dole Food Company, Inc. One Dole Drive Westlake Village, California 91362 (818) 879-6600	Alison S. Ressler Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067 (310) 712-6600

As soon as practicable after this Registration Statement becomes effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether there registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum	Amount of
to be Registered	Aggregate Offering Price(1)(2)	Registration Fee
Common Stock, $0.001 par value	$500,000,000	$27,900(3)

(1)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with to Rule 457(o) promulgated under the Securities Act of 1933.
(2)	Includes offering price of additional shares that the underwriters have the option to purchase. See “Underwriting.”
(3)	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated September 18, 2009.

           Shares
DOLE FOOD COMPANY, INC.

Common Stock

This is an initial public offering of common stock of Dole Food Company, Inc. We are offering           shares of common stock.

Prior to this offering, there has been no public market for our common stock since 2003. It is currently estimated that the initial public offering price per share will be between $      and $     .

We intend to apply to list the common stock on The New York Stock Exchange under the symbol “DOLE”.

See “Risk Factors” beginning on page 10 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Dole Food Company, Inc.	$	$

To the extent that the underwriters sell more than           shares of common stock, the underwriters have the option to purchase up to an additional           shares of common stock from Dole Food Company, Inc. at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2009.

Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities

Prospectus dated          , 2009.

SPINACH
Salad Guide
THOROUGHLY WASHED
Dole
Resealable STAY FRESH Package
Great for TOPPINGS & SMOOTHIES
Strawberries
EASY-OPEN
PRESERVATIVE FREE
SPRING MIX
Mixed Fruit
Mandarin Oranges
Peaches in Strawberry Gel
Gel
Tropical Fruit

DOLE FOOD COMPANY, INC.

www.Dole.com

Dole
DOLE COLOMBIA

The Dole Colombia, one of Dole's refrigerated container vessels (long-term lease).

Dole

Ripening and distribution center (owned) in Milan, Italy.

Processing line inside Chumporn cannery, Thailand (owned by a majority subsidiary).

Salad processing at the salad plant (owned) in Soledad, California.

Pineapple fields at the foot of Mount Motutu at Dolefil, Philippines (leased and farmed by the Company).

Fincas Bananeras organic banana facility (owned), Ecuador.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares in this offering. You should read the entire prospectus carefully, especially the information under “Risk Factors.” References in this prospectus to “Dole,” “the Company,” “we,” “us” or “our” refer to Dole Food Company, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

As used in this prospectus, the terms “FYE” and “fiscal year ended” refer to our fiscal year, which ends on the Saturday closest to December 31. The fiscal years 2008, 2007 and 2006 ended on January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The Company operates under a 52/53 week year. Fiscal 2008 was a 53-week year. Fiscal 2007 and 2006 were both 52-week years. The first half of each fiscal year is 24 weeks in duration and the first half of fiscal 2009 and 2008 ended June 20, 2009 and June 14, 2008, respectively.

Our Company

We are the world’s leading producer, marketer and distributor of fresh fruit and fresh vegetables, including an expanding line of value-added products. In the primary markets we serve, we hold the number 1 or number 2 market share position in our key product categories, including bananas, packaged salads and packaged fruit. For the last twelve months ended June 20, 2009, we had revenues of approximately $7.2 billion, Adjusted EBITDA of approximately $445 million and net income attributable to Dole Food Company, Inc. of approximately $92 million. See “— Summary Unaudited Pro Forma and Historical Consolidated Financial Data.”

We provide wholesale, retail and institutional customers around the world with high quality food products that bear the DOLE® trademarks. We believe the DOLE trademarks and our products have global appeal as they offer value and convenience, while also benefiting from the growing focus on health and wellness among consumers worldwide.

Founded in 1851, we have built a fully-integrated operating platform that allows us to source, grow, process, market and distribute our nearly 200 products in more than 90 countries. We source our products worldwide both directly on Dole-owned or leased land and through associated producer and independent grower arrangements under which we provide varying degrees of farming, harvesting, packing, shipping and marketing services. We then use our global cold storage supply chain that features the largest dedicated refrigerated containerized fleet in the world, as well as an extensive network of packaging, ripening and distribution centers, to deliver fresh Dole products to market.

We have three business segments: fresh fruit, fresh vegetables, and packaged foods.

•	Fresh Fruit: Our fresh fruit segment is a leading worldwide producer, marketer and distributor of fresh bananas, pineapples and other tropical and deciduous fruits with operations in approximately 90 countries. We are one of the world’s largest marketers and distributors of bananas with the number 1 market share in North America and Japan. We are also a leading global producer, marketer and distributor of fresh pineapples and a leading exporter of Chilean fruit. Our fresh fruit segment had revenues of $5.0 billion for the last twelve months ended June 20, 2009.

•	Fresh Vegetables: Our fresh vegetables segment produces, markets and distributes commodity vegetables and fresh packaged salads and vegetables to retail and foodservice customers primarily in North America, Asia and, to a lesser extent, Western Europe. We have strong volumes and market positions in commodity vegetables which support our number 2 market share in packaged salads. Our fresh vegetables segment had revenues of $1.1 billion for the last twelve months ended June 20, 2009.

•	Packaged Foods: Our packaged foods segment produces and markets packaged foods, including canned fruit, fruit juices, fruit in plastic cups, jars and pouches and frozen fruit products. Our key packaged foods products are packaged pineapple products and packaged fruit products such as our FRUIT BOWLS® line of individual serving fruit cups. We have the number 1 market share in our key packaged food product categories in the U.S. Our packaged foods segment had revenues of $1.1 billion for the last twelve months ended June 20, 2009.

Our Market Opportunity

The worldwide fresh produce industry enjoys consistent underlying demand and favorable growth dynamics. In recent years, the market in the U.S. for fresh produce has increased faster than the rate of population growth, supported by ongoing trends including greater consumer demand for healthy, fresh and convenient foods, increased retailer square footage devoted to fresh produce, and greater emphasis among retailers on fresh produce as a differentiating factor in attracting customers.

Health-conscious consumers are driving much of the growth in demand for fresh produce. Over the past several decades, the benefits of natural, preservative-free foods have become an increasingly significant element of the public dialogue on health and nutrition. As a result, consumption of fresh fruit and vegetables has markedly increased. According to the U.S. Department of Agriculture, Americans consumed an additional 38 pounds of fresh fruit and vegetables per capita in 2006 compared to 1987.

Driven by consumer demand for convenient, healthy snacking options, the U.S. packaged fruit category has experienced growth of over 36% in the past ten years. Dole introduced FRUIT BOWLS plastic cups in 1999, which along with other innovative packaging items, such as fruit in resealable plastic jars, parfaits and gels, have attracted new users to this category and enabled the DOLE brand to achieve the number 1 market share position in the U.S. packaged fruit category. Dole also entered the frozen fruit category in 2004. As the leading brand, Dole was the first to invest in national consumer awareness which has supported 28% category growth since 2004.

As food retailers compete in a consolidating industry, they have sought to increase profits by focusing on higher growth product categories and value-added products, which generally have higher margins. As a result, some retailers are reducing the dry goods sections of the store, in favor of expanding their selections of fresh and chilled items. This trend provides Dole with new product and merchandising opportunities for fresh produce and packaged foods, especially for our value-added lines, such as packaged salads, FRUIT BOWLS and fruit in plastic jars. Fully integrated produce companies, such as Dole, are well positioned to meet the needs of large retailers through the delivery of consistent, high-quality produce, reliable service, competitive pricing and innovative products responsive to consumer demand. In addition, these companies, including Dole, have sought to strengthen relationships with leading retailers through value-added services such as banana ripening and distribution, category management, branding initiatives and establishment of long-term supply agreements.

Our Competitive Strengths

Our competitive strengths have contributed to our strong historical operating performance and should enable us to capitalize on future growth opportunities:

•	Market Share Leader. Our key products hold the number 1 or number 2 positions in their respective markets. We maintain number 1 market share positions in bananas in North America and Japan and the number 1 market share position in the U.S. in packaged fruit products, including our line of plastic fruit cups called FRUIT BOWLS, FRUIT BOWLS in Gel, Fruit Parfaits and fruit in plastic jars. Our leadership position provides us with global scale and support for our world-class production, distribution and marketing platform that would be difficult for others to replicate.

•	Strong Global Brand. The DOLE brand was introduced in 1933 and is one of the most recognized brands for fresh and packaged produce in the United States, as evidenced by DOLE’s 57% unaided consumer brand awareness — almost three times that of DOLE’s nearest competitor, according to a major global research company (TNS NFO). Consumer and institutional recognition of the DOLE trademark and related brands and the association of these brands with high quality food products contribute significantly to our leading positions in the markets that we serve. Additionally, by implementing a global marketing program, we believe we have made the distinctive red “DOLE” letters and sunburst a familiar symbol of freshness and quality recognized in the aisles of the supermarket and around the world.

•	State-of-the-Art Infrastructure and Supply Chain Management. Our production, processing, transportation and distribution infrastructure is state-of-the-art, enabling us to efficiently deliver among the highest quality and freshest product to our customers. Dole quality starts right on the farm, and that quality is preserved and protected in our proprietary farm-to-customer refrigerated supply chain. Our network provides a closed-loop cold storage supply chain that enables the worldwide transport of perishable products and is the key to Dole quality and shelf life. The investments in our infrastructure, including the DOLE trademark, farms, packing houses, manufacturing facilities and shipping assets, and our market-leading logistics and distribution capabilities, allow us to act as a preferred fresh and packaged food provider to leading global supermarkets and mass merchandisers.

•	Diversity of Sourcing Locations. We currently source our fresh fruits and vegetables from 25 countries and distribute products in more than 90 countries. In addition to owning and operating our own farms, we have developed a unique worldwide network of over 9,000 farmers who proudly produce to our standards. We are not dependent on any one country for the sourcing of our products. The diversity of our production sources allows us to consistently access the highest quality products while also reducing our exposure to events unique in any given region.

•	Low-Cost Production Capabilities. Our supply chain and global sourcing network enable us to be a low cost producer in many of our major product lines, including bananas, North American fresh vegetables and packaged fruit products. Over the last several years we have undertaken various initiatives to achieve and maintain this low-cost position, including leveraging our global logistics infrastructure more efficiently. We intend to maintain these low-cost positions through a continued focus on operating efficiency.

•	Strong Management Team. Our management team has a demonstrated history of delivering strong operating results through disciplined execution. Under our strong management team’s guidance, Dole’s net revenues have increased from $6.0 billion in 2006 to $7.2 billion for the last twelve months ended June 20, 2009. Adjusted EBITDA has increased from $293 million for fiscal year 2006 to $445 million for the last twelve months ended June 20, 2009, and net income attributable to Dole Food Company, Inc. has increased to $92 million over the same period from net losses of $54 million and $87 million in fiscal years 2007 and 2006, respectively.

Our Strategy

Key elements of our strategy include:

•	Continue to Leverage our Strong Brand and Market Leadership Position. Our key products hold the number 1 or number 2 market share positions in their respective markets. We intend to maintain those positions and continue to expand our leadership in new product areas as well as with new customers. We have a history of leveraging our strong brand to successfully enter, and in many cases become the largest player in, value-added food categories. We intend to continue to evaluate and strategically introduce other branded products in the value-added sectors of our business.

•	Focus on Value-Added Products. We intend to continue shifting our product mix toward value-added food categories while maintaining and building on our leadership positions in fresh fruits and vegetables. For example, we have successfully increased our percentage of revenue from value-added products in our fresh vegetables and packaged foods businesses, where our packaged salad lines and FRUIT BOWL and other non-canned products now account for approximately 53% and 58% of those businesses’ respective revenues. Value-added food categories are growing at a faster rate than traditional commodity businesses and typically generate stronger margins. We plan to continue to address the growing demand for convenient and innovative products by investing in our higher margin, value-added food businesses.

•	Build on Strong Presence in Stable Markets and Expand in High-Growth Markets. We intend to continue to reap the benefits of our strong brand and market position in profitable, stable markets such as North America, Western Europe, and Japan. Additionally, we are focusing on expansion in higher growth markets such as China and Eastern Europe, where we believe our capabilities in delivering fresh and high quality products that also offer health, wellness and convenience benefits, will enhance the existing growth and profitability of our business.

•	Focus on Improving Operating Efficiency and Cash Flow. We intend to continue to focus on profit improvement initiatives and maximizing cash flow by:

•	Analyzing our current customer base and focusing on profitable relationships with strategically important customers;

•	Leveraging our purchasing power to reduce our costs of raw materials; and

•	Focusing capital investments to improve productivity.

Summary Risk Factors

An investment in our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•	Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

•	Our business is highly competitive and we cannot assure you that we will maintain our current market share.

•	Our earnings are sensitive to fluctuations in market prices and demand for our products, as well as seasonal variability.

•	Increases in commodity or raw product costs, such as fuel, paper, plastics and resins, could adversely affect our operating results.

•	We face risks because we operate in numerous countries throughout the world, such as currency exchange fluctuations, political changes and economic crises, as well as legal and regulatory changes.

•	Our substantial indebtedness ($2.5 billion in principal amount at June 20, 2009) could adversely affect our operations, including our ability to perform under our debt obligations, and we may incur significant additional indebtedness.

•	We may be unable to generate sufficient cash flow to service our substantial debt obligations.

•	There has been no prior public market for our shares since 2003 and an active market may not develop or be maintained, which could limit your ability to sell shares of our common stock.

Principal Stockholder and History

David H. Murdock acquired a controlling interest in Dole (then called Castle & Cooke, Inc.) in 1985 through the acquisition of Flexi-Van Leasing, Inc. Mr. Murdock was named Chairman and Chief Executive Officer of Castle & Cooke, Inc. in 1985. Castle & Cooke, Inc. changed its name to Dole Food Company, Inc. in 1991. In 1995, Dole divested most of its non-core real estate by spinning it out into a new company named Castle & Cooke, Inc. In 2000, Mr. Murdock took Castle & Cooke, Inc. private. On March 28, 2003, Mr. Murdock took Dole private in a going-private merger transaction. Mr. Murdock owns interests in a variety of other businesses and has been an active private investor for over 45 years.

Contemplated Transactions in Connection with the Offering

Immediately prior to the consummation of this offering, we and our parent company, DHM Holding Company, Inc., or DHM Holdings, will engage in certain internal restructuring transactions. Currently, DHM Holdings has only two assets — 100% of the outstanding shares of our common stock and an 85% limited liability company membership interest in Westlake Wellbeing Properties, LLC, or WWP, a hotel operating company. The restructuring transactions consist of the following:

•	DHM Holdings will contribute to us no more than 50% of the outstanding limited liability company membership interests it holds in WWP and will retain the remaining interest in WWP.

•	DHM Holdings will merge with and into us, and we will be the surviving corporation in the merger. In the merger, each share of DHM Holdings common stock outstanding immediately prior to the merger will be converted into shares of Dole common stock, and each share of Dole common stock outstanding immediately prior to the merger, each of which is held by DHM Holdings, will be cancelled. As a result of the merger, we will hold the 85% interest in WWP and will assume approximately $115 million of debt of DHM Holdings associated with WWP. This transaction is referred to in this prospectus as the Merger Transaction.

•	Following the Merger Transaction, we will transfer our 85% interest in WWP and $30 million of the debt associated with WWP, in each case previously held by DHM Holdings, to affiliates of Mr. Murdock. We are also considering transferring ownership interests in certain non-core assets comprised of idle farm land in Latin America we currently hold to other affiliates of Mr. Murdock.

We will use a portion of the net proceeds from this offering to pay off in its entirety the $85 million of debt of DHM Holdings that we will have assumed in the Merger Transaction and not assigned to affiliates of Mr. Murdock. The pay off of this debt will eliminate the cross-default and cross-acceleration provisions that currently exist between our senior secured facilities and the DHM Holdings indebtedness. In addition, other transactions will be completed upon consummation of the offering that will result in the elimination of all other current cross-default and cross-acceleration provisions that exist between our senior secured facilities and certain indebtedness of affiliates of DHM Holdings. As a result, no event of default under any of this indebtedness of affiliates of DHM Holdings will thereafter be able to cause an event of default under our senior secured credit facilities.

Corporate Information

Dole Food Company, Inc. was incorporated in Delaware in April 2001. Our principal executive offices are located at One Dole Drive, Westlake Village, California 91362-7300, and our telephone number is (818) 879-6600. Our website is located at www.dole.com. The information contained on our website is not a part of this prospectus. DOLE®, the DOLE logo and other trademarks or service marks of Dole appearing in this prospectus are the property of Dole Food Company, Inc.

The Offering

Common stock offered	shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares	shares

Use of proceeds	To pay down indebtedness. See “Use of Proceeds” for additional information.

Dividends	We do not anticipate paying any cash dividends in the foreseeable future.

Proposed New York Stock Exchange symbol	DOLE

Except as otherwise indicated, all of the information in this prospectus assumes the underwriters do not exercise their option to purchase additional shares.

In addition to the offering made hereby,          , a newly formed Trust separate from Dole, is offering up to           of its automatic common exchange securities exchangeable into up to      shares of our common stock that may be delivered by the Trust upon exchange of those securities on          , 2012. In this prospectus, we refer to that separate offering as the Trust offering. The initial purchasers in that offering have an option to acquire from the Trust additional automatic common exchange securities with respect to up to an additional      shares of our common stock. The Trust will enter into a purchase agreement with an affiliate of our existing stockholder with respect to the shares of our common stock deliverable upon exchange of the Trust’s securities. The shares of common stock and the Trust’s securities in the Trust offering are being offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, in an offering exempt from the registration requirements of the Securities Act. The closing of our offering of common stock is not conditioned on the closing of the Trust offering.

Summary Unaudited Pro Forma and Historical Consolidated Financial Data

The following table sets forth a summary of our consolidated financial data. We have derived the summary historical consolidated financial data for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 from the audited financial statements and related notes included elsewhere in this prospectus. We derived the summary historical consolidated financial data as of June 20, 2009 and for the half year ended June 20, 2009 and June 14, 2008 from the unaudited condensed consolidated financial statements included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the half year ended June 20, 2009 and June 14, 2008 are not necessarily indicative of results that may be expected for the entire year. We derived the summary unaudited pro forma financial data as of and for the half year ended June 20, 2009 and for the year ended January 3, 2009. The summary historical consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the audited and unaudited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus and the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma balance sheet data give effect to the Merger Transaction and related transactions, a proposed refinancing transaction and the receipt and use of proceeds from the offering contemplated hereby as if the transactions had occurred as of June 20, 2009. The unaudited pro forma statements of operations data for the half year ended June 20, 2009 and the fiscal year ended January 3, 2009 give effect to these transactions as if they had occurred as of December 30, 2007. The unaudited pro forma data is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have existed or occurred if the transactions were completed on such dates, nor are they necessarily indicative of future operating results. The unaudited pro forma data should be read in conjunction with the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus under the heading “Unaudited Pro Forma Condensed Consolidated Financial Statements.”

	Pro Forma
	Half Year	Fiscal
	Ended	Year Ended	Half Year Ended(1)		Fiscal Year Ended(1)
	June 20,	January 3,	June 20,	June 14,	January 3,	December 29,	December 30,
	2009	2009	2009	2008	2009	2007	2006
	(Dollars in millions, except per share and share data in thousands)

Statement of Operations Data:
Revenues, net:	$	$	$3,311	$3,723	$7,620	$6,821	$5,991
Operating income			231	175	275	149	136
Income (loss) from continuing operations, net of income taxes			123	152	147	(38)	(40)
Income (loss) from discontinued operations, net of income taxes			—	1	(27)	(16)	(50)
Gain on disposal of discontinued operations, net of income taxes			2	—	3	—	3
Net income (loss)			125	153	123	(54)	(87)
Less: Net income attributable to noncontrolling interests			(2)	(1)	(2)	(3)	(3)
Net income (loss) attributable to Dole Food Company, Inc.	$	$	$123	$152	$121	$(57)	$(90)
Income (loss) from continuing operations per share, basic and diluted(4)	$	$	$123	$152	$121	$(57)	$(90)
Weighted average shares used in computing basic and diluted net income (loss) per share(4)			1	1	1	1	1

	Pro Forma
	Half Year		Fiscal
	Ended		Year Ended		Half Year Ended (1)		Fiscal Year Ended (1)
	June 20,		January 3,		June 20,	June 14,	January 3,	December 29,	December 30,
	2009		2009		2009	2008	2009	2007	2006
	(Dollars in millions)

Other Financial Data:
Revenues, net:
Fresh Fruit	$		$		$2,343	$2,695	$5,401	$4,737	$3,969
Fresh Vegetables					492	511	1,087	1,060	1,083
Packaged Foods					476	517	1,131	1,023	938
Other							1	1	1

Total revenues, net					3,311	3,723	7,620	6,821	5,991
EBIT:
Fresh Fruit					195	184	306	172	105
Fresh Vegetables					13	(2)	1	(21)	(7)
Packaged Foods					46	31	71	80	93
Corporate:
Unrealized gain (loss) on cross currency swap					(7)	(13)	(51)	(11)	20
Operating and other expenses					(19)	(23)	(54)	(59)	(53)

Total EBIT(2)					228	177	273	161	158
Reconciliation of income (loss) from continuing operations to EBIT and Adjusted EBITDA:
Income (loss) from continuing operations	$		$		$123	$152	$147	$(38)	$(40)
Interest expense					88	85	174	195	175
Income taxes					17	(60)	(48)	4	23

EBIT(2)					228	177	273	161	158

Depreciation and amortization from continuing operations					55	64	138	151	144
Net unrealized (gain) loss on derivative instruments					(7)	6	49	22	(20)
Foreign currency exchange (gain) loss on vessel obligations					7	(2)	(21)	1	11
Gain on asset sales					(17)	(12)	(27)	—	—

Adjusted EBITDA(2)	$		$		$266	$233	$412	$335	$293

Adjusted EBITDA margin(3)		%		%	8.0%	6.3%	5.4%	4.9%	4.9%
Capital expenditures from continuing operations	$		$		$18	$24	$74	$104	$115

	June 20, 2009
	Actual	Pro Forma
	(Dollars in millions)

Balance Sheet Data:
Total working capital (current assets less current liabilities)	$492	$
Total assets	4,224
Total debt	2,011
Total shareholders’ equity	555
Other Pro Forma Data:
Ratio of pro forma debt to Adjusted EBITDA

(1)	We operate under a 52/53 week year. The first half of each fiscal year is 24 weeks in duration. Our fiscal year ends on the Saturday closest to December 31 of the applicable year.

(2)	EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, and by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. EBIT and Adjusted EBITDA are reconciled to income (loss) from continuing operations in the tables above. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the respective consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the half year ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus for further information regarding the use of non-GAAP measures.

(3)	Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to net revenues. We present Adjusted EBITDA margin because management believes that it is a useful performance measure for us.

(4)	Income (loss) from continuing operations per share, basic and diluted per share data and weighted average shares used in computing basic and diluted net income (loss) per share have not been adjusted for the share conversion that is contemplated to occur in connection with the Merger Transaction.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including the consolidated financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Fresh produce, including produce used in canning and other packaged food operations, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict. Unfavorable growing conditions can reduce both crop size and crop quality. This risk is particularly true with respect to regions or countries from which we source a significant percentage of our products. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Fresh produce is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, black sigatoka is a fungal disease that affects banana cultivation in most areas where they are grown commercially. The costs to control this disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Our business is highly competitive and we cannot assure you that we will maintain our current market share.

Many companies compete in our different businesses. However, only a few well-established companies operate on both a national and a regional basis with one or several branded product lines. We face strong competition from these and other companies in all our product lines.

Important factors with respect to our competitors include the following:

•	Some of our competitors may have greater operating flexibility and, in certain cases, this may permit them to respond better or more quickly to changes in the industry or to introduce new products and packaging more quickly and with greater marketing support.

•	Several of our packaged food product lines are sensitive to competition from national or regional brands, and many of our product lines compete with imports, private label products and fresh alternatives.

•	We cannot predict the pricing or promotional actions of our competitors or whether those actions will have a negative effect on us.

There can be no assurance that we will continue to compete effectively with our present and future competitors, and our ability to compete could be materially adversely affected by our leveraged position.

Our earnings are sensitive to fluctuations in market prices and demand for our products.

Excess supplies often cause severe price competition in our industry. Growing conditions in various parts of the world, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests, are primary factors affecting market prices because of their influence on the supply and quality of product.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. Some items, such as lettuce, must be sold more quickly, while other items can be held in cold storage for longer periods of time. The selling price received for each type of produce depends on all of these factors, including the availability and quality of the produce item in the market, and the availability and quality of competing types of produce.

In addition, general public perceptions regarding the quality, safety or health risks associated with particular food products could reduce demand and prices for some of our products. To the extent that consumer preferences evolve away from products that we produce for health or other reasons, and we are unable to modify our products or to develop products that satisfy new consumer preferences, there will be a decreased demand for our products. However, even if market prices are unfavorable, produce items which are ready to be, or have been harvested must be brought to market promptly. A decrease in the selling price received for our products due to the factors described above could have a material adverse effect on our business, results of operations and financial condition.

Our earnings are subject to seasonal variability.

Our earnings may be affected by seasonal factors, including:

•	the seasonality of our supplies and consumer demand;

•	the ability to process products during critical harvest periods; and

•	the timing and effects of ripening and perishability.

Although banana production tends to be relatively stable throughout the year, banana pricing is seasonal because bananas compete against other fresh fruit that generally comes to market beginning in the summer. As a result, banana prices are typically higher during the first half of the year. Our fresh vegetables segment experiences some seasonality as reflected by higher earnings in the first half of the year. Our packaged foods segment experiences peak demand during certain well-known holidays and observances.

Currency exchange fluctuations may impact the results of our operations.

We distribute our products in more than 90 countries throughout the world. Our international sales are usually transacted in U.S. dollars, and European and Asian currencies. Our results of operations are affected by fluctuations in currency exchange rates in both sourcing and selling locations. Although we enter into foreign currency exchange forward contracts from time to time to reduce our risk related to currency exchange fluctuation, our results of operations may still be impacted by foreign currency exchange rates, primarily the yen-to-U.S. dollar and euro-to-U.S. dollar exchange rates. For instance, we currently estimate that a 10% strengthening of the U.S. dollar relative to the Japanese yen, euro and Swedish krona would have reduced 2008 operating income by approximately $76 million excluding the impact of foreign currency exchange hedges. Because we do not hedge against all of our foreign currency exposure, our business will continue to be susceptible to foreign currency fluctuations.

Increases in commodity or raw product costs, such as fuel, paper, plastics and resins, could adversely affect our operating results.

Many factors may affect the cost and supply of fresh produce, including external conditions, commodity market fluctuations, currency fluctuations, changes in governmental laws and regulations,

agricultural programs, severe and prolonged weather conditions and natural disasters. Increased costs for purchased fruit and vegetables have in the past negatively impacted our operating results, and there can be no assurance that they will not adversely affect our operating results in the future.

The price of various commodities can significantly affect our costs. For example, the price of bunker fuel used in shipping operations, including fuel used in ships that we own or charter, is an important variable component of transportation costs. Our fuel costs have increased substantially in recent years, and there can be no assurance that there will not be further increases in the future. In addition, fuel and transportation cost is a significant component of the price of much of the produce that we purchase from growers or distributors, and there can be no assurance that we will be able to pass on to our customers the increased costs we incur in these respects.

The cost of paper and tinplate are also significant to us because some of our products are packed in cardboard boxes or cans for shipment. If the price of paper or tinplate increases and we are not able to effectively pass these price increases along to our customers, then our operating income will decrease. Increased costs for paper and tinplate have in the past negatively impacted our operating income, and there can be no assurance that these increased costs will not adversely affect our operating results in the future.

We face risks related to our former use of the pesticide DBCP.

We formerly used dibromochloropropane, or DBCP, a nematocide that was used on a variety of crops throughout the world. The registration for DBCP with the U.S. government was cancelled in 1979 based in part on an apparent link to male sterility among chemical factory workers who produced DBCP. There are a number of pending lawsuits in the United States and other countries against the manufacturers of DBCP and the growers, including us, who used it in the past. The cost to defend or settle these lawsuits, and the costs to pay any judgments or settlements resulting from these lawsuits, or other lawsuits which might be brought, could have a material adverse effect on our business, financial condition or results of operations. See Note 11 to the condensed consolidated financial statements for the second quarter of fiscal year 2009 included elsewhere in this prospectus.

The use of herbicides and other potentially hazardous substances in our operations may lead to environmental damage and result in increased costs to us.

We use herbicides and other potentially hazardous substances in the operation of our business. We may have to pay for the costs or damages associated with the improper application, accidental release or the use or misuse of such substances. Our insurance may not be adequate to cover such costs or damages or may not continue to be available at a price or under terms that are satisfactory to us. In such cases, payment of such costs or damages could have a material adverse effect on our business, results of operations and financial condition.

The financing arrangements for the going-private merger transactions in 2003 may increase our exposure to tax liability.

A portion of our senior secured credit facilities have been incurred by our foreign subsidiaries and were used to fund the going-private merger transactions in 2003 through which Mr. Murdock became our sole, indirect stockholder. On August 27, 2009, the Internal Revenue Service, or IRS, completed its examination of our U.S. federal income tax returns for the years 2002 to 2005 and issued a Revenue Agent’s Report, or RAR, that includes various proposed adjustments, including with respect to the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger transactions is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million plus interest. We will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS. However, we may not be successful with respect to some or all of our appeal, which could result in a material tax liability and could adversely affect our results of operations and financial condition. We believe, based in part upon the advice of our tax advisors, that our tax treatment of such transactions was appropriate.

We face other risks in connection with our international operations.

Our operations are heavily dependent upon products grown, purchased and sold internationally. In addition, our operations are a significant factor in the economies of many of the countries in which we operate, increasing our visibility and susceptibility to legal or regulatory changes. These activities are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change laws and regulations or impose currency restrictions and other restraints;

•	in some countries, there is a risk that the government may expropriate assets;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our business, financial condition and results of operations;

•	in some countries, our operations are dependent on leases and other agreements; and

•	economic downturns, political instability and war or civil disturbances may disrupt production and distribution logistics or limit sales in individual markets.

Banana imports from Latin America are subject to a tariff of 176 euros per metric ton for entry into the European Union, or EU, market. Under the EU, previous banana regime, banana imports from Latin America were subject to a tariff of 75 euros per metric ton and were also subject to both import license requirements and volume quotas. These license requirements and volume quotas had the effect of limiting access to the EU banana market. The increase in the applicable tariff and the elimination of the volume restrictions applicable to Latin American bananas may increase volatility in the market, which could materially adversely affect our business, results of operations or financial condition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Other Matters.”

In 2005, we received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. We have been contesting the tax assessment. See Note 11 in the notes to the condensed consolidated financial statements for the second quarter of fiscal year 2009 included elsewhere in this prospectus.

We may be required to pay significant penalties under European antitrust laws.

The European Commission, or EC, issued a decision imposing a €45.6 million fine against Dole and its German subsidiary, or the Decision, on October 15, 2008. On December 24, 2008, we appealed the Decision by filing an Application for Annulment, or Application, with the European Court of First Instance, or CFI.

On December 3, 2008, the EC agreed in writing that if Dole made an initial payment of $10 million (€7.6 million) to the EC on or before January 22, 2009, then the EC would stay the deadline for a provisional payment, or coverage by a prime bank guaranty, of the remaining balance (plus interest as from January 22, 2009), until April 30, 2009. Dole made this initial $10 million payment on January 21, 2009, and Dole provided the required bank guaranty for the remaining balance of the fine to the EC by the deadline of April 30, 2009.

We believe that we have not violated the European competition laws and that our Application has substantial legal merit, both for an annulment of the Decision and fine in their entirety, or for a substantial reduction of the fine, but no assurances can be given that we will be successful on appeal. Furthermore, the ultimate resolution of these items could materially impact our liquidity. We cannot predict the timing or outcome of our appeal of the EC’s Decision. See Note 11 in the notes to the condensed consolidated financial statements for the second quarter of fiscal year 2009 included elsewhere in this prospectus.

The current global economic downturn could continue to result in a decrease in our sales and revenue, which could continue to adversely affect the results of our operations, and we cannot predict the extent or duration of these trends.

As a result of the current global economic downturn, consumers may continue to reduce their purchases and seek value pricing, which may continue to affect sales and pricing of some of our products. Such trends could continue to adversely affect the results of our operations and there can be no assurance whether or when consumer confidence will return or that these trends will not increase.

Global capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our suppliers and customers.

The global capital and credit markets have experienced increased volatility and disruption over the past year, making it more difficult for companies to access those markets. We depend in part on stable, liquid and well-functioning capital and credit markets to fund our operations. Although we believe that our operating cash flows, access to capital and credit markets and existing revolving credit agreement will permit us to meet our financing needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the capital and credit markets will not impair our liquidity or increase our costs of borrowing. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy.

The current global economic downturn may have other impacts on participants in our industry, which cannot be fully predicted.

The full impact of the current global economic downturn on customers, vendors and other business partners cannot be anticipated. For example, major customers or vendors may have financial challenges unrelated to us that could result in a decrease in their business with us or, in extreme cases, cause them to file for bankruptcy protection. Similarly, parties to contracts may be forced to breach their obligations under those contracts. Although we exercise prudent oversight of the credit ratings and financial strength of our major business partners and seek to diversify our risk to any single business partner, there can be no assurance that there will not be a bank, insurance company, supplier, customer or other financial partner that is unable to meet its contractual commitments to us. Similarly, stresses and pressures in the industry may result in impacts on our business partners and competitors which could have wide ranging impacts on the future of the industry.

Terrorism and the uncertainty of war may have a material adverse effect on our operating results.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, the subsequent response by the United States in Afghanistan, Iraq and other locations, and other acts of violence or war in the United States or abroad may affect the markets in which we operate and our operations and profitability. From time to time in the past, our operations or personnel have been the targets of terrorist or criminal attacks, and the risk of such attacks impacts our operations and results in increased security costs. Further terrorist attacks against the United States or operators of United States-owned businesses outside the United States may occur, or hostilities could develop based on the current international situation. The potential near-term and long-term effect these attacks may have on our business operations, our customers, the markets for our products, the United States economy and the economies of other places we source or sell our products is uncertain. The consequences of any terrorist attacks, or any armed conflicts, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.

Our worldwide operations and products are highly regulated in the areas of food safety and protection of human health and the environment.

Our worldwide operations are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including laws and regulations governing the use and disposal of pesticides and other chemicals. These regulations directly affect day-to-day operations, and violations of these laws and regulations can result in substantial fines or penalties. There can be no assurance that these fines or penalties would not have a material adverse effect on our business, results of operations and financial condition. To maintain compliance with all of the laws and regulations that apply to our operations, we have been and may be required in the future to modify our operations, purchase new equipment or make capital improvements. Further, we may recall a product (voluntarily or otherwise) if we or the regulators believe it presents a potential risk. In addition, we have been and in the future may become subject to lawsuits alleging that our operations and products caused personal injury or property damage.

We are subject to the risk of product contamination and product liability claims.

The sale of food products for human consumption involves the risk of injury to consumers. Such injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, other agents, or residues introduced during the growing, storage, handling or transportation phases. We have from time to time been involved in product liability lawsuits, none of which were material to our business. While we are subject to governmental inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. For example, in the fall of 2006, a third party from whom we and others had purchased spinach recalled certain packaged fresh spinach due to contamination by E. coli. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image. Moreover, claims or liabilities of this sort might not be covered by our insurance or by any rights of indemnity or contribution that we may have against others. We maintain product liability insurance, however, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

We are subject to transportation risks.

An extended interruption in our ability to ship our products could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our products could have a material adverse effect on our business, financial condition and results of operations. While we believe we are adequately insured and would attempt to transport our products by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner.

Events or rumors relating to the DOLE brand could significantly impact our business.

Consumer and institutional recognition of the DOLE trademarks and related brands and the association of these brands with high quality and safe food products are an integral part of our business. The occurrence of any events or rumors that cause consumers and/or institutions to no longer associate these brands with high quality and safe food products may materially adversely affect the value of the DOLE brand name and demand for our products. We have licensed the DOLE brand name to several affiliated and unaffiliated companies for use in the United States and abroad. Acts or omissions by these companies over which we have no control may also have such adverse effects.

A portion of our workforce is unionized and labor disruptions could decrease our profitability.

As of June 20, 2009, approximately 35% of our employees worldwide worked under various collective bargaining agreements. Our collective bargaining agreements with expirations in fiscal 2009 have each been renewed, other than one agreement that is currently under extension. Our other collective bargaining agreements will expire in later years. We cannot assure you that we will be able to negotiate these or other collective bargaining agreements on the same or more favorable terms as the current agreements, or at all, and without production interruptions, including labor stoppages. A prolonged labor dispute, which could include a work stoppage, could have a material adverse effect on the portion of our business affected by the dispute, which could impact our business, results of operations and financial condition.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under our debt obligations.

We have a substantial amount of indebtedness. As of June 20, 2009, we had approximately $1.2 billion in senior secured indebtedness, $738 million in senior unsecured indebtedness, including outstanding senior notes and debentures, approximately $66 million in capital leases and approximately $53 million in unsecured notes payable. In addition, in connection with the Merger Transaction, we will assume $85 million of DHM Holdings’ debt that will be repaid from a portion of the net proceeds of this offering.

Our substantial indebtedness could have important consequences to you. For example, our substantial indebtedness may:

•	make it more difficult for us to satisfy our obligations;

•	limit our ability to borrow additional amounts in the future for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy or other purposes or make such financing more costly;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes (by way of example, the issuance of our 13.875% senior secured notes due 2014, or 2014 Notes, and amendment to the senior secured credit facilities during March 2009 increased our interest rates on these instruments significantly as compared to the interest rates as they existed prior to such events);

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest;

•	require us to sell assets (beyond those assets currently classified as “assets held-for-sale”) to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to competitive pressures and to general adverse economic and industry conditions, including fluctuations in market interest rates or a downturn in our business;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit, along with the restrictive covenants in our credit facilities and senior note indentures, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to generate sufficient cash flow to service our debt obligations.

To service our debt, we require a significant amount of cash. Our ability to generate cash, make scheduled payments or refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and various financial, business and other factors, many of which are beyond our control. These factors include among others:

•	economic and competitive conditions;

•	changes in laws and regulations;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. If we are required to take any actions referred to above, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions on terms acceptable to us, or at all, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt agreements, in any of which events the default and cross-default risks set forth in the risk factor below titled “Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks” would become relevant.

Despite our current indebtedness levels and the restrictive covenants set forth in agreements governing our indebtedness, we and our subsidiaries may still incur significant additional indebtedness, including secured indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.

Subject to the restrictions in our senior secured credit facilities and the indentures governing our 7.25% senior notes due 2010, or 2010 Notes, our 8.875% senior notes due 2011, or 2011 Notes, our 8.75% debentures due 2013, or 2013 Debentures, and our 2014 Notes, we and certain of our subsidiaries may incur significant additional indebtedness, including additional secured indebtedness. Although the terms of our senior secured credit facilities and the indentures governing our 2010 Notes, our 2011 Notes, our 2013 Debentures and our 2014 Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we now face could increase.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely restrict our financial and operating flexibility and subject us to other risks.

The indentures governing our 2010 Notes, our 2011 Notes, our 2013 Debentures, our 2014 Notes and our senior secured credit facilities, contain various restrictive covenants that limit our and our subsidiaries’ ability to take certain actions. In particular, these agreements limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

•	issue preferred stock of subsidiaries;

•	make certain investments or acquisitions;

•	create liens on our assets to secure debt;

•	engage in certain types of transactions with affiliates;

•	place restrictions on the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate or transfer substantially all of our assets; and

•	transfer and sell assets.

Any or all of these covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Any future debt could also contain financial and other covenants more restrictive than those imposed under our senior secured credit facilities and the indentures governing our debt securities.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or any other debt instrument, lenders representing more than 50% of our senior secured term credit facility or more than 50% of our senior secured revolving credit facility, or any indenture trustee or holders of at least 25% of any series of our debt securities could elect to declare all amounts outstanding to be immediately due and payable and, with respect to the revolving credit and letter of credit components of our senior secured credit facilities, terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness were to so accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, in which event we likely would seek reorganization or protection under bankruptcy or other, similar laws.

Some of our debt, including the borrowings under our senior secured credit facilities, is based on variable rates of interest, which could result in higher interest expenses in the event of an increase in interest rates.

As of June 20, 2009, approximately $900 million, or 44% of our total indebtedness, was subject to variable interest rates. If we borrow additional amounts under the revolving portion of our senior secured credit facilities, the interest rates on those borrowings may vary depending on the base rate or Eurodollar Rate (LIBOR). A 1% increase in the weighted average interest rates on our variable rate debt outstanding as of June 20, 2009, would result in higher interest expense of approximately $9 million per year.

Risks Relating to this Offering and Our Common Stock

There has not been a public market for our shares since 2003 and an active market may not develop or be maintained, which could limit your ability to sell shares of our common stock.

Before this offering, there has not been a public market for our shares of common stock since 2003. Although we intend to apply to list the common stock on the New York Stock Exchange, or NYSE, an active public market for our shares may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and our Board of Directors and may not be representative of the market price at which our shares of common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell our shares at or above the initial public offering price.

We are a “controlled company,” controlled by David H. Murdock, whose interests in our business may be different from yours.

Upon completion of this offering, David H. Murdock and his affiliates will own approximately     % of our outstanding common stock, or        % giving effect to the sale by an affiliate of our existing stockholder of the maximum number of shares of common stock upon exchange on        , 2012 for the Trust’s securities to be issued in the Trust offering. See “Summary — The Offering” for additional information on the Trust offering. Mr. Murdock and his affiliates will, for the foreseeable future, have significant influence over our management and affairs, and will be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or other sales of our company or assets.

David H. Murdock and his controlled companies are able to, subject to applicable law, designate a majority of the members of our Board of Directors and control actions to be taken by us and our Board of Directors, including amendments to our certificate of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The directors so elected will have the authority, subject to the terms of our indebtedness and the rules and regulations of the NYSE, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. Because of the equity ownership of Mr. Murdock, we are considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we would be exempt from the NYSE corporate governance requirements that our Board of Directors, our Corporate Compensation and Benefits Committee and our Nominating and Corporate Governance Committee meet the standard of independence established by those corporate governance requirements. However, upon consummation of this offering, we will not need to rely on this exemption, and will be fully compliant with all NYSE corporate governance standards with a majority independent board and fully independent committees. The NYSE independence standards are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of Mr. Murdock may in some circumstances conflict with our interests and the interests of our other stockholders.

The value of our common stock could be volatile.

The overall market and the price of our common stock may fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	our ability to meet the earnings estimates and other performance expectations of financial analysts or investors;

•	unfavorable commentary or downgrades of our stock by equity research analysts;

•	termination of lock-up agreements or other restrictions on the ability of our existing stockholder to sell his shares after this offering;

•	fluctuations in the stock prices of our peer companies or in stock markets in general; and

•	general economic or political conditions.

Our charter documents contain provisions that may delay, defer or prevent a change of control.

Provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our Board of Directors into three classes, with each class serving a staggered three-year term;

•	removal of directors by stockholders by a supermajority of two-thirds of the outstanding shares;

•	ability of the Board of Directors to authorize the issuance of preferred stock in series without stockholder approval;

•	advance notice requirements for stockholder proposals and nominations for election to the Board of Directors; and

•	prohibitions on our stockholders from acting by written consent and limitations on calling special meetings.

Future sales of our common stock may lower our stock price.

If our existing stockholder sells a large number of shares of our common stock following this offering, the market price of our common stock could decline significantly. In addition, the perception in the public market that our existing stockholder might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholder. In connection with the Trust offering, an affiliate of our existing stockholder has agreed to sell to the Trust up to         shares of common stock deliverable upon exchange of the Trust’s securities (or up to         shares of common stock if the initial purchasers’ option to purchase additional Trust securities in the Trust offering is exercised in full). Although the affiliate has the option to settle its obligation to the Trust in cash, all such shares could be delivered upon exchange of the Trust’s securities on        , 2012. Any such shares delivered upon exchange will be freely tradable under the Securities Act. All other shares of common stock (or         shares) held by our existing stockholder are subject to a lock-up agreement restricting the sale of those shares for      days from the date of this prospectus. However, the underwriters may waive this restriction and allow our existing stockholder to sell shares at any time.

After this offering, we intend to register approximately           shares of common stock that will be reserved for issuance under our stock incentive plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. See “Executive Compensation — Stock Incentive Plan.”

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on an assumed initial public offering price of $      per share, the mid-point of the range set forth on the cover of this prospectus, dilution per share in this offering will be $      per share (or     % of the price). Further,

if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced. See “Dilution.”

We do not expect to pay any dividends for the foreseeable future.

Except for the potential transfer of the non-core assets described under the heading “Summary — Contemplated Transactions in Connection with the Offering,” we do not anticipate paying any dividends to our stockholders for the foreseeable future. The agreements governing our indebtedness also restrict our ability to pay dividends. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

We could incur increased costs as a result of being a publicly-traded company.

As a company with publicly-traded securities, we could incur significant legal, accounting and other expenses not presently incurred. In addition, the Sarbanes-Oxley Act of 2002, as well as rules promulgated by the U.S. Securities and Exchange Commission, or SEC, and the NYSE, require us to adopt corporate governance practices applicable to U.S. public companies. These rules and regulations may increase our legal and financial compliance costs.

If we do not timely satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, the trading price of our common stock could be adversely affected.

As a voluntary filer with the SEC, we are currently subject to Section 404 of the Sarbanes-Oxley Act of 2002, or SOX, as a non-accelerated filer. SOX requires us to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal control over financial reporting. Our annual report for fiscal year ended January 3, 2009 included management’s first report of internal control over financial reporting. Beginning with the fiscal year ending January 2, 2010, our independent registered public accounting firm is also required to test, evaluate and report on Dole’s internal control over financial reporting. Any delays or difficulty in satisfying the requirements of SOX could, among other things, cause investors to lose confidence in, or otherwise be unable to rely on, the accuracy of our reported financial information, which could adversely affect the trading price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements which, to the extent that they do not recite historical fact, constitute forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “will,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

•	changes in laws, regulations, rules, quotas, tariffs, export and import laws;

•	weather conditions that affect the production, transportation, storage, import and export of fresh produce or packaged foods;

•	market responses to industry volume pressures;

•	DBCP litigation;

•	outcome of the appeal of the European Commission’s Decision imposing a fine and assessing antitrust violations;

•	product and raw materials supplies and pricing;

•	energy supply and pricing;

•	changes in interest and currency exchange rates;

•	political changes and economic crises;

•	security risks in foreign countries;

•	international conflict;

•	acts of terrorism;

•	labor disruptions, strikes or work stoppages;

•	loss of important intellectual property rights; and

•	other factors disclosed in this prospectus.

In addition, this prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections.

We urge you to review carefully this prospectus, particularly the section “Risk Factors,” for a more complete discussion of the risks of an investment in our common stock.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that our net proceeds (after deducting the underwriting discount payable to the underwriters and our estimated offering expenses) from this offering will be $      million ($      million if the underwriters exercise their option to acquire additional shares from us in full), based upon an assumed initial public offering price of $      per share, which is the mid-point of the offering range indicated on the cover of this prospectus.

We expect to use the net proceeds to pay down indebtedness.

Until we use the net proceeds as described above, we intend to invest the net proceeds in short-term securities.

MARKET SHARE, RANKING AND SIMILAR INFORMATION

The market share, ranking and other information contained in this prospectus is based either on our own estimates, independent industry publications, reports by market research firms or other published independent sources. In each case, we believe that they are reasonable estimates. Market share information is subject to change, however, and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties inherent in any statistical survey of market share. In addition, customer preferences can and do change and the definition of the relevant market is a matter of judgment and analysis. As a result, you should be aware that market share, ranking and other similar information set forth in this prospectus and estimates and beliefs based on such data, may not be reliable. Market share data for our fresh fruits and fresh vegetables segments is based on unit sales, while market share data for our packaged foods segment is based on dollar amount sold.

DIVIDEND POLICY

We do not anticipate paying dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies while also continuing to pay down indebtedness. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. In addition, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Guarantees, Contingencies and Debt Covenants,” our ability to pay cash dividends is limited by the terms of our existing senior notes indenture and senior secured facilities indebtedness, and may be limited by the instruments governing our future indebtedness.

Except for a $15 million cash dividend declared on June 22, 2009 and paid to DHM Holdings in three installments on June 23, 2009, July 20, 2009 and August 31, 2009, we have not paid any dividends since December 31, 2006. As described under “Summary — Contemplated Transactions in Connection with the Offering,” we are considering transferring, potentially through a dividend, ownership interests in certain non-core assets comprised of idle farmland in Latin America we currently hold to other affiliates of Mr. Murdock.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 20, 2009 on an actual basis, and on a pro forma basis giving effect to the pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. As described under “Summary — Contemplated Transactions in Connection with the Offering,” DHM Holdings currently owns 100% of our outstanding common stock and 85% of WWP, a hotel operating company. The pro forma columns in the capitalization table below give effect to the following: (i) the Merger Transaction in which Dole will be the surviving entity, or Merged Dole, (ii) the transfer of Merged Dole’s 85% interest in WWP and approximately $30 million of Merged Dole’s debt to other affiliates of David H. Murdock, or the Transfer Transaction, (iii) the receipt of net proceeds from the contemplated offering of $300 million of senior secured notes due 2016 and the application of those proceeds and available cash on hand to refinance $320 million of the 2010 Notes, or the Refinancing Transaction, and (iv) the receipt of net proceeds from the sale of           shares of our common stock in this offering at an assumed initial public offering price of $     per share, the mid-point of the range set forth on the front cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses, and the application of the net proceeds to repay $           of our debt and various other related adjustments more fully described in the notes below.

The Merger Transaction and the Transfer Transaction are expected to occur in the order presented above just prior to the consummation of this offering. The Refinancing Transaction is expected to occur prior to the consummation of this offering and may occur prior to the Merger Transaction and the Transfer Transaction. Because the size and other terms of this offering, including the specific debt obligations to be repaid, as well as the exchange ratio in the Merger Transaction, have not yet been finalized, any related pro forma adjustments have not been included. In addition, following the Merger Transaction, we may transfer ownership interests in certain non-core assets comprised of idle farm land in Latin America to other affiliates of David H. Murdock. No adjustments have been made for any proposed land transfer because the amounts related to the transfer have not yet been determined.

The pro forma adjustments reflected below are subject to change and are based upon available information and certain assumptions that Dole believes are reasonable. You should read this capitalization table together with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Statements” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of June 20, 2009
				Pro Forma as
				Adjusted for the	Pro Forma as Adjusted
			Pro Forma as	Merger	for the Merger
			Adjusted for the	Transaction, the	Transaction, the
		Pro Forma as	Merger	Transfer	Transfer Transaction,
	Actual Dole	Adjusted for the	Transaction and	Transaction, and	Refinancing
	Food	Merger	the Transfer	the Refinancing	Transaction and
	Company, Inc.	Transaction(1)	Transaction(2)	Transaction(3)	this Offering(4)(5)

Cash and cash equivalents	$107,919	$107,924	$107,919	$79,919	$

Debt:
Unsecured debt:
7.25% notes due 2010	$383,000	$383,000	$383,000	$63,000	$
8.875% notes due 2011	200,000	200,000	200,000	200,000
8.75% debentures due 2013	155,000	155,000	155,000	155,000

	As of June 20, 2009
				Pro Forma as
				Adjusted for the	Pro Forma as Adjusted
			Pro Forma as	Merger	for the Merger
			Adjusted for the	Transaction, the	Transaction, the
		Pro Forma as	Merger	Transfer	Transfer Transaction,
	Actual Dole	Adjusted for the	Transaction and	Transaction, and	Refinancing
	Food	Merger	the Transfer	the Refinancing	Transaction and
	Company, Inc.	Transaction(1)	Transaction(2)	Transaction(3)	this Offering(4)(5)

Secured debt:
% notes due 2016	—	—	—	300,000
13.875% notes due 2014	349,903	349,903	349,903	349,903
Revolving credit facility	—	—	—	—
Term loan facilities	828,297	828,297	828,297	828,297
Hotel and Wellness Center Debt	—	135,000	85,000	85,000
Other debt	119,172	119,172	119,172	119,172
Unamortized debt discount	(24,311)	(24,311)	(24,311)	(24,311)

Total debt	2,011,061	2,146,061	2,096,061	2,076,061
Shareholders’ equity:
Preferred stock, $0.001 par value, no shares authorized or issued and outstanding, actual; shares authorized and no shares issued and outstanding, as adjusted	—	—
Common stock, $0.001 par value, 1,000 shares authorized, issued and outstanding, actual; shares authorized and shares issued and outstanding, as adjusted	—	—
Additional paid-in capital	409,681	481,475	481,475	481,475
Retained earnings	159,087	276,767	58,449	57,927
Accumulated other comprehensive income	(40,488)	(40,488)	(40,488)	(40,488)

Equity attributable to Dole Food Company, Inc.	528,280	717,754	499,436	498,914
Equity attributable to noncontrolling interests	27,175	74,282	27,175	27,175

Total shareholders’ equity	555,455	792,036	526,611	526,089

Total capitalization	$2,566,516	$2,938,097	$2,622,722	$2,602,150	$

(1)	In connection with the Merger Transaction, we will assume an additional $135 million of DHM Holdings debt and add an additional $236 million of equity related to DHM Holdings and WWP.

(2)	Upon the closing of the Transfer Transaction, all balances related to our 85% interest in WWP and approximately $30 million of our debt will be transferred to an entity that is unrelated to us. In addition, the Transfer Transaction also reflects a $20 million reduction in DHM Holdings debt from proceeds of a capital contribution received from DHM Holdings’ parent on June 22, 2009. As a result of the Transfer Transaction, total debt and total shareholders’ equity will decrease by $50 million and $265 million, respectively.

(3)	The Refinancing Transaction reflects the use of net proceeds from the contemplated offering of $300 million senior secured notes due 2016 along with $20 million available cash on hand to redeem $320 million outstanding principal amount of the 2010 Notes. Estimated transaction costs of $8 million that will be incurred in connection with the Refinancing Transaction will be paid with cash on hand. The above amounts do not reflect any original issue discount. Equity has also been adjusted to reflect the write-off of $522 thousand of debt issuance costs related to the pay down of the 2010 Notes.

(4)	A $1.00 increase or decrease in the assumed initial public offering price of $ , the mid-point of the range set forth on the front cover of this prospectus, would result in an approximately $ million increase or decrease in each of the as adjusted cash and cash equivalents, as adjusted additional paid-in capital, as adjusted total shareholders’ equity and as adjusted total capitalization, assuming the number of shares offered by Dole set forth on the front cover of this prospectus, remains the same, and after deducting the underwriting discount and estimated offering expenses payable by Dole. An increase or decrease of 1.0 million shares in the number of shares offered by Dole would increase or decrease as adjusted cash and cash equivalents, as adjusted additional paid-in capital, as adjusted total shareholders’ equity and as adjusted total capitalization by approximately $ million assuming the assumed initial public offering price of $ per share, the mid-point of the range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering.

(5)	Net proceeds received from this offering will be used to pay transaction related fees and costs of $ , and to extinguish approximately $ of the WWP debt that was assumed by us as a result of the Merger Transaction and the remaining net proceeds of $ will be used to pay down $ of our debt. In addition, equity has been adjusted by $ to reflect the write-off of $ debt issuance costs related to early retirement of our debt.

DILUTION

Our net tangible book value at June 20, 2009 was $      million, or $      per share. Net tangible book value per share before the offering has been determined by dividing net tangible book value (total book value of tangible assets less total liabilities) by the number of shares of common stock outstanding at June 20, 2009 (after giving effect to the Merger Transaction).

After giving effect to the sale of our common stock in this offering at an assumed initial public offering price of $      per share, the mid-point of the range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our adjusted net tangible book value at June 20, 2009 would have been $      million or $      per share. This represents an immediate increase in net tangible book value per share of $      to the existing stockholder and dilution in net tangible book value per share of $      to new investors who purchase shares in the offering. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share	$
Net tangible book value per share at June 20, 2009	$
Increase in net tangible book value per share attributable to new investors
Adjusted net tangible book value per share
Dilution per share to new investors	$

A $1.00 increase or decrease in the assumed initial public offering price of $      per share, the mid-point of the range set forth on the front cover of this prospectus, would increase or decrease as adjusted net tangible book value per share by approximately $      million, or approximately $      per share, and the dilution per share to investors in this offering by approximately $      per share, assuming that the number of shares offered by us set forth on the front cover of this prospectus remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1.0 million shares in the number of shares offered by us would result in an as adjusted net tangible book value of approximately $      million, or approximately $      per share, and the dilution per share to investors in this offering would be approximately $      per share, assuming the assumed initial public offering price of $      per share, the mid-point of the range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, a decrease of 1.0 million shares in the number of shares offered by us would result in an as adjusted net tangible book value of approximately $      million, or approximately $      per share, and the dilution per share to investors in this offering would be approximately $      per share, assuming the assumed initial public offering price of $      per share, the mid-point of the range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering.

The following table sets forth, on the as adjusted basis described above, at June 20, 2009, the difference between the number of shares of common stock purchased, the total consideration paid and the average price per share paid by the existing stockholder and by investors purchasing shares in this offering, before deducting the underwriting discount and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share

Existing stockholder							$
New investors							$

Total			%			%	$

A $1.00 increase or decrease in the assumed initial public offering price of $      per share, the mid-point of the range set forth on the front cover of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by $      million, assuming that the number of shares offered by us set forth on the front cover of this prospectus, remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease the total consideration paid to us by new investors and total consideration paid to us by all stockholders by $      million, assuming the assumed initial public offering price of $      per share, the mid-point of the range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of Dole included elsewhere in this prospectus. As described under “Summary — Contemplated Transactions in Connection with the Offering”, DHM Holdings currently owns 100% of our outstanding common stock and 85% of WWP, a hotel operating company. The historical financial statements of Dole have been adjusted to give effect to the following: (i) the Merger Transaction, in which we will be the surviving entity, (ii) the Transfer Transaction, (iii) the Refinancing Transaction, and (iv) this offering and the application of the net proceeds thereof. See “Capitalization” for more information on each of these transactions. The Merger Transaction and the Transfer Transaction are expected to occur in the order presented above just prior to the consummation of this offering. The Refinancing Transaction is expected to occur prior to the consummation of this offering and may occur prior to the Merger Transaction and the Transfer Transaction. Because the size and other terms of this offering, including the specific debt obligations to be repaid from the net proceeds from this offering, as well as the exchange ratio in the Merger Transaction, have not yet been finalized, any related pro forma adjustments have not been included. In addition, following the Merger Transaction, we may transfer ownership interests in certain non-core assets comprised of idle farm land in Latin America to other affiliates of David H. Murdock. The unaudited pro forma condensed consolidated financial statements have not been adjusted for any proposed land transfer because the amounts related to the transfer have not yet been determined. In addition, the pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable and may change as additional information becomes available.

The unaudited pro forma condensed consolidated financial statements were prepared to illustrate the estimated effects of the transactions described above. The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions as if the transactions had occurred as of June 20, 2009. The unaudited pro forma condensed consolidated statements of operations for the half year ended June 20, 2009 and the fiscal year ended January 3, 2009 give effect to the transactions as if they had occurred as of December 30, 2007, the first day of the 2008 fiscal year. The pro forma adjustments are based upon assumptions that Dole believes are reasonable. The unaudited pro forma condensed consolidated balance sheet is provided for informational purposes only and is not necessarily indicative of our financial position that would have existed if the transactions were completed on June 20, 2009. The unaudited pro forma condensed consolidated statements of operations are also provided for informational purposes only and are not necessarily indicative of the results of operations that would have occurred if the transactions were completed on December 30, 2007 nor are they necessarily indicative of our future operating results.

The accompanying unaudited pro forma condensed consolidated financial statements should be read in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and (ii) the historical consolidated financial statements for Dole and DHM Holdings, which are included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 20, 2009

											Pro Forma for
											the Merger
											Transaction, the
					Pro Forma		Pro Forma				Transfer Transaction,
		Pro Forma		Pro Forma for	Adjustments for		Adjustments for		Pro Forma		the Refinancing
	Dole Food	Adjustments for the		the Merger	the Transfer		the Refinancing		Adjustments for		Transaction and
	Company, Inc.	Merger Transaction		Transaction	Transaction		Transaction		this Offering		this Offering

ASSETS
Cash and cash equivalents	$107,919	$5	(a)	$107,924	$(5	)(b)	$(28,000	)(c)	$	(i)
Receivables, net of allowances	803,897	1,513	(a)	805,410	(1,513	)(b)	—
Inventories	725,999	479	(a)	726,478	(479	)(b)	—
Prepaid expenses	76,640	161	(a)	76,801	(161	)(b)	—
Deferred income tax assets	22,180	—		22,180	—		—
Assets held-for-sale	94,382	—		94,382	—		—

Total current assets	1,831,017	2,158		1,833,175	(2,158)		(28,000)
Restricted cash	6,070	2,000		8,070	(2,000)		—
Investments	76,537	—		76,537	—		—
Property, plant and equipment, net of accumulated depreciation	1,017,062	—		1,017,062	—		—
Hotel and Wellness Center property and equipment, net of accumulated depreciation	—	335,006	(a)	335,006	(335,006	)(b)	—
Goodwill	406,540	—		406,540	—		—
Intangible assets, net	713,923	—		713,923	—		—
Other assets, net	172,691	1,212	(a)	173,903	(733	)(b)	7,478	(d)		(k)

Total assets	$4,223,840	$340,376		$4,564,216	$(339,897)		$(20,522)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	485,213	1,012	(a)	486,225	(1,012	)(b)	—
Liabilities held-for-sale	2,115	—		2,115	—		—
Accrued liabilities	416,922	8,691	(a)	425,613	(8,691	)(b)	—
Current portion of long-term debt	390,896	—		390,896	—		(320,000	)(e)		(j)
Current portion of Hotel and Wellness Center long term-debt	—	135,000	(a)	135,000	(50,000	)(b)	—
Notes payable	44,140	—		44,140	—		—

Total current liabilities	1,339,286	144,703		1,483,989	(59,703)		(320,000)
Long-term debt	1,576,025	—		1,576,025	—		300,000	(e)		(j)
Deferred income tax liabilities	257,512	(33,192	)(a)	224,320	(14,769	)(b)	—
Other long-term liabilities	495,562	(7,716	)(a)	487,846			—
Commitments and contingencies	—	—		—	—		—
Equity attributable to DHM Holding Company, Inc.	528,280	189,474	(a)	717,754	(218,318	)(b)	(522	)(f)		(l)
Equity attributable to noncontrolling interests	27,175	47,107	(a)	74,282	(47,107	)(b)	—

Total shareholders’ equity	555,455	236,581		792,036	(265,425)		(522)

Total liabilities and shareholders’ equity	$4,223,840	$340,376		$4,564,216	$(339,897)		$(20,522)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Half Year ended June 20, 2009

											Pro Forma for
		Pro Forma			Pro Forma		Pro Forma				the Merger Transaction,
	Half Year	Adjustments for		Pro Forma	Adjustments for		Adjustments for		Pro Forma		the Transfer Transaction,
	Ended June 20,	the Merger		for the Merger	the Transfer		the Refinancing		Adjustments for		Refinancing Transaction,
	2009	Transaction		Transaction	Transaction		Transaction		this Offering		and this Offering

Revenues, net	$3,311,312	$15,943	(a)	$3,327,255	$(15,943	)(b)	$—		$
Cost of products sold	(2,885,325)	(20,643	)(a)	(2,905,968)	20,643	(b)	—

Gross margin	425,987	(4,700)		421,287	4,700		—
Selling, general and administrative expenses	(211,350)	(8,654	)(a)	(220,004)	8,654	(b)
Gain on assets sales	16,793	—		16,793	—

Operating income (loss)	231,430	(13,354)		218,076	13,354		—
Other income (expense), net	(11,094)	—		(11,094)	—		—
Interest income	3,136	2	(a)	3,138	(2	)(b)	—
Interest expense	(87,788)	(3,215	)(a)	(91,003)	1,191(b	)	1,054	(g)		(m)

Income (loss) from continuing operations before income taxes and equity earnings	135,684	(16,567	)(a)	119,117	14,543		1,054
Income taxes	(17,011)	1,782	(a)	(15,229)	(1,365	)(b)	(369	)(h)		(h)
Equity in earnings of unconsolidated subsidiaries	4,471	—		4,471	—

Income (loss) from continuing operations	$123,144	$(14,785)		$108,359	$13,178		$685		$		$

Basic earnings per share	$123,144			$	$		$		$		$

Diluted earnings per share	123,144

Weighted average shares outstanding — basic	1			(n)		(n)		(n)		(n)		(n)

Weighted average shares outstanding — diluted	1			(n)		(n)		(n)		(n)		(n)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended January 3, 2009

											Pro Forma
											for the Merger
											Transaction, the
											Transfer
		Pro Forma			Pro Forma		Pro Forma				Transaction,
		Adjustments for		Pro Forma for the	Adjustments for		Adjustments for		Pro Forma		Refinancing
	Year Ended	the Merger		Merger	the Transfer		the Refinancing		Adjustments for		Transaction, and
	January 3, 2009	Transaction		Transaction	Transaction		Transaction		this Offering		this Offering

Revenues, net	$7,619,952	$39,796	(a)	$7,659,748	$(39,796	)(b)	$—		$
Cost of products sold	(6,862,892)	(46,395	)(a)	(6,909,287)	46,395	(b)	—

Gross margin	757,060	(6,599)		750,461	6,599		—
Selling, general and administrative expenses	(509,418)	(21,387	)(a)	(530,805)	21,387	(b)	—
Gain on assets sales	26,976	—		26,976	—		—

Operating income (loss)	274,618	(27,986)		246,632	27,986		—
Other income (expense), net	(14,066)	—		(14,066)	—		—
Interest income	6,455	75	(a)	6,530	(75	)(b)	—
Interest expense	(174,485)	(10,410	)(a)	(184,895)	3,856	(b)	1,393	(g)		(m)

Income (loss) from continuing operations before income taxes and equity earnings	92,522	(38,321)		54,201	31,767		1,393
Income taxes	48,015	12,891	(a)	60,906	(11,541	)(b)	(488	)(h)		(h)
Equity in earnings of unconsolidated subsidiaries	6,388	—		6,388	—		—

Income (loss) from continuing operations	$146,925	$(25,430)		$121,495	$20,226		$905		$—		$

Basic earnings per share	$146,925			$	$		$		$		$

Diluted earnings per share	146,925

Weighted average shares outstanding — basic	1			(n)		(n)		(n)		(n)		(n)

Weighted average shares outstanding — diluted	1			(n)		(n)		(n)		(n)		(n)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Notes Applying to the Merger Transaction

(a)	Pro forma adjustments for the Merger Transaction reflect the merger of DHM Holdings with and into Dole. Prior to the Merger Transaction, DHM Holdings’ assets consisted of 100% of the common stock of Dole and an 85% ownership interest in WWP, and DHM Holdings liabilities consisted of a senior secured credit facility that was used to finance the construction of a hotel and wellness center and that was collateralized by the assets of WWP, or the Hotel and Wellness Center Debt. As a result, the pro forma adjustments for the Merger Transaction solely consist of those needed to add the balances of DHM Holdings to the existing balances of Dole, as the balances of DHM Holdings have not been previously presented on a consolidated basis with the balances of Dole. As of June 20, 2009, approximately $135 million of Hotel and Wellness Center Debt was outstanding. On June 22, 2009, the balance outstanding under the Hotel and Wellness Center Debt was reduced by $20 million with proceeds from a capital contribution by DHM Holdings’ parent on that date. The Merger Transaction will be accounted for as a common control merger with carryover basis for the balances transferred. Subsequent to the merger, the Merger Transaction will be presented in our historical financial statements on a retrospective basis, reflecting the balances on a merged basis for all periods presented, similar to a pooling of interests.

Notes Applying to the Transfer Transaction

(b)	Pro forma adjustments for the Transfer Transaction reflect the transfer of the membership interest in WWP and approximately $30 million of the Hotel and Wellness Center Debt to affiliates of David H. Murdock that are not subsidiaries of ours. In addition, the Transfer Transaction also reflects the $20 million reduction in the Hotel and Wellness Center Debt as described in note (a). As a result of the transfer, the historical results of the hotel and wellness center and the related net assets have been removed from the pro forma financial statements along with approximately $50 million of the Hotel and Wellness Center Debt and a proportional amount of debt issuance costs and interest expense. The net operating loss income tax carryforwards of WWP and certain deferred tax balances will remain with us subsequent to the Transfer Transaction. As a result the associated deferred tax assets have not been removed from the pro forma condensed consolidated balance sheet. The income statement activity of the hotel and wellness center for historical periods, which is currently reflected in the pro forma financial statements as a component of continuing operations, will be reflected in our discontinued operations subsequent to completion of the Transfer Transaction.

As part of the Transfer Transaction, the Hotel and Wellness Center Debt will be reduced by the following transactions (dollars in thousands):

Hotel and Wellness Center Debt that will be transferred outside of us	$30,000
Reduction of principal of the Hotel and Wellness Center Debt due to the June 22, 2009 capital contribution received from DHM Holdings’ parent	20,000

Pro forma adjustment to Hotel and Wellness Center Debt	$(50,000)

Subsequent to the Transfer Transaction, and prior to the completion of this offering, approximately $85 million of the Hotel and Wellness Center Debt will remain outstanding. The remaining balance will be repaid with proceeds from this offering (see note (i)).

Notes Applying to the Refinancing Transaction

(c)	Cash and Cash Equivalents: The net effect of the Refinancing Transaction on cash is as follows (dollars in thousands):

Sources:
Contemplated offering of $300 million senior secured notes due 2016	$300,000
Uses:
Repayment of 7.25% Senior Notes due 2010	320,000
Debt issuance costs	(8,000)

Pro forma adjustment to cash	$(28,000)

Dole has assumed that $300 million in senior secured notes will be issued in connection with the Refinancing Transaction. The offering amount may increase or decrease by $10 million, which would not have a material impact on the pro forma adjustments.

(d)	Other Assets: Represents our estimated portion of the transaction fees and costs attributable to the contemplated offering of our $300 million senior secured notes due 2016 and the write-off of deferred debt issuance costs on the 7.25% Senior Notes due 2010 (dollars in thousands):

Debt issuance costs estimated to be incurred in connection with the contemplated offering of our $300 million senior secured notes due 2016 that will be capitalized as part of the refinancing	$8,000
Write-off of deferred debt issuance costs on the repayment of the 7.25% Senior Notes due 2010	(522)

Pro forma adjustment to other assets	$7,478

(e)	Long-term Debt: Adjustments to the current portion of long-term debt and to long-term debt as a result of the Refinancing Transaction reflect the following (dollars in thousands):

Pro forma adjustment to current portion of long-term debt as a result of the repayment of our 7.25% Senior Notes due 2010	$(320,000)

Pro forma adjustment to long-term debt as a result of the issuance of our $300 million senior secured notes due 2016	$300,000

(f)	Shareholders’ Equity: Adjustment to shareholders’ equity is comprised of the write-off of deferred issuance costs of $522 thousand related to the repayment of the 2010 Notes.

(g)	Interest Expense: Adjustments to interest expense as a result of the Refinancing Transaction reflect the following (dollars in thousands):

	Half Year	Year Ended
	Ended June 20,	January 3,
	2009	2009

Interest expense (including amortization of debt issuance costs) to be incurred on our $300 million senior secured notes due 2016	$11,243	$25,250
Less: Interest expense (including amortization of debt issuance costs) incurred on our 7.25% Senior Notes due 2010	(12,297)	(26,643)

Pro forma adjustments to interest expense	$1,054	$1,393

The pro forma adjustments to interest expense for the half year ended June 20, 2009 and for the year ended January 3, 2009 have been computed using an assumed interest rate of 8.5% for the $300 million senior secured notes due 2016. A one-eighth percentage increase or decrease in the assumed interest rate would increase or decrease our annual interest expense by approximately $375 thousand.

(h)	Income Taxes: The income tax impacts of the adjustments have been computed using Dole’s statutory income tax rate of 35%.

Notes Applying to this Offering

(i)	Cash and Cash Equivalents: Adjustment reflects the net effect of this offering and the application of the net proceeds therefrom on the cash balance, which has been adjusted for the following transactions: (i) the proceeds from the issuance of shares of our common stock at an assumed initial public offering price of $ per share, the mid-point of the range set forth on the front cover of this prospectus, and after deducting the underwriting discount and estimated offering expenses, (ii) the application of a portion of the net proceeds to pay transaction related fees and costs, (iii) the application of a portion of the net proceeds to extinguish the remaining $85 million balance outstanding on the Hotel and Wellness Center Debt and (iv) the application of the remaining net proceeds to pay down of our debt (dollars in thousands):

Sources:
Proceeds from issuance of common stock	$
Uses:
Extinguishment of the Hotel and Wellness Center Debt
Repayment of
Transaction fees and costs

Pro forma adjustment to cash	$

(j)	Current Portion of Long-term debt and Long Term Debt: Reflects the repayment of debt from the net proceeds from the issuance of common stock as follows (dollars in thousands):

Debt	$
Hotel and Wellness Center Debt

Total Adjustment to Debt

Less: Adjustment to Current Portion

Pro forma adjustment to Long-term Debt	$

(k)	Other Assets: Represents the write-off of debt issuance costs as a result of the application of a portion of the net proceeds from the issuance of common stock to extinguish the Hotel and Wellness Center Debt and to pay down a portion of our debt.

(l)	Shareholders’ Equity: Adjustment to shareholders’ equity is computed as follows (dollars in thousands):

Cash proceeds from the offering of common stock	$
Less: Underwriting discount and estimated offering expenses
Less: Write-off of debt issuance costs

Pro forma adjustment to shareholders’ equity	$

(m)	Interest Expense: Adjustments to interest expense reflect the elimination of interest expense on the Hotel and Wellness Center Debt and the interest expense related to our debt that will be repaid from the net proceeds of this offering (see note (j)).

	Two Quarters	Year Ended
	Ended June 20,	January 3,
	2009	2009

Elimination of interest expense as a result of the repayment of the Hotel and Wellness Center Debt	$	$
Elimination of interest expense as a result of the payment of our debt from the net proceeds of this offering

Pro forma adjustments to interest expense	$	$

(n)	Earnings per share: Earnings per share information is being presented on a pro forma basis to reflect the exchange ratio of : as a result of the Merger Transaction, and the impact of the pro forma adjustments included herein on income from continuing operations.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of our selected consolidated financial data. We derived the selected consolidated financial data as of January 3, 2009 and December 29, 2007 and for the years ended January 3, 2009, December 29, 2007, and December 30, 2006 from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 30, 2006, December 31, 2005, and January 1, 2005, and for the years ended December 31, 2005 and January 1, 2005 have been derived from our financial statements for such years, which are not included in this prospectus. Amounts from these previously audited financial statements have been revised to reflect the reclassifications required as a result of our adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, for which the related reclassification for such years have not been audited, as well as the reclassification of certain businesses as discontinued operations, for which the related reclassifications have not been audited for the year ended January 1, 2005.

We derived the selected consolidated financial data for the half years ended June 20, 2009 and June 14, 2008 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the half years ended June 20, 2009 and June 14, 2008 are not necessarily indicative of the results that may be expected for the entire year.

The selected consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions, except per share and share data in thousands)

Summary of Operations:(1)(2)
Revenues, net	$3,311	$3,723	$7,620	$6,821	$5,991	$5,638	$5,093
Operating income	231	175	275	149	136	229	308
Income (loss) from continuing operations, net of income taxes	123	152	147	(38)	(40)	48	137
Income (loss) from discontinued operations, net of income taxes	—	1	(27)	(16)	(50)	(1)	5
Gain on disposal of discontinued operations, net of income taxes	2	—	3	—	3	—	—
Net income (loss)	125	153	123	(54)	(87)	47	142
Less: Net income attributable to noncontrolling interests(3)	(2)	(1)	(2)	(3)	(3)	(3)	(7)
Net income (loss) attributable to Dole Food Company, Inc.(3)	123	152	121	(57)	(90)	44	135

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions, except per share and share data in thousands)

Income (loss) from continuing operations per share, basic and diluted	$123	$152	$147	$(38)	$(40)	$48	$137
Weighted average shares used in computing basic and diluted net income (loss) per share	1	1	1	1	1	1	1
Other Financial Metrics:(1)(3)
EBIT(4)	$228	$177	$273	$161	$158	$236	$313
Adjusted EBITDA(4)	266	233	412	335	293	371	458
Adjusted EBITDA margin(5)	8.0%	6.3%	5.4%	4.9%	4.9%	6.6%	9.0%

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions)

Balance Sheet and Other Information:(3)
Working capital (current assets less current liabilities)	$492	$610	$531	$694	$688	$538	$425
Total assets	4,224	4,758	4,365	4,643	4,612	4,413	4,327
Long-term debt (excludes current portion)	1,576	1,961	1,799	2,316	2,316	2,001	1,837
Total debt	2,011	2,405	2,204	2,411	2,364	2,027	1,869
Total shareholders’ equity	555	519	433	355	366	644	705
Cash dividends declared and paid to parent	—	—	—	—	164	77	20
Proceeds from sales of assets and businesses, net	59	32	226	42	31	19	11
Capital additions from continuing operations	18	24	74	104	115	141	95
Depreciation and amortization from continuing operations	55	64	138	151	144	144	138

(1)	Discontinued operations for the periods presented relate to the reclassification of the Company’s fresh-cut flowers and North American citrus and pistachio operations to discontinued operations during 2008 and 2007, respectively, the sale of the Company’s Pacific Coast Truck operations during 2006 and the resolution during 2005 of a contingency related to the 2001 disposition of the Company’s interest in Cervecería Hondureña, S.A.

(2)	Dole sold its JP Fresh and Dole France subsidiaries during the fourth quarter of 2008 to Compagnie Fruitière Paris, an equity method affiliate. The historical periods presented include the results of these entities as part of the Fresh Fruit operating segment.

(3)	Dole adopted FASB Statement No. 160, or FAS 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, during the first quarter of 2009. Historical periods presented have been reclassified to conform to the 2009 presentation.

(4)	EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the six months ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus for further information regarding the use of non-GAAP measures. EBIT and Adjusted EBITDA are calculated as follows:

	Half Year Ended		Fiscal Year Ended
	June 20,	June 14,	January 3,	December 29,	December 30,	December 31,	January 1,
	2009	2008	2009	2007	2006	2005	2005
	(Dollars in millions)

Income (loss) from continuing operations	$123	$152	$147	$(38)	$(40)	$48	$137
Interest expense	88	85	174	195	175	143	152
Income taxes	17	(60)	(48)	4	23	45	24

EBIT	228	177	273	161	158	236	313

Depreciation and amortization from continuing operations	55	64	138	151	144	144	138
Net unrealized (gain) loss on derivative instruments	(7)	6	49	22	(20)	—	—
Foreign currency exchange (gain) loss on vessel obligations	7	(2)	(21)	1	11	(9)	7
Gain on asset sales	(17)	(12)	(27)	—	—	—	—

Adjusted EBITDA	$266	$233	$412	$335	$293	$371	$458

(5)	Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to net revenues. We present Adjusted EBITDA margin because management believes that it is a useful performance measure for us.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information included in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

General Overview

We are the world’s leading producer, marketer and distributor of fresh fruit and fresh vegetables, including an expanding line of value-added products. In the markets we serve, we hold the number 1 or number 2 market share position in our key product categories, including bananas, packaged salads and packaged fruit. For the last twelve months ended June 20, 2009, we had revenues of approximately $7.2 billion, Adjusted EBITDA of approximately $445 million and net income attributable to Dole Food Company, Inc. of approximately $92 million.

We provide wholesale, retail and institutional customers around the world with high quality food products that bear the DOLE® trademarks. We believe the DOLE trademarks and our products have global appeal as they offer value and convenience, while also benefiting from the growing focus on health and wellness among consumers worldwide.

Founded in 1851, we have built a fully-integrated operating platform that allows us to source, grow, process, market and distribute our nearly 200 products in more than 90 countries. We source our products worldwide both directly on Dole-owned or leased land and through associated producer and independent grower arrangements under which we provide varying degrees of farming, harvesting, packing, shipping and marketing services. We then use our global cold storage supply chain that features the largest dedicated refrigerated containerized fleet in the world, as well as an extensive network of packaging, ripening and distribution centers, to deliver fresh Dole products to market.

We believe we are well-positioned to take advantage of worldwide growth opportunities in each of our product segments. Unlike multi-branded companies, all of our products carry the DOLE label, making DOLE one of the most recognizable brands in the world. Our brand is placed in key aisles throughout supermarkets, including center aisles with canned fruit and fruit cups, the frozen section with our growing line of frozen fruits, outer aisles in the refrigerated juice section, as well as the refrigerated salad section and the fresh produce section. In addition, we believe that our well-developed, state of the art infrastructure provides us with cost and scale benefits and is a strong platform from which we can meet worldwide demand for our products.

We anticipate the following factors will contribute to growth in revenues and unit sales:

In our fresh fruit segment, our worldwide refrigerated supply chain, and the management of this platform, are core competencies and will contribute to future growth. We believe that as the world economies improve, the consumption of fresh fruit and bananas will increase along with per capita income. In particular, demand in Eastern Europe, Russia, the Middle East and China is expected to grow at a much faster rate than elsewhere in the years ahead. We are well positioned to capitalize on these trends based on our growing worldwide distribution network supported by our integrated refrigerated supply chain and refrigerated shipping fleet.

In our fresh vegetables segment, we believe that operational improvements position us for future growth and increased profitability. The improvements, including the recent opening of our East Coast production facility, the introduction of a series of new salad products and increased consumer promotions, will contribute to the future growth of our fresh vegetables segment.

In our packaged foods segment, we have a line of multi-serve fruit in plastic jars and an expanding line of frozen fruit products. Based on our packaged foods product portfolio, we believe we will continue to benefit from consumers’ growing focus on health, wellness and convenience worldwide. Growth in our packaged foods segment is expected to come from our pipeline of new products in North America and growing international markets.

Contemplated Transactions in Connection with the Offering

Immediately prior to the consummation of this offering, we and our parent company, DHM Holdings, will engage in certain internal restructuring transactions. Currently, DHM Holdings has only two assets — 100% of the outstanding shares of our common stock and an 85% limited liability company membership interest in WWP. The restructuring transactions consist of the following:

•	DHM Holdings will contribute to us no more than 50% of the outstanding limited liability company membership interests it holds in WWP and will retain the remaining interest in WWP.

•	We will consummate the Merger Transaction in which each share of DHM Holdings common stock outstanding immediately prior to the Merger Transaction will be converted into shares of Dole common stock, and each share of Dole common stock outstanding immediately prior to the Merger Transaction, each of which is held by DHM Holdings, will be cancelled. As a result of the Merger Transaction, we will hold the 85% interest in WWP and will assume approximately $115 million of debt of DHM Holdings associated with WWP.

•	Following the Merger Transaction, we will transfer our 85% interest in WWP and $30 million of the debt associated with WWP, in each case previously held by DHM Holdings, to affiliates of Mr. Murdock. We are also considering transferring ownership interests in certain non-core assets comprised of idle farm land in Latin America we currently hold to other affiliates of Mr. Murdock.

We will use a portion of the net proceeds from this offering to pay off in its entirety the $85 million of debt of DHM Holdings that we will have assumed in the Merger Transaction and not assigned to affiliates of Mr. Murdock. The pay off of this debt will eliminate the cross-default and cross-acceleration provisions that currently exist between our senior secured facilities and the DHM Holdings indebtedness. In addition, other transactions will be completed upon consummation of the offering that will result in the elimination of all other current cross-default and cross-acceleration provisions that exist between our senior secured facilities and certain indebtedness of affiliates of DHM Holdings. As a result, no event of default under any of this indebtedness of affiliates of DHM Holdings will thereafter be able to cause an event of default under our senior secured credit facilities.

Non-GAAP Financial Measures

EBIT and Adjusted EBITDA are measures commonly used by financial analysts in evaluating the performance of companies. EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the half year ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	it does not reflect cash outlays for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness;

•	it does not reflect income tax expense or the cash necessary to pay income taxes;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•	other companies, including other companies in our industry, may calculate Adjusted EBITDA differently than as presented in this prospectus, limiting their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA and the related ratios presented throughout the prospectus should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as EBIT and Adjusted EBITDA, that are derived on the basis of methodologies other than in accordance with GAAP. These rules require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which our management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	exclusion of charges or liabilities that require cash settlement or would have required cash settlement absent an ability to settle in another manner, from non-GAAP liquidity measures;

•	adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur; and

•	presentation of non-GAAP financial measures on the face of any financial information.

For a reconciliation of EBIT and Adjusted EBITDA to its most directly comparable GAAP measure, see “Summary — Summary Unaudited Pro Forma and Historical Consolidated Financial Data” and

‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Supplemental Financial Information”.

Results of Operations

Second Quarter and First Half of 2009

Overview

Significant highlights for our quarter and half year ended June 20, 2009 were as follows:

•	We reduced our total net debt outstanding by $145 million during the second quarter of 2009. Total net debt is defined as total debt less cash and cash equivalents. Over the last five quarters, we reduced our total net debt outstanding by $480 million, or 20%, as a result of monetizing non-core assets, cost cutting initiatives and improved earnings. Net debt at the end of the second quarter of 2009 was $1.9 billion and there were no amounts outstanding under our asset based revolving credit facility of $350 million, or ABL revolver.

•	Cash flows provided by operating activities for the first half of 2009 were $209.3 million compared to cash flows used in operating activities of $2.6 million during the first half of 2008. Cash flows provided by operating activities increased primarily due to higher operating income and better working capital management.

•	Net revenues for the second quarter of 2009 were $1.7 billion compared to $2 billion in the second quarter of 2008. The primary reasons for the decrease were the sale of our divested businesses, and unfavorable foreign currency exchange movements in selling locations.

•	Operating income totaled $108.3 million in the second quarter of 2009 and includes net unrealized hedging losses and gains on asset sales totaling $1 million. Operating income in the second quarter of 2008 totaled $121.7 million and includes unrealized hedging net gains and gains on asset sales totaling approximately $20.4 million. Operating income totaled $231.4 million for the first half of 2009, an increase of 32% over the first half of 2008. Operating income during the first half of 2009 contained $30.6 million of net unrealized hedging losses and gains on asset sales.

•	During the second quarter of 2009, fresh fruit earnings excluding unrealized hedging activity and gains on asset sales were $103 million, an improvement of approximately $1 million compared to strong 2008 operating results. Favorable market pricing worldwide offset increases in costs due to unfavorable weather conditions in Latin America.

•	Packaged foods EBIT improved by $17.2 million during the second quarter of 2009. Earnings grew due to improved pricing and lower product and distribution costs and included unrealized hedging gains of $7.7 million during the second quarter of 2009.

•	Packaged salads operating results in the second quarter of 2009 improved over the prior year as improved utilization and more efficient distribution were offset by increased marketing, general and administrative expenditures. Commodity vegetables earnings decreased over the prior year mainly due to lower pricing for celery and strawberries.

•	During the first quarter of 2009, we closed the first phase of the sale of our fresh-cut flowers business, closed the sale of certain banana properties in Latin America and closed the sale of certain vegetable properties in California. We received net cash proceeds of approximately $83 million from these three transactions.

•	During the third quarter of 2009, we signed letters of intent to sell certain operating properties in Latin America for approximately $68 million. We anticipate that the sales of these properties will not have a significant impact on ongoing earnings.

•	There were also favorable developments in legal proceedings:

•	On June 17, 2009, Los Angeles Superior Court Judge Chaney dismissed with prejudice two remaining lawsuits brought on behalf of Nicaraguan plaintiffs who had falsely claimed they were sterile as a result of exposure to DBCP on Dole-contracted Nicaraguan banana farms, finding that the plaintiffs, and certain of their attorneys, fabricated their claims, engaged in a long-running conspiracy to commit a fraud on the court, used threats of violence to frighten witnesses and suppress the truth, and conspired with corrupt Nicaraguan judges, depriving us and the other companies of due process.

•	On June 9, 2009, the First Circuit Court of Hawaii dismissed the Patrickson case, which had involved ten plaintiffs from Honduras, Costa Rica, Ecuador and Guatemala, finding that their DBCP claims were time-barred by the statute of limitations.

•	In seven cases pending in Los Angeles involving 672 claimants from Ivory Coast, where we did not operate when DBCP was in use, on July 17, 2009, plaintiffs’ counsel filed a motion to withdraw as counsel of record in response to a witness who has come forward alleging fraud.

•	On July 7, 2009, the California Second District Court of Appeals issued an order to show cause why the $1.58 million judgment issued against us in 2008 should not be vacated and judgment be entered in defendants’ favor on the grounds that the judgment was procured through fraud.

Selected Results for the Second Quarter and First Half of 2009 and 2008

Selected results of operations for the quarters and half years ended June 20, 2009 and June 14, 2008 were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues, net	$1,714,722	$1,994,943	$3,311,312	$3,723,288
Operating income	108,331	121,664	231,430	175,024
Other income (expense), net	(33,046)	23,653	(11,094)	(5,058)
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)
Income taxes	(8,963)	69,577	(17,011)	60,200
Income from discontinued operations, net of income taxes	265	4,318	387	1,497
Gain on disposal of discontinued operations, net of income taxes	—	—	1,308	—
Net income attributable to Dole Food Company, Inc.	20,145	180,754	122,965	151,809

Second Quarter and First Half of 2009 vs. Second Quarter and First Half of 2008

Revenues.  For the quarter ended June 20, 2009, revenues decreased 14% to $1.7 billion from $2 billion for the quarter ended June 14, 2008. Excluding second quarter 2008 sales from our divested businesses, sales decreased 9%. Lower sales were reported in all of our three operating segments. The decrease in fresh fruit sales was attributable to lower sales in the European ripening and distribution business and Chilean deciduous fruit operations. Fresh vegetables sales decreased due to lower pricing for celery and strawberries and lower volumes sold of romaine lettuce and packaged salads. Packaged foods sales decreased due to lower worldwide volumes sold of FRUIT BOWLStm, fruit in jars and frozen fruit. Net unfavorable foreign currency exchange movements in our selling locations resulted in lower revenues of approximately $98 million. These decreases were partially offset by higher sales of bananas resulting from higher local pricing worldwide and improved volumes sold in North America and Asia.

For the half year ended June 20, 2009, revenues decreased 11% to $3.3 billion from $3.7 billion for the half year ended June 14, 2008. Lower sales were reported in all three of our operating segments. The decrease in fresh fruit, fresh vegetables and packaged foods revenues was due primarily to the same factors that impacted the quarter. Net unfavorable foreign currency exchange movements in our selling locations resulted in lower revenues of approximately $182 million.

Operating Income.  For the quarter ended June 20, 2009, operating income was $108.3 million compared to $121.7 million for the quarter ended June 14, 2008. Excluding the net impact of unrealized hedging activity and gains on asset sales of $19.2 million, operating income in the second quarter of 2009 improved $5.8 million, or 6%, over the second quarter of 2008. The fresh fruit and packaged foods operating segments reported higher operating income. Fresh fruit results increased as a result of improved operating performance in the Chilean deciduous fruit business and in the Asia fresh pineapple operations. These improvements were partially offset by lower earnings in our banana operations worldwide. Banana earnings were impacted by higher product costs due to adverse weather conditions in Latin America. Packaged foods reported higher earnings as a result of improved pricing, lower product costs attributable to lower commodity costs (tinplate and plastic) and favorable foreign currency movements in Thailand and the Philippines, where product is sourced. In addition, shipping and distribution costs decreased. Fresh vegetables reported lower earnings due to lower pricing in the North America commodity vegetables business.

For the half year ended June 20, 2009, operating income increased to $231.4 million from $175 million for the half year ended June 14, 2008. Excluding the net impact of unrealized hedging activity and gains on asset sales of $11.8 million, operating income for the first half of 2009 improved to $201 million, an increase of 29% over the first half of 2008. All three of our operating segments reported improved operating income. Fresh fruit operating results increased primarily as a result of higher pricing in our North America banana and Asia banana and fresh pineapple operations as well as lower product costs in the Chilean deciduous fruit business. Fresh vegetables reported higher earnings due to improved operating performance in the packaged salads business. In addition, fresh vegetables operating income also benefited from a gain of $9.2 million on the sale of property in California. Packaged foods operating income increased due to higher earnings worldwide as well as from lower selling and general and administrative expenses. In addition, packaged foods product costs benefited from favorable currency movements in Thailand and the Philippines.

Other Income (Expense), Net.  For the quarter ended June 20, 2009, other income (expense), net was an expense of $33 million compared to income of $23.7 million in the prior year. The change was primarily due to an increase in unrealized losses of $43.4 million generated on our cross currency swap and $13.1 million generated on our foreign denominated debt obligations.

For the half year ended June 20, 2009, other income (expense), net was an expense of $11.1 million compared to an expense of $5.1 million for the half year ended June 14, 2008. The change was due to losses of $6.5 million generated on our foreign denominated debt obligations and a $5.2 million write-off of debt issuance costs associated with our March 2009 amendment of our senior secured credit facilities. These factors were partially offset by a decrease in unrealized losses of $6.7 million generated on the cross currency swap.

Interest Expense.  Interest expense for the quarter ended June 20, 2009 was $50.2 million compared to $41.2 million for the quarter ended June 14, 2008. Interest expense for the half year ended June 20, 2009 was $87.8 million compared to $84.7 million for the half year ended June 14, 2008. Interest expense for both periods increased primarily as a result of higher borrowing rates resulting from our March 2009 refinancing transaction.

Income Taxes.  We recorded $17 million of income tax expense on $135.7 million of pretax income from continuing operations for the half year ended June 20, 2009. Income tax expense included interest expense of $1.2 million (net of associated income tax benefits of approximately $0.3 million) related to our unrecognized tax benefits. An income tax benefit of $60.2 million was recorded for the half year ended June 14, 2008 which included $61.1 million for the favorable settlement of the federal income tax audit for the years 1995 to 2001. Excluding the impact of the favorable settlement, income tax expense was $0.9 million which included interest expense of $2.1 million (net of associated income tax benefits of approximately $0.7 million) related to our unrecognized tax benefits. As of the second quarter and first half of 2009, cash generated by our U.S. operations combined with accumulated previously taxed income was sufficient to fund U.S. cash flow requirements. As such, repatriation of foreign earnings had no impact on our effective tax rate. Our effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in our various U.S. and foreign jurisdictions.

Under Accounting Principles Board Opinion No. 28, Interim Financial Reporting, or APB 28, and FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods, or FIN 18, we are required to adjust our effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. Applying the provisions of APB 28 and FIN 18 could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections.

For the periods presented, our income tax provision differs from the U.S. federal statutory rate applied to our pretax income primarily due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

Segment Results of Operations

We have three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Our management evaluates and monitors segment performance primarily through earnings before interest expense and income taxes, or EBIT. EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under GAAP and should not be considered in isolation or as a substitute for net income measures prepared in accordance with GAAP or as a measure of our profitability. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

Revenues from external customers and EBIT for the reportable operating segments and corporate were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues from external customers:
Fresh fruit	$1,221,433	$1,466,922	$2,343,415	$2,695,450
Fresh vegetables	258,087	279,643	491,529	510,672
Packaged foods	234,892	248,118	475,742	516,623
Corporate	310	260	626	543

	$1,714,722	$1,994,943	$3,311,312	$3,723,288

EBIT:
Fresh fruit	$96,466	$131,266	$195,288	$184,153

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Fresh vegetables	(3,509)	1,531	12,964	(1,939)
Packaged foods	23,998	6,814	45,888	30,999

Total operating segments	116,955	139,611	254,140	213,213
Corporate:
Unrealized gain (loss) on cross currency swap	(24,419)	19,001	(6,703)	(13,353)
Operating and other expenses	(12,474)	(9,853)	(19,494)	(23,680)

Corporate	(36,893)	9,148	(26,197)	(37,033)
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)
Income taxes	(8,963)	69,577	(17,011)	60,200

Income from continuing operations	$20,857	$177,091	$123,144	$151,638

Fresh Fruit.  Fresh fruit revenues for the quarter ended June 20, 2009 decreased 17% to $1.2 billion from $1.5 billion for the quarter ended June 14, 2008. Excluding second quarter 2008 sales from our divested businesses in the European ripening and distribution operations, fresh fruit revenues decreased 10% during the second quarter of 2009. The decrease in fresh fruit sales was attributable to lower sales in our European ripening and distribution operations as a result of unfavorable euro and Swedish krona foreign currency exchange movements and lower volumes sold in Germany due to current economic conditions. In addition, sales in the Chilean deciduous business decreased due to lower pricing of product sold in Latin America and Europe. Overall, bananas sales increased as a result of improved local pricing worldwide partially offset by a reduction in volumes sold in Europe. Fresh fruit revenues for the half year ended June 20, 2009 decreased 13% to $2.3 billion from $2.7 billion for the half year ended June 14, 2008. Excluding first half 2008 sales from our divested businesses, fresh fruit revenues during the first half of 2009 decreased 5%. The change in revenue for the first half of the year was mainly due to the same factors that impacted sales during the second quarter. Net unfavorable foreign currency exchange movements in our foreign selling locations resulted in lower revenues of approximately $95 million and $173 million during the second quarter and half year of 2009, respectively.

Fresh fruit EBIT for the quarter ended June 20, 2009 decreased to $96.5 million from $131.3 million for the quarter ended June 14, 2008. Excluding the net impact of unrealized hedging activity, losses on our pound sterling denominated vessel loan and gains on asset sales which totaled $36 million, EBIT in the second quarter of 2009 improved $1 million. Higher earnings in Chile’s deciduous fruit operations resulted from improved farm margins and lower product costs due in part to favorable currency exchange movements in the Chilean peso. Earnings in the fresh pineapples business increased primarily as a result of improved operating performance in Asia. In addition, EBIT in the European banana business improved due to lower shipping and marketing and general administrative expenses. These improvements were partially offset by lower earnings in our banana operations in North America and Asia. The decrease in banana EBIT was largely driven by adverse weather conditions in Latin America which impacted production yields and resulted in significantly higher fruit costs. Higher fruit costs were partially offset by higher local pricing worldwide. Fresh fruit EBIT for the half year ended June 20, 2009 increased to $195.3 million from $184.2 million for the half year ended June 14, 2008. Excluding the net impact of unrealized hedging activity, losses on our pound sterling denominated vessel loan and gains on asset sales of $9 million, EBIT in the first half of 2009 improved $20 million or 12% over the first half of 2008. EBIT increased primarily due to improved earnings in the Chilean deciduous fruit operations and in Asia’s banana and fresh pineapple operations. If foreign currency exchange rates in our significant fresh fruit foreign operations during the quarter and half year ended June 20, 2009 had remained unchanged from those experienced during the quarter and half year ended June 14, 2008, we estimate that fresh fruit EBIT would have been higher by approximately $8 million and $14 million, respectively.

Fresh Vegetables.  Fresh vegetables revenues for the quarter ended June 20, 2009 decreased 8% to $258.1 million from $279.6 million for the quarter ended of June 14, 2008. Sales decreased in both our North America commodity vegetable business as well as in packaged salads. Lower sales in the North America commodity vegetable business resulted from lower pricing for celery and lower volumes sold of romaine lettuce partially offset by higher sales of strawberries. Sales in the packaged salads operations decreased primarily due to lower volumes sold and a change in product mix resulting from a shift of purchases from higher to lower priced products. Fresh vegetables revenues for the half year ended June 20, 2009 decreased 4% to $491.5 million from $510.7 million for the half year ended June 14, 2008. The change in revenues for the first half of the year was mainly due to the same factors that impacted sales during the second quarter.

Fresh vegetables EBIT for the quarter ended June 20, 2009 decreased to a loss of $3.5 million from EBIT of $1.5 million for the quarter ended June 14, 2008. Excluding a workers compensation reserve adjustment of $7 million recorded in the prior year, EBIT improved $2 million in the second quarter of 2009 to a loss of $3.5 million. This improvement was primarily due to higher earnings in the packaged salads operations as a result of improved utilization and more efficient distribution. The North America commodity vegetable business had lower earnings due to lower pricing and higher strawberry growing costs. Fresh vegetables EBIT for the half year ended June 20, 2009 increased to $13 million from a loss of $1.9 million for the half year ended June 14, 2008. Excluding a gain of $9.2 million on property sold in California in the first quarter of 2009 and the workers compensation reserve adjustments recorded in the prior year, EBIT increased $12.7 million to $3.8 million in the half year ended June 20, 2009 from a loss of $8.9 million in the prior year. The increase in EBIT was primarily due to higher earnings in the packaged salads business from continued operating efficiencies. EBIT in the North America commodity vegetables business also increased due to improved pricing for iceberg and romaine lettuce.

Packaged Foods.  Packaged foods revenues for the quarter ended June 20, 2009 decreased 5% to $234.9 million from $248.1 million for the quarter ended June 14, 2008. The decrease in revenues was primarily due to lower worldwide volumes sold of FRUIT BOWLS, fruit in jars and frozen fruit. Lower volumes were due in part to a contraction in the overall total packaged fruit category attributable to current economic conditions. In addition, price increases have also impacted volumes. Packaged foods revenues for the half year ended June 20, 2009 decreased 8% to $475.7 million from $516.6 million for the half year ended June 14, 2008. The change in revenues for the first half of the year was mainly due to the same factors that impacted sales during the second quarter.

EBIT in the packaged foods segment for the quarter ended June 20, 2009 increased to $24 million from $6.8 million for the quarter ended June 14, 2008. Excluding the net impact of unrealized hedging activity, EBIT increased $9.6 million during the second quarter of 2009 over 2008. The increase in EBIT was attributable to improved pricing and lower product and shipping and distribution costs. Lower product costs benefited from lower commodity costs (tinplate and plastics) as well as favorable foreign currency movements in Thailand and the Philippines, where product is sourced. Lower shipping and distribution costs resulted from lower fuel prices. EBIT for the half year ended June 20, 2009 increased to $45.9 million from $31 million. The increase in EBIT was attributable to improved earnings worldwide and lower selling, general and administrative expenses. For the first half of 2009, the net change from unrealized foreign currency hedging activity benefited EBIT by $2 million. If foreign currency exchange rates in our packaged foods foreign operations during the quarter and half year ended June 20, 2009 had remained unchanged from those experienced during the quarter and half year ended June 14, 2008, we estimate that packaged foods EBIT would have been lower by approximately $7 million and $9 million, respectively.

Corporate.  Corporate EBIT was a loss of $36.9 million for the quarter ended June 20, 2009 compared to income of $9.1 million for the quarter ended June 14, 2008. The decrease in EBIT was primarily due to unrealized losses generated on the cross currency swap of $24.4 million compared to unrealized gains generated in the prior year of $19 million. In addition, EBIT in 2009 was impacted by unrealized losses on foreign denominated borrowings of $4 million. Corporate EBIT was a loss of $26.2 million for the half year ended June 20, 2009 compared to a loss of $37 million for the half year ended June 14, 2008. The improvement in EBIT was primarily due to a decrease in unrealized losses of $6.7 million generated on the cross currency swap, lower levels of general and administrative expenditures and unrealized gains of $1.6 million on foreign denominated borrowings, partially offset by the write-off of deferred debt issuance costs of $5.2 million associated with the March 2009 amendment of our senior secured credit facilities.

Discontinued Operations

During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations. The first phase of this transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, we approved and committed to a formal plan to divest our citrus and pistachio operations, or Citrus, located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008 and we received net cash proceeds of $44 million. As the assets of Citrus were held by non-wholly owned subsidiaries of the Company, our share of the proceeds was $28.1 million. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented.

During the fourth quarter of 2006, we completed the sale of our Pacific Coast Truck Center, or Pac Truck, business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. We received $15.3 million of net cash proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. Prior to the reclassification to discontinued operations, the operating results of Pac Truck were included in the other operating segment.

Second Quarter and First Half of 2009 vs. Second Quarter and First Half of 2008.  The operating results of fresh-cut flowers and Citrus for the quarters and half years ended June 20, 2009 and June 14, 2008 are reported in the following table:

	Quarter Ended
	June 20, 2009	Quarter Ended June 14, 2008
	Fresh-Cut Flowers	Fresh-Cut Flowers	Citrus	Total
	(In thousands)

Revenues	$401	$29,063	$3,148	$32,211

Income (loss) before income taxes	$315	$(5,896)	$(294)	$(6,190)
Income taxes	(50)	10,396	112	10,508

Income (loss) from discontinued operations, net of income taxes	$265	$4,500	$(182)	$4,318

	Half Year Ended
	June 20, 2009	Half Year Ended June 14, 2008
	Fresh-Cut Flowers	Fresh-Cut Flowers	Citrus	Total
	(In thousands)

Revenues	$3,181	$62,879	$5,020	$67,899

Income (loss) before income taxes	$474	$(9,037)	$(251)	$(9,288)
Income taxes	(87)	10,691	94	10,785

Income (loss) from discontinued operations, net of income taxes	$387	$1,654	$(157)	$1,497

Gain on disposal of discontinued operations, net of income taxes	$1,308	$—	$—	$—

Fresh-cut flowers income before income taxes for the half year ended June 20, 2009 increased to $0.5 million from a loss of $9 million for the half year ended June 14, 2008. As a result of the January 16, 2009 close of the first phase of the flowers transaction, fresh-cut flowers operating results for the half year of 2009 consisted of only two weeks of operations compared to twelve weeks during 2008. In connection with the sale, we received cash proceeds of $21 million and recorded a note receivable of $8.3 million, which is due January 2011. We recorded a gain of $1.3 million on the sale.

Subsequent Events

Internal Revenue Service Audit:  On August 27, 2009, the IRS completed its examination of our U.S. federal income tax returns for the years 2002 to 2005 and issued a RAR that includes various proposed adjustments, including with respect to the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million, plus interest. We will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS. We believe, based in part upon the advice of our tax advisors, that our tax treatment of such transactions was appropriate. Although the timing and ultimate resolution of any issues arising from the IRS examination are highly uncertain, at this time we do not anticipate that the total unrecognized tax benefits will significantly change within the next twelve months nor do we believe at this time that any material tax payments will be made related to these matters within the next twelve months.

Fiscal 2008

Overview

Significant highlights for our year ended January 3, 2009 were as follows:

•	Revenues increased in all three of our operating segments resulting in record revenues of $7.6 billion, an increase of 12% compared to the prior year.

•	Operating income increased to $275 million, an improvement of 84% compared to the prior year.

•	Strong worldwide pricing for bananas was driven by higher worldwide demand and adverse weather conditions which led to product shortages during 2008.

•	Revenues and earnings grew in our European ripening and distribution business, due to higher local pricing and favorable euro and Swedish krona foreign currency exchange rates.

•	Higher pricing and volumes as well as improved utilization in production and more efficient distribution contributed to improved operating results in our packaged salads business. Earnings in our North America commodity vegetable business decreased as a result of lower sales and higher growing costs due to higher fuel and fertilizer costs.

•	Higher pricing and volumes in our packaged foods segment were offset by higher product, shipping and distribution costs. Product costs during 2008 were impacted by an increase in commodity costs as well as the strengthening of the Thai baht and Philippine peso against the U.S. dollar.

•	Other income (expense), net decreased $15.9 million due to an increase in the non-cash unrealized loss of $39.7 million on our cross currency swap partially offset by an increase of the foreign currency gain of $22.7 million on a British pound sterling denominated vessel lease obligation due to the weakening of the British pound sterling against the U.S. dollar in 2008. During 2006, we executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt. The increase in the non-cash unrealized loss of $39.7 million was the result of the Japanese yen strengthening against the U.S. dollar by 20% during fiscal 2008. The value of the cross currency swap will continue to fluctuate based on changes in the exchange rate and market interest rates until maturity in 2011, at which time it will settle at the then current exchange rate.

•	We received cash proceeds of approximately $226.5 million for assets sold during fiscal 2008, including $214 million for assets which had been reclassified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale was $18 million for the year ended January 3, 2009. We also realized gains of $9 million during fiscal 2008 on sales of assets not classified as held-for-sale.

Selected Results for Fiscal Years 2008, 2007 and 2006

Selected results of operations for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were as follows:

	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)

Revenues, net	$7,619,952	$6,820,812	$5,990,863
Operating income	274,618	149,284	135,978
Other income (expense), net	(14,066)	1,848	15,176
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)
Equity in earnings of unconsolidated subsidiaries	6,388	1,696	177
Loss from discontinued operations, net of income taxes	(27,391)	(15,719)	(50,386)
Gain on disposal of discontinued operations, net of income taxes	3,315	—	2,814
Net income (loss)	122,849	(54,271)	(86,425)
Less: Net income attributable to noncontrolling interests	(1,844)	(3,235)	(3,202)
Net income (loss) attributable to Dole Food Company, Inc.	121,005	(57,506)	(89,627)

Fiscal Year 2008 vs. Fiscal Year 2007

Revenues.  For the year ended January 3, 2009, revenues increased 12% to $7.6 billion from $6.8 billion in the prior year. Higher sales were reported in all three of our operating segments. Fresh fruit revenues increased as a result of higher worldwide sales of bananas which contributed $392 million, or 49%, of the overall revenue increase. Banana sales benefited from stronger pricing in all markets as well as improved volumes in Asia. European ripening and distribution sales contributed $227 million, or 28%, of the overall revenue increase. The increase was attributable to higher local pricing, improved volumes and the impact of favorable euro and Swedish krona foreign currency exchange rates. Fresh vegetables sales increased $27 million as a result of higher pricing and improved volumes of packaged salads and strawberries sold in North America. Higher worldwide sales of packaged foods products, primarily for FRUIT BOWLS®, canned pineapple and frozen fruit accounted for approximately $108 million, or 13%, of the overall revenues increase. Revenues also benefited from an additional week as a result of a 53-week year in fiscal 2008 compared to 52 weeks in fiscal 2007. The impact on revenues of this additional week was approximately $113 million. Favorable foreign currency exchange movements in our selling locations positively impacted revenues by approximately $175 million. These increases were partially offset by lower volumes of lettuce sold in North America and broccoli sold in Asia.

Operating Income.  For the year ended January 3, 2009, operating income was $274.6 million compared with $149.3 million in 2007. The fresh fruit and fresh vegetables operating segments reported higher operating income. Fresh fruit operating results increased primarily as a result of strong pricing in our banana operations worldwide and in the European ripening and distribution business. In addition, fresh fruit operating income benefited from gains on asset sales of $25.5 million. Fresh vegetables reported higher earnings due to improved pricing and volumes in the packaged salads business as well as a reduction in workers compensation related accruals. These improvements were partially offset by lower earnings in our packaged foods segment and North American commodity vegetables business. Commodity vegetables earnings decreased mainly due to lower sales and higher growing and distribution costs caused by substantially higher fuel and fertilizer costs. Packaged foods operating income was lower due to higher product costs resulting from increased purchased fruit costs, commodity and shipping costs as well as unfavorable foreign currency exchange rate movements in Thailand and the Philippines. Additionally, all three operating segments continued to experience significant cost increases in many of the commodities they used in production, including fuel, agricultural chemicals, tinplate, containerboard and plastic resins. If foreign currency exchange rates in our significant foreign operations during 2008 had remained unchanged from those experienced in 2007, we estimate that our operating income would have been lower by approximately $38 million, excluding the impact of hedging. The $38 million is primarily related to favorable foreign currency exchange movements in our selling locations more than offsetting unfavorable foreign currency exchange movements in our sourcing locations. Operating income in 2008 also included realized foreign currency transaction losses of $4 million and foreign currency hedge losses of $16 million. In addition, we settled early our Canadian dollar hedge which generated a gain of $4 million.

Other Income (Expense), Net.  Other income (expense), net was expense of $14.1 million in 2008 compared to income of $1.8 million in 2007. The change was due to an increase in the unrealized loss generated on our cross currency swap of $39.7 million, partially offset by an increase in the foreign currency exchange gain on our vessel obligation of $22.7 million.

Interest Expense.  Interest expense for fiscal 2008 was $174.5 million compared to $194.9 million in fiscal 2007. The decrease was primarily related to lower borrowing rates on our debt facilities and a reduction in borrowings.

Income Taxes.  We recorded an income tax benefit of $48 million on $92.5 million of income from continuing operations before income taxes for the year ended January 3, 2009, reflecting a (51.9%) effective tax rate for the year. Income tax expense decreased $52 million in 2008 compared to 2007 due primarily to the settlement of the federal income tax audit for the years 1995 to 2001. The effective tax rate in 2007 was (11.2%). Our effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in our various U.S. and foreign jurisdictions. For 2008, our income tax provision differs from the U.S. federal statutory rate applied to our pretax income due to the settlement of the federal income tax audit, operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

For 2008, 2007 and 2006, we have not provided for U.S. federal income and foreign withholding taxes for nearly all of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. While we believe that such excess at January 3, 2009 will remain indefinitely invested at this time, if significant differences arise between our anticipated and actual earnings estimates and cash flow requirements, we may be required to provide U.S. federal income tax and foreign withholding taxes on a portion of such excess. Further, we currently project that we may be required to provide such taxes on a portion of our anticipated fiscal 2009 foreign earnings, which would result in an increase in our overall effective tax rate in 2009 versus the rate experienced by us in previous years. As of the second quarter and first half of 2009, cash generated by our U.S. operations combined with accumulated previously taxed income was sufficient to fund U.S. cash flow requirements. As such, repatriation of foreign earnings had no impact on our effective tax rate.

See Note 7 in the notes to consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for additional information about our income taxes.

Equity in Earnings of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries for the year ended January 3, 2009 increased to $6.4 million from $1.7 million in 2007. The increase was primarily related to higher earnings generated by a European equity investment in which we hold a non-controlling 40% ownership interest.

Fiscal Year 2007 vs. Fiscal Year 2006

Revenues.  For the year ended December 29, 2007, revenues increased 14% to $6.8 billion from $6 billion in the prior year. Higher worldwide sales of fresh fruit and packaged foods products in North America and Europe drove the increase in revenues during 2007. Higher volumes of bananas and pineapples accounted for approximately $222 million or 27% of the overall revenues increase. Higher revenues in the our European ripening and distribution operations contributed an additional $528 million. This increase in the ripening and distribution business was due to the acquisition of the remaining 65% ownership in JP Fruit Distributors Limited, or JP Fresh, that we did not previously own in October 2006 as well as higher volumes in our Swedish, Spanish and Eastern European operations. JP Fresh increased 2007 revenues by approximately $230 million. Higher sales of packaged foods products, primarily for FRUIT BOWLS, fruit in plastic jars and frozen fruit accounted for approximately $85 million, or 10%, of the overall revenues increase. Favorable foreign currency exchange movements in our selling locations also positively impacted revenues by approximately $171 million. These increases were partially offset by a reduction in fresh vegetables sales due to lower volumes of commodity vegetables sold in North America and Asia.

Operating Income.  For the year ended December 29, 2007, operating income was $149.3 million compared with $136 million in 2006. The increase was primarily attributable to improved operating results in our banana operations worldwide which benefited from stronger pricing and higher volumes. In addition, operating income improved in the European ripening and distribution business due to the absence of restructuring costs of $12.8 million. These improvements were partially offset by lower earnings in our packaged salads business and packaged foods segment primarily due to higher product costs. Packaged salads operating results were impacted by higher manufacturing costs due in part to the opening of a new plant in North Carolina. Packaged foods operating income was lower due to higher product costs resulting from higher third party purchased fruit costs in Thailand and higher commodity costs. Unfavorable foreign currency exchange movements, principally in Thailand and in the Philippines, also increased sourcing costs. In addition, all of our reporting segments were impacted by higher product, distribution and shipping costs, due to higher commodity costs. Unfavorable foreign currency movements in our international sourcing locations more than offset favorable foreign currency exchange movements in our international selling locations. If foreign currency exchange rates in our significant foreign operations during 2007 had remained unchanged from those experienced in 2006, we estimate that our operating income would have been higher by approximately $7 million, excluding the impact of hedging. Operating income in 2007 also included realized foreign currency transaction gains of $7 million and foreign currency hedge losses of $10 million. We also settled early its Philippine peso and Colombian peso hedges, which generated gains of $11 million.

Other Income (Expense), Net.  Other income (expense), net decreased to income of $1.8 million in 2007 from income of $15.2 million in 2006. The decrease was due to a reduction in the gain generated on our cross currency swap of $22.7 million, partially offset by a reduction in the foreign currency exchange loss on our vessel obligation of $9.2 million.

Interest Expense.  Interest expense for the year ended December 29, 2007 was $194.9 million compared to $174.7 million in 2006. The increase was primarily related to higher levels of borrowings during 2007 on our term loan facilities and the asset based revolving credit facility.

Income Taxes.  Income tax expense for the year ended December 29, 2007 decreased to $4.1 million from $22.6 million in 2006 primarily due to a shift in the mix of earnings in foreign jurisdictions taxed at a lower rate than in the U.S. The effective tax rate in 2006 was (137.7%). For 2007 and 2006, our income tax provision differs from the U.S. federal statutory rate applied to our pretax losses due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

As noted above, for 2008, 2007 and 2006, we have not provided for U.S. federal income and foreign withholding taxes for nearly all of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. While we believe that such excess at January 3, 2009 will remain indefinitely invested at this time, if significant differences arise between our anticipated and actual earnings estimates and cash flow requirements, we may be required to provide U.S. federal income tax and foreign withholding taxes on a portion of such excess. Further, we currently project that we may be required to provide such taxes on a portion of our anticipated fiscal 2009 foreign earnings, which would result in an increase in our overall effective tax rate in 2009 versus the rate experienced by us in previous years.

Refer to Note 7 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for additional information about our income taxes.

Equity in Earnings of Unconsolidated Subsidiaries.  Equity in earnings of unconsolidated subsidiaries for the year ended December 29, 2007 increased to $1.7 million from $0.2 million in 2006. The increase was primarily related to higher earnings generated by a European equity investment in which we hold a non-controlling 40% ownership interest.

Segment Results of Operations

We have three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Our management evaluates and monitors segment performance primarily through earnings before interest expense and income taxes, or EBIT. EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under GAAP and should not be considered in isolation or as a substitute for net income measures prepared in accordance with GAAP or as a measure of our profitability. Additionally, our computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

In the tables below, revenues from external customers and EBIT reflect only the results from continuing operations.

	2008	2007	2006
	(In thousands)

Revenues from external customers
Fresh fruit	$5,401,145	$4,736,902	$3,968,963
Fresh vegetables	1,086,888	1,059,401	1,082,416
Packaged foods	1,130,791	1,023,257	938,336
Corporate	1,128	1,252	1,148

	$7,619,952	$6,820,812	$5,990,863

EBIT
Fresh fruit	$305,782	$172,175	$104,976
Fresh vegetables	1,123	(21,668)	(7,241)
Packaged foods	70,944	80,093	93,449

Total operating segments	377,849	230,600	191,184
Corporate:
Unrealized gain (loss) on cross currency swap	(50,411)	(10,741)	20,664
Operating and other expenses	(54,043)	(59,506)	(53,377)

Total Corporate	(104,454)	(70,247)	(32,713)
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)

Income (loss) from continuing operations, net of income taxes	$146,925	$(38,552)	$(38,853)

Fiscal Year 2008 vs. Fiscal Year 2007

Fresh Fruit.  Fresh fruit revenues in 2008 increased 14% to $5.4 billion from $4.7 billion in 2007. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. In addition, sales of Chilean deciduous fruit and fresh pineapple also increased. Banana sales increased approximately $392 million due to higher pricing worldwide and increased volumes sold in Asia. Higher demand for bananas, product shortages and higher fuel costs contributed to an increase in banana pricing and surcharges during 2008. European ripening and distribution sales were $227 million higher as result of increased volumes in Sweden, Germany, Italy and Eastern Europe, and stronger pricing and favorable euro and Swedish krona foreign currency exchange rates. This growth in the European ripening and distribution business was partially offset by lower revenues as a result of the sale of the JP Fresh and Dole France subsidiaries in November 2008. JP Fresh and Dole France revenues totaled $382 million and $480 million during fiscal 2008 and 2007, respectively. Sales of Chilean deciduous fruit also increased due to improved pricing in the European and Latin American markets. Increased sales of fresh pineapple were primarily driven by higher volumes sold in North America. Favorable foreign currency exchange movements in our foreign selling locations, primarily the euro, Japanese yen and Swedish krona, benefited revenues by approximately $171 million.

Fresh fruit EBIT increased 79% to $305.8 million in 2008 from $172.2 million in 2007. EBIT increased due to significantly higher banana earnings and improved pricing in the European ripening and distribution operations. The increase in worldwide banana EBIT was driven by higher pricing, partially offset by increased product and shipping costs as a result of higher commodity costs. Banana EBIT also benefited from foreign currency translation gains on our vessel obligation of $22.7 million. Our Chilean deciduous fruit operations also reported an increase in EBIT as a result of higher sales and improved farm margins. Higher EBIT in the fresh fruit operating segment was also attributable to gains recorded on asset sales of $25.5 million. These increases were partially offset by lower fresh pineapple earnings due primarily to higher product, shipping and distribution costs worldwide. If foreign currency exchanges rates, primarily in our fresh fruit foreign selling locations, during 2008 had remained unchanged from those experienced in 2007, we estimate that fresh fruit EBIT would have been lower by approximately $50 million, excluding the impacts of hedging. Fresh fruit EBIT in 2008 included foreign currency hedge losses of $14 million, fuel hedge losses of $4 million and realized foreign currency transaction gains of $1 million.

Fresh Vegetables.  Fresh vegetables revenues for 2008 increased 3% to $1.09 billion from $1.06 billion. The increase in revenues was primarily due to improved pricing and higher volumes of packaged salads sold in North America. Packaged salad sales also benefited from the introduction of premium salad kits. In addition, higher volumes and pricing for strawberries and higher celery volumes were reported in the North American commodity business. These increases were partially offset by lower volumes of lettuce and mixed produce sold in North America and broccoli and asparagus sold in Asia.

Fresh vegetables EBIT for 2008 increased to $1.1 million compared to a loss of $21.7 million in 2007. The increase in EBIT was primarily due to improved pricing as well as lower distribution and production costs in the packaged salads business. EBIT also increased due to lower workers compensation related accruals of $9 million as a result of favorable closures of historical claims and a reduction in claims activity. In addition, earnings in the Asia commodity vegetable business improved due to stronger pricing. These increases were partially offset by lower earnings in the North American commodity vegetables business due to higher growing and distribution costs as a result of significantly higher fuel and fertilizer costs. In addition, the packaged salads business incurred higher selling and marketing costs due to increased promotional activities.

Packaged Foods.  Packaged foods revenues for 2008 increased 11% to $1.1 billion from $1 billion in 2007. Revenues increased primarily due to higher pricing and volumes of FRUIT BOWLS, canned pineapple, pineapple juice and tropical fruit sold worldwide. In addition, North America revenues benefited from higher sales of frozen food products as a result of improved pricing. Foreign currency exchange rate movements on revenues were not material in 2008.

Packaged foods EBIT in 2008 decreased to $70.9 million from $80.1 million in 2007. EBIT decreased due primarily to higher product, shipping and distribution costs. Increases in commodity costs (such as fuel, tinplate and plastics) continued to impact operating results. In addition, higher product costs were attributable to unfavorable foreign currency exchange movements in Thailand and the Philippines, where product is sourced. If foreign currency exchanges rates during 2008 had remained unchanged from those experienced in 2007, we estimate that packaged foods EBIT would have been higher by approximately $11 million. Packaged foods EBIT in 2008 included realized foreign currency transaction losses of $5 million and foreign currency hedge losses of $2 million. Packaged foods also settled early its Canadian dollar hedges, which generated gains of $4 million.

Corporate.  Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2008 was a loss of $104.5 million compared to a loss of $70.2 million in 2007. EBIT decreased primarily due to a net loss generated on our cross currency swap of $39.2 million. This decrease was partially offset by lower general and administrative expenses due primarily to a reduction in legal costs and lower unrealized losses on foreign denominated borrowings.

Fiscal Year 2007 vs. Fiscal Year 2006

Fresh Fruit.  Fresh fruit revenues in 2007 increased 19% to $4.7 billion from $4 billion in 2006. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. Banana sales increased approximately $200 million due to improved volumes and higher pricing worldwide. European ripening and distribution sales were $528 million higher as result of increased volumes in Sweden, Spain and Eastern Europe as well as the October 2006 acquisition of the remaining 65% interest in JP Fresh, an importer and distributor of fresh produce in the United Kingdom. In addition, revenues benefited from higher sales of fresh pineapples in North America and Asia. The increase in fresh pineapple sales resulted from improved pricing worldwide and higher volumes sold in North America and Asia. Favorable foreign currency exchange movements in our foreign selling locations, primarily the euro and Swedish krona, benefited revenues by approximately $163 million.

Fresh fruit EBIT increased 64% to $172.2 million in 2007 from $105 million in 2006. EBIT increased due to improved banana earnings and the absence of restructuring costs recorded by Saba Trading AB, or Saba, during 2006. Higher earnings in our banana operations were attributable to higher sales worldwide, which were partially offset by higher purchased fruit costs. EBIT also benefited by $9.1 million due to the final settlement of our property insurance claim associated with Hurricane Katrina. These increases were partially offset by lower fresh pineapple earnings due mainly to higher product, shipping and distribution costs and a $3.8 million impairment charge for farm assets in the Chilean deciduous fruit operations. If foreign currency exchanges rates, primarily in our fresh fruit foreign sourcing locations, during 2007 had remained unchanged from those experienced in 2006, we estimate that fresh fruit EBIT would have been lower by approximately $16 million, excluding the impacts of hedging. Fresh fruit EBIT in 2007 included foreign currency hedge losses of $6 million, foreign currency exchange losses related to the vessel obligation of $1 million and realized foreign currency transaction gains of $7 million. In addition, fresh fruit EBIT benefited from fuel hedge gains of $5 million and $2 million related to the early settlement of Colombian peso hedges.

Fresh Vegetables.  Fresh vegetables revenues for 2007 decreased 2% to $1.06 billion from $1.08 billion. The decrease in revenues was primarily due to lower volumes sold in the North America and Asia commodity vegetables businesses, primarily for berries, lettuce, broccoli and asparagus, as well as lower surcharges in North America. These decreases were partially offset by improved pricing for commodity vegetables in both North America and Asia. In the packaged salads business, revenues were relatively unchanged as improved pricing was offset by lower volumes during the first half of 2007. Additional costs were incurred as a result of increased promotional activity, which were recorded as a reduction to revenues during 2007. Consumer demand in the packaged salads business experienced higher volumes in the second half of 2007 as the packaged salads category began to recover from a third quarter 2006 E. coli incident. In an effort to increase demand in the packaged salads category, we continued to offer incentives to our customers and consumers.

Fresh vegetables EBIT for 2007 was a loss of $21.7 million compared to a loss of $7.2 million in 2006. The decrease in EBIT was primarily due to higher manufacturing costs and general and administrative expenses in the packaged salads business due in part to the new salad plant in North Carolina. These decreases were partially offset by higher margins generated in the North America commodity vegetables business due to higher pricing for lettuce and celery.

Packaged Foods.  Packaged foods revenues for 2007 increased 9% to $1 billion from $938.3 million in 2006. The increase in revenues was primarily due to higher pricing and volumes of FRUIT BOWLS, fruit in plastic jars and packaged frozen food products, and higher volumes of canned juice sold in North America. Revenues also grew in Europe due to higher pricing and volumes of canned solid pineapple, higher pricing of FRUIT BOWLS and higher sales volumes of concentrate. Revenues in Asia were lower due primarily to the disposition of a small distribution company in the Philippines during the fourth quarter of 2006.

Packaged foods EBIT in 2007 decreased to $80.1 million from $93.4 million in 2006. EBIT was impacted by higher product costs in both North America and Europe, which were driven by unfavorable foreign currency exchange rates in Thailand and the Philippines, where product is sourced. EBIT in Asia was impacted by lower sales and higher product costs. If foreign currency exchanges rates, in packaged foods sourcing locations, during 2007 had remained unchanged from those experienced in 2006, we estimate that packaged foods EBIT would have been higher by approximately $23 million. Packaged foods EBIT in 2007 included realized foreign currency transaction gains of $4 million partially offset by foreign currency hedge losses of $2 million. Packaged foods also settled early its Philippine peso hedges, which generated gains of $8.8 million.

Corporate.  Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2007 was a loss of $70.2 million compared to a loss of $32.7 million in 2006. EBIT decreased primarily due to a reduction in the gain generated on our cross currency swap of $22.7 million. In addition, there were higher general and administrative expenses compared to the prior year due primarily to additional legal costs. Corporate EBIT in 2007 also included realized foreign currency transaction losses of $4 million.

Discontinued Operations

During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations. The first phase of this transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, we approved and committed to a formal plan to divest our citrus and pistachio operations, or Citrus, located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008 and we received net cash proceeds of $44 million. As the assets of Citrus were held by non-wholly owned subsidiaries of the Company, our share of the proceeds was $28.1 million. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented.

During the fourth quarter of 2006, we completed the sale of our Pacific Coast Truck Center, or Pac Truck, business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. We received $15.3 million of net cash proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. Prior to the reclassification to discontinued operations, the operating results of Pac Truck were included in the other operating segment.

The operating results of fresh-cut flowers, Citrus and Pac Truck for fiscal 2008, 2007 and 2006 are reported in the following table:

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)

2008
Revenues	$106,919	$5,567	$—	$112,486

Loss before income taxes	$(43,235)	$(1,408)	$—	$(44,643)
Income taxes	16,936	316	—	17,252

Loss from discontinued operations, net of income taxes	$(26,299)	$(1,092)	$—	$(27,391)

Gain on disposal of discontinued operations, net of income taxes of $4.3 million	$—	$3,315	$—	$3,315

2007
Revenues	$110,153	$13,586	$—	$123,739

Income (loss) before income taxes	$(19,146)	$733	$—	$(18,413)

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)

Income taxes	2,994	(300)	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$228,452

Income (loss) before income taxes	$(57,001)	$3,767	$397	$(52,837)
Income taxes	4,379	(1,765)	(163)	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$(50,386)

Gain on disposal of discontinued operations, net of income taxes of $2 million	$—	$—	$2,814	$2,814

Fresh-cut flowers loss before income taxes in 2008 increased to $43.2 compared to a loss of $19.1 million in 2007. The change was due primarily to a $17 million impairment charge on long-lived assets related to the flowers transaction, of which the first phase closed during the first quarter of 2009. Product costs also increased as a result of unfavorable foreign currency exchange rates in Colombia, where the product is sourced. In addition, there were foreign currency hedge losses in 2008 of $0.3 million compared to foreign currency hedge gains of $6 million in 2007. These factors were partially offset by gains generated from the sale of the Miami headquarters building and a farm in Mexico as well as lower distribution costs due to changes in the customer base. If foreign currency exchange rates, in Colombia, during 2008 had remained unchanged from those experienced in 2007, we estimate that our fresh-cut flowers loss before taxes would have been lower by approximately $4 million, excluding the impacts of hedging.

Fresh-cut flowers loss before income taxes in 2007 improved to a loss of $19.1 million from a loss of $57 million in 2006. The lower loss is primarily due to the absence of restructuring-related and asset impairment charges recorded in 2006 of $29 million. Lower shipping expenses, due in part to the renegotiation of an airfreight contract, also contributed to the improvement of the loss. These improvements were partially offset by higher product costs resulting from damage to roses in Colombia caused by adverse weather conditions. If foreign currency exchange rates, in Colombia, during 2007 had remained unchanged from those experienced in 2006, we estimate that our fresh-cut flowers loss before taxes would have been lower by approximately $7 million, excluding the impacts of hedging. Fresh-cut flowers also benefited from foreign currency hedge gains of $4 million and $2 million related to the early settlement of the Colombian peso hedges.

Liquidity and Capital Resources

Overview

As of June 20, 2009, Dole had a cash balance of $107.9 million and an ABL revolver borrowing base of $320 million. After taking into account approximately $76.4 million of outstanding letters of credit issued under the ABL revolver, Dole had approximately $243.6 million available for borrowings as of June 20, 2009. The ABL revolver is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility.

Amounts outstanding under the term loan facilities were $828.3 million at June 20, 2009. In addition, Dole had approximately $97 million of letters of credit and bank guarantees outstanding under its $100 million pre-funded letter of credit facility at June 20, 2009.

The ABL revolver and term loan facilities are collateralized by substantially all of our tangible and intangible assets, including certain capital stock of our subsidiaries, but excluding certain intercompany debt, certain equity interests and each of our U.S. manufacturing plants and processing facilities that has a net book value exceeding 1% of our net tangible assets.

In addition to amounts available under the revolving credit facility, as of January 3, 2009 our subsidiaries had uncommitted lines of credit of approximately $142.9 million at various local banks, of which $85.3 million was available. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of our uncommitted lines of credit expire in 2009 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by us or the banks. Our ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

During the second quarter of 2009, we reclassified to current liabilities $400 million of our 2010 Notes. During the second quarter of 2009, our Board of Directors authorized the repurchase of up to $95 million of the 2010 Notes. We subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively. As a result of these debt repurchases that occurred during the second and third quarter of 2009, of the amount of debt due within the next year will be $363 million prior to the consummation of the offering. In addition, as noted above under “— General Overview — Contemplated Transactions in Connection with the Offering,” as a result of the Merger Transaction, we will assume approximately $115 million of debt of DHM Holdings associated with WWP, $30 million of which we will transfer to affiliates of Mr. Murdock following the Merger Transaction. We will use a portion of the net proceeds from this offering to pay off in its entirety the $85 million of debt of DHM Holdings that we will have assumed in the Merger Transaction and not assigned to affiliates of Mr. Murdock.

We believe that available borrowings under our revolving credit facility and subsidiaries’ uncommitted lines of credit, together with our existing cash balances, future cash flow from operations, planned asset sales and access to capital markets, will enable us to meet our working capital, capital expenditure, debt maturity and other commitments and funding requirements. We expect to refinance at least $300 million principal amount of the $363 million principal amount currently outstanding of our 2010 Notes with the net proceeds of a new senior notes offering we expect to complete prior to the consummation of this offering. The remaining principal amount outstanding of the 2010 Notes will be redeemed with cash on hand, net proceeds from this offering or borrowings under the ABL revolver. In addition, we anticipate that the net proceeds of planned asset sales would be used to repay debt. Management’s plan is dependent upon the occurrence of future events which will be impacted by a number of factors including the availability of refinancing, the general economic environment in which we operate, our ability to generate cash flows from our operations, and our ability to attract buyers for assets being marketed for sale. Factors impacting our cash flow from operations include such items as commodity prices, interest rates and foreign currency exchange rates, among other things, as more fully set forth in “Risk Factors” elsewhere in this prospectus.

Cash Flows from Operating Activities

For the half year ended June 20, 2009, cash flows provided by operating activities were $209.3 million compared to cash flows used in operating activities of $2.6 million for the half year ended June 14, 2008. Cash flows provided by operating activities increased $211.9 million primarily due to higher operating income and better working capital management. Cash from operating activities improved due to better collections of receivables and lower levels of crop inventory. These improvements were partially offset by lower levels of accounts payable and accrued liabilities due in part to the timing of payments.

Cash flows provided by operating activities were $44.6 million in 2008 compared to cash flows provided by operating activities of $46.3 million in the prior year. The change was primarily due to net income in 2008 compared with a net loss in 2007, lower levels of accounts receivable and a smaller increase in inventory balances offset by lower levels of accounts payable and accrued liabilities. The change in inventories was driven primarily by a reduction of raw material purchases in the packaged foods segment. Lower levels of accounts payable and accrued liabilities were attributable to the timing of payments to suppliers and growers and reduced inventory purchases at year-end. Cash flows provided by operations in 2007 were $46.3 million compared to cash flows provided by operating activities of $15.9 million in 2006. The increase was primarily due to a lower net loss during 2007 and higher levels of accounts payable partially offset by higher levels of accounts receivable and an increase in the investment in inventory. Higher accounts payable was attributable to the timing of payments to suppliers and growers and additional inventory-related purchases. The increase in inventory was driven mainly by a build up in finished goods inventory in the packaged foods segment in anticipation of 2008 sales and the impact of higher product costs. In addition, there were higher crop growing costs in the fresh fruit segment due to the timing of plantings.

Cash Flows from Investing Activities

Cash flows provided by investing activities were $28.3 million for the half year ended June 20, 2009, compared to cash flows used in investing activities of $3.5 million for the half year ended June 14, 2008. The change during 2009 was primarily due to an increase in cash proceeds received on asset sales and lower levels of capital expenditures.

Cash flows provided by investing activities increased to $141.1 million in 2008 from $61.4 million used in investing activities in the prior year. The increase during 2008 was primarily due to $214 million of cash proceeds received from the sale of assets held-for-sale during 2008. Capital expenditures in 2008 were also lower by $21.7 million. Cash flows used in investing activities in 2007 decreased to $61.4 million from $117 million in 2006. The decrease in cash outflow during 2007 was primarily due to $30.5 million of cash proceeds received on the sale of land parcels in central California by two limited liability companies in which the company is a majority owner, $11 million of cash proceeds received on sales of other assets and lower levels of capital expenditures of $18.2 million.

Cash Flows from Financing Activities

Cash flows used in financing activities were $219.7 million for the half year ended June 20, 2009, compared to cash flows used in financing activities of $14.6 million for the half year ended June 14, 2008. As a result of improved earnings and proceeds received from asset sales during the first half of 2009, we repaid $150.5 million under the ABL revolver and repurchased $17 million of our 2010 Notes. In addition, We repaid all of the outstanding 8.625% senior notes due 2009, or 2009 Notes, and issued our 2014 Notes, resulting in a net repayment of $20 million. We also incurred $18 million of debt issuance costs associated with our March 2009 refinancing transaction.

Cash flows used in financing activities increased to $185.5 million in 2008 from $16 million provided by financing activities in the prior year. The increase was primarily due to higher current year debt principal payments, net of borrowings of $172 million versus 2007 net borrowings of $26.5 million. Cash flows provided by financing activities in 2007 decreased to $16 million from $142.8 million in 2006. The decrease was primarily due to lower 2007 borrowings, net of repayments of $26.5 million versus 2006 net borrowings of $339.4 million and the absence of an equity contribution of $28.4 million made by Dole Holding Company, LLC, our immediate parent, during 2006. These items were partially offset by the absence of $163.7 million of dividends paid to DHC during 2006 as well as a net return of capital payment to DHC of $31 million.

Recent Transactions Affecting Liquidity and Capital Resources

2009 Debt Maturity and Debt Issuance.  During the second quarter of 2008, we reclassified to current liabilities $350 million of our 2009 Notes. We also completed the early redemption of $5 million of the 2009 Notes during the third quarter of 2008.

On February 13, 2009, we commenced a tender offer to purchase for cash any and all of the outstanding 2009 Notes for a purchase price equal to $980 per $1,000 of 2009 Notes validly tendered, with an additional payment of $20 per $1,000 of 2009 Notes tendered early in the process. In connection with the tender offer, we sought consents to certain amendments to the indenture governing the 2009 Notes to eliminate substantially all of the restrictive covenants and certain events of default contained therein. On March 4, 2009, we announced that we had received the required consents necessary to amend the indenture with respect to the 2009 Notes and, accordingly, executed the supplemental indenture effecting such amendments, which became operative on March 18, 2009, when we accepted and paid for the tendered 2009 Notes. The tender offer expired on March 17, 2009.

On March 18, 2009, we completed the sale and issuance of $350 million aggregate principal amount of our 2014 Notes, at a discount of $25 million. The 2014 Notes were sold to qualified institutional investors pursuant to Rule 144A under the Securities Act and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain of our U.S. assets that is junior to the liens of our senior secured credit facilities, and are senior obligations ranking equally with our existing senior debt. We used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 2009 Notes and to irrevocably deposit with the trustee of the 2009 Notes funds sufficient to repay the remaining outstanding 2009 Notes, which matured on May 1, 2009.

In connection with these refinancing transactions, we amended our senior secured credit facilities. Such amendments, among other things, (i) permit debt securities secured by a junior lien to be issued to refinance our 2009 Notes and 2010 Notes in an amount up to the greater of (x) $500 million and (y) the amount of debt that would not cause the senior secured leverage ratio to exceed 3.75 to 1.00; (as of March 18, 2009, the amounts in clauses (x) and (y) were approximately equal); (ii) added a new restricted payments basket of up to $50 million to be used to prepay our 2009 Notes and 2010 Notes subject to pro forma compliance with the senior secured credit facilities and $70 million of unused availability under the revolving credit facility; (iii) increased the applicable margin for (x) the term loan facilities to LIBOR plus 5.00% or the base rate plus 4.00% subject to a 50 basis point step down when the priority senior secured leverage ratio is less than or equal to 1.75 to 1.00 and (y) for the revolving credit facility, to a range of LIBOR plus 3.00% to 3.50% or the base rate plus 2.00% to 2.50%; (iv) provide for a LIBOR floor of 3.00% per annum for the term loan facilities; (v) added a first priority secured leverage maintenance covenant to the term loan facilities; and (vi) provide for other technical and clarifying changes. These amendments became effective concurrently with the closing of the 2014 Notes offering.

See Note 8 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for additional details of our outstanding debt.

Other Items

On June 22, 2009, we declared a dividend of $15 million to our parent, DHM Holdings. We paid $7.5 million on June 23, 2009 and $2.5 million on July 20, 2009, and expect to pay the remaining $5.0 million prior to August 31, 2009. As a result of this dividend, we do not at present have the ability to declare future dividends under the terms of our senior notes indentures and senior secured credit facilities.

During the second quarter of 2009, we reclassified to current liabilities $400 million of our 2010 Notes. During the second quarter of 2009, our Board of Directors authorized the repurchase of up to $95 million of the 2010 Notes. We subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively.

On April 30, 2009, we obtained letters of credit to support a bank guarantee issued to the European Commission in connection with their Decision that imposed a fine on us. These letters of credit were issued under the ABL revolver and the pre-funded letter of credit facility.

As a result of the issuance of the 2014 Notes and amendments to the senior secured credit facilities during March 2009, interest rates on these instruments increased significantly as compared to the interest rates as they existed prior to the new debt issuance and amendments. The interest rate on the 2014 Notes is 13.875%, compared to 8.625% on the 2009 Notes. The interest rate on the ABL revolver and term loan facilities increased by approximately 1.75% and 5%, respectively, as a result of the amendments.

See Note 8 in the notes to the condensed consolidated financial statements for the second quarter of 2009 included elsewhere in this prospectus for additional details of our outstanding debt.

Cash Requirements

The following table summarizes the Company’s contractual obligations and commitments at January 3, 2009:

	Payments Due by Period
	Less Than			After
	1 Year	1-2 Years	3-4 Years	4 Years	Total
	(In thousands)

Contractual obligations:
Fixed rate debt	$345,000	$600,000	$155,000	$—	$1,100,000
Variable rate debt	8,785	169,738	812,294	4,039	994,856
Notes payable	48,789	—	—	—	48,789
Capital lease obligations	2,963	5,565	6,114	45,806	60,448
Non-cancelable operating lease commitments	143,054	195,762	110,519	115,034	564,369
Purchase obligations	781,559	877,660	403,283	131,404	2,193,906
Minimum required pension funding	19,422	53,033	56,535	104,955	233,945
Postretirement benefit payments	4,271	8,293	7,910	18,457	38,931
Interest payments on fixed and variable rate debt	107,388	134,986	62,585	22,190	327,149

Total contractual cash obligations	$1,461,231	$2,045,037	$1,614,240	$441,885	$5,562,393

Long-Term Debt

Additional information with respect to each individual material borrowing or facility, including a description of the borrowing, the material terms and amounts outstanding, is set forth in Note 12 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus. The table in Note 12 assumes that long-term debt is held to maturity. The variable rate maturities include amounts payable under our senior secured credit facilities. During the half year ended June 20, 2009, we completed the sale and issuance of $350 million of our 2014 Notes and repaid our 2009 Notes. We also modified our term loan facilities in connection with the issuance of our 2014 Notes. The amounts included in the table above do not reflect the impact of these transactions on our contractual obligations including interest payments.

Capital Lease Obligations

Our capital lease obligations include $58.5 million related to two vessel leases. The obligations under these leases, which continue through 2024, are denominated in British pound sterling. The lease obligations are presented in U.S. dollars at the exchange rate in effect on January 3, 2009 and therefore will continue to fluctuate based on changes in the exchange rate.

Operating Lease Commitments

We have obligations under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, vessels and containers and office and warehouse facilities. The leased assets are used in our operations where leasing offers advantages of operating flexibility and is less expensive than alternate types of funding. A significant portion of our operating lease payments are fixed. Lease payments are charged to operations, primarily through cost of products sold. Total rental expense, including rent related to cancelable and non-cancelable leases, was $204.2 million, $169.2 million and $153 million (net of sublease income of $17.1 million, $16.6 million and $16.4 million) for 2008, 2007 and 2006, respectively.

We modified the terms of our corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from 2010 to 2018. Our corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018. We do not currently anticipate any future payments related to this residual value guarantee.

Purchase Obligations

In order to secure sufficient product to meet demand and to supplement our own production, we enter into non-cancelable agreements with independent growers, primarily in Latin America and North America, to purchase substantially all of their production subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms range from one to ten years. Total purchases under these agreements were $658.8 million, $564.5 million and $474.5 million for 2008, 2007 and 2006, respectively.

In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, we enter into contracts for the purchase of packing supplies; some of these contracts run through 2010. Prices under these agreements are generally tied to prevailing market rates. Purchases under these contracts for 2008, 2007 and 2006 were approximately $292.6 million, $272.7 million and $207.6 million, respectively.

Interest payments on fixed and variable rate debt

Commitments for interest expense on debt, including capital lease obligations, were determined based on anticipated annual average debt balances, after factoring in mandatory debt repayments. Interest expense on variable-rate debt has been based on the prevailing interest rates at January 3, 2009. For the secured term loan facilities, interest payments reflect the impact of both the interest rate swap and cross currency swap. No interest payments were calculated on the notes payable due to the short term nature of these instruments. The unsecured notes and debentures as well as the secured term loans and revolving credit facility mature at various times between 2009 and 2013.

Other Obligations and Commitments

We have obligations with respect to our pension and OPRB plans. During 2008, we did not make any contributions to our qualified U.S. pension plan. Under the minimum funding requirements of the Pension Protection Act of 2006, no contribution was required for fiscal 2008. We expect to contribute $8 million to our U.S. qualified plan in 2009, which is the estimated minimum funding requirement calculated under the Pension Protection Act of 2006. We also have nonqualified U.S. and international pension and OPRB plans. During 2008, we made payments of $25.4 million related to these pension and OPRB plans. We expect to make payments related to our other U.S. and foreign pension and OPRB plans of $15.7 million in 2009. The table includes pension and other postretirement payments through 2018. See Note 13 to the consolidated financial statements for the year ended January 3, 2009 included in this prospectus.

We have numerous collective bargaining agreements with various unions covering approximately 35% of our hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on our financial condition or results of operations.

We had approximately $143 million of total gross unrecognized tax benefits, including interest that is not included in the table above, based on Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109, or FIN 48. The timing of any payments which could result from these unrecognized tax benefits will depend on a number of factors, and accordingly the amount and timing of any future payments cannot be reasonably estimated. We do not expect a significant tax payment related to these benefits within the next year. See Note 7 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for additional information regarding income taxes.

Guarantees, Contingencies and Debt Covenants

We are a guarantor of indebtedness of some of our key fruit suppliers and other entities integral to our operations. At June 20, 2009, guarantees of $1.8 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply us with product. We have not historically experienced any significant losses associated with these guarantees.

We issue letters of credit and bank guarantees through our ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. We also provide insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of June 20, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $205.7 million, of which $97 million were issued under our pre-funded letter of credit facility.

We also provide various guarantees, mostly to foreign banks, in the course of our normal business operations to support the borrowings, leases and other obligations of our subsidiaries. We guaranteed $213.2 million of our subsidiaries’ obligations to their suppliers and other third parties as of June 20, 2009.

We have change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company. See “Executive Compensation” for additional information concerning the change of control agreements.

As disclosed in Note 11 in the notes to the consolidated financial statements for the quarter and half year ended June 20, 2009 included in this prospectus, we are subject to legal actions, most notably related to our prior use of the agricultural chemical dibromochloropropane, or DBCP. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on our business, financial condition or results of operations.

Provisions under our senior secured credit facilities and the indentures to the senior notes and debentures require us to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends, some of which are discussed in further detail below. We could borrow approximately an additional $320 million at January 3, 2009 and remain within these covenants; this figure represents the unused capacity under our revolving credit facility plus the unused portion of the exception baskets pursuant to the indebtedness covenant under our senior secured credit facilities.

Our senior secured revolving credit facility contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the revolving credit facility were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. In the event that such availability were to fall below $35 million for such eight consecutive business day period, the “springing covenant” would require that our fixed charge coverage ratio, defined as (x) consolidated EBITDA for the four consecutive fiscal quarters then ending divided by (y) consolidated fixed charges for such four fiscal quarter period, equal or exceed 1.00:1.00. We expect such fixed charge coverage ratio to continue to be in excess of 1.00:1.00. At June 20, 2009, we were in compliance with all applicable covenants contained in the indentures and senior secured credit facilities.

Effective concurrently with the closing of our 2014 Notes offering, we amended our senior secured credit facilities to, among other things, permit us to issue a certain amount of junior lien notes. The amendment to the term loan facilities impose a first priority secured leverage maintenance covenant on us, which we expect to continue to be able to satisfy. This requires us to keep our first priority senior secured leverage ratio at or below: 3.25 to 1.00 as of the last day of the fiscal quarters ending March 28, 2009 through October 10, 2009; 3.00 to 1.00 as of the last day of the fiscal quarters ending January 2, 2010 through March 26, 2011; 2.75 to 1.00 as of the last day of the fiscal quarters ending June 18, 2011 through March 24, 2012; and 2.50 to 1.00 as of the last day of the fiscal quarters ending June 16, 2012 through March 23, 2013. The first priority senior secured leverage ratio, for each such date, is the ratio of our Consolidated First Priority Secured Debt to our Consolidated EBITDA (as such terms are defined in the amended senior secured term credit facility) for the four consecutive fiscal quarter period most recently ended on or prior to such date. At June 20, 2009, the first priority senior secured leverage ratio was less than 2.25 to 1.00.

Pursuant to the indenture governing our 2014 Notes, we cannot incur indebtedness, other than “Permitted Indebtedness” (as defined in the indenture), unless, before and after giving effect to the proposed indebtedness, our consolidated fixed charge coverage ratio exceeds 2.0:1.0. As of June 20, 2009, that ratio was approximately 2.45 to 1.00. Pursuant to our senior secured credit facilities, we cannot incur indebtedness, other than “Permitted Indebtedness” (as defined in the credit facilities), unless, before and after giving effect to the proposed indebtedness, the total leverage ratio at such time does not exceed 5.50:1.00 (as of June 20, 2009, it was approximately 4.5:1.0, excluding the effect of our discontinued, and now sold, fresh-cut flowers business); (ii) the Senior Secured Leverage Ratio at such time does not exceed 3.00:1.00 (as of June 20, 2009, it was less than 3.00:1.00).

Pursuant to the indenture governing our 2014 Notes, we also cannot pay a dividend (other than a stock dividend payable in qualified capital stock) if there is a continuing default or event of default, if our consolidated fixed charge coverage ratio would be less than or equal to 2.0:1.0 (as of June 20, 2009, that ratio exceeded 2.45:1.00), or if the sum of all dividends paid after March 18, 2009 would exceed the sum of: $15 million; plus (after our 2010 Notes are no longer outstanding, and only if our consolidated leverage ratio would be less than or equal to 4.00:1.00 (at June 20, 2009, that ratio was approximately 4.50:1.0)) 50% of our cumulative consolidated net income (or, if negative, 100% of such loss) beginning March 29, 2009; plus 100% of the value of any contribution to capital received or proceeds from the issuance of qualified capital stock (or, from the sale of warrants, options, or other rights to acquire the same); plus 100% of the net cash proceeds of any equity contribution received from a holder of our capital stock; plus the aggregate amount returned in cash on or with respect to investments (other than “Permitted Investments,” as defined in the indenture) made after March 18, 2009; plus the value we receive from the disposition of all or any portion of such investments; plus the fair market value of any unrestricted subsidiary that is redesignated as a restricted subsidiary. We currently expect that as a result of these provisions the amount of dividends that we will be able to pay from March 18, 2009 through the end of 2009 will be limited to no more than $15 million. As of August 4, 2009, we had paid aggregate dividends of $10 million since March 18, 2009.

With respect to limitations on asset sales, we are permitted by our senior secured credit facilities and our note and debenture indentures to sell up to $150 million of any of our assets in any fiscal year, and we are permitted to sell an unlimited amount of additional assets that are not material to the operations of Dole Food Company, Inc. and its subsidiaries, so long as we comply, on a pro forma basis, with the first priority senior secured leverage ratio test set forth in the preceding paragraph, as of the last day of the most recently completed four fiscal quarter test period for which financial statements are available. In general, 75% of any asset sale proceeds must be in the form of cash, cash equivalents or replacement assets, and the proceeds must be reinvested in the business within 12 months (pending which they may be used to repay revolving debt), in the case of asset sales of up to $100 million per year, or used to permanently pay down term debt or revolving debt under our senior secured credit facilities.

A breach of a covenant or other provision in a debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current indebtedness were to accelerate the payment of the indebtedness, we cannot give assurance that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness.

Our 2010 Notes are due on June 15, 2010. At present, $363 million in principal amount of these senior notes are outstanding. If we are not able to pay off or refinance the 2010 Notes, and some or all of the 2010 Notes remain outstanding after their maturity date, an event of default would occur under the indenture governing the 2010 Notes. If such an event of default were to occur, it would constitute an event of default under the cross-default provisions of our other senior notes and debentures indentures and of our senior secured credit facilities, in which event the indenture trustee or holders of at least 25% of the senior notes or debentures of any series, or lenders representing more than 50% of our senior secured term credit facility or more than 50% of our senior secured revolving debt facility could give notice of acceleration with respect to such series or facility, as appropriate. We expect to refinance at least $300 million principal amount of the 2010 Notes with the net proceeds of a new senior notes offering we expect to complete prior to the closing of this offering. The remaining principal amount outstanding of the 2010 Notes will be redeemed with cash on hand, proceeds from this offering or borrowings under our revolving credit facility.

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements included elsewhere in this prospectus requires management to make estimates and assumptions that affect reported amounts. These estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on other factors that management believes are reasonable. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies.

We believe that the following represent the areas where more critical estimates and assumptions are used in the preparation of our consolidated financial statements. Refer to Note 2 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for a summary of the Company’s significant accounting policies.

Application of Purchase Accounting

Our acquisitions require the application of purchase accounting in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations. This results in tangible and identifiable intangible assets and liabilities of the acquired entity being recorded at fair value. The difference between the purchase price and the fair value of net assets acquired is recorded as goodwill.

In determining the fair values of assets and liabilities acquired in a business combination, we use a variety of valuation methods including present value, depreciated replacement cost, market values (where available) and selling prices less costs to dispose. Valuations are performed by either independent valuation specialists or by our management, where appropriate.

Assumptions must often be made in determining fair values, particularly where observable market values do not exist. Assumptions may include discount rates, growth rates, cost of capital, royalty rates, tax rates and remaining useful lives. These assumptions can have a significant impact on the value of identifiable assets and accordingly can impact the value of goodwill recorded. Different assumptions could result in materially different values being attributed to assets and liabilities. Since these values impact the amount of annual depreciation and amortization expense, different assumptions could also significantly impact our statement of operations and could impact the results of future impairment reviews.

Grower Advances

We make advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. We monitor these receivables on a regular basis and record an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. These estimates require significant judgment because of the inherent risks and uncertainties underlying the growers’ ability to repay these advances. These factors include weather-related phenomena, government-mandated fruit prices, market responses to industry volume pressures, grower competition, fluctuations in local interest rates, economic crises, security risks in developing countries, political instability, outbreak of plant disease, inconsistent or poor farming practices of growers, and foreign currency fluctuations. The aggregate amounts of grower advances made during fiscal years 2008, 2007 and 2006 were approximately $170.7 million, $172.4 million and $156.5 million, respectively. Net grower advances receivable were $49.5 million and $51.8 million at January 3, 2009 and December 29, 2007, respectively.

Long-Lived Assets

Our long-lived assets consist of property, plant and equipment and amortized intangibles and goodwill and indefinite-lived intangible assets.

Property, Plant and Equipment and Amortized Intangibles:  We depreciate property, plant and equipment and amortize intangibles principally by the straight-line method over the estimated useful lives of these assets. Estimates of useful lives are based on the nature of the underlying assets as well as our experience with similar assets and intended use. Estimates of useful lives can differ from actual useful lives due to the inherent uncertainty in making these estimates. This is particularly true for our significant long-lived assets such as land improvements, buildings, farming machinery and equipment, vessels and containers and customer relationships. Factors such as the conditions in which the assets are used, availability of capital to replace assets, frequency of maintenance, changes in farming techniques and changes to customer relationships can influence the useful lives of these assets. See Notes 10 and 11 of the consolidated financial statements included elsewhere in this prospectus for a summary of useful lives by major asset category and for further details on our intangible assets, respectively. We incurred depreciation expense from continuing operations of approximately $133.4 million, $146.9 million and $139 million in fiscal 2008, 2007 and 2006, respectively, and amortization expense of approximately $4.3 million, $4.5 million and $4.5 million in fiscal 2008, 2007 and 2006.

We review property, plant and equipment and amortizable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated total undiscounted future cash flows directly associated with the asset is compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to the discounted expected future cash flows expected to result from the use of the asset and its eventual disposition or comparable market values, depending on the nature of the asset. Changes in commodity pricing, weather-related phenomena and other market conditions are events that have historically caused us to assess the carrying amount of its long-lived assets.

Goodwill and Indefinite-Lived Intangible Assets:  Our indefinite-lived intangible assets consist of the DOLE® brand trade name, with a carrying value of $689.6 million. In determining whether intangible assets have indefinite lives, we consider the expected use of the asset, legal or contractual provisions that may limit the life of the asset, length of time the intangible has been in existence, as well as competitive, industry and economic factors. The determination as to whether an intangible asset is indefinite-lived or amortizable could have a significant impact on our statement of operations in the form of amortization expense and potential future impairment charges.

Goodwill and indefinite-lived intangible assets are tested for impairment annually and whenever events or circumstances indicate that an impairment may have occurred. Indefinite-lived intangibles are tested for impairment by comparing the fair value of the asset to the carrying value.

Goodwill is tested for impairment by comparing the fair value of a reporting unit with its net book value including goodwill. Fair values of reporting units are determined based on discounted cash flows, market multiples or appraised values, as appropriate, which requires making estimates and assumptions including pricing and volumes, industry growth rates, future business plans, profitability, tax rates and discount rates. If the fair value of the reporting unit exceeds its carrying amount, then goodwill of that reporting unit is not considered to be impaired. If the carrying amount of the reporting unit exceeds its fair value, then the implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. An impairment loss is recognized if the implied fair value of goodwill is less than its carrying amount. Changes to assumptions and estimates can significantly impact the fair values determined for reporting units and the implied value of goodwill, and consequently can impact whether or not an impairment charge is recognized, and if recognized, the size thereof. Management believes that the assumptions used in our annual impairment review are appropriate.

Income Taxes

Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. Our provision for income taxes is based on domestic and international statutory income tax rates in the jurisdictions in which we operate. We regularly review our deferred income tax assets to determine whether future taxable income will be sufficient to realize the benefits of these assets. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event it is determined that we will not be able to realize our net deferred tax assets in the future, we will reduce such amounts through a charge to income in the period such determination is made. Conversely, if it is determined that we will be able to realize deferred tax assets in excess of the carrying amounts, we will decrease the recorded valuation allowance through a credit to income in the period that such determination is made.

At January 3, 2009, our estimates of future taxable income to recover its existing U.S. federal deferred tax assets totaling approximately $114 million are principally related to the realization of income on appreciated non-core assets, including income to be generated from the reversal of the related existing taxable temporary differences upon the sale of such assets. Although we currently believe we will be able to sell such assets in amounts sufficient to realize our U.S. federal deferred tax assets, the ultimate sale prices for such assets are dependent on future market conditions and may vary from those currently expected by us. If we are unable to sell such assets at the amounts currently anticipated, additional valuation allowances would be necessary which would result in the recognition of additional income tax expense in our consolidated statements of operations.

Significant judgment is required in determining income tax provisions under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and in evaluating tax positions. We establish additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by FIN 48, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, we and our subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

Refer to Note 7 of the consolidated financial statements for the year ended January 3, 2009 included in this prospectus for additional information about the Company’s income taxes.

Pension and Other Postretirement Benefits

We have qualified and nonqualified defined benefit pension plans covering some of our full-time employees. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for hourly plans, which are based on negotiated benefits. In addition to pension plans, we have other postretirement benefit, or OPRB, plans that provide health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age. Pension and OPRB costs and obligations are calculated based on actuarial assumptions including discount rates, health care cost trend rates, compensation increases, expected return on plan assets, mortality rates and other factors.

Pension obligations and expenses are most sensitive to the expected return on pension plan assets and discount rate assumptions. OPRB obligations and expenses are most sensitive to discount rate assumptions and health care cost trend rates. We determine the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years for the asset classes in which the plan’s assets are invested. In the absence of a change in our asset allocation or investment philosophy, this estimate is not expected to vary significantly from year to year. Our 2008 and 2007 pension expense was determined using an expected rate of return on U.S. plan assets of 8%. At January 3, 2009, our U.S. pension plan investment portfolio was invested approximately 45% in equity securities, 53% in fixed income securities and 2% in private equity and venture capital funds. A 25 basis point change in the expected rate of return on pension plan assets would impact annual pension expense by $0.5 million.

Our U.S. pension plan’s discount rate of 6.75% in 2008 and 6.25% in 2007 was determined based on a hypothetical portfolio of high-quality, non-callable, zero-coupon bond indices with maturities that approximate the duration of the liabilities in the Company’s pension plans. A 25 basis point decrease in the assumed discount rate would increase the projected benefit obligation by $5.8 million and increase the annual expense by $0.2 million.

Our foreign pension plans’ weighted average discount rate was 8.3% and 7.52% for 2008 and 2007, respectively. A 25 basis point decrease in the assumed discount rate of the foreign plans would increase the projected benefit obligation by approximately $3.5 million and increase the annual expense by approximately $0.5 million.

While management believes that the assumptions used are appropriate, actual results may differ materially from these assumptions. These differences may impact the amount of pension and OPRB and future expense. Refer to Note 13 of the consolidated financial statements for the year ended January 3, 2009 included in this prospectus for additional details of our pension and OPRB plans.

Litigation

We are involved from time to time in claims and legal actions incidental to our operations, both as plaintiff and defendant. We have established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. Changes in accruals are part of the ordinary, recurring course of business, in which management, after consultation with legal counsel, is required to make estimates of various amounts for business planning purposes, as well as for accounting and SEC reporting purposes. These changes are reflected in the reported earnings each quarter. The litigation accruals at any time reflect updated assessments of the then existing pool of claims and legal actions. Actual litigation settlements could differ materially from these accruals.

Recently Adopted and Recently Issued Accounting Pronouncements

See Note 2 in the notes to the condensed consolidated financial statements for the second quarter of 2009 included elsewhere in this prospectus for information regarding our adoption of new accounting pronouncements and recently issued accounting pronouncements as of June 20, 2009.

See Note 2 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for information regarding our adoption of new accounting pronouncements and recently issued accounting pronouncements as of January 3, 2009.

Other Matters

European Union Banana Import Regime

On January 1, 2006, the European Union, or EU, implemented a “tariff only” import regime for bananas. The 2001 Understanding on Bananas between the European Communities and the United States required the EU to implement a tariff only banana import system by this date.

Banana imports from Latin America are currently subject to a tariff of 176 euro per metric ton for entry into the EU market. Under the EU’s previous banana regime, banana imports from Latin America were subject to a tariff of 75 euro per metric ton and were also subject to import license requirements and volume quotas. License requirements and volume quotas had the effect of limiting access to the EU banana market.

Although all Latin bananas are subject to a tariff of 176 euro per metric ton under the “tariff only” regime, the EU had allowed up to 775,000 metric tons of bananas from African, Caribbean, and Pacific, or ACP, countries to be imported annually into the EU duty-free. This preferential treatment of a zero tariff on up to 775,000 metric tons of ACP banana imports, as well as the 176 euro per metric ton tariff applied to Latin banana imports, was challenged by Panama, Honduras, Nicaragua, and Colombia in consultation proceedings at the World Trade Organization, or WTO. In addition, both Ecuador and the United States formally requested the WTO Dispute Settlement Body, or DSB, to appoint panels to review the matter.

The DSB issued final and definitive written rulings in favor of Ecuador and the United States on November 27, 2008, concluding that the 176 euro per metric ton tariff is inconsistent with WTO trade rules. The DSB also considered that the prior duty-free tariff reserved for ACP countries was inconsistent with WTO trade rules but also recognized that, with the current entry into force of Economic Partnership Agreements between the EU and ACP countries, ACP bananas now may have duty-free, quota-free access to the EU market.

We expect that the current tariff applied to Latin banana imports will be lowered in order that the EU may comply with these DSB rulings and with the WTO trade rules. The DSB rulings did not indicate the amount the EU banana tariff should be lowered, and we encourage a timely resolution through negotiations among the EU, the U.S., and the Latin banana producing countries. Recent press reports indicate that the EU now expects to reach resolution on the tariff by the end of October 2009; however the Latin banana producing countries and the EU do not yet appear to have agreed on the tariff reduction amount or specific timetable to implement any proposed reduction. Without such specifics, we cannot yet determine what potential effects this outcome will have for us. Notwithstanding, we strongly support the continued efforts to resolve this dispute and believe that the EU banana tariff, once lowered, will be a favorable result for us.

Derivative Instruments and Hedging Activities

We use derivative instruments to hedge against fluctuations in interest rates, foreign currency exchange rate movements and bunker fuel prices. We do not utilize derivatives for trading or other speculative purposes.

Through the first quarter of 2007, all of our derivative instruments, with the exception of the cross currency swap, were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, or FAS 133. However, during the second quarter of 2007, we elected to discontinue our designation of both our foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap continues to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of our derivative financial instruments from the time of discontinuation of hedge accounting are reflected in our consolidated statements of operations.

Unrealized gains (losses) on our foreign currency and bunker fuel hedges and the cross currency swap by reporting segment were as follows:

	Quarter Ended
	June 20, 2009				June 14, 2008
	Foreign	Bunker	Cross		Foreign	Bunker	Cross
	Currency	Fuel	Currency		Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$(2,357)	$3,101	$—	$744	$14,192	$3,613	$—	$17,805
Packaged foods	346	—	—	346	(7,224)	—	—	(7,224)
Corporate	—	—	(24,419)	(24,419)	—	—	19,001	19,001

	$(2,011)	$3,101	$(24,419)	$(23,329)	$6,968	$3,613	$19,001	$29,582

	Half Year Ended
	June 20, 2009				June 14, 2008
	Foreign	Bunker	Cross		Foreign	Bunker	Cross
	Currency	Fuel	Currency		Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$6,993	$6,342	$—	$13,335	$4,237	$4,051	$—	$8,288
Packaged foods	498	—	—	498	(1,062)	—	—	(1,062)
Corporate	—	—	(6,703)	(6,703)	—	—	(13,353)	(13,353)

	$7,491	$6,342	$(6,703)	$7,130	$3,175	$4,051	$(13,353)	$(6,127)

Annual Information

	Year Ended January 3, 2009
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$4,074	$(4,325)	$—	$(251)
Packaged foods	1,928	—	—	1,928
Corporate	—	—	(50,411)	(50,411)

	$6,002	$(4,325)	$(50,411)	$(48,734)

	Year Ended December 29, 2007
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$(9,253)	$749	$—	$(8,504)
Packaged foods	(2,812)	—	—	(2,812)
Corporate	—	—	(10,741)	(10,741)

	$(12,065)	$749	$(10,741)	$(22,057)

	Year Ended December 30, 2006
	Foreign	Bunker	Cross
	Currency	Fuel	Currency
	Hedges	Hedges	Swap	Total
	(In thousands)

Fresh fruit	$—	$(1,088)	$—	$(1,088)
Packaged foods	—	—	—	—
Corporate	—	—	20,664	20,664

	$—	$(1,088)	$20,664	$19,576

For information regarding our derivative instruments and hedging activities, refer to Note 13 in the notes to the consolidated financial statements for the quarter and half year ended June 20, 2009 included in this prospectus.

For information regarding our derivative instruments and hedging activities, refer to Note 17 in the notes to the consolidated financial statements for the year ended January 3, 2009 included in this prospectus.

Supplemental Financial Information

The following financial information has been presented, as management believes that it is useful information to some readers of our consolidated financial statements:

	June 20,	January 3,	December 29,
	2009	2009	2007
	(In thousands)

Balance Sheet Data:
Total working capital (current assets less current liabilities)	$491,731	$531,047	$693,782
Total assets	$4,223,840	$4,364,619	$4,642,884
Total debt	$2,011,061	$2,204,093	$2,411,397
Total shareholders’ equity	$555,455	$433,159	$354,886

	Half Year Ended
	June 20,	June 14,
Other Financial Data:	2009	2008
	(In thousands)

Income (loss) from continuing operations	$123,144	$151,638
Interest expense	87,788	84,742
Income taxes	17,011	(60,200)

EBIT	227,943	176,180

Depreciation and amortization from continuing operations	54,822	64,441
Net unrealized (gain) loss on derivative instruments	(7,130)	6,127
Foreign currency exchange (gain) loss on vessel obligations	6,983	(2,075)
Gain on asset sales	(16,793)	(11,643)

Adjusted EBITDA	$265,825	$233,030

Adjusted EBITDA margin	8.0%	6.3%
Capital expenditures from continuing operations	$17,581	$23,847

	Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)

Other Financial Data:
Income (loss) from continuing operations	$146,925	$(38,552)	$(38,853)
Interest expense	174,485	194,851	174,715
Income taxes	(48,015)	4,054	22,609

EBIT	273,395	160,353	158,471

Depreciation and amortization from continuing operations	137,660	151,380	143,530
Net unrealized (gain) loss on derivative instruments	48,734	22,057	(19,576)
Foreign currency exchange (gain) loss on vessel obligations	(21,300)	1,414	10,591
Gain on asset sales	(26,976)	—	—

Adjusted EBITDA	$411,513	$335,204	$293,016

Adjusted EBITDA margin	5.4%	4.9%	4.9%
Capital expenditures from continuing operations	$73,899	$104,015	$114,979

EBIT is calculated by adding back interest expense and income taxes to income (loss) from continuing operations. Adjusted EBITDA is calculated by adding depreciation and amortization from continuing operations to EBIT, by adding the net unrealized loss or subtracting the net unrealized gains on certain derivative instruments to EBIT (foreign currency and bunker fuel hedges and the cross currency swap), by adding the foreign currency loss or subtracting the foreign currency gain on the vessel obligations to EBIT, and by subtracting the gain on asset sales from EBIT. During the first quarter of 2007, all of the Company’s foreign currency and bunker fuel hedges were designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, and these designations were changed during the second quarter of 2007. Beginning in the second quarter of 2007, all unrealized gains and losses related to these instruments have been recorded in the consolidated statement of operations. During 2008, Dole initiated an asset sale program in order reduce the leverage of the Company with proceeds generated from the sale of non-core assets during the 2008 fiscal year and the six months ended June 20, 2009. Gains on asset sales for periods prior to the fiscal year ended January 3, 2009 were not material.

EBIT and Adjusted EBITDA are not calculated or presented in accordance with GAAP and EBIT and Adjusted EBITDA are not a substitute for net income attributable to Dole Food Company, Inc., net income, income from continuing operations, cash flows from operating activities or any other measure prescribed by GAAP. Further, EBIT and Adjusted EBITDA as used herein are not necessarily comparable to similarly titled measures of other companies. However, we have included EBIT and Adjusted EBITDA herein because management believes that EBIT and Adjusted EBITDA are useful performance measures for us. In addition, EBIT and Adjusted EBITDA are presented because our management believes that these measures are frequently used by securities analysts, investors and others in the evaluation of our Company. Management internally uses EBIT and Adjusted EBITDA for decision making and to evaluate our performance. Adjusted EBITDA margin is defined as the ratio of Adjusted EBITDA to net revenues. We present Adjusted EBITDA margin because management believes that it is a useful performance measure for us. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus for further information regarding the use of non-GAAP measures.

Financial Market Risks

As a result of our global operating and financing activities, we are exposed to market risks including fluctuations in interest rates, fluctuations in foreign currency exchange rates and changes in commodity pricing. We use derivative instruments to hedge against fluctuations in interest rates, foreign currency exchange rate movements and bunker fuel prices. We do not utilize derivatives for trading or other speculative purposes.

Interest Rate Risk

As a result of our normal borrowing and leasing activities, our operating results are exposed to fluctuations in interest rates. We have short-term and long-term debt with both fixed and variable interest rates. Short-term debt primarily comprises the current portion of long-term debt maturing within twelve months from the balance sheet date. Short-term debt also includes unsecured notes payable to banks and bank lines of credit used to finance working capital requirements. Long-term debt represents publicly held unsecured notes and debentures, as well as amounts outstanding under our senior secured credit facilities.

As of January 3, 2009, we had $1.1 billion of fixed-rate debt and $1.8 million of fixed-rate capital lease obligations and other debt with a combined weighted-average interest rate of 8.2% and a fair value of $820.3 million. We currently estimate that a 100 basis point increase in prevailing market interest rates would decrease the fair value of its fixed-rate debt by approximately $12.3 million.

As of January 3, 2009, we had the following variable-rate arrangements: $986 million of variable-rate debt with a weighted-average interest rate of 3.3% and $58.6 million of variable-rate capital lease obligations with a weighted-average interest rate of 6.6%. Interest expense under the majority of these arrangements is based on the London Interbank Offered Rate, or LIBOR. We currently estimate that a 100 basis point increase in LIBOR would lower pretax income by $10.5 million.

As part of our strategy to manage the level of exposure to fluctuations in interest rates, we entered into an interest rate swap agreement that effectively converted $320 million of variable-rate term loan debt to a fixed-rate basis. The interest rate swap fixed the interest rate at 7.2%. The paying and receiving rates under the interest rate swap were 5.49% and 4.82% as of January 3, 2009. The fair value of the interest rate swap at January 3, 2009 was a liability of $26.5 million.

We also executed a cross currency swap to synthetically convert $320 million of term loan debt into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen interest rate of 3.6%. The fair value of the cross currency swap was a liability of $40.5 million at January 3, 2009.

Foreign Currency Exchange Risk

We have production, processing, distribution and marketing operations worldwide in more than 90 countries. Our international sales are usually transacted in U.S. dollars and major European and Asian currencies. Some of our costs are incurred in currencies different from those received from the sale of products. Results of operations may be affected by fluctuations in currency exchange rates in both sourcing and selling locations.

We have significant sales denominated in Japanese yen as well as European sales denominated primarily in euro and Swedish krona. Product and shipping costs associated with a significant portion of these sales are U.S. dollar-denominated. In 2008, we had approximately $680 million of annual sales denominated in Japanese yen, $1.8 billion of annual sales denominated in euro, and $525 million of annual sales denominated in Swedish krona. If U.S. dollar exchange rates versus the Japanese yen, euro and Swedish krona during 2008 had remained unchanged from 2007, our revenues and operating income would have been lower by approximately $216 million and $70 million, respectively, excluding the impact of hedges. In addition, we currently estimate that a 10% strengthening of the U.S. dollar relative to the Japanese yen, euro and Swedish krona would lower operating income by approximately $76 million, excluding the impact of foreign currency exchange hedges.

We source the majority of our products in foreign locations and accordingly are exposed to changes in exchange rates between the U.S. dollar and currencies in these sourcing locations. Our exposure to exchange rate fluctuations in these sourcing locations is partially mitigated by entering into U.S. dollar denominated contracts for third-party purchased product and most other major supply agreements, including shipping contracts. However, we are still exposed to those costs that are denominated in local currencies. The most significant production currencies to which we have exchange rate risk are the Thai baht, Philippine peso, Chilean peso and South African rand. If U.S. dollar exchange rates versus these currencies during 2008 had remained unchanged from 2007, our operating income would have been higher by approximately $20 million. In addition, we currently estimate that a 10% weakening of the U.S. dollar relative to these currencies would lower operating income by approximately $50 million, excluding the impact of foreign currency exchange hedges.

At January 3, 2009, we had British pound sterling denominated capital lease obligations. The British pound sterling denominated capital lease of $58.5 million is owed by foreign subsidiaries whose functional currency is the U.S. dollar. Fluctuations in the British pound sterling to U.S. dollar exchange rate resulted in gains that were recognized through results of operations. In 2008, we recognized $21.3 million in foreign currency exchange gains related to the British pound sterling denominated capital lease. We currently estimate that the weakening of the value of the U.S. dollar against the British pound sterling by 10% as it relates to the capital lease obligation would lower operating income by approximately $6 million.

Some of our divisions operate in functional currencies other than the U.S. dollar. The net assets of these divisions are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive loss in shareholders’ equity. Such translation resulted in unrealized losses of $15.1 million in 2008. We have historically not attempted to hedge this equity risk.

The ultimate impact of future changes to these and other foreign currency exchange rates on 2009 revenues, operating income, net income, equity and comprehensive income is not determinable at this time.

As part of our risk management strategy, we use derivative instruments to hedge certain foreign currency exchange rate exposures. Our objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. We use foreign currency exchange forward contracts and participating forward contracts to reduce our risk related to anticipated dollar equivalent foreign currency cash flows, specifically forecasted revenue transactions and forecasted operating expenses. Participating forwards are the combination of a put and call option, structured such that there is no premium payment, there is a guaranteed strike price, and we can benefit from positive foreign currency exchange movements on a portion of the notional amount.

At January 3, 2009, our foreign currency hedge portfolio was as follows:

	Gross Notional Value
	Participating			Fair Market Value	Average Strike
	Forwards	Forwards	Total	Assets (Liabilities)	Price
	(In thousands)

Foreign Currency Hedges(Buy/Sell):
U.S. Dollar/Japanese Yen	$147,474	$—	$147,474	$(9,800)	JPY	104
U.S. Dollar/Euro	100,207	—	100,207	5,206	EUR	1.43
Euro/Swedish Krona	—	4,709	4,709	(153)	SEK	11.09
Chilean Peso/U.S. Dollar	—	22,495	22,495	419	CLP	668
Colombian Peso/U.S. Dollar	—	52,262	52,262	(441)	COP	2,294
Philippine Peso/U.S. Dollar	—	39,053	39,053	(846)	PHP	47.5

Total	$247,681	$118,519	$366,200	$(5,615)

For the year ended January 3, 2009, net unrealized gains on our foreign currency hedge portfolio totaled $6.5 million.

We also recorded net realized foreign currency hedging losses of $15.3 million as a component of cost of products sold in the consolidated statement of operations for the year ended January 3, 2009. In addition, during 2008, we settled early our Canadian dollar hedges which were expected to settle during 2009, realizing gains of $4.1 million. This gain was also included as a component of cost of products sold in our consolidated statement of operations.

Commodity Sales Price Risk

Commodity pricing exposures include the potential impacts of weather phenomena and their effect on industry volumes, prices, product quality and costs. We manage our exposure to commodity price risk primarily through our regular operating activities, however, significant commodity price fluctuations, particularly for bananas, pineapples and commodity vegetables could have a material impact on our results of operations.

Commodity Purchase Price Risk

We use a number of commodities in its operations including tinplate in its canned products, plastic resins in our fruit bowls, containerboard in its packaging containers and bunker fuel for its vessels. We are most exposed to market fluctuations in prices of containerboard and fuel. We currently estimate that a 10% increase in the price of containerboard would lower operating income by approximately $17 million and a 10% increase in the price of bunker fuel would lower operating income by approximately $20 million.

We enter into bunker fuel hedges to reduce our risk related to price fluctuations on anticipated bunker fuel purchases. At January 3, 2009, bunker fuel hedges had an aggregate outstanding notional amount of 15,018 metric tons. The fair value of the bunker fuel hedges at January 3, 2009 was a liability of $3.6 million. For the year ended January 3, 2009, we recorded unrealized losses of $4.3 million and realized gains of $0.7 million.

Counterparty Risk

The counterparties to our derivative instruments contracts consist of a number of major international financial institutions. We have established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose us to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. We do not anticipate any such losses.

BUSINESS

Dole Food Company, Inc. was founded in Hawaii in 1851 and was incorporated under the laws of Hawaii in 1894. Dole reincorporated as a Delaware corporation in July 2001. Our operations are described below. For detailed financial information with respect to our business and its operations, see our consolidated financial statements and the related notes to consolidated financial statements, which are included in this prospectus beginning on page F-1.

Overview

We are the world’s leading producer, marketer and distributor of fresh fruit and fresh vegetables, including an expanding line of value-added products. In the primary markets we serve, we hold the number 1 or number 2 market share position in our key product categories, including bananas, packaged salads and packaged fruit. For the last twelve months ended June 20, 2009, we had revenues of approximately $7.2 billion, Adjusted EBITDA of approximately $445 million and net income attributable to Dole Food Company, Inc. of approximately $92 million.

We provide wholesale, retail and institutional customers around the world with high quality food products that bear the DOLE® trademarks. We believe the DOLE trademarks and our products have global appeal as they offer value and convenience, while also benefiting from the growing focus on health and wellness among consumers worldwide.

Founded in 1851, we have built a fully-integrated operating platform that allows us to source, grow, process, market and distribute our nearly 200 products in more than 90 countries. We source our products worldwide both directly on Dole-owned or leased land and through associated producer and independent grower arrangements under which we provide varying degrees of farming, harvesting, packing, shipping and marketing services. We then use our global cold storage supply chain that features the largest dedicated refrigerated containerized fleet in the world, as well as an extensive network of packaging, ripening and distribution centers, to deliver fresh Dole products to market.

Industry

The worldwide fresh produce industry enjoys consistent underlying demand and favorable growth dynamics. In recent years, the market in the U.S. for fresh produce has increased faster than the rate of population growth, supported by ongoing trends including greater consumer demand for healthy, fresh and convenient foods, increased retailer square footage devoted to fresh produce, and greater emphasis among retailers on fresh produce as a differentiating factor in attracting customers.

Health-conscious consumers are driving much of the growth in demand for fresh produce. Over the past several decades, the benefits of natural, preservative-free foods have become an increasingly significant element of the public dialogue on health and nutrition. As a result, consumption of fresh fruit and vegetables has markedly increased. According to the U.S. Department of Agriculture, Americans consumed an additional 38 pounds of fresh fruit and vegetables per capita in 2006 compared to 1987.

Driven by consumer demand for convenient, healthy snacking options, the U.S. packaged fruit category has experienced growth of over 36% in the past ten years. Dole introduced FRUIT BOWLS plastic cups in 1999, which along with other innovative packaging items, such as fruit in resealable plastic jars, parfaits and gels, have attracted new users to this category and enabled the DOLE brand to achieve the number 1 market share position in the U.S. packaged fruit category. Dole also entered the frozen fruit category in 2004. As the leading brand, Dole was the first to invest in national consumer awareness which has supported 28% category growth since 2004.

As food retailers compete in a consolidating industry, they have sought to increase profits by focusing on higher growth product categories and value-added products, which generally have higher margins. As a result, some retailers are reducing the dry goods sections of the store, in favor of expanding their selection of fresh and chilled items. This trend provides Dole with new product and merchandising opportunities for fresh produce and packaged foods, especially for our value-added lines, such as packaged salads, FRUIT BOWLS and fruit in plastic jars. Fully integrated produce companies, such as Dole, are well positioned to meet the needs of large retailers through the delivery of consistent, high-quality produce, reliable service, competitive pricing and innovative products responsive to consumer demand. In addition, these companies, including Dole, have sought to strengthen relationships with leading retailers through value-added services such as banana ripening and distribution, category management, branding initiatives and establishment of long-term supply agreements.

Competitive Strengths

Our competitive strengths have contributed to our strong historical operating performance and should enable us to capitalize on future growth opportunities:

•	Market Share Leader. Our key products hold the number 1 or number 2 positions in their respective markets. We maintain number 1 market share positions in bananas in North America and Japan and the number 1 market share position in the U.S. in packaged fruit products, including our line of plastic fruit cups called FRUIT BOWLS, FRUIT BOWLS in Gel, Fruit Parfaits and fruit in plastic jars. Our leadership position provides us with global scale and support for our world-class production, distribution and marketing platform that would be difficult for others to replicate.

•	Strong Global Brand. The DOLE brand was introduced in 1933 and is one of the most recognized brands for fresh and packaged produce in the United States, as evidenced by DOLE’s 57% unaided consumer brand awareness — almost three times that of DOLE’s nearest competitor, according to a major global research company (TNS NFO). Consumer and institutional recognition of the DOLE trademark and related brands and the association of these brands with high quality food products contribute significantly to our leading positions in the markets that we serve. Additionally, by implementing a global marketing program, we believe we have made the distinctive red “DOLE” letters and sunburst a familiar symbol of freshness and quality recognized in the aisles of the supermarket and around the world.

•	State-of-the-Art Infrastructure and Supply Chain Management. Our production, processing, transportation and distribution infrastructure is state-of-the-art, enabling us to efficiently deliver among the highest quality and freshest product to our customers. Dole quality starts right on the farm, and that quality is preserved and protected in our proprietary farm-to-customer refrigerated supply chain. Our network provides a closed-loop cold storage supply chain that enables the worldwide transport of perishable products and is the key to Dole quality and shelf life. The investments in our infrastructure, including the DOLE trademark, farms, packing houses, manufacturing facilities and shipping assets, and our market-leading logistics and distribution capabilities, allow us to act as a preferred fresh and packaged food provider to leading global supermarkets and mass merchandisers.

•	Diversity of Sourcing Locations. We currently source our fresh fruits and vegetables from 25 countries and distribute products in more than 90 countries. In addition to owning and operating our own farms, we have developed a unique worldwide network of over 9,000 farmers who proudly produce to our standards. We are not dependent on any one country for the sourcing of our products. The diversity of our production sources allows us to consistently access the highest quality products while also reducing our exposure to events unique in any given region.

•	Low-Cost Production Capabilities. Our supply chain and global sourcing network enable us to be a low cost producer in many of our major product lines, including bananas, North American fresh vegetables and packaged fruit products. Over the last several years we have undertaken various initiatives to achieve and maintain this low-cost position, including leveraging our global logistics infrastructure more efficiently. We intend to maintain these low-cost positions through a continued focus on operating efficiency.

•	Strong Management Team. Our management team has a demonstrated history of delivering strong operating results through disciplined execution. Under our strong management team’s guidance, Dole’s net revenues have increased from $6.0 billion in 2006 to $7.2 billion for the last twelve months ended June 20, 2009. Adjusted EBITDA has increased from $293 million for fiscal year 2006 to $445 million for the last twelve months ended June 20, 2009, and net income attributable to Dole Food Company, Inc. has increased to $92 million over the same periods from net losses of $54 million and $87 million in fiscal years 2007 and 2006, respectively.

Business Strategy

Key elements of our strategy include:

•	Continue to Leverage our Strong Brand and Market Leadership Position. Our key products hold number 1 or number 2 market positions in their respective markets. We intend to maintain those positions and continue to expand our leadership in new product areas as well as with new customers. We have a history of leveraging our strong brand to successfully enter, and in many cases become the largest player in value-added food categories. We intend to continue to evaluate and strategically introduce other branded products in the value-added sectors of our business.

•	Focus on Value-Added Products. We intend to continue shifting our product mix toward value-added food categories while maintaining and building on our leadership positions in fresh fruits and vegetables. For example, we have successfully increased our percentage of revenue from value-added products in our fresh vegetables and packaged foods businesses, where our packaged salad lines and FRUIT BOWL and other non-canned products now account for approximately 53% and 58% of those businesses’ respective revenues. Value-added food categories are growing at a faster rate than traditional commodity businesses and typically generate stronger margins. We plan to continue to address the growing demand for convenient and innovative products by investing in our higher margin, value-added food businesses.

•	Build on Strong Presence in Stable Markets and Expand in High-Growth Markets. We intend to continue to reap the benefits of our strong brand and market position in profitable, stable markets such as North America, Western Europe, and Japan. Additionally, we are focusing on expansion in higher growth markets such as China and Eastern Europe, where we believe our capabilities in delivering fresh and high quality products that also offer health, wellness and convenience benefits, will enhance the existing growth and profitability of our business.

•	Focus on Improving Operating Efficiency and Cash Flow. We intend to continue to focus on profit improvement initiatives and maximizing cash flow by:

•	Analyzing our current customer base and focusing on profitable relationships with strategically important customers;

•	Leveraging our purchasing power to reduce our costs of raw materials; and

•	Focusing capital investments to improve productivity.

Asset Sales

We have established the reduction of our leverage as a key goal. This initiative has two principal dimensions: improving operating results, through leveraging of our strong global brand and market leadership, coupled with a sharp focus on cost reduction and increased operating efficiencies, and paying down debt with the proceeds of asset sales and the increased earnings resulting from improved operating performance. With respect to asset sales, we set a goal of selling $200 million in non-core or underperforming assets in 2008, which we have exceeded. During 2008, cash consideration related to our asset sale program totaled approximately $236 million, including sales of land in Hawaii, our fresh-cut flowers headquarters building in Miami, Florida, our citrus and pistachio operations in California, two farms in Chile, a land parcel in Turkey, two older refrigerated ships, a distribution facility in Europe, our JP Fresh and Dole France subsidiaries, and additional acreage located in California.

For 2009, we have set a target of $200 million in additional asset sales. During the first half of 2009, we achieved significant progress toward this goal, having completed the first phase of the sale of our fresh-cut flowers business, and completed the sale of some of our banana properties in Latin America and vegetable property in California. We received net proceeds of $82 million for these three transactions, which were used to pay down Dole’s revolving credit facility pending reinvestment in our businesses. When all phases of these transactions are complete, net proceeds to Dole will be approximately $130 million.

During the third quarter of 2009, we signed letters of intent to sell certain operating properties in Latin America for approximately $68 million. We anticipate that the sales of these properties will not have a significant impact on earnings.

We plan to continue to monetize non-core or underperforming assets beyond 2009. As discussed in Note 12 to the notes to the consolidated financial statements for the quarter and half-year ended June 20, 2009, at the end of the second quarter of 2009, we held $94 million of assets as Assets Held for Sale. These assets were comprised primarily of land in Hawaii. We currently expect these assets to be sold within the next twelve months and that the proceeds from such sales will be used to reduce our leverage.

Business Segments

We have three business segments: fresh fruit, fresh vegetables and packaged foods. The fresh fruit segment contains several operating divisions that produce and market fresh fruit to wholesale, retail and institutional customers worldwide. The fresh vegetables segment contains two operating divisions that produce and market commodity vegetables and packaged vegetables and salads to wholesale, retail and institutional customers, primarily in North America, Europe and Asia. The packaged foods segment contains several operating divisions that produce and market packaged foods including fruit, juices and snack foods. For more information regarding revenues, profit and loss and assets for each business segment for the last three fiscal years, see Note 15 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere is this prospectus. During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations, and during the third quarter of 2008 we signed a binding letter of intent to sell these operations. Closing of the first phase of this transaction occurred early in the first quarter of 2009. Accordingly, the results of operations of the fresh-cut flowers segment are reflected as discontinued operations for all periods presented. All of the related assets and liabilities of that segment have been reclassified as held-for-sale. See Note 15 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus for revenues and assets by geographic location.

Fresh Fruit

Our fresh fruit business segment has four primary operating divisions: bananas, European Ripening and Distribution, fresh pineapples and Dole Chile. We believe that we are the industry leader in growing, sourcing, shipping and distributing consistently high-quality fresh fruit. The fresh fruit business segment represented approximately 71%, 69% and 66% of consolidated total revenues in 2008, 2007 and 2006, respectively.

Bananas

We are one of the world’s largest producers of bananas, growing and selling approximately 165 million boxes of bananas annually. We sell most of our bananas under the DOLE brand. We primarily sell bananas to customers in North America, Europe and Asia. We are the number 1 brand of bananas in both the U.S. (an approximate 36% market share) and Japan (an approximate 31% market share) and the number 2 provider in Europe (an approximate 12% market share). In Latin America, we source our bananas primarily in Honduras, Costa Rica, Ecuador, Colombia, Guatemala and Peru, growing on approximately 38,800 acres of company-owned farms and over 90,000 acres of independent producers’ farms. We ship our Latin American bananas to North America and Europe in our refrigerated and containerized shipping fleet. In Asia, we source our bananas primarily in the Philippines. Bananas accounted for approximately 41%, 38% and 41% of our fresh fruit business segment revenues in 2008, 2007 and 2006, respectively.

Consistent with our strategy to focus on value-added products, we have continued to expand our focus on higher margin, niche bananas. While the traditional “green” bananas still comprise the majority of our banana sales, we have successfully introduced niche bananas (e.g., organic). We have also improved the profitability of our banana business by focusing on profitable customer relationships and markets.

While bananas are sold year round, there is a seasonal aspect to the banana business. Banana prices and volumes are typically higher in the first and second calendar quarters before the increased competition from summer fruits.

Approximately 90% of our total retail volume in North America is sold under contract. The contracts are typically one year in duration and help to insulate us from fluctuations in the banana spot market. Our principal competitors in the international banana business are Chiquita Brands International, Inc. and Fresh Del Monte Produce, Inc.

European Ripening and Distribution

Our European Ripening and Distribution business distributes DOLE and non-DOLE branded fresh produce in Europe. This business operates 24 ripening and distribution centers in eight countries, predominantly in Western Europe. This is a value-added business for us since European retailers generally do not self-distribute or self-ripen. This business assists us in firmly establishing our European customer relationships. In 2008, European Ripening and Distribution accounted for approximately 41%, 42% and 37% of our fresh fruit business segment’s revenues in 2008, 2007 and 2006, respectively.

Fresh Pineapples

We are the number 2 global marketer of fresh pineapples, growing and selling more than 34 million boxes annually. We source our pineapples primarily from Dole-operated farms and independent growers in Latin America, Hawaii, the Philippines and Thailand. We produce and sell several different varieties, including the sweet yellow pineapple. We introduced the sweet yellow pineapple in 1999, and now market a substantial portion of this fruit under the DOLE TROPICAL GOLD® label. Varieties of pineapple other than the sweet pineapples are also used in our packaged products. Our primary competitor in fresh pineapples is Fresh Del Monte Produce, Inc. Pineapples accounted for approximately 7%, 8% and 9% of our fresh fruit business segment’s revenues in 2008, 2007 and 2006, respectively.

Dole Chile

We began our Chilean operations in 1982 and we are a leading exporter of Chilean fruit. We export grapes, apples, pears, stone fruit (e.g., peaches and plums) and kiwifruit from approximately 1,600 Dole-owned or -leased acres and 12,300 contracted acres. The weather and geographic features of Chile are similar to those of the Western United States, with opposite seasons. Accordingly, Chile’s harvest is counter-seasonal to that in the northern hemisphere, offsetting the seasonality in our other fresh fruit. We primarily export Chilean fruit to North America, Latin America and Europe. Our Dole Chile business division accounted for approximately 6% of our fresh fruit business segment’s revenues in 2008 and 2007 and 7% in 2006.

Fresh Vegetables

Our fresh vegetables business segment operates through two divisions: commodity vegetables and value-added. We source fresh vegetables from Dole-owned and contracted farms. Our value-added products are produced in state-of-the-art processing facilities in Yuma, Arizona, Soledad, California, Springfield, Ohio and Bessemer City, North Carolina. Under arrangements with independent growers, we purchase fresh produce at the time of harvest and are generally responsible for harvesting, packing and shipping the product to our central cooling and distribution facilities. We pursue a balanced growth strategy between our commodity and value-added divisions. In 2008, the value-added division accounted for 53% of our revenues for this segment. The fresh vegetables business segment accounted for approximately 14%, 16% and 18% of consolidated total revenues in 2008, 2007 and 2006, respectively.

Commodity Vegetables

We source, harvest, cool, distribute and market more than 20 different types of fresh and fresh-cut vegetables, including iceberg lettuce, red and green leaf lettuce, romaine lettuce, butter lettuce, celery, cauliflower, broccoli, carrots, brussels sprouts, green onions, asparagus, snow peas and artichokes, as well as fresh strawberries. We sell our commodity products primarily in North America, Asia and, to a lesser extent, Western Europe. Our primary competitors in this category include: Tanimura & Antle Fresh Foods, Inc., Duda Farm Fresh Foods, Inc., Salyer American Fresh Foods and Ocean Mist Farms.

Value-Added

Our value-added vegetable products include packaged salads and packaged fresh-cut vegetables. Our U.S. unit market share of the packaged salads category reported by IRI was approximately 34% for the 2008 fiscal year. New product development continues to drive growth in this area. Our primary competitors in packaged salads include Chiquita Brands International, Inc. (which markets Fresh Express), Ready Pac Produce, Inc. and Taylor Fresh Foods, Inc.

Packaged Foods

Our packaged foods segment produces canned pineapple, canned pineapple juice, fruit juice concentrate, fruit in plastic cups, jars and pouches and fruit parfaits. Most of our significant packaged foods products hold the number 1 market position in the U.S. We remain the market leader in the plastic fruit cup category with six of the top ten items in the category. Fruit for our packaged food products is sourced primarily in the Philippines, Thailand, the United States and China and packed primarily in four Asian canneries, two in Thailand and two in the Philippines. We have continued to focus on expanding our product range beyond our traditional canned fruit and juice products. FRUIT BOWL and other non-canned products accounted for approximately 58%, 59% and 55% of the segment’s revenues in 2008, 2007 and 2006, respectively.

The trend towards convenience and healthy snacking has generated strong growth in the plastic fruit cup category, which now significantly exceeds the applesauce cup and shelf-stable gelatin cup categories. In fact, Dole now produces more plastic cups than traditional cans. Our FRUIT BOWLS products, introduced in 1998, have achieved significant market share, as evidenced by our 50% market share in the United States during 2008, as reported by IRI. In 2003, Dole introduced fruit in a 24.5 oz. plastic jar, which has attained a 42% market share in the refrigerated and shelf-stable jar category, and a 74% share in the shelf-stable jar category, as reported by IRI. To keep up with demand, we have made substantial investments in our Asian canneries, significantly increasing our FRUIT BOWLS capacity in the past four years. These investments should enable us to continue as an industry innovator and low-cost producer.

In the frozen fruit category, Dole is now the number 1 brand in North America and is positioned for continued growth as the innovation leader. New product introductions include our new WILDLY NUTRITIOUStm fruit blends, which offer targeted health benefits, as well as our Sliced Strawberries, which drive consumer convenience. The brand is also in the process of transitioning into a new consumer-friendly, easy-open standup bag.

Our packaged foods segment accounted for approximately 15% of consolidated revenues in 2008 and 2007 and 16% in 2006.

Discontinued Operations

During the fourth quarter of 2007, we approved and committed to a formal plan to divest Citrus. During March 2008, we entered into an agreement to sell land and other related assets of Citrus. The sale was completed during the third quarter of 2008, and we received net proceeds of $28.1 million. In addition, during the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations, and during the third quarter of 2008 we signed a binding letter of intent to sell these operations. The first phase of the transaction closed early in the first quarter of 2009.

Global Logistics

We have significant product sourcing and related operations in Cameroon, Chile, China, Costa Rica, Ecuador, Honduras, Ivory Coast, the Philippines, South Africa, Spain, Thailand and the United States. Significant volumes of Dole’s fresh fruit and packaged products are marketed in Canada, Western Europe, Japan and the United States, with lesser volumes marketed in Australia, China, Hong Kong, New Zealand, South Korea, and other countries in Asia, Europe, and Central and South America.

The produce that we distribute internationally is transported primarily by 24 owned or leased ocean-going vessels. We ship our tropical fruit in owned or chartered refrigerated vessels. All of our tropical fruit shipments into the North American and core European markets are delivered using pallets or containers. This increases efficiency and minimizes damage to the product from handling. Most of the vessels are equipped with controlled atmosphere technology, to ensure product quality. “Backhauling” services, transporting our own and third-party cargo primarily from North America and Europe to Latin America, reduce net transportation costs. We use vessels that are both owned or operated under long-term leases, as well as vessels chartered under contracts that typically last one year.

Customers

Our top 10 customers in 2008 accounted for approximately 30% of total revenues. No one customer accounted for more than 6% of total 2008 revenues. Our customer base is highly diversified, both geographically and in terms of product mix. Each of our segments’ largest customers accounted for no more than approximately 20% of that segment’s revenues. Our largest customers are leading global and regional mass merchandisers and supermarkets in North America, Europe and Asia.

Sales and Marketing

We sell and distribute our fruit and vegetable products through a network of fresh produce operations in North America, Europe, Asia and Latin America. Some of these operations involve the sourcing, distribution and marketing of fresh fruits and vegetables while others involve only distribution and marketing. We have regional sales organizations dedicated to servicing major retail and wholesale customers. We also use the services of brokers in certain regions, primarily for sales of packaged fruits and packaged salads. Retail customers include large chain stores with which Dole enters into product and service contracts, typically for a one- or two-year term. Wholesale customers include large distributors in North America, Europe and Asia. We use consumer advertising, marketing and trade spending, to promote new items, bolster our exceptional brand awareness and promote nutrition knowledge. See information by geographic location in Note 15 to the notes to the consolidated financial statements for the three years ended January 3, 2009.

Competition

The global fresh and packaged produce markets are intensely competitive, and generally have a small number of global producers, filled out with independent growers, packers and middlemen. Our large, international competitors are Chiquita Brands International, Inc., Fresh Del Monte Produce, Inc. and Del Monte Foods. In some product lines, we compete with smaller national producers. In fresh vegetables, a limited number of grower shippers in the United States and Mexico supply a significant portion of the United States market, with numerous smaller independent distributors also competing. We also face competition from grower cooperatives and foreign government sponsored producers. Competition in the various markets in which we operate is affected by reliability of supply, product quality, brand recognition and perception, price and the ability to satisfy changing customer preferences through innovative product offerings.

Employees

At January 3, 2009, we had approximately 40,900 full-time permanent employees and 34,900 full-time seasonal or temporary employees, worldwide. Approximately 35% of our employees work under collective bargaining agreements. Our collective bargaining agreements with expirations in fiscal 2009 have each been renewed, other than one agreement that is currently under extension. We believe our relations with our employees are generally good.

Trademark Licenses

In connection with the sale of the majority of our juice business to Tropicana Products, Inc. in May of 1995, we received cash payments up front and granted to Tropicana a license, requiring no additional future royalty payments, to use certain DOLE trademarks on certain beverage products. We continue to produce and market DOLE canned pineapple juice and pineapple juice blend beverages, which were not part of the 1995 sale. We have a number of additional license arrangements worldwide, none of which is material to Dole and its subsidiaries, taken as a whole.

Research and Development

Our research and development programs concentrate on sustaining the productivity of our agricultural lands, food safety, nutrition science, product quality, value-added product development and packaging design. Agricultural research is directed toward sustaining and improving product yields and product quality by examining and improving agricultural practices in all phases of production (such as development of specifically adapted plant varieties, land preparation, fertilization, cultural practices, pest and disease control, post-harvesting, handling, packing and shipping procedures), and includes on-site technical services and the implementation and monitoring of recommended agricultural practices. Research efforts are also directed towards integrated pest management and biological pest control. We develop specialized machinery for various phases of agricultural production and packaging that reduce labor costs, increase efficiency and improve product quality. We conduct agricultural research at field facilities primarily in California, Hawaii, Latin America and Asia. We also sponsor research related to environmental improvements and the protection of worker and community health. The aggregate amounts we spent on research and development in each of the last three years have not been material in any of such years.

Food Safety

Dole is undertaking strong measures to improve food safety. We spearheaded the industry-wide Leafy Greens Marketing Agreement in California and the pending Agreement in Arizona. We developed and adopted enhanced Good Agricultural Practices, which include raw material testing in the fields, expanded buffer zones and increased water testing. We also use radio-frequency identification (RFID) tags to track leafy greens as they move from fields to trucks and through processing.

Dole salad plants are sanitized and inspected daily. We wash our leafy greens three times in chilled, purified water that includes anti-bacterial chlorine exposure before thorough rinsing.

Environmental and Regulatory Matters

Our agricultural operations are subject to a broad range of evolving environmental laws and regulations in each country in which we operate. In the United States, these laws and regulations include the Food Quality Protection Act of 1996, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act.

Compliance with these foreign and domestic laws and related regulations is an ongoing process that is not expected to have a material effect on our capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by us, and there can be no assurance that the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

Our food operations are also subject to regulations enforced by, among others, the U.S. Food and Drug Administration and state, local and foreign counterparts and to inspection by the U.S. Department of Agriculture and other federal, state, local and foreign environmental, health and safety authorities. The U.S. Food and Drug Administration enforces statutory standards regarding the labeling and safety of food products, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for foods and determines the safety of food substances in the United States. Similar functions are performed by state, local and foreign governmental entities with respect to food products produced or distributed in their respective jurisdictions.

In the United States, portions of our fresh fruit and vegetable farm properties are irrigated by surface water supplied by local government agencies using facilities financed by federal or state agencies, as well as from underground sources. Water received through federal facilities is subject to acreage limitations under the 1982 Reclamation Reform Act. Worldwide, the quantity and quality of water supplies varies depending on weather conditions and government regulations. We believe that under normal conditions these water supplies are adequate for current production needs.

Internationally, we are subject to various government laws and regulations (including the U.S. Foreign Corrupt Practices Act and similar non-U.S. laws and regulations) and local government regulations. To help ensure compliance with these laws and regulations, we have adopted specific risk management and compliance practices and policies, including a specific policy addressing the U.S. Foreign Corrupt Practices Act.

Legal Proceedings

We are involved from time to time in claims and legal actions incidental to our operations, both as plaintiff and defendant. We have established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which we are a party are not expected to have a material adverse effect, individually or in the aggregate, on our financial condition or results of operations.

DBCP Cases

A significant portion of Dole’s legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are 246 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP or seeking enforcement of Nicaragua judgments. In addition, there are 111 labor cases pending in Costa Rica under that country’s national insurance program.

Thirty of the 246 lawsuits are currently pending in various jurisdictions in the United States. On June 17, 2009, Los Angeles Superior Court Judge Chaney formalized her April 23, 2009 oral ruling by issuing written Findings of Fact and Conclusions of Law, formally ordering dismissal with prejudice of the two remaining lawsuits brought on behalf of Nicaraguan plaintiffs who had falsely claimed they were sterile as a result of exposure to DBCP on Dole-contracted Nicaraguan banana farms, finding that the plaintiffs, and certain of their attorneys, fabricated their claims, engaged in a long-running conspiracy to commit a fraud on the court, used threats of violence to frighten witnesses and suppress the truth, and conspired with corrupt Nicaraguan judges, depriving Dole and the other companies of due process. On June 9, 2009, the First Circuit Court of Hawaii dismissed the Patrickson case, which had involved ten plaintiffs from Honduras, Costa Rica, Ecuador and Guatemala, finding that their DBCP claims were time-barred by the statute of limitations. In seven cases pending in Los Angeles involving 672 claimants from Ivory Coast, where Dole did not operate when DBCP was in use, plaintiffs’ counsel, on July 17, 2009, has filed a motion to withdraw as counsel of record in response to a witness who has come forward alleging fraud. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately $44.2 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases Dole is a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against Dole.

One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole were reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. On July 7, 2009, the Second District Court Appeals issued an order to show cause why this $1.58 million judgment should not be vacated and judgment be entered in defendants’ favor on the grounds that the judgment was procured through fraud. Plaintiffs were to provide their response to the order to show cause to the trial court within 30 days of the issuance of the order. In that order, the Court of Appeals stated that the trial court need not hold an evidentiary hearing to decide whether the judgment was procured by fraud, but instead can rely on the record that was presented in support of Dole’s request to have the case sent back to the trial court. Since the Court of Appeal’s order, the four plaintiffs, who prevailed against Dole, and the one as to whom a new trial was granted, responded to the Court’s order to show cause. They moved to dismiss Dole’s petition to set aside the judgment based on fraud. The Court has set a hearing date of November 19, 2009 on that motion. Dole believes this motion is without merit. The Court has also calendered a hearing on Dole’s petition to set aside the judgment based on fraud for January 25, 2010.

In Nicaragua, 197 cases are currently filed (of which 20 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Thirty-two cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; $38.4 million (one case with 192 claimants) on November 14, 2007; and $357.7 million (eight cases with 417 claimants) on January 12, 2009, which Dole recently learned of unofficially. Except for the latest one, Dole has appealed all judgments, with Dole’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal. Dole will appeal the $357.7 million judgment once it has been served.

Of the 20 active cases currently pending in civil courts in Nicaragua, all have been brought under Law 364 except for one. In all of the active cases where the proceeding has reached the appropriate stage (7 of 20 cases), Dole has sought to have the cases returned to the United States. In three of the cases where Dole has sought return to the United States, the courts have denied Dole’s request and Dole has appealed that decision. Dole’s requests remain pending in the other four cases.

The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor. The Court has scheduled an oral argument involving the special prosecutor and the lawyers who are the subject of his inquiry on October 2, 2009.

There is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. On September 4, 2009, the Court completed an evidentiary hearing to consider Dole’s request that the Court deny enforcement of this judgment, contending that Nicaragua’s judicial system does not provide due process or an impartial judiciary, which also lacks transparency and is corrupt. Dole anticipates that Miami District Court Judge Paul C. Huck will issue a written decision based on the hearing and related submissions by the parties. Judge Huck is already aware of the evidence of fraud detailed in Judge Chaney’s June 17, 2009 written Findings of Fact and Conclusions of Law.

Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). The Venezuela Supreme Court has ordered the plaintiffs to properly serve the defendants, or have their request for recognition of these Nicaragua judgments dismissed. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.

Dole believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.

On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on Dole’s financial condition or results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science- based criteria. Los Angeles Superior Court Judge Chaney had previously appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on Dole’s financial condition or results of operations.

European Union Antitrust Inquiry

On October 15, 2008, the European Commission, or EC, adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.

The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices.

Dole received the Decision on October 21, 2008 and appealed the Decision to the European Court of First Instance in Luxembourg on December 24, 2008.

Dole made an initial $10 million (€7.6 million) provisional payment towards the €45.6 million fine on January 22, 2009. As agreed with the European Commission (DG Budget), Dole provided the required bank guaranty for the remaining balance of the fine to the European Commission by the deadline of April 30, 2009. The bank guaranty renews annually during the appeals process (which may take several years) and carries interest of 6.15% (accrued from January 23, 2009). If the European Court of First Instance fully agrees with Dole’s arguments presented in its appeal, Dole will be entitled to the return of all monies paid, plus interest.

On November 28 and 29, 2007, the EC conducted searches of Dole offices in Italy and Spain, as well as of other companies’ offices located in these countries. Dole continues to cooperate with the EC’s requests for information.

Although no assurances can be given, and although there could be a material adverse effect on Dole, Dole believes that it has not violated the European competition laws. No accrual for the Decision has been made in the accompanying consolidated financial statements, since Dole cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.

Honduran Tax Case

In 2005, Dole received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, Dole proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on Dole’s financial condition or results of operations.

Trade Issues

Our foreign operations are subject to risks of expropriation, civil disturbances, political unrest, increases in taxes and other restrictive governmental policies, such as import quotas. Loss of one or more of our foreign operations could have a material adverse effect on our operating results. We strive to maintain good working relationships in each country in which we operate. Because our operations are a significant factor in the economies of certain countries, our activities are subject to intense public and governmental scrutiny and may be affected by changes in the status of the host economies, the makeup of the government or public opinion in a particular country.

The EU maintains banana regulations that impose tariffs on bananas. On January 1, 2006, the EU implemented a “tariff only” import regime for bananas. The 2001 Understanding on Bananas between the European Communities and the United States required the EU to implement a tariff only banana import system by this date.

Banana imports from Latin America are currently subject to a tariff of 176 euro per metric ton for entry into the EU market. Under the EU’s previous banana regime, banana imports from Latin America were subject to a tariff of 75 euro per metric ton and were also subject to import license requirements and volume quotas. License requirements and volume quotas had the effect of limiting access to the EU banana market.

Although all Latin bananas are subject to a tariff of 176 euro per metric ton under the “tariff only” regime, the EU had allowed up to 775,000 metric tons of bananas from African, Caribbean, and Pacific, or ACP, countries to be imported annually into the EU duty-free. This preferential treatment of a zero tariff on up to 775,000 metric tons of ACP banana imports, as well as the 176 euro per metric ton tariff applied to Latin banana imports, was challenged by Panama, Honduras, Nicaragua, and Colombia in consultation proceedings at the World Trade Organization, or WTO. In addition, both Ecuador and the United States formally requested the WTO Dispute Settlement Body, or DSB, to appoint panels to review the matter.

The DSB issued final and definitive written rulings in favor of Ecuador and the United States on November 27, 2008, concluding that the 176 euro per metric ton tariff is inconsistent with WTO trade rules. The DSB also considered that the prior duty-free tariff reserved for ACP countries was inconsistent with WTO trade rules but also recognized that, with the current entry into force of Economic Partnership Agreements between the EU and ACP countries, ACP bananas now may have duty-free, quota-free access to the EU market.

Dole expects that the current tariff applied to Latin banana imports will be lowered in order that the EU may comply with these DSB rulings and with the WTO trade rules. The DSB rulings did not indicate the amount the EU banana tariff should be lowered, and Dole encourages a timely resolution through negotiations among the EU, the U.S., and the Latin banana producing countries. Recent press reports indicate that the EU now expects to reach resolution on the tariff by the end of October 2009; however the Latin banana producing countries and the EU do not yet appear to have agreed on the tariff reduction amount or specific timetable to implement any proposed reduction. Without such specifics, Dole cannot yet determine what potential effects this outcome will have for Dole. Notwithstanding, Dole strongly supports the continued efforts to resolve this dispute and believes that the EU banana tariff, once lowered, will be a favorable result for Dole.

Seasonality

Our sales volumes remain relatively stable throughout the year. We experience seasonal earnings characteristics, predominantly in the fresh fruit segment, because fresh fruit prices traditionally are lower in the second half of the year, when summer fruits are in the markets. Our packaged foods segment experiences peak demand during certain well-known holidays and observances; the impact is less than in the fresh-fruit segment.

Properties

The following is a description of our significant properties.

North America

We own our executive office facility in Westlake Village, California, and lease a divisional office in Monterey, California, from an affiliate.

Our Hawaii operations are located on the island of Oahu and total approximately 26,000 acres, which we own. Of the total acres owned, we farm pineapples on 2,700 acres and coffee and cacao on an additional 195 acres. The remaining acres are leased or are in pastures and forest reserves. As of January 3, 2009, approximately 9,000 acres were classified as assets held-for-sale. Other Hawaii land parcels are currently under evaluation for potential sale.

We own approximately 200 acres of farmland in California, and lease approximately 12,600 acres of farmland in California and 4,300 acres in Arizona in connection with our vegetable and berry operations. The majority of this acreage is farmed under joint growing arrangements with independent growers, while we farm the remainder. We own cooling, packing and shipping facilities in Marina,

Gonzales and Huron, California. Additionally, we have partnership interests in facilities in Yuma, Arizona and Salinas, California, and leases in facilities in the following California cities: Oxnard, Monterey and Watsonville. We own and operate state-of-the-art, packaged salad and vegetable plants in Yuma, Arizona, Soledad, California, Springfield, Ohio and Bessemer City, North Carolina.

We own approximately 2,600 acres of peach orchards in California of which we farm 1,200 acres. At January 3, 2009, approximately 600 acres were classified as assets held-for-sale. We also own and operate a plant in Atwater, California that produces individually quick frozen fruit, and lease a production facility located in Decatur, Michigan.

Latin America

We own offices in San Jose, Costa Rica, and La Ceiba, Honduras. We also lease offices in Chile, Costa Rica, Ecuador and Guatemala.

We produce bananas directly from owned plantations in Costa Rica, Ecuador and Honduras as well as through associated producers or independent growing arrangements in those countries and others, including Guatemala and Colombia. We own approximately 33,600 acres in Costa Rica, 3,900 acres in Ecuador and 28,400 acres in Honduras, all related to banana production, although some of the acreage is not presently under production.

We own approximately 8,100 acres of land in Honduras, 7,300 acres of land in Costa Rica and 3,000 acres of land in Ecuador, all of which is related to pineapple production, although some of the acreage is not presently under production. We also own a juice concentrate plant in Honduras for pineapple and citrus. Pineapple is grown primarily for the fresh produce market.

We grow grapes, stone fruit, kiwi and pears on approximately 1,600 acres owned or leased by us in Chile. We own or operate 11 packing and cold storage facilities, a corrugated box plant and a wooden box plant in Chile. In addition, we operate a fresh-cut salad plant and a small local fruit distribution company in Chile. We own or operate a packing and cooling plant and a local fruit distribution company in Argentina.

We also own and operate corrugated box plants in Costa Rica, Ecuador and Honduras.

We indirectly own 35% of Bananapuerto, an Ecuadorian port, and operate the port pursuant to a port services agreement signed in 2002, the term of which is up to 30 years.

Dole Latin America operates a fleet of seven refrigerated container ships, of which four are owned, two are under long-term capital leases and one is long-term chartered. In addition, Dole Latin America operates a fleet of 17 breakbulk refrigerated ships, of which seven are owned, nine are long-term chartered and one is chartered for one year. We also cover part of our requirements under contracts with existing liner services and occasionally charter vessels for short periods on a time or voyage basis as and when required. We own or lease approximately 15,300 refrigerated containers, 2,000 dry containers, 5,900 chassis and 4,800 generator sets worldwide.

Asia

We operate a pineapple plantation of approximately 33,900 leased acres in the Philippines. Approximately 18,500 acres of the plantation are leased to us by a cooperative of our employees that acquired the land pursuant to agrarian reform law. The remaining 15,400 acres are leased from individual land owners. Two multi-fruit canneries, a blast freezer, cold storage, a juice concentrate plant, a box forming plant, a can and drum manufacturing plant, warehouses, wharf and a fresh fruit packing plant, each owned by us, are located at or near the pineapple plantation.

We own and operate a tropical fruit cannery and a multi-fruit processing factory in central Thailand and a second tropical fruit cannery in southern Thailand. Dole also grows pineapple in Thailand on approximately 3,800 acres of owned land, not all of which are currently under cultivation.

We produce bananas and papaya from 32,400 acres of leased land in the Philippines and also source these products through associated producers or independent growing arrangements in the Philippines. A plastic extruding plant and a box forming plant, both owned by us, are located near the banana plantations. We also operate banana ripening and distribution centers in Hong Kong, South Korea, Taiwan, The People’s Republic of China, the Philippines and New Zealand.

Bananas are also grown on 1,000 acres of leased land in Australia.

Additionally, we source products from over 1,100 Japanese farmers through independent growing arrangements.

Europe

We maintain our European headquarters in Paris, France and have major regional offices in Antwerp, Belgium, Prague, Czech Republic, Hamburg, Germany, Lübeck, Germany, Milan, Italy, Madrid, Spain, Athens, Greece, Helsingborg, Sweden and Cape Town, South Africa, which are leased from third parties.

We operate and own one banana ripening, produce and flower distribution center in Sweden, two banana ripening and produce distribution facilities in Spain, two in Germany, one in Turkey and one in Italy. We also operate and lease three banana ripening, produce and flower distribution centers in Sweden, four banana ripening and produce distribution facilities in Spain, one in Portugal, three in Italy, one in Belgium, two in Austria, and three in Germany. We have a minority interest in a French company, Compagnie Fruitière, that owns a majority interest in banana and pineapple plantations in Cameroon, Ghana and the Ivory Coast. During the fourth quarter of 2008, Compagnie Fruitière acquired our JP Fresh subsidiary in the United Kingdom and Dole France subsidiary which operate banana ripening and distribution facilities. We are also the majority owner in a company operating a port terminal and distribution facility in Livorno, Italy.

In addition, we own Saba Fresh Cuts AB, which owns and operates a state-of-the-art, packaged salad and vegetable plant in Helsingborg, Sweden.

MANAGEMENT

Board of Directors and Executive Officers

The names, ages and positions of our directors and executive officers as of August 11, 2009 are as follows:

Name	Age	Position

David H. Murdock	86	Chairman of the Board; Director
David A. DeLorenzo	62	President and Chief Executive Officer; Director
C. Michael Carter	66	Executive Vice President, General Counsel and Corporate Secretary; Director
Andrew J. Conrad	45	Director
Scott A. Griswold	56	Executive Vice President, Corporate Development; Director
Justin M. Murdock	36	Vice President, New Products and Corporate Development; Director
Edward C. Roohan	46	Director
Joseph S. Tesoriero	56	Vice President and Chief Financial Officer
Roberta Wieman	63	Executive Vice President and Chief of Staff; Director

Below is a list of the names and ages of all of our directors and executive officers as of August 11, 2009, indicating their positions with Dole and their principal occupations during the past five years. The current terms of the executive officers will expire at the next organizational meeting of our Board of Directors or at such time as their successors are elected.

David H. Murdock, Chairman of the Board.  Mr. Murdock, 86, joined Dole as Chairman of the Board and Chief Executive Officer in July 1985. In June 2007, David A. DeLorenzo was elected President and Chief Executive Officer of Dole, at which time Mr. Murdock continued as a director and officer of Dole in the capacity of Chairman of the Board. He has been Chairman of the Board, Chief Executive Officer and Director of Castle & Cooke, Inc., a Hawaii corporation, since October 1995 (Mr. Murdock has beneficially owned all of the capital stock of Castle & Cooke, Inc. since September 2000). Since June 1982, he has been Chairman of the Board and Chief Executive Officer of Flexi-Van Leasing, Inc., a Delaware corporation wholly owned by Mr. Murdock. Mr. Murdock also is the developer of the Sherwood Country Club in Ventura County, California, and numerous other real estate developments. Mr. Murdock also is the sole stockholder of numerous corporations engaged in a variety of business ventures and in the manufacture of industrial and building products. Mr. Murdock is Chairman of the Executive Committee and of the Corporate Compensation and Benefits Committee of Dole’s Board of Directors. Mr. Murdock is also Chairman of the Board and Chief Executive Officer of DHM Holdings.

David A. DeLorenzo, President and Chief Executive Officer, and Director.  Mr. DeLorenzo, 62, rejoined Dole as its President and Chief Executive Officer in June 2007. Mr. DeLorenzo originally joined Dole in 1970. He was President of Dole Fresh Fruit Company from September 1986 to June 1992, President of Dole Food Company from July 1990 to March 1996, President of Dole Food Company-International from September 1993 to March 1996, President and Chief Operating Officer of Dole from March 1996 to February 2001, and Vice Chairman of Dole from February 2001 through December 2001, at which time Mr. DeLorenzo became a consultant for Dole under contract for the period from January 2002 through January 2007. He has been a director of Dole since February 1991.

C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary, and Director.  Mr. Carter, 66, became Dole’s Senior Vice President, General Counsel and Corporate Secretary in July 2003, Executive Vice President, General Counsel and Corporate Secretary in July 2004, and a director of Dole in April 2003. Mr. Carter joined Dole in October 2000 as Vice President,

General Counsel and Corporate Secretary. Prior to his employment by Dole, Mr. Carter had served as Executive Vice President, General Counsel and Corporate Secretary of Pinkerton’s Inc. Prior to Pinkerton’s, Inc., Mr. Carter held positions at Concurrent Computer Corporation, Nabisco Group Holdings, The Singer Company and the law firm of Winthrop, Stimson, Putnam and Roberts. Mr. Carter is also Executive Vice President, General Counsel and Corporate Secretary of DHM Holdings.

Andrew J. Conrad, Ph.D., Director.  Dr. Conrad, 45, became a director in July 2003. Dr. Conrad was a co-founder of the National Genetics Institute, a provider of advanced genetics testing services for blood screening, medical testing and clinical research, and has been its chief scientific officer since 1992. The National Genetics Institute is now a subsidiary of Laboratory Corporation of America, where Dr. Conrad is Chief Scientific Officer.

Scott A. Griswold, Executive Vice President, Corporate Development, and Director.  Mr. Griswold, 56, became Dole’s Vice President, Acquisitions and Investments in July 2003, Executive Vice President, Corporate Development in July 2004, and a director in April 2003. Mr. Griswold has been Executive Vice President of Finance of Castle & Cooke, Inc., which is wholly owned by David H. Murdock, since 2000, and previously, from 1993, Vice President and Chief Financial Officer of Pacific Holding Company, a sole proprietorship of David H. Murdock. Since 1987, he has served as an officer and/or director of various other companies held by Mr. Murdock. Mr. Griswold is also Executive Vice President and Chief Financial Officer of DHM Holdings.

Justin M. Murdock, Vice President, New Products and Corporate Development, and Director.  Mr. Murdock, 36, became Dole’s Vice President, New Products and Corporate Development in November 2004, and a director in April 2003. Mr. Murdock has been Vice President of Investments of Castle & Cooke, Inc., which is wholly owned by David H. Murdock, since 2001, and previously, from 1999, Vice President of Mergers and Acquisitions of Pacific Holding Company, a sole proprietorship of David H. Murdock.

Edward C. Roohan, Director.  Mr. Roohan, 46, became a director of Dole in April 2003. Mr. Roohan was President and Chief Operating Officer of Castle & Cooke, Inc., which is wholly owed by David H. Murdock, from December 2000 until August 2009. He was Vice President and Chief Financial Officer of Castle & Cooke, Inc. from April 1996 to December 2000. He has served as an officer and/or director of various companies held by Mr. Murdock for more than five years. Mr. Roohan is also the former president and a former director of DHM Holdings. Mr. Roohan is Chairman of the Audit Committee of Dole’s Board of Directors.

Joseph S. Tesoriero, Vice President and Chief Financial Officer.  Mr. Tesoriero, 56, became Dole’s Vice President and Chief Financial Officer in July 2004, after joining Dole as Vice President of Taxes in October 2002. Prior to his employment by Dole, Mr. Tesoriero was Senior Vice President of Tax at Global Crossing. Mr. Tesoriero also held tax positions at Coleman Camping Equipment, Revlon Cosmetics and International Business Machines. Mr. Tesoriero is also Vice President of DHM Holdings.

Roberta Wieman, Executive Vice President, Chief of Staff, and Director.  Ms. Wieman, 63, joined Dole in 1991 as Executive Assistant to the Chairman of the Board and Chief Executive Officer. She became a Vice President of Dole in 1995, Executive Vice President and Chief of Staff in July 2004, and a director in April 2003. Ms. Wieman has been Executive Vice President of Castle & Cooke, Inc. since August 2001; Vice President and Corporate Secretary of Castle & Cooke, Inc. from April 1996 to August 2001; Executive Vice President, Administrative and Corporate Secretary of Castle & Cooke, Inc. from April 1996 to present; and a Director of Flexi-Van Leasing, Inc., which is wholly owned by Mr. Murdock, since August 1996, and Assistant Secretary thereof for more then five years. Ms. Wieman is also Executive Vice President of Administration and Assistant Secretary of DHM Holdings.

All directors serve a term from the date of their election until the next annual meeting. Our executive officers (as defined in the SEC’s Rule 3b-7) are David H. Murdock, C. Michael Carter, David A. DeLorenzo and Joseph S. Tesoriero.

Justin M. Murdock is a son of David H. Murdock. Otherwise, there is no family relationship between any other officer or director of Dole.

Dole has adopted a “code of ethics” as defined by the rules of the SEC under the Securities Exchange Act of 1934, as amended, applicable to our principal executive officer, principal financial officer and principal accounting officer. A copy of the code of ethics, which we call our Code of Conduct, and which applies to all employees of Dole, is available on Dole’s web site at www.dole.com. We intend to post on our web site any amendments to, or waivers (with respect to our principal executive officer, principal financial officer and principal accounting officer) from, this code of ethics within four business days of any such amendment or waiver.

Composition of the Board of Directors

Upon the consummation of this offering, the terms of office of members of our Board of Directors will be divided into three classes:

•	Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2012;

•	Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2011; and

•	Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2010.

Our Class I directors will be          , our Class II directors will be          , and our Class III directors will be          . At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election. Any vacancies in our classified Board of Directors will be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Company has traditionally used the standards of independence provided by the NYSE to determine whether a director is independent, since Dole securities were listed on the NYSE prior to Dole’s going-private merger transaction in 2003. Prior to the consummation of this offering, our Board of Directors will make a determination with respect to the independence of our Board as it will be constituted as of the consummation of this offering by reference to the standards of the NYSE. We expect that a majority of our Board of Directors will be independent upon the consummation of this offering.

Board Structure and Committee Composition

As of the date of this prospectus, our Board of Directors has eight directors and the following committees: Audit and Corporate Compensation and Benefits. Prior to the consummation of this offering, we will reconstitute the Board of Directors so that it has seven directors and will also constitute a Nominating and Corporate Governance Committee. The composition of these committees during the last fiscal year and the function of each of the committees are described below. During fiscal 2008, our Board of Directors held four meetings. Except for Mr. Andrew J. Conrad, each director attended at least 75% of all Board and applicable committee meetings.

Corporate
	Audit	Compensation and
	Committee	Benefits Committee

C. Michael Carter
Andrew J. Conrad		X
David A. DeLorenzo		X
Scott A. Griswold	X
David H. Murdock		Chairman
Justin M. Murdock	X
Edward C. Roohan	Chairman
Roberta Wieman		X

Audit Committee.  The Audit Committee of our Board of Directors consists of Messrs. Scott A. Griswold, Justin M. Murdock and Edward C. Roohan. The Audit Committee, which upon consummation of this offering will consist of only independent directors, makes recommendations to our Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions. Our Audit Committee held four meetings during fiscal year 2008. Our Board of Directors has determined Mr. Roohan qualifies as an “audit committee financial expert” as defined by the rules under the Securities Exchange Act of 1934, as amended. Upon consummation of this offering, at least one of the independent directors will qualify as an “audit committee financial expert.” The background and experience of each of our audit committee members are set forth above. Prior to the consummation of this offering, our Board of Directors will adopt a written charter under which the Audit Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the NYSE, will be available on our website.

Corporate Compensation and Benefits Committee.  The Corporate Compensation and Benefits Committee of our Board of Directors consists of Messrs. Andrew J. Conrad, David A. DeLorenzo and David H. Murdock and Ms. Roberta Wieman. The Corporate Compensation and Benefits Committee, which upon consummation of this offering will consist of only independent directors, oversees our compensation plans and organizational matters. Such oversight includes decisions regarding executive management salaries, incentive compensation, long-term compensation plans and equity plans for our employees and consultants. Our Corporate Compensation and Benefits Committee held two meetings during fiscal year 2008. Prior to the consummation of this offering, our Board of Directors will adopt a written charter under which the Corporate Compensation and Benefits Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the NYSE, will be available on our website.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee of our Board of Directors will consist of          . The Nominating and Corporate Governance Committee, which upon consummation of the offering will consist of only independent directors, will be responsible for recruiting and retention of qualified persons to serve on our Board of Directors, including proposing such individuals to the Board of Directors for nomination for election as directors, for evaluating the performance, size and composition of the Board of Directors and for oversight of our compliance activities. The Nominating and Corporate Governance Committee will consider written suggestions from stockholders, including potential nominees for election, and oversee the corporation’s governance programs. Prior to the consummation of this offering, our Board of Directors will adopt a written charter under which the Nominating and Corporate Governance Committee will operate. A copy of the charter, which will satisfy the applicable standards of the SEC and the NYSE, will be available on our website.

Compensation Committee Interlocks and Insider Participation

Our Corporate Compensation and Benefits Committee consisted of Messrs. Andrew J. Conrad, David A. DeLorenzo and David H. Murdock and Ms. Roberta Wieman during fiscal year 2008. During fiscal year 2008, Mr. Murdock served as our Chairman, Mr. DeLorenzo served as our President and Chief Executive Officer and Ms. Wieman served as our Executive Vice President, Chief of Staff. Mr. Murdock is the father of Justin M. Murdock, our Vice President, New Products and Corporate Development. Information with respect to the related party transactions involving the members of our Corporate Compensation and Benefits Committee is set forth below under “Certain Relationships and Related Transactions.”

Limitation of Directors’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification provided by our certificate of incorporation and bylaws, we will enter into agreements to indemnify our directors and executive officers. These agreements, among other things, will require us to indemnify these directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Objectives

Dole has historically compensated its Named Executive Officers through a mix of cash programs: base salary, annual incentives and long-term incentives. These programs are designed to be competitive with both general industry and food and consumer products companies and to align the Named Executive Officers incentives with the long-term interests of Dole. The Company’s compensation policies are intended to enable Dole to attract and retain top quality management as well as to motivate management to set and achieve aggressive goals in their respective areas of responsibility. The compensation setting process consists of targeting total compensation for each Named Executive Officer and reviewing each component of compensation both individually and as a piece of overall compensation.

In connection with becoming a public company, certain aspects of our compensation mix will likely change, primarily in connection with our adoption of the Dole Food Company Inc. 2009 Stock Incentive Plan, or the 2009 Stock Plan, pursuant to which we intend to grant equity awards to our Named Executive Officers, other employees and directors effective upon the consummation of this offering using the initial offering price.

The Company’s “Named Executive Officers” refers to those officers identified in the “Summary Compensation Table” below. Our Named Executive Officers for 2008 were: David H. Murdock, Chairman; David A. DeLorenzo, President and Chief Executive Officer; C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary; and Joseph S. Tesoriero, Vice President and Chief Financial Officer.

Corporate Compensation and Benefits Committee Role

The Corporate Compensation and Benefits Committee, or the Committee, meets as often as required during the year in furtherance of its duties, including an annual review of compensation for the Named Executive Officers. The Committee retains the services of Hewitt Associates, an executive compensation consulting firm, to review periodically the competitiveness of the Company’s executive compensation programs relative to comparable companies. Hewitt provides the Committee with the relevant market data for each Named Executive Officer’s position, as well as for other key executives within Dole. Hewitt also responds to requests generated by the Committee through management. Hewitt also provides administrative employee benefit services and actuarial valuations to the Company.

Role of Named Executive Officers in Compensation Decisions

Mr. Murdock annually reviews Mr. DeLorenzo’s performance and receives input from Mr. DeLorenzo with respect to the performance of Messrs. Carter and Tesoriero. Recommendations with respect to each component of pay are presented to the Committee for approval. The Committee can exercise its discretion in modifying recommendations made for any Named Executive Officer. The Committee alone makes decisions with regard to Mr. Murdock’s compensation.

Benchmarking

The Committee compares each component of its pay program against a group of food and consumer products companies. The Committee also compares pay components to other general industry companies. For comparison purposes, Dole’s revenue is slightly below the median of the group and data is size-regressed to adjust the compensation data for differences in revenue. Annual revenues range from approximately $1 billion to $17 billion. The companies in the group are as follows and represent the relevant companies found in Hewitt’s database:

Anheuser-Busch Companies, Inc.	Del Monte Foods Company	Kellogg Company	TreeHouse Foods, Inc.
Campbell Soup Company	General Mills, Inc.	McCormick & Company, Inc.	UST Inc.
Chiquita Brands International, Inc.	H. J. Heinz Company	Molson Coors Brewing Co.	Wm. Wrigley Jr. Company
ConAgra Foods, Inc.	The Hershey Company	Reynolds American Inc.
Corn Products International Inc.	Hormel Foods Corporation	Sara Lee Corporation

Dole competes with many larger public companies for executive talent. Historically, the Committee has determined that, because Dole was a privately-held enterprise, Dole would rely on base salary and annual incentives that are targeted at or above the median of other similarly sized companies and that long-term incentive compensation would trail the median.

Total Direct Pay Compensation

Total direct pay at Dole has three components: base salary and annual and long-term incentive programs.

Based on the analysis of the competitive review, targeted 2008 total direct pay is as follows: for the Chairman, approximately $3.4 million; for the President and Chief Executive Officer, approximately $4.3 million; for the Executive Vice President, General Counsel and Corporate Secretary, approximately $1.9 million; and, for the Vice President and Chief Financial Officer, approximately $1.5 million. Base salary and annual incentives for Mr. DeLorenzo are targeted slightly above the median of the similar compensation for similarly situated executive officers at other comparably sized companies.

In establishing award levels for the other Named Executive Officers, the Committee uses a similar process. Base salaries and annual incentives are targeted approximately at or above the median for the other Named Executive Officers.

Under Dole’s current total compensation structure, the approximate mix of base salary, annual incentive and long-term incentive programs for the Named Executive Officers is as follows: 25% — 35% to base salary, 25% — 30% to annual incentives and 40% — 45% to long-term incentives. In allocating total compensation among these components of pay, the Committee believes the compensation package should be predominantly performance-based since these individuals have the greatest ability to affect and influence the financial performance of the Company.

Base Salary

The Committee wants to provide a base salary that is commensurate with the position in the Company and is comparable to what other individuals in similarly situated positions might receive. Base salaries are approximately 25 — 35% of total direct compensation. The Committee considers each Named Executive Officer’s position relative to the market, his responsibilities and performance in the job. Mr. Tesoriero received a salary adjustment in July 2008 based on both his level of pay relative to the benchmarking data and his level of performance. Based on benchmarking data, base salary changes to other Named Executive Officers were determined not to be necessary. Based on market data and factors noted above, the Committee decided on the pay levels noted in the “Summary Compensation Table.”

Annual Incentives

General

Dole’s annual discretionary incentive program, the One-Year Management Incentive Plan, or the One-Year Plan, has target bonuses for the Named Executive Officers, as a percentage of salary, ranging from 75% to 110%. Payments are generally made if the specified minimum level of financial performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained, subject to the discretion of the Committee. Historically, payments could range from 0% to 300% of target. Maximums over 200% were used at Dole because of the lack of equity upside.

Annual financial performance goals are recommended by management and set by the Committee. Financial performance goals are structured to present a challenging, yet achievable profitability scenario for the Company. The Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Consistent with the approach for allocating total target compensation among the three components of compensation, target annual cash incentive levels for the Named Executive Officers under the One-Year Plan are approximately 25% to 30% of total direct compensation.

The Named Executive Officers have identical financial performance goals for their incentives and may earn 100% of their targeted incentives if established targets for financial performance goals are met. The Committee may approve discretionary payments to the Named Executive Officers if the financial performance goal in a given fiscal year is not attained, in recognition of their respective overall performance at the Company. See the “Grants of Plan-Based Awards Table” below.

Metrics for Fiscal 2008

Cash Flow Return on Investment, or CFROI, was chosen as the annual financial performance goal for fiscal 2008 and the incentive pool was funded based on a CFROI target of 13.56%. Actual results were 15.79%. CFROI was chosen because management believes it provides a comprehensive view of annual consolidated performance and focuses management on cash generation and debt reduction. In determining the funding of the bonus pool, the Committee compares actual consolidated results with the target performance level for CFROI. For incentive purposes, CFROI is our annual budgeted EBITDA divided by budgeted investment. The annual budget is the budget we use for operating and planning purposes and is not a special budget used for compensation purposes.

In determining the achievement of CFROI goals in 2008, the Committee approved the incentive pool based on CFROI results adjusted for unusual or non-recurring items such as unanticipated costs related to weather events and book gains from various asset sales. Although 2008 adjusted CFROI was significantly above budget (due to Dole’s success in increasing EBITDA and paying down debt), resulting in an incentive pool of approximately 180% of their target incentives, the awards to each Named Executive Officer were reduced by the Committee. In exercising its discretion, the Committee also gave consideration to the then continuing worldwide financial crisis. A decision was made to reduce bonuses throughout the Company. Bonuses to Named Executive Officers were reduced approximately 33%, corporate management bonuses were reduced approximately 25%, and divisional bonuses were reduced approximately 10%.

As in 2008, CFROI was again selected as the fiscal 2009 financial performance metric for annual incentive payments because management continues to believe it provides the best view of annual consolidated performance. Any such payments will be considered only to the extent they do not reduce consolidated EBITDA below $440 million, adjusted for unusual or non-recurring items.

Long-Term Incentives

The Sustained Profit Growth Plan, or the Growth Plan, contemplates annual grants each with three-year Incentive Periods. Each Named Executive Officer’s final award in connection with each grant is determined as of the end of the Incentive Period for that grant, and is paid in a lump sum no later than 90 days following the end of the Incentive Period. The performance measures and targets are recommended by management and set by the Committee. The Committee has authorized all of the Named Executive Officers to participate in the Growth Plan.

Consistent with the approach for allocating total target compensation among the three components of compensation, target long-term cash incentive levels for the Named Executive Officers under the Growth Plan are set as a percentage of base salary so as to constitute approximately 40% to 45% of total targeted direct compensation.

The Named Executive Officers have identical performance goals and will earn 100% of their targeted long-term incentive payments if financial performance goals are achieved. Payments range from 0% to 300% of a Named Executive Officer’s target. There is no discretionary pay component available under the Growth Plan. Achievement of target awards under this plan requires company performance, on a consolidated basis, to meet three-year performance goals. Such goals are driven by the Company’s three-year financial and operating plan.

We disclose performance targets with respect to incentive periods that have concluded, but not with respect to incentive periods that have not yet concluded. We do provide information about business trends and outlooks in this prospectus but do not provide specific performance guidance or forward-looking statements on our projected operating results. Disclosure of numerical performance targets under our long-term incentive plans would pose a risk of competitive harm in that our competitors, suppliers and key customers might be able to estimate planned pricing, and other competitively sensitive information. This is particularly true in our industry, where there are a relatively small number of global competitors, some of which are not subject to public disclosure regulations. Our suppliers could use information concerning our expected financial performance, including expected pricing to our customers, to gain an unfair advantage in their negotiations with us for the supply of fruit and other input commodities. In addition, our customers could unfairly use information in negotiations with us.

Metrics for Incentive Period ended 2008

The Growth Plan for the 2006 — 2008 Incentive Period, or the 2006 Incentive Period, was calculated based on achievement of consolidated revenue in fiscal year 2008 and average CFROI over the three-year period. The consolidated revenue goal was $7.2 billion and the average CFROI goal for the same period was 22%. The combined achievement relative to targeted performance under the Growth Plan for the 2006 — 2008 Incentive Period was 38% of target and will be paid based on consolidated revenue of $7.6 billion and average CFROI of 13.35%.

Payment under the Growth Plan for the 2006 — 2008 Incentive Period will be paid in 2009 as follows: Mr. Murdock will receive $541,500; Mr. DeLorenzo will receive $0, since he was rehired by the Company in 2007 and was not, therefore, an award recipient for the 2006 Incentive Period; Mr. Carter will receive $254,125; and Mr. Tesoriero will receive $185,725.

Metrics for Other Incentive Periods Outstanding

2007 — 2009 Incentive Period.  Like the 2006 Incentive Period, the Growth Plan for the 2007 — 2009 Incentive Period is based on consolidated revenue in the last fiscal year of the three year period and average CFROI over the three-year period.

2008 — 2010 Incentive Period.  The Growth Plan for the 2008 — 2010 Incentive Period is based on two factors: (a) the ending leverage ratio (net debt at the end of the three year period, divided by EBITDA for the last year of the three year period), and (b) the average annual EBITDA for the three year period, in each case adjusted for unusual or non-operational items.

The 2008 — 2010 performance measures were changed from previous incentive periods, which used consolidated revenue and average CFROI. Management recommended this change to the Committee in order to recognize the need to better align executive pay with the Company’s overall strategy of increasing operating performance and paying down debt. The targets are set aggressively and require successful achievement of asset sales and management focus on effective and profitable use of capital.

Degree of Difficulty

Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year. Maximum awards reflect very ambitious goals which can only be attained when business results are exceptional, thus justifying the higher award payments. Similarly, if performance targets fall short of specified levels, there will be no payout under the Growth Plan.

Achievement of the Company’s three-year financial plan can be difficult to reach and is subject to the volatile nature of Dole’s businesses, which can be impacted by numerous factors, such as exposure to commodity input costs like fuel, shipping and packaging, as well as product supplies which can be impacted by weather, political risk, currency fluctuations and other factors.

Perhaps the most useful indicator of the degree of difficulty in achieving the performance targets is Dole’s track record: Dole has not hit its ambitious performance targets in any of the last three incentive period cycles. The payout percentage has been between approximately 26% and 46% of the participant’s target award opportunity with an average payout over the past three incentive periods of approximately 37% of target.

Retirement Plan

Until December 31, 2001, Dole maintained a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan and benefits under the plan for existing participants were frozen. The Company did institute a five-year transition benefit plan for long-term employees and that concluded at the end of 2006. Mr. Tesoriero had not accrued any benefit under the benefit pension plan prior to the freeze. Mr. Carter is entitled to receive an annual retirement benefit of approximately $5,747. Mr. DeLorenzo received $344,991 in pension benefit payments in 2008. Mr. Murdock is over the age of 70 1/2 and, as required by the Internal Revenue Code, is receiving his current annual retirement benefit of $208,604. If any individual’s benefit under the pension plan exceeds the maximum annual benefit or the maximum compensation limit, Dole will pay the excess from an unfunded excess and supplemental benefit plan. Additional details regarding the supplemental retirement plan are provided below following the Pension Plan Table.

Savings Plans

Dole matches contributions to the 401(k) plan up to 6% of eligible compensation. Effective July 1, 2009, Dole reduced its match to the 401(k) plan to $0.50 of each dollar contributed up to 6% of eligible compensation.

The Named Executive Officers, as well as other U.S. based senior executives, are eligible to participate in the Excess Savings Plan where eligible employees can contribute up to 100% of eligible earnings (base pay and annual incentive). Additional details regarding the Excess Savings Plan can be found below under “— Nonqualified Deferred Compensation.”

Perquisite and Other Agreements

Perquisites for the Named Executive Officers (except for Mr. Murdock) are the reimbursement of $5,000 per year for financial planning and a company-paid annual executive physical not to exceed $6,000. Messrs. Carter and Tesoriero are provided with company cars, insurance costs and maintenance. Dole paid an annual subscription to the New York Metropolitan Opera on behalf of Mr. Murdock.

The Dole airplane (co-leased by an affiliate of Dole) was used by Mr. Murdock in 2008 solely for business purposes. The costs to Dole of these expenses are discussed under “Certain Relationships and Related Transactions.”

The Named Executive Officers participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, and charitable gift matching (limited to $500 per employee per year).

Employment Agreements

As of end of the 2008 fiscal year, Dole was not party to any employment agreements with the Named Executive Officers.

Severance and Change of Control Arrangements

Our Named Executive Officers participate in the same severance program, on the same terms, as all other eligible employees. The program provides for severance pay upon certain involuntary terminations based upon years of service.

Double-trigger change of control agreements are in place for the Named Executive Officers, except Mr. DeLorenzo. As discussed below under “— Change of Control,” we believe these change of control agreements are important in order to keep these executives focused on the business of Dole should a change of control occur.

Our change of control benefits include a gross-up payment in connection with Internal Revenue Code Section 280G (referred to as the Section 280G gross-up). The Section 280G tax on “excess parachute payments” is assessed, in part, based on Form W-2 income over the five year period (or lesser period if the executive officer has not been employed with the employer for a full five years) preceding a termination in connection with a change of control. Thus, the amount of tax imposed varies depending on factors such as whether the executive officer elected to defer compensation or to exercise stock options and how long the executive officer has been employed with the Company. The Section 280G gross-up payments are intended to make certain that the payments and benefits actually received by our Named Executive Officers, net of tax, are consistent with our compensation decisions and do not vary arbitrarily due to the operation of the tax rules. For these reasons, we believe that the provision of the Section 280G gross-up payments for our Named Executive Officers, is appropriate.

See the discussion below under “— Severance” and “— Change of Control” for further information on our severance and change of control arrangements.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our Named Executive Officers or other employees must meet or maintain.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the Board of Directors or Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Tax Deductibility

The Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our Named Executive Officers. Section 162(m) places a limit of $1.0 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. As we are not currently publicly-traded, the Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. We expect that following this offering, the Committee will adopt a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The table below summarizes total compensation paid, earned or awarded to each of the Named Executive Officers for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006.

						Change in
						Pension Value
						and
					Non Equity	Nonqualified
					Incentive Plan	Deferred	All Other
		Salary	Bonus		Compensation	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)		($)(4)	Earnings ($)(5)	($)(6)(7)(8)	Total ($)

David H. Murdock	2008	968,269	1,269,226		541,500	(114,009)	33,057	2,698,043
Chairman	2007	950,000	489,250	(3)	247,950	(85,159)	29,415	1,631,456
Dole Food Company, Inc.	2006	950,000	0		437,950	(7,972)	26,795	1,406,773
David A. DeLorenzo	2008	1,223,077	1,374,199		0	(272,894)	76,965	2,401,347
President & Chief	2007	687,692	618,000	(3)	0	(122,773)	41,352	1,224,271
Executive Officer	2006	0	0		0	0	0	0
Dole Food Company, Inc.
C. Michael Carter	2008	611,538	619,431		254,125	25,693	53,929	1,564,716
Executive Vice President,	2007	600,000	300,000		118,690	78,891	80,805	1,178,386
General Counsel &	2006	562,500	450,000		195,925	63,095	305,893	1,577,413
Corporate Secretary
Dole Food Company, Inc.
Joseph S. Tesoriero	2008	482,692	505,464		185,725	4,955	38,995	1,217,831
Vice President & Chief	2007	444,231	350,000		36,703	11,944	62,293	905,171
Financial Officer	2006	425,000	100,000		50,134	7,665	112,248	695,047
Dole Food Company, Inc.

(1)	Base salary adjustments are made based on performance, internal equity and market data. Mr. Tesoriero received a salary adjustment in July 2008 based on both his level of pay relative to the benchmarking data and his level of performance. None of the other Named Executive Officers received a pay increase in 2008. Messrs. Murdock and Carter’s salaries were higher in 2008 solely due to fiscal 2008 being a 53-week fiscal year in contrast to fiscal 2007 and 2006 which were both 52-week fiscal years. Mr. DeLorenzo rejoined the Company’s management team on June 4, 2007.

(2)	Bonus amounts shown for each fiscal year reflect cash payments made or to be made in the subsequent fiscal year with respect to performance for such fiscal year under the One-Year Plan.

(3)	The Committee has approved the payment of 2007 bonus amounts for Messrs. Murdock and DeLorenzo, previously deferred.

(4)	Amounts shown reflect awards earned for the 2006 — 2008 incentive period (paid in 2009) under the Growth Plan.

(5)	The amounts shown reflect the actuarial decrease or increase in the present value of Mr. Murdock’s, Mr. DeLorenzo’s and Mr. Carter’s benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive. In general, the present value of the benefits under the pension plans increase until attainment of age 65 and thereafter decrease due to the mortality assumptions. Also reflected in the amounts shown are the annual earnings on each Named Executive Officer’s deferred compensation balance. The 2008 change in actuarial value for each of the Named Executive Officers is as follows: for Mr. Murdock ($123,223); for Mr. DeLorenzo ($277,146); and, for Mr. Carter ($3,623). Mr. Tesoriero joined Dole after the defined benefit plans were frozen and therefore does not have a benefit. The amounts shown also include above market earnings on non-qualified deferred compensation as follows: for Mr. Murdock $9,214; for Mr. DeLorenzo $4,252; for Mr. Carter $29,316; and, for Mr. Tesoriero $4,955.

(6)	The 2008 amounts shown include the following: (1) on behalf of Mr. Murdock an amount of $27,687 for an annual subscription to the New York Metropolitan Opera; (2) Dole’s matching contributions to both the 401(k) and Excess Savings Plans of Dole Food Company, Inc. (see “— Compensation Discussion & Analysis — Savings Plans” and “— Nonqualified Deferred Compensation”) on behalf of Mr. Murdock $0, Mr. Carter $33,846, Mr. DeLorenzo $73,355, and Mr. Tesoriero $25,154; (3) for Mr. DeLorenzo, $24,622 interest earned on deferred compensation as an outside director prior to June 2007 when he was rehired as an employee; (4) the value attributable to personal use of the company-provided automobiles for Mr. Carter $598, and Mr. Tesoriero $4,404; (5) an annual car allowance to Mr. Murdock $5,000, and Mr. Carter $5,000; (6) the cost of financial planning services reimbursed (amounts are included in the executive’s W-2 and taxes are borne by the executive) by the Company for Mr. Murdock $0, Mr. Carter $10,000 (which includes reimbursement for 2009), Mr. DeLorenzo $0 and Mr. Tesoriero $4,975; and (7) the cost of an annual executive physical for Mr. Murdock $370, Mr. Carter $4,485, Mr. DeLorenzo $3,580 and Mr. Tesoriero $4,462.

(7)	The 2007 amounts shown include the following: (1) on behalf of Mr. Murdock an amount of $24,415 for an annual subscription to the New York Metropolitan Opera; (2) Dole’s matching contributions to both the 401(k) and Excess Savings Plans of Dole Food Company, Inc. (see “— Compensation Discussion & Analysis — Savings Plans” and “— Nonqualified Deferred Compensation”) on behalf of Mr. Murdock $0, Mr. Carter $63,043, Mr. DeLorenzo $41,262 and Mr. Tesoriero $33,000; (3) the value attributable to personal use of the company-provided automobiles for Mr. Carter $2,464, and Mr. Tesoriero $20,693; (4) an annual car allowance to Mr. Murdock $5,000, and Mr. Carter $5,000; (5) the cost of financial planning services reimbursed (amounts are included in the executive’s W-2 and taxes are borne by the executive) by the Company for Mr. Murdock $0, Mr. Carter $5,000, Mr. DeLorenzo $0 and Mr. Tesoriero $4,850; and (6) the cost of an annual executive physical for Mr. Murdock $0, Mr. Carter $5,298, Mr. DeLorenzo $90 and Mr. Tesoriero $3,750.

(8)	The 2006 amounts shown include the following (1) on behalf of Mr. Murdock an amount of $21,795 for an annual subscription to the New York Metropolitan Opera; (2) Dole’s matching contributions to both the 401(k) and Excess Savings Plans of Dole Food Company, Inc, (see “— Compensation Discussion & Analysis — Savings Plans” and “— Nonqualified Deferred Compensation”) on behalf of Mr. Murdock $0, Mr. Carter $37,518, and Mr. Tesoriero $33,132; (3) the value attributable to personal use of the company-provided automobiles for Mr. Carter $3,162, and Mr. Tesoriero $19,691; (4) the cost of financial planning services reimbursed (amounts are included in the executive’s W-2 and taxes are borne by the executive) by the Company for Mr. Murdock $0, Mr. Carter $5,000, and Mr. Tesoriero $1,300; (5) an annual car allowance to Mr. Murdock $5,000, and Mr. Carter $5,000; (6) the cost of an annual executive physical for Mr. Murdock $0, Mr. Carter $3,213, and Mr. Tesoriero $5,925; and (7) the delayed payout of 35% under the 2003 executive incentive plan paid in January 2006 for Mr. Murdock $0, Mr. Carter $252,000, and Mr. Tesoriero $52,200.

Grants of Plan-Based Awards Table

			Estimated Future Payout Under
	Grant		Non-Equity Incentive Plan Awards
Name	Date(1)	Incentive Period	Threshold	Target	Maximum

David H. Murdock	12/31/07	2008-2010(2)(3)(4)	$0	$1,425,000	$4,275,000
David A. DeLorenzo	12/31/07	2008-2010(2)(3)(4)	$0	$1,800,000	$5,400,000
C. Michael Carter	12/31/07	2008-2010(2)(3)(4)	$0	$750,000	$2,250,000
Joseph S. Tesoriero	12/31/07	2008-2010(2)(3)(4)	$0	$517,500	$1,552,500

(1)	The first day of fiscal year 2008 was Sunday, December 30, 2007.

(2)	Under the Growth Plan, target incentives for the Named Executive Officers range from 115% to 150% of base salary. The performance matrix established for the Incentive Period 2008 — 2010 consists of two factors: (1) the leverage ratio at the end of the three year period and (2) the average EBITDA for the three year period. Incentive awards can range from 0% to 300% of target incentives. If both of the two performance measures fall short of specified levels, there will be no payout under the Growth Plan.

(3)	The threshold, zero, applies if both performance measures fall below specified levels.

(4)	Under the Growth Plan, contingent award amounts are based on annual salary at the beginning of the Incentive Period.

Pension Benefits

The Company sponsors both a qualified and nonqualified defined benefit plan. The accrued benefit under the qualified plan is 1.1% of final average compensation multiplied by years of service, plus .33% of final average compensation multiplied by years of service in excess of 15 years. The nonqualified plan is a restoration plan, providing benefits that cannot be provided under the qualified plan on account of Internal Revenue Code limits on compensation and benefits.

Participation in both defined benefit plans was frozen on December 31, 2001. Benefits were also frozen for most employees at that time, although some long-service employees received additional benefit accruals over the next five years. No benefits accrued under either defined benefit plan after December 31, 2006. All participants were fully vested as of that date.

Participants may receive their full benefit upon normal retirement at age 65 or a reduced benefit upon early retirement on or after age 55.

The amounts in the table below reflect the present value of the Named Executive Officer’s benefits under all defined benefit pension plans sponsored by the Company and are determined using the interest rate and mortality rate assumptions used for U.S. pension plans discussed in Note 13 in the notes to the consolidated financial statements for the year ended January 3, 2009 included elsewhere in this prospectus.

		Number of
		Years of	Present Value of	Payments
		Credited	Accumulated	During Last
Name(1)	Plan Name	Service	Benefit	Fiscal Year

David H. Murdock(2)	Plan 29	8.5	$1,226,111	$93,973
	SERP	8.5	$683,270	$52,368
David A. DeLorenzo(3)	Plan 29	31.5	$885,983	$75,621
	SERP	31.5	$2,843,727	$240,616
C. Michael Carter	Plan 29	1.25	$29,332	$—
	SERP	1.25	$28,502	$—

(1)	Mr. Tesoriero joined Dole after the defined benefit plans were frozen and is not shown in the table as he does not have an accrued benefit under the qualified or nonqualified defined benefits plan.

(2)	As required by the Internal Revenue Code, Mr. Murdock, who is over the age of 70 1/2, is receiving his current annual retirement benefit as a joint and survivor annuity.

(3)	Mr. DeLorenzo retired from Dole on December 29, 2001 and began receiving retirement benefit payments. Mr. DeLorenzo was rehired on June 4, 2007 and continues to receive retirement benefit payments.

Nonqualified Deferred Compensation

Named Executive Officers and certain other executives are eligible to participate in the Excess Savings Plan, or the ESP. This plan is a nonqualified savings plan that provides participants with the opportunity to contribute amounts on a deferred tax basis which are in excess of the limits that apply to the 401(k) Plan. The ESP is coordinated with the Salaried 401(k) Plan so that, on a combined plan basis, participants may defer up to 100% of eligible earnings (generally, base salary and annual incentives) and will receive a Company match of the first 6% of eligible earnings. Effective July 1, 2009, Dole reduced its match to the 401(k) plan to $0.50 of each dollar contributed up to 6% of eligible compensation. Amounts contributed to the ESP received a fixed rate of interest. For 2008, the interest rate was 7.2%. The interest rate in 2009 has been set at 7.2%, the same as the previous year. Such rate is declared annually by the Committee and is based on the Company’s weighted average cost of long-term debt.

						Aggregate
	Executive	Registrant	Aggregate	Aggregate		Balance at
	Contributions	Contributions	Earnings	Withdrawals/		Last Fiscal
Name	in Last FY(3)	in Last FY(3)	in Last FY	Distributions		Year End

David H. Murdock	$—	$—	$19,686	$—		$293,108
David A. DeLorenzo	$85,615	$59,585	$8,001	$—		$209,037
C. Michael Carter	$18,346	$20,046	$60,386	$1,207,477	(1)(2)	$41,918
Joseph S. Tesoriero	$9,654	$11,354	$9,773	$133,097	(1)	$96,238

(1)	The Company permitted a one-time election for participants to withdraw deferrals for years 2005 — 2008 in recognition of the fact that rules governing distributions for elections were not available at the time the deferral elections were made. Mr. Carter received a distribution of $270,071 and Mr. Tesoriero $133,097.

(2)	Mr. Carter requested a nonemergency early withdrawal of $937,406. Such payment was reduced by a penalty of 10% for early distribution.

(3)	Executive contributions and company match are also reflected in the “Summary Compensation Table.“

By irrevocable election, an executive may elect to receive benefits under the ESP in either a lump sum payment or annual installments up to fifteen years. Lump-sum benefits under the ESP will be paid the earlier of the beginning of the year following the executive’s retirement or termination or a year as specified by the executive. Effective January 1, 2009, new participants in the ESP may only elect a lump sum payment to be paid in the year following the participant’s retirement or termination. However, upon a showing of financial hardship and receipt of approval from the Committee, an executive may be allowed to access funds deferred, earlier than previously elected by the executive. A nonemergency withdrawal may be elected prior to termination of employment but only from benefits accrued prior to January 1, 2005. Such nonemergency withdrawal is subject to a penalty of 10%.

There are no investment options available under the ESP.

Payments upon Termination or Change of Control

The tables below reflect the amount of compensation that would become payable to each of the Named Executive Officers under existing plans and arrangements if the Named Executive Officer’s employment had terminated on January 3, 2009, given the Named Executive Officer’s compensation and service levels as of such date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan and frozen pension plans, and previously accrued and vested benefits under the Company’s nonqualified deferred compensation plan, as described in the tables above. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the executive’s age.

Severance

The Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, or the Severance Plan, is in place for all eligible employees and provides for payment if an employee’s, including a Named Executive Officer, employment is involuntarily terminated as a result a workforce reduction, elimination of operations or job elimination. There are no other severance plans or severance agreements covering the Named Executive Officers. In the unlikely circumstance that a Named Executive Officer is involuntarily terminated under the qualifications of the Severance Plan, the Severance Plan provides for benefits in an amount equal to the weekly base compensation determined according to the following schedule:

Years of Service	Severance Pay Benefit

1 to 4	2 weeks for each year of service plus 2 weeks
5 to 14	2 weeks for each year of service plus 4 weeks
15 or more	2 weeks for each year of service plus 6 weeks

In no event will the severance benefits under the Severance Plan exceed either of the following: (i) an amount equal to a total of 104 weeks of weekly base compensation; or (ii) an amount equal to twice the Named Executive Officer’s compensation (including wages, salary, and any other benefit of monetary value) during the twelve-month period immediately preceding his termination of service.

Health and other insurance benefits are continued for up to six months corresponding to the termination benefits.

Change of Control

In line with the practice of numerous companies of Dole’s size, we recognize that the possibility of a change of control of Dole may result in the departure or distraction of management to the detriment of Dole. In March 2001, Dole put in place a program to offer change of control agreements to each Named Executive Officer and certain other officers and employees of Dole. At the time the program was put in place, Dole was advised by its executive compensation consultants that the benefits provided under the change of control agreements were within the range of customary practices of other public companies. The benefits under the change of control agreements are paid in a lump sum and are based on a multiple of three for each of the Named Executive Officers with change of control agreements.

In order to receive a payment under the change of control agreement, two triggers must occur. The first trigger is a change of control, as defined below. The second trigger is that the Named Executive Officer must be terminated without cause or with good reason, each as defined below, during the period beginning on the change of control date and ending on the second anniversary of the date on which the change of control becomes effective.

The payments to the Named Executive Officers would be in the form of a lump sum cash payment, determined as follows:

•	Three times the Named Executive Officer’s base salary;

•	Three times the Named Executive Officer’s target bonus;

•	$30,000, in lieu of any other health and welfare benefits, fringe benefits and perquisites (including medical, life, disability, accident and other insurance, car allowance or other health and welfare plan, programs, policies or practices or understandings but excluding the Named Executive Officer’s rights relative to the option of acquiring full ownership of the company car) and other taxable perquisites and fringe benefits that the Named Executive Officer or his family may have been entitled to receive;

•	The pro-rata portion of the greater of (i) the Named Executive Officer’s target amounts under the Growth Plan and (ii) the Named Executive Officer’s actual benefits under the Growth Plan;

•	Accrued obligations (any unpaid base salary to date of termination, any accrued vacation pay or paid time off), and deferred compensation — including interest and earnings and pursuant to outstanding elections;

•	Pro-rata portion of the Named Executive Officer’s target bonus for the fiscal year in which the termination occurs;

•	Reimbursement for outstanding reimbursable expenses; and

•	A gross-up payment to hold the Named Executive Officer harmless against the impact, if any, of federal excise taxes imposed on the executive as a result of the payments contingent on a change of control.

There are four events that could constitute a change of control at Dole. The occurrence of any of these events would be deemed a change of control. These events were carefully reviewed by both internal and external experts and were deemed to best capture those situations in which control of the company would be altered. Below, we provide a general summary of the events that constitute a change of control.

1) An acquisition of 20% or more of the combined voting power of the Company’s stock. Excluded from the 20% acquisition rule is Mr. Murdock, or following his death, any trust or trustees designated by Mr. Murdock.

2) A change in the majority constitution of the Board of Directors, unless the changes are approved by two-thirds of the incumbent Board of Directors.

3) A merger, reorganization, consolidation, recapitalization, exchange offer or other extraordinary transaction where the current beneficial owners of the outstanding securities of the Company do not own at least 50 percent of the outstanding securities of the new organization.

4) A sale, transfer, or distribution of all or substantially all of the Company’s assets.

For purposes of the change of control agreements:

“Cause” is defined as Dole’s termination of the executive’s employment related to the occurrence of any one or more of the following: (1) conviction of, or pleading guilty or nolo contendere to, a felony; (2) commission of an act of gross misconduct in connection with the performance of duties; (3) demonstration of habitual negligence in the performance of duties; (4) commission of an act of fraud, misappropriation of funds or embezzlement in connection with employment by Dole; (5) death; or (6) Disability.

“Good Reason” is defined as the executive’s resignation of employment with Dole related to the occurrence of one or more of the following: (1) subject to certain exceptions, whether direct or indirect, a significant diminution of authority, duties, responsibilities or status inconsistent with and below those held, exercised and assigned in the ordinary course during the 90 day period immediately preceding the change of control date; (2) the assignment of duties that are inconsistent (in any significant respect) with, or that impair (in any significant respect) ability to perform, the duties customarily assigned to an executive holding the position held immediately prior to the change of control date in a corporation of the size and nature of Dole or the applicable subsidiary or business unit of Dole; (3) relocation of primary office more than 35 miles from current office on the change of control date; (4) any material breach by Dole of the change of control agreement or any other agreement with the executive; (5) the failure of a successor to Dole (in any transaction that constitutes a change of control), to assume in writing Dole’s obligations to the executive under the change in control agreement or any other agreement with the executive, if the same is not assumed by such successor by operation of law; (6) any reduction in base salary below base salary in effect on the change of control date (or if base salary was reduced within 180 days before the change of control date, the base salary in effect immediately prior to such reduction); or (7) any non de minimis reduction in aggregate benefits and other compensation, provided that a reduction in the aggregate of not more than 5% in aggregate benefits in connection with across-the-board reductions or modifications affecting similarly situated persons of comparable rank in Dole or a combined organization will not constitute good reason.

David H. Murdock

					Termination in
			Involuntary		Connection
			Termination		with a
Executive Payments	Voluntary	Normal	Without	For Cause	Change of	Death &
Upon Separation	Termination	Retirement	Cause	Termination	Control	Disability

One-Year Management Incentive Plan(1)	$—	$950,000	$—	$—	$950,000	$950,000
Sustained Profit Growth Plan(2)	$541,500	$2,850,000	$2,850,000	$—	$2,850,000	$2,850,000
Health and Welfare Benefits, Fringe Benefits and other perquisites	$—	$—	$1,981	$—	$—	$—
Cash Severance(5)	$—	$—	$968,242	$—	$6,015,000	$—
Excise Tax and Gross-Up	$—	$—	$—	$—	$3,465,896	$—

David A. DeLorenzo

			Involuntary		Termination in
			Termination		Connection
Executive Payments	Voluntary	Normal	Without	For Cause	with Change	Death and
Upon Separation	Termination(3)	Retirement	Cause	Termination	of Control(4)	Disability

One-Year Management Incentive Plan(1)	$—	$1,200,000	$—	$—	$—	$1,200,000
Sustained Profit Growth Plan(2)(3)	$—	$—	$1,800,000	$—	$—	$1,800,000
Health and Welfare Benefits, Fringe Benefits and other perquisites	$—	$—	$891	$—	$—	$—
Cash Severance	$—	$—	$119,220	$—	$—	$—
Excise Tax and Gross-Up	$—	$—	$—	$—	$—	$—

C. Michael Carter

					Termination in
			Involuntary		Connection
			Termination		with a
Executive Payments	Voluntary	Normal	Without	For Cause	Change of	Death and
Upon Separation	Termination	Retirement	Cause	Termination	Control	Disability

One-Year Management Incentive Plan(1)	$—	$510,000	$—	$—	$450,000	$450,000
Sustained Profit Growth Plan(2)	$254,125	$1,418,750	$1,418,750	$—	$1,418,750	$1,418,750
Health and Welfare Benefits, Fringe Benefits and other perquisites	$—	$—	$2,996	$—	$—	$—
Cash Severance(5)	$—	$—	$236,537	$—	$3,360,000	$—
Excise Tax and Gross-Up	$—	$—	$—	$—	$1,811,880	$—

Joseph S. Tesoriero

					Termination in
			Involuntary		Connection
			Termination		with a
Executive Payments	Voluntary	Normal	Without	For Cause	Change of	Death and
Upon Separation	Termination	Retirement	Cause	Termination	Control	Disability

One-Year Management Incentive Plan(1)	$—	$375,000	$—	$—	$375,000	$375,000
Sustained Profit Growth Plan(2)	$185,725	$1,006,250	$1,006,250	$—	$1,006,250	$1,006,250
Health and Welfare Benefits, Fringe Benefits and other perquisites	$—	$—	$2,901	$—	$—	$—
Cash Severance(5)	$—	$—	$125,479	$—	$2,655,000	$—
Excise Tax and Gross-Up	$—	$—	$—	$—	$1,570,749	$—

(1)	For purposes of illustration, target amounts are shown. Payments made in the event of retirement, death or disability would be based on actual results for the plan year, 2008.

(2)	Awards for the Sustained Profit Growth Plan are made annually and numbers shown above include amounts for incentive periods that overlap. For purposes of illustration, targets amounts are shown. Payments made in the event of retirement, death, disability or involuntary termination without cause would be based on actual results for the applicable incentive periods and the number of months of participation in any applicable incentive period. Amounts shown for retirement, death, disability, and involuntary termination without cause are payable following the termination and calculation of the applicable incentive period. Awards, if any, are prorated based on the applicable termination date for the Named Executive Officer.

(3)	Mr. DeLorenzo rejoined Dole in 2007 and became eligible for contingent awards in 2007.

(4)	Mr. DeLorenzo does not have a change of control agreement.

(5)	Includes $30,000 in lieu of health and welfare, and other fringe benefits and perquisites.

Non-Employee Director Compensation

The Company uses cash compensation to attract and retain qualified non-employee candidates to serve on the Board of Directors. In setting outside director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill sets each outside director brings as a member of the Board.

Members of the Board of Directors who were not employees of the Company are entitled to receive an annual cash retainer of $50,000 and a Board meeting fee of $2,000 for each Board meeting attended. Telephonic Board meeting fees are $1,000. Directors receive $4,000 annually for service as chairman of committees of the Board in addition to the cash retainer, except in the case of the chairman of the Audit Committee who receives $10,000 annually. Committee meeting fees are $1,000 per meeting attended, either in person or telephonically. Directors who are employees of the Company receive no compensation for their service as directors.

Deferred Compensation

The Non-Employee Deferred Cash Compensation Plan is a program in which each non-employee director may defer up to 100% of his or her total annual retainer and meeting fees. In 2008, each non-employee director who defers his or her annual retainer or fees through this program has an interest rate of 7.2%, the same as the interest rate used for management’s Excess Savings Plan. In 2009, the interest rate for this plan will be the same as 2008, 7.2%. None of the non-employee directors have elected to defer the annual retainer or fees in 2009.

Amounts deferred under this program are distributed to each non-employee director at the termination of service as a Director, either as a lump-sum, or in equal annual cash installments over a period not to exceed five years.

Annual Physical

Each non-employee director has an annual executive physical benefit.

Director — Summary Compensation Table

			Change in Pension
	Fees Earned	Non-Equity	Value and Non-
	or Paid in	Incentive Plan	Qualified Deferred	All Other
Name(1)	Cash(1)	Compensation	Compensation Earnings	Compensation	Total

Andrew J. Conrad	$57,000	$—	$3,171 (2)	$—	$60,171
Edward C. Roohan	$72,000	$—	$—	$—	$72,000

(1)	David H. Murdock, the Company’s Chairman of the Board, David A. DeLorenzo, President and Chief Executive Officer, C. Michael Carter, Executive Vice President, General Counsel and Corporate Secretary, Scott Griswold, Executive Vice President, Corporate Development, Justin Murdock, Vice President, New Products and Corporate Development and Roberta Wieman, Executive Vice President, Chief of Staff, are not included in this table because they are employees of the Company and do not receive any compensation for their service as Directors. Compensation for Messrs. Murdock, DeLorenzo, and Carter is included in the “Summary Compensation Table” above.

(2)	In 2008, interest earnings in excess of 120% of the January 2008 Applicable Federal Rate were $3,171. Earnings in total were $6,679.

Stock Incentive Plan

2009 Stock Incentive Plan.  The following is a summary of the material terms of our 2009 Stock Incentive Plan, which we refer to as the 2009 Stock Plan. This description is not complete. For more information, we refer you to the full text of the 2009 Stock Plan, which we will file as an exhibit to the registration statement of which this prospectus forms a part. We intend to adopt the 2009 Stock Plan effective immediately prior to the consummation of this offering and grant equity awards to employees and directors effective upon the consummation of this offering using the initial offering price.

The 2009 Stock Plan authorizes the grant of nonqualified stock options, incentive stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, and incentive bonuses to employees, officers, non-employee directors and other service providers. The number of shares of common stock issuable pursuant to all awards granted under the 2009 Stock Plan shall not exceed          . The number of shares issued or reserved pursuant to the 2009 Stock Plan (or pursuant to outstanding awards) is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in our common stock. Shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash do not count as shares issued under the 2009 Stock Plan. In addition, (i) shares subject to awards that have been retained or withheld by the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award, and (ii) shares subject to awards that otherwise do not result in the issuance of shares in connection with payment or settlement thereof do not count as shares issued under the 2009 Stock Plan. Further, shares that have been delivered to the Company in payment or satisfaction of the exercise price, purchase price or tax withholding obligation of an award will be available for awards under the 2009 Stock Plan.

Administration.  The 2009 Stock Plan is administered by the Committee. The Committee has the discretion to determine the individuals to whom awards may be granted under the 2009 Stock Plan, the manner in which such awards will vest and the other conditions applicable to awards. Options,

SARs, restricted stock, RSUs and incentive bonuses may be granted by the Committee to participants in such numbers and at such times during the term of the 2009 Stock Plan as the Committee shall determine. The Committee is authorized to interpret the 2009 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2009 Stock Plan and to make any other determinations that it deems necessary or desirable for the administration of the 2009 Stock Plan. All decisions, determinations and interpretations by the Committee, and any rules and regulations under the 2009 Stock Plan and the terms and conditions of or operation of any award, are final and binding on all participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the 2009 Stock Plan or any award.

Options.  The Committee will determine the exercise price and other terms for each option and whether the options are nonqualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a nonqualified option. A participant may exercise an option by written notice and payment of the exercise price in shares, cash or a combination thereof, as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Stock Appreciation Rights.  The Committee may grant SARs independent of or in connection with an option. The exercise price per share of a SAR will be an amount determined by the Committee, and the Committee will determine the other terms applicable to SARs. Generally, each SAR will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, times

•	the number of shares of common stock covered by the SAR.

Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, all as shall be determined by the Committee.

Restricted Stock and Restricted Stock Units.  The Committee may award restricted common stock and RSUs. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include performance vesting conditions.

Incentive Bonuses.  An incentive bonus is an opportunity for a participant to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period set by the Committee. The terms of any incentive bonus will be set forth in an award agreement that will include provisions regarding (i) the target and maximum amount payable to the participant, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions as determined by the Committee. Payment of the amount due under an incentive bonus may be made in cash or in shares, as determined by the Committee. Incentive bonuses may be payable pursuant to a subplan.

Performance Criteria.  Vesting of awards granted under the 2009 Stock Plan may be subject to the satisfaction of one or more performance goals established by the Committee. The performance goals may vary from participant to participant, group to group, and period to period.

Transferability.  Unless otherwise determined by the Committee, awards granted under the 2009 Stock Plan are not transferable other than by will or by the laws of descent and distribution.

Change of Control.  The Committee may provide, either at the time an award is granted or thereafter, that a change of control (as defined in the 2009 Stock Plan) that occurs after the offering shall have such effect as specified by the Committee, or no effect, as the Committee in its sole discretion may provide.

Effectiveness of the 2009 Stock Plan; Amendment and Termination.  The 2009 Stock Plan will become effective when it is approved by the Company’s stockholders at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware. The 2009 Stock Plan will remain available for the grant of awards until the tenth (10th) anniversary of the effective date. The board may amend, alter or discontinue the 2009 Stock Plan in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted, without his or her consent. In addition, stockholder approval is required for any amendment that would increase the maximum number of shares available for awards, reduce the price at which options may be granted, change the class of eligible participants, or otherwise when stockholder approval is required by law or under stock exchange listing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

In addition to the procedures with respect to related party transactions described below, in connection with this offering we will adopt a written related party transaction policy, which covers transactions between us and our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. The policy will require that any such transaction be considered and approved by our Audit Committee prior to entry into such transaction. In reviewing such transactions, the policy will require the Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to the benefits to the Company, the availability of other sources for comparable products or services the terms of the transaction and the terms available to unrelated third parties or to employees generally.

Under the policy, if we should discover related party transactions that have not been approved, the Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Certain Relationships and Related Transactions

David H. Murdock, the Company’s Chairman, owns, inter alia, Castle & Cooke, Inc., or Castle, a transportation equipment leasing company, a private dining club and a hotel. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company paid Mr. Murdock’s companies an aggregate of approximately $9.3 million, $7.2 million and $7.6 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. In addition, during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company paid Mr. Murdock’s companies an aggregate of approximately $0.5 million, $0.22 million and $0.12 million, respectively, for land services, entitlement services and landscape maintenance services. Castle purchased approximately $0.7 million, $0.7 million and $1.1 million of products from the Company during fiscal years 2008, 2007 and 2006, respectively, and Mr. Murdock’s companies paid the Company approximately $0.13 million during fiscal year 2008 in connection with transfers related to land exchanges. The Company also paid $0.16 million in rental payments under a sublease with North Carolina State University, the lessee of the property under a lease with Castle.

The Company and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft, and all other indirect costs are shared proportionately. During fiscal years 2008, 2007 and 2006, the Company’s proportionate share of the direct and indirect costs for this aircraft was $2.2 million, $2 million and $1.9 million, respectively.

The Company and Castle operate their risk management departments on a joint basis. Insurance procurement and premium costs are based on the relative risk borne by each company as determined by the insurance underwriters. Administrative costs of the risk management department are shared on a 50-50 basis, and during fiscal years 2008, 2007 and 2006, the Company’s share of these costs was $0.2 million, $0.16 million and $0.2 million, respectively.

The Company retains risk for commercial property losses sustained by the Company and Castle totaling $3 million in the aggregate and $3 million per occurrence, above which the Company has coverage provided through third-party insurance carriers. The arrangement provides for premiums to be paid to the Company by Castle in exchange for the Company’s retained risk. The Company received approximately $0.5 million, $0.6 million and $0.6 million from Castle during fiscal years 2008, 2007 and 2006, respectively.

The Company had outstanding net accounts receivable of $1.2 million and a note receivable of $5.7 million due from Castle at January 3, 2009 and outstanding net accounts receivable of $0.5 million and a note receivable of $6 million due from Castle at December 29, 2007.

During June 2006, the Company and Castle executed a lease agreement pursuant to which the Company’s fresh vegetables operations occupy an office building in Monterey, California, which is owned by Castle. Rent expense for fiscal years 2008, 2007 and 2006 totaled $1.4 million, $1 million and $0.6 million, respectively.

Mr. Murdock is a director and executive officer of Dole and also serves as a director and executive officer of privately held entities that he owns or controls. Mr. Scott Griswold, Ms. Roberta Wieman and Mr. Justin Murdock, each a director and officer of Dole, also serve as directors and officers of privately held entities controlled by Mr. Murdock. Mr. Edward C. Roohan is a director of Dole and was until August 2009 a director and executive officer of Castle. Any compensation paid by such other entities is within the discretion of their respective boards of directors.

During December 2006, Dole entered into a five-year lease with Laboratory Corporation of America, pursuant to which the latter is leasing approximately 1,483 rentable square feet in Dole’s World Headquarters building in Westlake Village, California, at a rental rate of $115,674 per year, subject to annual inflation adjustments. The lease provides that the tenant may renew the lease for two additional five-year terms. Dr. Conrad, a director of Dole, is the tenant’s Chief Scientific Officer.

Prior to the consummation of this offering, we will effect the Merger Transaction and other related transactions described in detail above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — General Overview — Contemplated Transactions in Connection with the Offering.”

Prior to the consummation of this offering, we will enter into a registration rights agreement with Mr. Murdock which is described in detail below under the heading “Description of Capital Stock — Registration Rights.”

Limitations on Transactions with Affiliates

Dole’s secured credit facilities and its unsecured senior notes and debenture indentures impose substantive and procedural requirements with respect to the entry by the Company and its subsidiaries into transactions with affiliates. The credit facilities generally requires that, except as expressly permitted in the credit facilities, all such transactions with affiliates be entered into in the ordinary course of business and on terms and conditions substantially as favorable to Dole as would reasonably be expected to be obtainable at the time in a comparable arms-length transaction with an unaffiliated third party. The indentures generally require that, except as expressly permitted in the indentures, all transactions with affiliates must satisfy the requirements set forth above pursuant to Dole’s credit facilities and, in addition, any transaction or series of related transactions with an affiliate involving aggregate payments with a fair market value in excess of $7.5 million must be approved by a Board of Directors resolution stating that the Board of Directors has determined that the transaction complies with the preceding requirements; further, if such aggregate payments have a fair market value of more than $20 million, the Board of Directors must, prior to the consummation of the transaction, have obtained a favorable opinion as to the fairness of the transaction to the Company from a financial point of view, from an independent financial advisor, and such opinion must be filed with the indenture trustee. In addition, the Company’s legal department and finance department review all transactions with related parties to ensure that they comply with the preceding requirements. The Audit Committee of the Company’s Board of Directors annually receives and reviews a detailed summary of all transactions with related parties, which provides a basis for the Audit Committee’s approval of the disclosure in respect of related party transactions contained in the Company’s Annual Report on Form 10-K.

PRINCIPAL STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of our common stock as of          , 2009 by the existing stockholder.

Amount and Nature of
		Beneficial Ownership		Percent of Class
	Name and Address of	Prior to the	After the	Prior to the	After the
Title of Class	Beneficial Owner	Offering	Offering	Offering	Offering

Common Stock, $0.001 par value	David H. Murdock(1)	1,000		100%
Dole Food Company, Inc. One Dole Drive Westlake Village, CA 91362

(1)	Mr. Murdock beneficially owns these shares through one or more affiliates, and has effective sole voting and dispositive power with respect to the shares. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Mr. Murdock is Dole’s Chairman of the Board of Directors.

The foregoing table does not give effect to the up to           shares of common stock that an affiliate of our existing stockholder has agreed to sell to the Trust and deliverable upon exchange of the Trust’s securities (or up to           shares of common stock if the initial purchasers’ option to purchase additional Trust securities in the Trust offering is exercised in full).

All of the outstanding shares of common stock of Dole have been pledged pursuant to Dole’s Credit Agreement and ancillary documents thereto. The Company contemplates that consent of the lenders under such Credit Agreement will be obtained prior to the consummation of this offering and the Trust offering.

DESCRIPTION OF CAPITAL STOCK

Our certificate of incorporation as will be in effect immediately prior to the consummation of this offering authorizes us to issue           shares of common stock, par value $      per share and           shares of preferred stock, par value $      per share, or Preferred Stock. Our Board of Directors, without further approval of the stockholders, may establish the powers, preferences, rights, qualifications and limitations, including the dividend rights, dividend rates, conversion rights, conversion prices, voting rights and redemption rights, of any series of Preferred Stock and may authorize the issuance of any such series.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted on by our stockholders. All shares of common stock have equal voting rights.

Subject to the rights pertaining to any series of preferred stock, in the event of our liquidation, holders of our common stock are entitled to share ratably in our assets legally available for distribution after the payment of our debts. The shares of common stock have no preemptive, subscription, conversion or redemption rights.

Subject to the rights of the holders of preferred stock, the holders of the common stock are entitled to receive dividends, when, as and if declared by our Board of Directors, from funds legally available for such dividend payments.

Preferred Stock

We have never had and immediately following this offering, we will not have any shares of Preferred Stock outstanding. Our Board of Directors, without any further vote or action by our stockholders, has the authority to issue up to an aggregate of           shares of preferred stock from time to time, in one or more classes or series or shares, on terms that it may determine, including among other things:

•	its dividend rate;

•	its liquidation preference;

•	whether or not the shares will be convertible into, or exchangeable for, any other securities; and

•	whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

We believe that our Board of Directors’ ability to issue Preferred Stock on such a wide variety of terms will enable the Preferred Stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our Board of Directors could issue all or part of the Preferred Stock with, among other things, substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our Board of Directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue Preferred Stock for any purpose.

Registration Rights

Prior to the consummation of this offering, we will enter into a registration rights agreement with Mr. David H. Murdock, the only current stockholder. This agreement will provide Mr. Murdock with certain rights with respect to the registration of his shares under the Securities Act, including demand, piggyback and Form S-3 shelf registration rights when available.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date on which the person becomes an interested stockholder, unless (i) prior to the time that such stockholder becomes an interested stockholder, the Board of Directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in employee stock plans) upon consummation of such transaction, or (iii) at or subsequent to the time such stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203’s restrictions if stockholders holding a majority of the corporation’s voting stock approve an amendment to the corporation’s certificate of incorporation or bylaws to avoid the restrictions. We have not and do not currently intend to elect out of the application of Section 203 of the Delaware General Corporation Law.

Certificate of Incorporation and Bylaws

Various provisions of our certificate of incorporation and bylaws, in the forms they will be in effect immediately prior to the consummation of this offering, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

No Cumulative Voting.  The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders.  Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the Board of Directors or the chief executive officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Classified Board of Directors.  Our certificate of incorporation divides our Board of Directors into three classes of directors who are elected for three-year terms. Therefore, the full Board of Directors is not subject to re-election at each annual meeting of our stockholders.

Limits on Ability of Stockholders to Elect and Remove Directors.  Our Board of Directors has the sole right to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors. In addition, directors may only be removed by the action of the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors.  The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized But Unissued Shares.  Our authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without the approval of holders of Common Stock. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Supermajority Requirement for Amendment of Bylaws.  Under our bylaws, the holders of at least two-thirds of the outstanding shares of our capital stock, voting together as a single class, must act to amend our bylaws by stockholder action. The Board of Directors also has the ability to amend the bylaws without stockholder consent.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is     .

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder. This discussion assumes that non-United States holders will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder’s special tax status or special tax situations. For example, United States expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, pass-through entities, trusts, estates and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. In addition, this discussion does not address tax consequences to a holder of the use of a functional currency other than the United States dollar. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction or any taxes other than income taxes. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, legislative history and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, we urge each non-United States Holder to consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

For the purpose of this discussion, a non-United States holder is any individual, corporation, estate or trust that is a beneficial holder of our common stock and that for United States federal income tax purposes is not a United States person. For purposes of this discussion, the term United States person means:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (ii) which has made an election to be treated as a United States person.

If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships which hold our common stock and partners in such partnerships to consult their tax advisors.

Investors considering the purchase of our common stock should consult their tax advisors regarding the application of the United States federal income tax laws to their particular situations and the consequences of United States federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

Dividends

Distributions on our common stock, if any, generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

Amounts treated as dividends paid to a non-United States holder of common stock generally will be subject to United States withholding at a rate of 30% of the gross amount of the dividend, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-United States holder properly claims the benefit of that treaty by providing a valid IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for the reduced rate, or (b) the dividend is effectively connected with the non-United States holder’s conduct of a trade or business in the United States and the non-United States holder provides an appropriate statement to that effect on a valid IRS Form W-8ECI (or suitable successor form).

Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are generally taxed at the same graduated rates applicable to United States persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In that case, the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us. If a non-United States holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any dividend income that is effectively connected with a United States trade or business will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-United States holder in the United States and the non-United States holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. In addition, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-United States holder may obtain a refund from the IRS to the extent that the amounts withheld as described above exceed that holder’s tax liability if an appropriate claim for refund is timely filed with the IRS.

If a non-United States holder holds our common stock through a foreign partnership or other passthrough entity or a foreign intermediary, the foreign partnership or passthrough entity or foreign intermediary may also be required to comply with additional certification requirements.

Gain on Disposition of Common Stock

A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a United States trade or business of the non-United States holder; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” a USRPHC, for United States federal income tax purposes and the non-United States holder held, directly or indirectly, at any time during the five-year period preceding the disposition more than 5% of our common stock and the holder is not eligible for a treaty exemption. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and foreign real property interests.

We believe that we are not currently, and that we will not become, a USRPHC for United States federal income tax purposes.

If the first of these exceptions applies, the non-United States holder generally will be subject to tax at a rate of 30% on the amount by which the United States-source capital gains exceed capital losses allocable to United States sources.

If the second exception applies, generally the non-United States holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as a United States person. If a non-United States Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-United States holder in the United States and the non-United States holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or suitable successor form). Additionally, non-United States holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. Subject to certain exceptions, a similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-United States holder may be subject to backup withholding unless the non-United States holder establishes an exemption, for example, by properly certifying its non-United States status on a valid IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

Additional information reporting and backup withholding may apply in the case of dispositions of our common stock by non-United States brokers effected through certain brokers or a United States office of a broker. The backup withholding rate currently is 28%.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of this offering, we will have           shares of common stock outstanding (assuming no exercise of the underwriters’ over-allotment option). All of the shares of common stock sold in the offering will be freely tradable under the Securities Act. In connection with the Trust offering, an affiliate of our existing stockholder has agreed to sell to the Trust shares of common stock deliverable upon exchange of the Trust’s securities. Subject to the option of the affiliate to settle its obligations to the Trust in cash, the number of shares to be sold by the affiliate will range from a minimum of           shares of common stock to a maximum of           shares of common stock (or up to a minimum of          and a maximum of           shares of common stock if the initial purchasers’ option to purchase additional Trust securities in the Trust offering is exercised in full). Any such shares delivered upon exchange will be freely tradable under the Securities Act. Upon the expiration of a lock-up agreement between our existing stockholder and the underwriters, which will occur   days after the date of this prospectus, all other shares of common stock owned by this stockholder, or Restricted Shares, will become eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding (           shares immediately after the offering or           if the underwriters’ over-allotment is exercised in full) or (ii) the average weekly trading volume of our common stock on the NYSE during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC (or the date of receipt of the order to execute the transaction if no such notice is required). All of the Restricted Shares have been held for over one year. Sales pursuant to Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to be an affiliate of ours preceding the sale, and who has beneficially owned shares for at least one year is entitled to sell such shares pursuant to Rule 144(b)(1) without regard to the limitations and requirements described above.

The existing stockholder has agreed with the underwriters, subject to certain exceptions including with respect to the sale of shares of common stock in connection with the Trust offering, not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date           days after the date of this prospectus without the prior written consent of           until          , 200 .

Not earlier than 90 days after the date of completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register shares of common stock reserved for issuance under our Stock Incentive Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. As of          , 2009,           shares are reserved for issuance under our Stock Incentive Plan. This registration statement will become effective immediately upon filing.

We are unable to estimate the number of shares that may be sold in the future by the existing stockholder or the effect, if any, that sales of shares by such stockholder will have on the market price of our common stock. Although an affiliate of our existing stockholder has agreed to sell to the Trust up to           shares of common stock deliverable upon exchange of the Trust’s securities (or up to           shares of common stock if the initial purchasers’ option to purchase additional Trust securities in the Trust offering is exercised in full), the affiliate also has the right to settle that obligation in cash. Sales of substantial amounts of common stock by the existing stockholder could adversely affect the market price of our common stock.

UNDERWRITING

Dole Food Company, Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Number of
	Number of	Shares Purchased
	Shares Purchased	from the Selling
Underwriters	from the Company	Stockholder

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth above, the underwriters have an option to buy up to an additional           shares from us. The underwriters may exercise that option for 30 days.

The following tables show the per share and total underwriting discount to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company

	No	Full
	Exercise	Exercise

Per share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We currently anticipate that we will undertake a directed share program, pursuant to which we will direct           to reserve up to           shares of common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase any reserved shares. Any shares not so purchased will be offered by           to the general public on the same basis as other shares offered hereby.

We and our officers, directors and the existing stockholder have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date      days after the date of this prospectus, except with the prior written consent of the underwriters. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The  -day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the     -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the     -day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the     -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the     -day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Prior to this offering, there has been no public market for the shares since 2003. The initial public offering price has been negotiated between us and the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list the common stock on the NYSE under the symbol “DOLE”. In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters will undertake to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short cover transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of our stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NYSE, in the over-the-counter market or otherwise.

Each of the underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a Relevant Member State, the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been prepared in the context of a public offering of securities in France (appel public à l’épargne) within the meaning of Article L.411-1 and seq. of the French Code monétaire et financier and Articles 211-1 and seq. of the Autorité des marchés financiers, or AMF, regulations and has therefore not been submitted to the AMF for prior approval or otherwise. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus nor any other offering material relating to the common stock has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to “qualified investors” (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2, D.411-4 of the French Code monétaire et financier) on the condition that no such prospectus nor any other offering material relating to the common stock shall be delivered by then to any person nor reproduced (in whole or in part). Such “qualified investors” are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-4 of the AMF regulations and may not re-transfer, directly or indirectly, the common stock in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 and seq. of the French Code monétaire et financier).

The offering of the shares of common stock has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, in accordance with Italian securities legislation. Accordingly, the shares of common stock may not be offered or sold, and copies of this offering document or any other document relating to the shares of common stock may not be distributed in

Italy except to Qualified Investors, as defined in Article 2, paragraph 2, letter e), (i), (ii) and (iii) of EU Directive 2003/71/EC or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998, referred to as the Consolidated Financial Act, or CONSOB Regulation no. 11971 of May 14, 1999, as amended, also referred to as the Issuers’ Regulation, applies, including those provided for under Article 100 of the Finance Law and Article 33 of the Issuers Regulation, and provided, however, that any such offer or sale of the shares of common stock or distribution of copies of this prospectus or any other document relating to the shares of common stock in Italy must (1) be made in accordance with all applicable Italian laws and regulations, (2) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares of common stock, and (3) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock in Switzerland.

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this document you should consult an authorized financial adviser.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $      million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, affiliates of certain of the underwriters are lenders and/or agents under our senior secured credit facilities and our unsecured lines of credit, as set forth below.

Senior Secured Term Loan Facilities.  As of June 20, 2009, the outstanding principal amount of term loans under our senior secured term loan facilities was approximately $828 million, of which approximately $      million was held by Deutsche Bank Securities Inc. and its affiliates. In addition, we had approximately $97 million of letters of credit and bank guarantees outstanding under our $100 million pre-funded letter of credit facility as of June 20, 2009. The commitment of each of Deutsche Bank Securities Inc. and its affiliates and Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates under the pre-funded letter of credit facility is approximately $      million and $      million, respectively.

The term loan facilities bear interest, at our option, at a rate per annum equal to either (1) a base rate plus 3.5% to 4%; or (2) LIBOR (subject to a minimum of 3%) plus 4.5% to 5%, in each case based upon our senior secured leverage ratio. The weighted average variable interest rate for the term loan facilities at June 20, 2009 was 8.3%. There is a facility fee of 6.86125% on the pre-funded letter of credit facility.

Senior Secured ABL Revolving Facility.  We have a senior secured ABL revolving facility with total commitments of $350 million (with a borrowing base of $320 million at June 20, 2009). The commitment of each of Deutsche Bank Securities Inc. and its affiliates, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates and Wells Fargo Securities, LLC and its affiliates is $15 million, $30 million and $47 million, respectively. There were no amounts outstanding under the ABL revolver at June 20, 2009. There were a total of approximately $      million letters of credit committed and approximately $76 million of letters of credit issued under the ABL revolver as of June 20, 2009. The commitment of each of Deutsche Bank Securities Inc. and its affiliates, Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates and Wells Fargo Securities, LLC and its affiliates under the letter of credit facility is approximately $      million, $      million and $      million, respectively.

The ABL revolver bears interest, at our option, at a rate per annum equal to either (1) a base rate plus 2% to 2.5%, or (2) LIBOR plus 3% to 3.5%, in each case based upon our historical borrowing availability under this facility. A commitment fee, which, during the fiscal quarter ended June 20, 2009, fluctuated between     % and     %, was paid based on the total unused portion of the ABL revolver.

We pay an annual agency fee of $300,000 in connection with the ABL revolver and the term loan facilities.

Westlake Term Facility.  Our parent, DHM Holdings, entered into an amended and restated loan agreement for $135 million on March 17, 2008 in connection with its investment in WWP. As of June 20, 2009, the outstanding amount of terms loans under this facility was $135 million, of which Deutsche Bank Securities Inc. and its affiliates held approximately $      million and Wells Fargo Securities, LLC and its affiliates held approximately $      million.

The applicable interest rate for the Westlake term facility is LIBOR plus 3.00% per annum or the base rate plus 2.00% per annum. DHM Holdings pays an annual agency fee of $75,000 in connection with this facility.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Dole Food Company, Inc. as of January 3, 2009 and December 29, 2007, and for each of the three years in the period ended January 3, 2009, included in this prospectus, and the related financial statement schedule for each of those respective years, included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards for noncontrolling interests, fair value measurements, uncertainty in income taxes, planned major maintenance activities, and retirement benefits). Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of DHM Holding Company, Inc. as of January 3, 2009 and December 29, 2007, and for each of the three years in the period ended January 3, 2009, included in this prospectus included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards for noncontrolling interests, fair value measurements, uncertainty in income taxes, planned major maintenance activities, and retirement benefits). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at the following location:

Public Reference Room
100 F. Street, N.E.
Washington D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Dole’s SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DOLE FOOD COMPANY, INC. AND SUBSIDIARIES

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues, net	$1,714,722	$1,994,943	$3,311,312	$3,723,288
Cost of products sold	(1,492,606)	(1,761,707)	(2,885,325)	(3,320,392)

Gross margin	222,116	233,236	425,987	402,896
Selling, marketing and general and administrative expenses	(113,944)	(121,411)	(211,350)	(239,515)
Gain on asset sales (Note 12)	159	9,839	16,793	11,643

Operating income	108,331	121,664	231,430	175,024
Other income (expense), net (Note 3)	(33,046)	23,653	(11,094)	(5,058)
Interest income	1,500	1,109	3,136	2,878
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)

Income from continuing operations before income taxes and equity earnings	26,543	105,181	135,684	88,102
Income taxes	(8,963)	69,577	(17,011)	60,200
Equity in earnings of unconsolidated subsidiaries	3,277	2,333	4,471	3,336

Income from continuing operations	20,857	177,091	123,144	151,638
Income from discontinued operations, net of income taxes	265	4,318	387	1,497
Gain on disposal of discontinued operations, net of income taxes	—	—	1,308	—

Net income	21,122	181,409	124,839	153,135
Less: Net income attributable to noncontrolling interests	(977)	(655)	(1,874)	(1,326)

Net income attributable to Dole Food Company, Inc.	$20,145	$180,754	$122,965	$151,809

Earnings per share — Basic and Diluted:
Income from continuing operations	$21	$177	$123	$152
Net income attributable to Dole Food Company, Inc.	$20	$181	$123	$152

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 20,	January 3,
	2009	2009
	(In thousands,
	except share data)

ASSETS
Cash and cash equivalents	$107,919	$90,829
Receivables, net of allowances of $54,599 and $41,357, respectively	803,897	807,235
Inventories	725,999	796,407
Prepaid expenses	76,640	69,347
Deferred income tax assets	22,180	21,273
Assets held-for-sale (Note 12)	94,382	202,876

Total current assets	1,831,017	1,987,967
Restricted deposits	6,070	—
Investments	76,537	73,085
Property, plant and equipment, net of accumulated depreciation of $1,075,889 and $1,027,345, respectively	1,017,062	1,050,331
Goodwill	406,540	406,540
Intangible assets, net	713,923	708,458
Other assets, net	172,691	138,238

Total assets	$4,223,840	$4,364,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$485,213	$510,773
Liabilities held-for-sale (Note 12)	2,115	50,465
Accrued liabilities	416,922	490,145
Current portion of long-term debt	390,896	356,748
Notes payable	44,140	48,789

Total current liabilities	1,339,286	1,456,920
Long-term debt	1,576,025	1,798,556
Deferred income tax liabilities	257,512	254,205
Other long-term liabilities	495,562	421,779
Contingencies (Note 11)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	409,681	409,681
Retained earnings	159,087	36,122
Accumulated other comprehensive loss	(40,488)	(42,903)

Equity attributable to Dole Food Company, Inc.	528,280	402,900
Equity attributable to noncontrolling interests	27,175	30,259

Total shareholders’ equity	555,455	433,159

Total liabilities and shareholders’ equity	$4,223,840	$4,364,619

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Half Year Ended
	June 20,	June 14,
	2009	2008
	(In thousands)

Operating Activities
Net income	$124,839	$153,135
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	54,822	65,608
Net unrealized (gains) losses on financial instruments	(966)	5,806
Asset write-offs and net (gain) loss on sale of assets	(18,120)	(11,597)
Equity in earnings of unconsolidated subsidiaries	(4,471)	(3,336)
Amortization of debt issuance costs	2,270	1,895
Write-off of debt issuance costs	5,222	—
Provision for deferred income taxes	2,056	(24,634)
Unrecognized tax benefits on federal income tax audit settlement	—	(61,083)
Pension and other postretirement benefit plan expense	6,231	9,227
Other	699	(310)
Changes in operating assets and liabilities:
Receivables	(5,844)	(171,968)
Inventories	67,415	(36,584)
Prepaid expenses and other assets	(21,822)	(11,875)
Income taxes	4,186	6,715
Accounts payable	(8,551)	74,728
Accrued liabilities	4,040	12,954
Other long-term liabilities	(2,692)	(11,263)

Cash flow provided by (used in) operating activities	209,314	(2,582)
Investing Activities
Cash received from sales of assets and businesses, net of cash disposed	59,308	31,976
Capital additions	(24,936)	(35,312)
Restricted deposits	(6,070)	—
Repurchase of common stock in going-private merger transaction	(49)	(137)

Cash flow provided by (used in) investing activities	28,253	(3,473)
Financing Activities
Short-term debt repayments, net of borrowings	(754)	(9,996)
Long-term debt borrowings, net of debt issuance costs	825,178	603,849
Long-term debt repayments	(1,039,172)	(607,225)
Dividends paid to noncontrolling interests	(4,955)	(1,194)

Cash flow used in financing activities	(219,703)	(14,566)

Effect of foreign currency exchange rate changes on cash	(774)	916

Increase (decrease) in cash and cash equivalents	17,090	(19,705)
Cash and cash equivalents at beginning of period	90,829	97,061

Cash and cash equivalents at end of period	$107,919	$77,356

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)

				Accumulated Other
				Comprehensive Income (Loss)
				Pension &			Equity
		Additional	Retained	Other	Cumulative	Unrealized	Attributable	Total
	Common	Paid-In	Earnings	Postretirement	Translation	Gains (Losses)	to Noncontrolling	Shareholders’	Comprehensive
	Stock	Capital	(Deficit)	Benefits	Adjustment	on Hedges	Interests	Equity	Income
	(In thousands)

Balance at December 29, 2007	$—	$409,907	$(84,883)	$(26,752)	$42,261	$(15,525)	$29,878	$354,886
Net income	—	—	151,809	—	—	—	1,326	153,135	$153,135
Noncontrolling interests in discontinued operations	—	—	—	—	—	—	(151)	(151)	—
Dividends paid	—	—	—	—	—	—	(1,194)	(1,194)	—
Unrealized foreign currency translation and hedging gains	—	—	—	—	7,897	3,238	6	11,141	11,141
Reclassification of realized cash flow hedging losses to net income	—	—	—	—	—	820	—	820	820

Balance at June 14, 2008	$—	$409,907	$66,926	$(26,752)	$50,158	$(11,467)	$29,865	$518,637	$165,096

Balance at January 3, 2009	$—	$409,681	$36,122	$(40,960)	$27,187	$(29,130)	$30,259	$433,159
Net income	—	—	122,965	—	—	—	1,874	124,839	$124,839
Dividends paid	—	—	—	—	—	—	(4,955)	(4,955)	—
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	(2,386)	852	(3)	(1,537)	(1,537)
Reclassification of realized cash flow hedging losses to net income	—	—	—	—	—	4,007	—	4,007	4,007
Change in employee benefit plans, net of income taxes	—	—	—	(58)	—	—	—	(58)	(58)

Balance at June 20, 2009	$—	$409,681	$159,087	$(41,018)	$24,801	$(24,271)	$27,175	$555,455	$127,251

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Net income	$21,122	$181,409	$124,839	$153,135
Unrealized foreign currency translation and hedging gains (losses)	10,808	9,689	(1,537)	11,141
Reclassification of realized cash flow hedging losses to net income	3,461	983	4,007	820
Change in employee benefit plans, net of income taxes	—	—	(58)	—

Comprehensive income	35,391	192,081	127,251	165,096
Less: Comprehensive income attributable to noncontrolling interests	(990)	(463)	(1,871)	(1,181)

Comprehensive income attributable to Dole Food Company, Inc.	$34,401	$191,618	$125,380	$163,915

See Accompanying Notes to Condensed Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Dole Food Company, Inc. and its consolidated subsidiaries (“Dole” or the “Company”) include all adjustments necessary, which are of a normal recurring nature, to present fairly Dole’s financial position, results of operations and cash flows. Dole operates under a 52/53-week year. The quarters ended June 20, 2009 and June 14, 2008 are twelve weeks in duration. For a summary of significant accounting policies and additional information relating to Dole’s financial statements, refer to the Notes to Consolidated Financial Statements in Item 8 of Dole’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended January 3, 2009.

Interim results are subject to seasonal variations and are not necessarily indicative of the results of operations for a full year. Dole’s operations are sensitive to a number of factors including weather-related phenomena and their effects on industry volumes, prices, product quality and costs. Operations are also sensitive to fluctuations in foreign currency exchange rates in both sourcing and selling locations as well as economic crises and security risks.

In March 2003, Dole completed a going-private merger transaction (“going-private merger transaction”). The privatization resulted from the acquisition by David H. Murdock, Dole’s Chairman, of the approximately 76% of the shares of common stock of Dole Food Company, Inc. that he and his affiliates did not already own. As a result of the transaction, Dole became wholly-owned by Mr. Murdock through DHM Holding Company, Inc.

Certain amounts in the prior year financial statements and related footnotes have been reclassified to conform to the 2009 presentation. Dole adopted Statement of Financial Accounting Standards (“FAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”) during the first quarter of 2009 (see Note 2 for further information).

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

During June 2009, the Financial Accounting Standards Board (“FASB”) issued FAS No. 168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“FAS 168”), which establishes the FASB Accounting Standards Codification as the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related literature. FAS 168 will become effective during Dole’s third quarter of 2009. Dole expects that the adoption of FAS 168 will not have an impact on its results of operations or financial position.

During June 2009, the FASB issued FAS No. 167, Amendments to FASB Interpretation No. 46(R) (“FAS 167”), which changes the approach in determining the primary beneficiary of a variable interest entity (“VIE”) and requires companies to more frequently assess whether they must consolidate VIEs. FAS 167 is effective for annual periods beginning after November 15, 2009. Dole is evaluating the impact, if any, the adoption of FAS 167 will have on its consolidated financial statements.

During May 2009, the FASB issued FAS No. 165, Subsequent Events (“FAS 165”), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. FAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. Dole adopted FAS 165 during its second fiscal quarter and it had no impact on Dole’s results of operations or financial position. In the preparation of the condensed consolidated financial statements,

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Dole evaluated subsequent events after the balance sheet date of June 20, 2009 through September 18, 2009.

During April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Financial Disclosures about Fair Value of Financial Instruments (“FSP”), which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods as well as in annual financial statements. Dole adopted the FSP during its second fiscal quarter of 2009 and the disclosures required by the FSP are included in Note 14 to the condensed consolidated financial statements. The adoption had no impact on Dole’s results of operations or financial position.

During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. Dole adopted FAS 161 at the beginning of its first fiscal quarter of 2009. The disclosures required by FAS 161 are included in Note 13 to the condensed consolidated financial statements and had no impact on Dole’s results of operations or financial position.

During December 2007, the FASB issued FAS 160. FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Dole adopted the provisions of FAS 160 as of the beginning of its 2009 fiscal year. FAS 160 is to be applied prospectively as of the beginning of 2009 except for the presentation and disclosure requirements which are to be applied retrospectively. The condensed consolidated financial statements now conform to the presentation required under FAS 160. Other than the change in presentation of noncontrolling interests, the adoption of FAS 160 had no impact on Dole’s results of operations or financial position.

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. As a result of the adoption, changes to valuation allowances and unrecognized tax benefits established in business combinations will be recognized in earnings.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 3 — OTHER INCOME (EXPENSE), NET

Included in other income (expense), net in Dole’s condensed consolidated statements of operations for the quarters and half years ended June 20, 2009 and June 14, 2008 are the following items:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Unrealized gain (loss) on cross currency swap	$(24,419)	$19,001	$(6,703)	$(13,353)
Realized gain on cross currency swap	2,621	2,696	4,941	5,619
Gain (loss) on foreign denominated borrowings	(11,538)	1,584	(4,406)	2,075
Write-off of debt issuance costs	—	—	(5,222)	—
Other	290	372	296	601

Other income (expense), net	$(33,046)	$23,653	$(11,094)	$(5,058)

Refer to Note 13 — Derivative Financial Instruments for further discussion regarding Dole’s cross currency swap.

NOTE 4 — DISCONTINUED OPERATIONS

During the second quarter of 2008, Dole approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009 (refer to Note 12 — Assets Held-For-Sale). In addition, during the fourth quarter of 2007, Dole approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus were included in the fresh fruit operating segment. The sale of Citrus was completed during the third quarter of 2008. In evaluating the two businesses, Dole concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented. The operating results of fresh-cut flowers and Citrus for the quarters and half years ended June 20, 2009 and June 14, 2008 are reported in the following tables:

	Quarter Ended	Quarter Ended
	June 20, 2009	June 14, 2008
	Fresh-Cut	Fresh-Cut
	Flowers	Flowers	Citrus	Total
	(In thousands)

Revenues	$401	$29,063	$3,148	$32,211

Income (loss) before income taxes	$315	$(5,896)	$(294)	$(6,190)
Income taxes	(50)	10,396	112	10,508

Income (loss) from discontinued operations, net of income taxes	$265	$4,500	$(182)	$4,318

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

	Half Year Ended	Half Year Ended
	June 20, 2009	June 14, 2008
	Fresh-Cut	Fresh-Cut
	Flowers	Flowers	Citrus	Total
	(In thousands)

Revenues	$3,181	$62,879	$5,020	$67,899

Income (loss) before income taxes	$474	$(9,037)	$(251)	$(9,288)
Income taxes	(87)	10,691	94	10,785

Income (loss) from discontinued operations, net of income taxes	$387	$1,654	$(157)	$1,497

Gain on disposal of discontinued operations, net of income taxes	$1,308	$—	$—	$—

For all periods presented, noncontrolling interests were not material.

NOTE 5 — INCOME TAXES

Dole recorded $17 million of income tax expense on $135.7 million of pretax income from continuing operations for the half year ended June 20, 2009. Income tax expense included interest expense of $1.2 million (net of associated income tax benefits of approximately $0.3 million) related to Dole’s unrecognized tax benefits. An income tax benefit of $60.2 million was recorded for the half year ended June 14, 2008 which included $61.1 million for the favorable settlement of the federal income tax audit for the years 1995 to 2001. Excluding the impact of the favorable settlement, income tax expense was $0.9 million, which included interest expense of $2.1 million (net of associated income tax benefits of approximately $0.7 million) related to Dole’s unrecognized tax benefits. Dole’s effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in its various U.S. and foreign jurisdictions.

Under Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB 28”), and FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods (“FIN 18”), Dole is required to adjust its effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. Applying the provisions of APB 28 and FIN 18 could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections.

For the periods presented, Dole’s income tax provision differs from the U.S. federal statutory rate applied to Dole’s pretax income primarily due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

Dole recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the condensed consolidated statements of operations. Accrued interest and penalties before tax benefits were $27.5 million and $26.9 million at June 20, 2009 and January 3, 2009, respectively, and are included as a component of other long-term liabilities in the condensed consolidated balance sheet. Dole Food Company, Inc. or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, Dole is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Income Tax Audits:  Dole believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next twelve months. Management considers it unlikely that the resolution of these matters will have a material adverse effect on Dole’s results of operations.

Internal Revenue Service Audit:  Dole is currently under examination by the Internal Revenue Service (“IRS”) for the tax years 2002-2005 and it is anticipated that the examination will be completed by the end of 2009.

Although the timing and ultimate resolution of any issues that might arise from the ongoing IRS examination are highly uncertain, at this time, Dole does not anticipate that total unrecognized tax benefits will significantly change within the next twelve months.

NOTE 6 — INVENTORIES

The major classes of inventories were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Finished products	$364,624	$344,643
Raw materials and work in progress	141,472	168,670
Crop-growing costs	155,059	210,263
Operating supplies and other	64,844	72,831

	$725,999	$796,407

NOTE 7 — GOODWILL AND INTANGIBLE ASSETS

Goodwill has been allocated to Dole’s reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
	(In thousands)

Balance as of January 3, 2009 and June 20, 2009	$274,723	$71,206	$60,611	$406,540

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Details of Dole’s intangible assets were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Amortized intangible assets:
Customer relationships	$38,501	$38,501
Other amortized intangible assets	9,217	2,042

	47,718	40,543
Accumulated amortization — customer relationships	(21,945)	(20,248)
Other accumulated amortization	(1,465)	(1,452)

Accumulated amortization — intangible assets	(23,410)	(21,700)

Amortized intangible assets, net	24,308	18,843
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$713,923	$708,458

During May 2009, Dole acquired all of the assets of Distrifruit, a distributor of fresh fruit located in Romania, in exchange for trade receivables due from the seller. Dole acquired the assets primarily to obtain control and gain access over Distrifruit’s customer base in Romania. At the date of acquisition, the total fair value of the assets acquired was $10 million, consisting of $2.9 million of inventory and property, plant and equipment, net and $7.1 million of intangible assets. Dole expects to finalize its allocation of the acquisition during the third quarter of 2009. The revenues and earnings of Distrifruit from the acquisition date through June 20, 2009 were not material. Distrifruit revenues and earnings for the 2009 and 2008 fiscal years also were not material for pro forma disclosure.

Amortization expense of intangible assets totaled $0.9 million and $1 million for the quarters ended June 20, 2009 and June 14, 2008, respectively, and $1.7 million and $2 million for the half years ended June 20, 2009 and June 14, 2008, respectively.

As of June 20, 2009, the estimated remaining amortization expense associated with Dole’s intangible assets for the remainder of 2009 and in each of the next four fiscal years is as follows (in thousands):

Fiscal Year	Amount

2009	$1,980
2010	$3,677
2011	$3,677
2012	$3,677
2013	$1,498

Dole performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the second quarter of fiscal 2009. This review indicated no impairment to goodwill or any of Dole’s indefinite-lived intangible assets.

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NOTE 8 — NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt consisted of the following amounts:

	June 20,	January 3,
	2009	2009
	(In thousands)

Unsecured debt:
8.625% notes due 2009	$—	$345,000
7.25% notes due 2010	383,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
13.875% notes due 2014	349,903	—
Revolving credit facility	—	150,500
Term loan facilities	828,297	835,444
Contracts and notes, at a weighted-average interest rate of 6% in 2009 (6.1% in 2008) through 2014	9,219	9,221
Capital lease obligations	65,813	60,448
Notes payable	44,140	48,789
Unamortized debt discount	(24,311)	(309)

	2,011,061	2,204,093
Current maturities	(435,036)	(405,537)

	$1,576,025	$1,798,556

2010 Debt Maturity

During the second quarter of 2009, Dole reclassified to current liabilities its $400 million 7.25% notes due June 2010 (“2010 Notes”). During the second quarter of 2009, Dole’s Board of Directors authorized the repurchase of up to $95 million of the 2010 Notes. Dole subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively.

Dole’s current plan is to offer senior secured notes during the third quarter of 2009. Dole plans to use the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to redeem the bulk of the outstanding 2010 notes. Dole intends to redeem or repurchase any remaining 2010 notes during the third and/or fourth quarters of 2009 with cash on hand and/or borrowings under the revolving credit facility. A failure by Dole to timely redeem, repurchase or repay the 2010 Notes at or before maturity could lead to an event of default which would have a material adverse effect on Dole’s business, financial condition and results of operations.

2009 Debt Refinancing

On March 18, 2009, Dole completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014 (“2014 Notes”) at a discount of $25 million. The 2014 Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (“Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the

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Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain U.S. assets of Dole that is junior to the liens of Dole’s senior secured credit facilities (revolving credit and term loan facilities), and are senior obligations of Dole ranking equally with Dole’s existing senior debt. Dole used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 8.625% notes due May 2009 (“2009 Notes”) and to irrevocably deposit with the trustee of the 2009 Notes funds that were used to repay the remaining outstanding 2009 Notes at maturity on May 1, 2009.

In connection with these refinancing transactions, Dole amended its senior secured credit facilities, which amendments, among other things, permitted the issuance of new secured debt securities, increased the interest rate on the term and revolving credit facilities and added a leverage maintenance covenant.

Debt Issuance Costs

In connection with the issuance of the 2014 Notes and the amendment of Dole’s senior secured credit facilities, Dole incurred debt issuance costs of $17.8 million. Debt issuance costs are capitalized and amortized into interest expense over the term of the underlying debt.

Dole wrote off $5.2 million of deferred debt issuance costs during the quarter ended March 28, 2009 resulting from the amendment of its senior secured credit facilities. This amendment was accounted for as an extinguishment of debt in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. This write-off was recorded to other income (expense), net in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Dole amortized deferred debt issuance costs of $1.4 million and $2.3 million during the quarter and half year ended June 20, 2009, respectively. Dole amortized deferred debt issuance costs of $0.9 million and $1.9 million during the quarter and half year ended June 14, 2008.

Term Loans and Revolving Credit Facility

As of June 20, 2009, the term loan facilities consisted of $175.3 million of Term Loan B and $653 million of Term Loan C. The term loan facilities bear interest, at Dole’s option, at a rate per annum equal to either (i) a base rate plus 3.5% to 4%; or (ii) LIBOR (subject to a minimum of 3%) plus 4.5% to 5%, in each case, based upon Dole’s senior secured leverage ratio. The weighted average variable interest rate at June 20, 2009 for Term Loan B and Term Loan C was 8.3%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013. Dole has an interest rate swap to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate to a Japanese yen fixed interest rate on Term Loan C. Refer to Note 13 — Derivative Financial Instruments for additional information related to these instruments.

As of June 20, 2009, the asset based revolving credit facility (“ABL revolver”) borrowing base was $320 million. There were no amounts outstanding under the ABL revolver at June 20, 2009. The ABL revolver bears interest, at Dole’s option, at a rate per annum equal to either (i) a base rate plus 2% to 2.5%, or (ii) LIBOR plus 3% to 3.5%, in each case, based upon Dole’s historical borrowing availability under this facility. The ABL revolver matures in April 2011. After taking into account approximately $76.4 million of outstanding letters of credit issued under the ABL revolver, Dole had approximately $243.6 million available for borrowings as of June 20, 2009. In addition, Dole had approximately

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$97 million of letters of credit and bank guarantees outstanding under its $100 million pre-funded letter of credit facility as of June 20, 2009.

Capital Lease Obligations

At June 20, 2009 and January 3, 2009, included in capital lease obligations were $64.1 million and $58.5 million, respectively, of vessel financing related to two vessel leases denominated in British pound sterling. The increase in the capital lease obligation was due to the strengthening of the British pound sterling against the U.S. dollar during 2009, which resulted in Dole recognizing $6.8 million of unrealized losses. These unrealized losses were recorded as other income (expense), net in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Covenants

Provisions under the indentures governing Dole’s senior notes and debentures require Dole to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The ABL revolver contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the ABL revolver were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. At June 20, 2009, Dole had $243.6 million of availability under the ABL revolver.

In addition, as a result of the March 2009 amendment to Dole’s senior secured term facilities, Dole is now subject to a first priority senior secured leverage ratio that must be at or below 3.25 to 1.00 as of the last day of the fiscal quarters ending March 28, 2009 through October 10, 2009 and steps down to 3.00 to 1.00 as of the last day of the fiscal quarter ending January 2, 2010. At June 20, 2009, the first priority senior secured leverage ratio was less than 2.25 to 1.00.

A breach of a covenant or other provision in a debt instrument governing Dole’s current or future indebtedness or pursuant to certain debt instruments under which our parent and an affiliate of its majority stockholder are borrowers, could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under Dole’s other debt instruments. Such debt instruments of our parent, currently $115 million, and an affiliate of its majority stockholder, currently $90 million, mature on March 3, 2010 and December 23, 2009, respectively. Upon the occurrence of an event of default under one of the above debt instruments, the lenders or holders of that debt and other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If Dole were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under Dole’s existing indebtedness were to accelerate the payment of the indebtedness, Dole cannot give assurance that its assets or cash flow would be sufficient to repay in full its outstanding indebtedness, in which event Dole likely would seek reorganization or protection under bankruptcy or other, similar laws.

Dividends

On June 22, 2009, Dole declared a dividend of $15 million to its parent, DHM Holding Company, Inc. Dole paid $7.5 million on June 23, 2009 and $2.5 million on July 20, 2009, and expects to pay the remaining $5.0 million prior to August 31, 2009. As a result of this dividend, Dole does not at present have the ability to declare future dividends, pursuant to the terms of its senior notes indentures and senior secured credit facilities.

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NOTE 9 — EMPLOYEE BENEFIT PLANS

The components of net periodic benefit cost for Dole’s U.S. and international pension plans and other postretirement benefit (“OPRB”) plans were as follows:

			International
	U.S. Pension Plans		Pension Plans		OPRB Plans
	Quarter Ended		Quarter Ended		Quarter Ended
	June 20,	June 14,	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008	2009	2008
	(In thousands)

Components of net periodic benefit cost:
Service cost	$38	$34	$1,361	$1,439	$52	$66
Interest cost	4,003	4,288	1,683	2,355	615	905
Expected return on plan assets	(3,898)	(4,186)	(98)	(583)	—	—
Amortization of:
Unrecognized net loss (gain)	54	341	138	116	(119)	(2)
Unrecognized prior service cost (benefit)	—	—	77	19	(797)	(211)
Unrecognized net transition obligation	—	—	11	14	—	—

	$197	$477	$3,172	$3,360	$(249)	$758

			International
	U.S. Pension Plans		Pension Plans		OPRB Plans
	Half Year Ended		Half Year Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008	2009	2008
	(In thousands)

Components of net periodic benefit cost:
Service cost	$76	$68	$2,720	$2,893	$104	$132
Interest cost	8,006	8,576	3,359	4,734	1,230	1,810
Expected return on plan assets	(7,796)	(8,372)	(196)	(1,170)	—	—
Amortization of:
Unrecognized net loss (gain)	108	682	276	233	(238)	(4)
Unrecognized prior service cost (benefit)	—	—	154	39	(1,594)	(422)
Unrecognized net transition obligation	—	—	22	28	—	—

	$394	$954	$6,335	$6,757	$(498)	$1,516

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
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NOTE 10 — SEGMENT INFORMATION

Dole has three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to Dole as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of Dole’s profitability. Additionally, Dole’s computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

Revenues from external customers and EBIT for the reportable operating segments and corporate were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues from external customers:
Fresh fruit	$1,221,433	$1,466,922	$2,343,415	$2,695,450
Fresh vegetables	258,087	279,643	491,529	510,672
Packaged foods	234,892	248,118	475,742	516,623
Corporate	310	260	626	543

	$1,714,722	$1,994,943	$3,311,312	$3,723,288

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

EBIT:
Fresh fruit	$96,466	$131,266	$195,288	$184,153
Fresh vegetables	(3,509)	1,531	12,964	(1,939)
Packaged foods	23,998	6,814	45,888	30,999

Total operating segments	116,955	139,611	254,140	213,213
Corporate:
Unrealized gain (loss) on cross currency swap	(24,419)	19,001	(6,703)	(13,353)
Operating and other expenses	(12,474)	(9,853)	(19,494)	(23,680)

Corporate	(36,893)	9,148	(26,197)	(37,033)
Interest expense	(50,242)	(41,245)	(87,788)	(84,742)
Income taxes	(8,963)	69,577	(17,011)	60,200

Income from continuing operations	$20,857	$177,091	$123,144	$151,638

Dole’s equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate primarily to the fresh fruit operating segment.

Total assets for the three reportable operating segments, corporate and fresh-cut flowers were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Total assets:
Fresh fruit	$2,293,130	$2,322,899
Fresh vegetables	389,331	460,221
Packaged foods	663,420	686,801

Total operating segments	3,345,881	3,469,921
Corporate	865,320	832,709
Fresh-cut flowers — discontinued operation	12,639	61,989

	$4,223,840	$4,364,619

NOTE 11 — CONTINGENCIES

Dole is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to Dole’s operations. At June 20, 2009, guarantees of $1.8 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply Dole with product. Dole has not historically experienced any significant losses associated with these guarantees.

Dole issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. Dole also provides insurance-company-issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating

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agreements. As of June 20, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $205.7 million, of which $97 million was issued under its pre-funded letter of credit facility.

Dole also provides various guarantees, mostly to foreign banks, in the course of it normal business operations to support the borrowings, leases and other obligations of its subsidiaries. Dole guaranteed $213.2 million of its subsidiaries’ obligations to their suppliers and other third parties as of June 20, 2009.

Dole has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment in connection with a change of control (as defined) of Dole.

Dole is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. Dole has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which Dole is a party are not expected to have a material adverse effect, individually or in the aggregate, on Dole’s financial condition or results of operations.

DBCP Cases:  A significant portion of Dole’s legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are 245 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP or seeking enforcement of Nicaragua judgments. In addition, there are 111 labor cases pending in Costa Rica under that country’s national insurance program.

Thirty of the 245 lawsuits are currently pending in various jurisdictions in the United States. On June 17, 2009, Los Angeles Superior Court Judge Chaney formalized her April 23, 2009 oral ruling by issuing written Findings of Fact and Conclusions of Law, formally ordering dismissal with prejudice of the two remaining lawsuits brought on behalf of Nicaraguan plaintiffs who had falsely claimed they were sterile as a result of exposure to DBCP on Dole-contracted Nicaraguan banana farms, finding that the plaintiffs, and certain of their attorneys, fabricated their claims, engaged in a long-running

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conspiracy to commit a fraud on the court, used threats of violence to frighten witnesses and suppress the truth, and conspired with corrupt Nicaraguan judges, depriving Dole and the other companies of due process. On June 9, 2009, the First Circuit Court of Hawaii dismissed the Patrickson case, which had involved ten plaintiffs from Honduras, Costa Rica, Ecuador and Guatemala, finding that their DBCP claims were time-barred by the statute of limitations. In seven cases pending in Los Angeles involving 672 claimants from Ivory Coast, where Dole did not operate when DBCP was in use, plaintiffs’ counsel, on July 17, 2009, has filed a motion to withdraw as counsel of record in response to a witness who has come forward alleging fraud. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately $44.2 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases Dole is a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against Dole.

One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole were reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. On July 7, 2009, the Second District Court Appeals issued an order to show cause why this $1.58 million judgment should not be vacated and judgment be entered in defendants’ favor on the grounds that the judgment was procured through fraud. Plaintiffs are to provide their response to the order to show cause to the trial court within 30 days of the issuance of the order. In that order, the Court of Appeals stated that the trial court need not hold a hearing to decide whether the judgment was procured by fraud, but instead can rely on the record that was presented in support of Dole’s request to have the case sent back to the trial court.

In Nicaragua, 196 cases are currently filed (of which 20 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Thirty-two cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; $38.4 million (one case with 192 claimants) on November 14, 2007; and $357.7 million (eight cases with 417 claimants) on January 12, 2009, which Dole recently learned of unofficially. Except for the latest one, Dole has appealed all judgments, with Dole’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal. Dole will appeal the $357.7 million judgment once it has been served.

Of the 20 active cases currently pending in civil courts in Nicaragua, all have been brought under Law 364 except for one. In all of the active cases where the proceeding has reached the appropriate stage (7 of 20 cases), Dole has sought to have the cases returned to the United States. In three of

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the cases where Dole has sought return to the United States, the courts have denied Dole’s request and Dole has appealed that decision. Dole’s requests remain pending in the other four cases.

The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor.

There is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. Commencing on September 1, 2009, there will be an evidentiary hearing to consider Dole’s request that the Court deny enforcement of this judgment, contending that Nicaragua’s judicial system does not provide due process or an impartial judiciary, which also lacks transparency and is corrupt. Miami District Court Judge Paul C. Huck is already aware of the evidence of fraud detailed in Judge Chaney’s June 17, 2009 written Findings of Fact and Conclusions of Law.

Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). The Venezuela Supreme Court has ordered the plaintiffs to properly serve the defendants, or have their request for recognition of these Nicaragua judgments dismissed. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.

Dole believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.

On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on Dole’s financial condition or

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results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science- based criteria. Los Angeles Superior Court Judge Chaney had previously appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on Dole’s financial condition or results of operations.

European Union Antitrust Inquiry:  On October 15, 2008, the European Commission (“EC”) adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.

The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices. Dole received the Decision on October 21, 2008 and appealed the Decision to the European Court of First Instance in Luxembourg on December 24, 2008.

Dole made an initial $10 million (€7.6 million) provisional payment towards the €45.6 million fine on January 22, 2009. As agreed with the European Commission (DG Budget), Dole provided the required bank guaranty for the remaining balance of the fine to the European Commission by the deadline of April 30, 2009. The bank guaranty renews annually during the appeals process (which may take several years) and carries interest of 6.15% (accrued from January 23, 2009). If the European Court of First Instance fully agrees with Dole’s arguments presented in its appeal, Dole will be entitled to the return of all monies paid, plus interest.

On November 28 and 29, 2007, the EC conducted searches of Dole offices in Italy and Spain, as well as of other companies’ offices located in these countries. Dole continues to cooperate with the EC’s requests for information.

Although no assurances can be given, and although there could be a material adverse effect on Dole, Dole believes that it has not violated the European competition laws. No accrual for the Decision has been made in the accompanying consolidated financial statements, since Dole cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.

Honduran Tax Case:  In 2005, Dole received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, Dole proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on Dole’s financial condition or results of operations.

NOTE 12 — ASSETS HELD-FOR-SALE

Dole continuously reviews its assets in order to identify those assets that do not meet Dole’s future strategic direction or internal economic return criteria. As a result of this review, Dole has identified and is in the process of selling specific businesses and long-lived assets. In accordance with FAS 144, Dole has reclassified these assets as held-for-sale.

Total assets held-for-sale by segment were as follows:

				Fresh-Cut
				Flowers -
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of January 3, 2009	$98,105	$38,600	$4,182	$61,989	$202,876
Additions	1,611	—	—	—	1,611
Sales	(24,438)	(35,349)	(968)	(49,350)	(110,105)

Balance as of June 20, 2009	$75,278	$3,251	$3,214	$12,639	$94,382

At June 20, 2009, assets held-for-sale related primarily to property, plant and equipment, net of accumulated depreciation.

Total liabilities held-for-sale by segment were as follows:

				Fresh-Cut
				Flowers -
		Fresh	Packaged	Discontinued	Total Liabilities
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of January 3, 2009	$5,247	$—	$—	$45,218	$50,465
Additions	2,115	—	—	—	2,115
Sales	(5,247)	—	—	(45,218)	(50,465)

Balance as of June 20, 2009	$2,115	$—	$—	$—	$2,115

Dole received total cash proceeds of approximately $84 million on assets sold during the half year ended June 20, 2009, which had been classified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale was $18.1 million for the half year ended June 20, 2009, which included $1.3 million related to the fresh-cut flowers discontinued operation. Realized gains related to continuing operations for the half year ended June 20, 2009, of $16.8 million, are shown as a separate component of operating income in the condensed consolidated statement of operations.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Fresh Fruit

During the second quarter of 2009, Dole reclassified one Chilean farm and the assets and liabilities of an Italian port operation to held-for-sale.

Dole completed the sale of a portion of its Latin American banana operations during January 2009. Net proceeds from the sale totaled approximately $25.8 million. To date, Dole has collected $18 million in cash ($2 million in 2008 and $16 million in 2009) and has recorded a $7.8 million receivable which will be collected through January 2010. Dole also sold a wood box plant in Chile for $0.6 million. Total realized gains recorded on these sales approximated $6.7 million for the half year ended June 20, 2009.

Third Quarter 2009 Sales

During the third quarter of 2009, Dole signed letters of intent to sell some operating properties located in Latin America for approximately $68 million. As of June 20, 2009, the assets and liabilities of these operating properties have not been included in assets or liabilities held-for-sale. The sale of these operating properties are expected to close during the third quarter of 2009.

Fresh Vegetables

During the first quarter of 2009, Dole completed the sale of 1,100 acres of property located in California. Dole received net cash proceeds of $44.5 million and recorded a gain on the sale of $9.2 million, which is included in gain on asset sales in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Packaged Foods

During the first half of 2009, Dole sold approximately 160 acres of peach orchards located in California for approximately $1.9 million and recorded a gain on the sale of $0.9 million.

Fresh-Cut Flowers — Discontinued Operation

During January 2009, the first phase of the Flowers transaction was completed. Dole only retains some of the real estate of the former flowers divisions to be sold in the subsequent phases of the transaction. Net proceeds from the sale totaled approximately $29.3 million. Of this amount, $21 million was collected in cash and the remaining $8.3 million was recorded as a receivable, which will be repaid during January 2011. Dole recorded a gain on the sale of $1.3 million, which is included as a component of gain on disposal from discontinued operations, net of income taxes in the condensed consolidated statement of operations for the half year ended June 20, 2009.

NOTE 13 — DERIVATIVE FINANCIAL INSTRUMENTS

Dole is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Dole uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. Dole’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. Dole does not hold or issue derivative financial instruments for trading or speculative purposes.

All of Dole’s derivative instruments, with the exception of the interest rate swap, are not designated as effective hedges of cash flows as defined by Statement of Financial Accounting

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”). The interest rate swap is accounted for as a cash flow hedge under FAS 133 and accordingly, unrealized gains or losses are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the condensed consolidated balance sheets.

Dole entered into an interest rate swap in 2006 to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under Term Loan C, which was variable-rate debt, to a fixed-rate basis through 2011. The interest rate swap fixed the interest rate at 7.2%. The paying and receiving rates under the interest rate swap were 5.5% and 1.1% as of June 20, 2009, with an outstanding notional amount of $320 million.

Dole executed a cross currency swap during 2006 to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen interest rate of 3.6%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.9.

During the second quarter of 2009, Dole amended its cross currency and interest rate swap agreements. The amendments removed early termination provisions which would have allowed the counterparty to settle the swaps at certain specified dates prior to maturity. In addition, the rate at which payments under the cross currency swap were converted from U.S. dollars to Japanese yen increased to ¥114.9 from ¥111.9. In connection with these amendments, Dole also entered into a collateral arrangement which requires Dole to provide collateral to its counterparties when the fair market value of the cross currency and interest rate swap exceed a combined liability of $35 million. The measurement date for the collateral required at June 20, 2009 was June 16, 2009, and the fair value of the swaps at the measurement date was a liability of approximately $76 million. Dole provided cash collateral of $6.1 million, which was recorded as restricted deposits in the condensed consolidated balance sheet, and the remaining $35 million of collateral was issued through letters of credit.

At June 20, 2009, the exchange rate of the Japanese yen to U.S. dollar was ¥96.5. The value of the cross currency swap will fluctuate based on changes in the U.S. dollar to Japanese yen exchange rate and market interest rates until maturity in 2011, at which time it will settle in cash at the then current exchange rate.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

At June 20, 2009, the gross notional value and fair market value of Dole’s derivative instruments were as follows:

			Derivative Assets (Liabilities)
	Average Strike	Notional	Balance Sheet	Fair Market
	Price	Amount	Classification	Value
			(In thousands)

Derivatives designated as hedging instruments:
Interest rate swap		$320,000	Other long-term liabilities	$(23,253)

Derivatives not designated as hedging instruments:
Foreign currency hedges (Buy/Sell):
U.S. Dollar/Euro	EUR 1.44	48,354	Receivables, net	$1,990
U.S. Dollar/Canadian Dollar	CAD 1.12	10,706	Receivables, net	104
Chilean Peso/U.S. Dollar	CLP 671	9,989	Receivables, net	2,588
U.S. Dollar/Japanese Yen	JPY 101.2	171,249	Accrued Liabilities	(2,801)
Philippine Peso/U.S. Dollar	PHP 47.9	21,407	Accrued Liabilities	(452)
Cross currency swap — interest			Receivables, net	1,815
Cross currency swap		320,000	Other long-term liabilities	(49,007)
Bunker fuel hedges	$277	26,544	Receivables, net	2,765

	(per metric ton)	(metric tons)
Total derivatives not designated as hedging instruments				(42,998)

Total				$(66,251)

Settlement of the foreign currency and bunker fuel hedges will occur during 2009 and 2010.

The effect of the interest rate swap on the condensed consolidated balance sheet and statement of operations for the quarter and half year ended June 20, 2009 was as follows:

Gain
Recognized in
	AOCI as of	Losses Reclassified into Income
	June 20,	Income Statement	Quarter	Half Year
	2009	Classification	Ended	Ended
(In thousands)

Derivatives designated as hedging instruments:
Interest rate swap	$4,859	Interest expense	$3,461	$4,007

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Unrecognized losses of $13 million related to the interest rate swap are expected to be realized into earnings over the next twelve months. These losses will be primarily offset by gains related to the cross currency swap.

Net unrealized gains (losses) and realized gains (losses) on derivatives not designated as hedging instruments for the quarters and half years ended June 20, 2009 and June 14, 2008 were as follows:

		Quarter Ended
		Unrealized Gains		Realized Gains
		(Losses)		(Losses)
	Income Statement	June 20,	June 14,	June 20,	June 14,
	Classification	2009	2008	2009	2008
		(In thousands)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Cost of products sold	$(2,011)	$6,968	$1,049	$(5,998)
Bunker fuel contracts	Cost of products sold	3,101	3,613	(250)	711
Cross currency swap	Other income (expense), net	(24,419)	19,001	2,621	2,696

Total		$(23,329)	$29,582	$3,420	$(2,591)

		Half Year Ended
		Unrealized Gains		Realized Gains
		(Losses)		(Losses)
	Income Statement	June 20,	June 14,	June 20,	June 14,
	Classification	2009	2008	2009	2008
		(In thousands)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Cost of products sold	$7,491	$3,175	$1,295	$(8,971)
Bunker fuel contracts	Cost of products sold	6,342	4,051	(2,784)	1,798
Cross currency swap	Other income (expense), net	(6,703)	(13,353)	4,941	5,619

Total		$7,130	$(6,127)	$3,452	$(1,554)

NOTE 14 — FAIR VALUE MEASUREMENTS

Dole’s financial instruments primarily comprise short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, a revolving credit facility, and notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding Dole’s secured and unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market.

Dole adopted FAS No. 157, Fair Value Measurements (“FAS 157”) as of December 30, 2007 for financial assets and liabilities measured on a recurring basis. Dole adopted FAS 157 for all nonfinancial assets and liabilities at the beginning of fiscal year 2009. FAS 157 establishes a fair value

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair values of Dole’s derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts, bunker fuel contracts, interest rate swap and cross currency swap were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates, bunker fuel futures, interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. Dole recorded a credit valuation adjustment at June 20, 2009 which reduced the derivative liability balances. The credit valuation adjustment was $3.2 million and $16.3 million at June 20, 2009 and January 3, 2009, respectively. The net change in the credit valuation adjustment resulted in a loss of $13.1 million during the half year ended June 20, 2009. Of this loss, $1.6 million was recorded as interest expense and $11.5 million was recorded as other income (expense), net. For the quarter ended June 20, 2009, the net change in the credit valuation adjustment resulted in a loss of $5.6 million. Of this loss, $1 million was recorded as interest expense and $4.6 million was recorded as other income (expense), net.

The following table provides a summary of the fair values of assets and liabilities under the FAS 157 hierarchy:

		Fair Value	Fair Value
		Measurements at	Measurements at
		June 20, 2009	June 20, 2009
		Using Significant	Using Significant
	June 20,	Other Observable	Unobservable
	2009	Inputs (Level 2)	Inputs (Level 3)
	(In thousands)

Assets and Liabilities Measured on a Recurring Basis
Assets:
Foreign currency exchange contracts	$4,682	$4,682	$—
Bunker fuel contracts	2,765	2,765	—

	$7,447	$7,447	$—

Liabilities:
Foreign currency exchange contracts	$3,253	$3,253	$—
Interest rate swap	23,253	23,253	—
Cross currency swap	47,192	47,192	—

	$73,698	$73,698	$—

Assets Measured on a Nonrecurring Basis
Distrifruit assets	$10,037	$—	$10,037

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Nonfinancial Items Measured at Fair Value on a Nonrecurring Basis

Nonfinancial assets such as goodwill and indefinite-lived intangible assets are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment is recognized. Dole performed a goodwill and indefinite-lived intangible asset impairment analysis during the second quarter of 2009 and determined that its goodwill and indefinite-lived intangible assets were not impaired at June 20, 2009.

The goodwill and indefinite-lived intangible asset impairment analysis was performed using a combination of discounted cash flow models and market multiples. As discussed in Note 7, the fair value of the Distrifruit business was also determined based on a discounted cash flow model. The discounted cash flow models used estimates and assumptions including pricing and volume data, anticipated growth rates, profitability levels, tax rates and discount rates.

Credit Risk

The counterparties to the foreign currency and bunker fuel forward contracts and the interest rate and cross currency swaps consist of a number of major international financial institutions. Dole has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose Dole to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. Dole does not anticipate any such losses.

Fair Value of Debt

Dole estimates the fair value of its secured and unsecured notes and debentures based on current quoted market prices. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. The carrying value and estimated fair values of Dole’s debt is summarized below:

	June 20, 2009		January 3, 2009
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
	(In thousands)

Secured and unsecured notes and debentures	$1,087,903	$1,091,559	$1,100,000	$809,400
Term loans	828,297	828,297	835,444	585,855

NOTE 15 — GUARANTOR FINANCIAL INFORMATION

In connection with the issuance of the 2011 Notes in March 2003 and the 2010 Notes in May 2003, all of Dole’s wholly-owned domestic subsidiaries (“Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, Dole’s obligations under the indentures related to such Notes and to Dole’s 2013 Debentures and 2014 Notes (the “Guarantees”). Each Guarantee is subordinated in right of payment to the Guarantors’ existing and future senior debt, including obligations under the senior secured credit facilities, and will rank pari passu with all senior subordinated indebtedness of the applicable Guarantor.

The accompanying guarantor consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for Dole’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate to the

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

elimination of investments in subsidiaries and associated intercompany balances and transactions as well as cash overdraft and income tax reclassifications.

The following are condensed consolidating statements of operations of Dole for the quarters and half years ended June 20, 2009 and June 14, 2008; condensed consolidating balance sheets as of June 20, 2009 and January 3, 2009; and condensed consolidating statements of cash flows for the half years ended June 20, 2009 and June 14, 2008.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Quarter Ended June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$16,445	$741,287	$1,304,894	$(347,904)	$1,714,722
Cost of products sold	(13,852)	(669,486)	(1,154,323)	345,055	(1,492,606)

Gross margin	2,593	71,801	150,571	(2,849)	222,116
Selling, marketing and general and administrative expenses	(13,115)	(44,950)	(58,728)	2,849	(113,944)
Gain on asset sales	—	159	—	—	159

Operating income (loss)	(10,522)	27,010	91,843	—	108,331
Equity in subsidiary income	50,400	32,275	—	(82,675)	—
Other income (expense), net	137	—	(33,183)	—	(33,046)
Interest income	279	35	1,186	—	1,500
Interest expense	(31,132)	(25)	(19,085)	—	(50,242)

Income from continuing operations before income taxes and equity earnings	9,162	59,295	40,761	(82,675)	26,543
Income taxes	10,982	(9,324)	(10,621)	—	(8,963)
Equity in earnings of unconsolidated subsidiaries	1	(27)	3,303	—	3,277

Income from continuing operations	20,145	49,944	33,443	(82,675)	20,857
Income from discontinued operations, net of income taxes	—	—	265	—	265

Net income	20,145	49,944	33,708	(82,675)	21,122
Less: Net income attributable to noncontrolling interests	—	—	(977)	—	(977)

Net income attributable to Dole Food Company, Inc.	$20,145	$49,944	$32,731	$(82,675)	$20,145

For the Quarter Ended June 14, 2008

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$18,367	$803,391	$1,565,676	$(392,491)	$1,994,943
Cost of products sold	(18,167)	(750,569)	(1,382,254)	389,283	(1,761,707)

Gross margin	200	52,822	183,422	(3,208)	233,236
Selling, marketing and general and administrative expenses	(15,004)	(38,745)	(70,870)	3,208	(121,411)
Gain on asset sales	974	—	8,865	—	9,839

Operating income (loss)	(13,830)	14,077	121,417	—	121,664
Equity in subsidiary income	145,256	120,865	—	(266,121)	—
Other income (expense), net	—	—	23,653	—	23,653
Interest income	25	(106)	1,190	—	1,109
Interest expense	(27,163)	(158)	(13,924)	—	(41,245)

Income from continuing operations before income taxes and equity earnings	104,288	134,678	132,336	(266,121)	105,181
Income taxes	76,467	(762)	(6,128)	—	69,577
Equity in earnings of unconsolidated subsidiaries	(1)	(7)	2,341	—	2,333

Income from continuing operations	180,754	133,909	128,549	(266,121)	177,091
Income from discontinued operations, net of income taxes	—	10,072	(5,754)	—	4,318

Net income	180,754	143,981	122,795	(266,121)	181,409
Less: Net income attributable to noncontrolling interests	—	—	(655)	—	(655)

Net income attributable to Dole Food Company, Inc.	$180,754	$143,981	$122,140	$(266,121)	$180,754

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Half Year Ended June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$31,596	$1,460,930	$2,497,605	$(678,819)	$3,311,312
Cost of products sold	(27,540)	(1,308,632)	(2,222,408)	673,255	(2,885,325)

Gross margin	4,056	152,298	275,197	(5,564)	425,987
Selling, marketing and general and administrative expenses	(24,057)	(85,477)	(107,380)	5,564	(211,350)
Gain on asset sales	—	10,093	6,700	—	16,793

Operating income (loss)	(20,001)	76,914	174,517	—	231,430
Equity in subsidiary income	181,002	118,749	—	(299,751)	—
Other income (expense), net	(441)	—	(10,653)	—	(11,094)
Interest income	535	68	2,533	—	3,136
Interest expense	(56,981)	(57)	(30,750)	—	(87,788)

Income from continuing operations before income taxes and equity earnings	104,114	195,674	135,647	(299,751)	135,684
Income taxes	18,852	(15,716)	(20,147)	—	(17,011)
Equity in earnings of unconsolidated subsidiaries	(1)	166	4,306	—	4,471

Income from continuing operations	122,965	180,124	119,806	(299,751)	123,144
Income from discontinued operations, net of income taxes	—	—	387	—	387
Gain on discontinued operations, net of income taxes	—	—	1,308	—	1,308

Net income	122,965	180,124	121,501	(299,751)	124,839
Less: Net income attributable to noncontrolling interests	—	—	(1,874)	—	(1,874)

Net income attributable to Dole Food Company, Inc.	$122,965	$180,124	$119,627	$(299,751)	$122,965

For the Half Year Ended June 14, 2008

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$36,063	$1,505,072	$2,874,048	$(691,895)	$3,723,288
Cost of products sold	(34,331)	(1,376,375)	(2,595,562)	685,876	(3,320,392)

Gross margin	1,732	128,697	278,486	(6,019)	402,896
Selling, marketing and general and administrative expenses	(30,497)	(83,059)	(131,978)	6,019	(239,515)
Gain on asset sales	974	—	10,669	—	11,643

Operating income (loss)	(27,791)	45,638	157,177	—	175,024
Equity in subsidiary income	155,647	97,516	—	(253,163)	—
Other income (expense), net	—	—	(5,058)	—	(5,058)
Interest income	87	85	2,706	—	2,878
Interest expense	(55,074)	(539)	(29,129)	—	(84,742)

Income from continuing operations before income taxes and equity earnings	72,869	142,700	125,696	(253,163)	88,102
Income taxes	78,944	1,470	(20,214)	—	60,200
Equity in earnings of unconsolidated subsidiaries	(4)	156	3,184	—	3,336

Income from continuing operations	151,809	144,326	108,666	(253,163)	151,638
Income (loss) from discontinued operations, net of income taxes	—	10,467	(8,970)	—	1,497

Net income	151,809	154,793	99,696	(253,163)	153,135
Less: Net income attributable to noncontrolling interests	—	—	(1,326)	—	(1,326)

Net income attributable to Dole Food Company, Inc.	$151,809	$154,793	$98,370	$(253,163)	$151,809

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET
As of June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

ASSETS
Cash and cash equivalents	$16,156	$—	$92,359	$(596)	$107,919
Receivables, net of allowances	414,658	128,698	551,200	(290,659)	803,897
Inventories	6,137	257,288	462,574	—	725,999
Prepaid expenses	9,459	11,290	55,891	—	76,640
Deferred income tax assets	18,891	25,566	—	(22,277)	22,180
Assets held-for-sale	72,526	6,465	15,391	—	94,382

Total current assets	537,827	429,307	1,177,415	(313,532)	1,831,017
Restricted deposits	—	—	6,070	—	6,070
Investments	2,426,100	1,944,617	75,979	(4,370,159)	76,537
Property, plant and equipment, net	162,067	265,176	589,819	—	1,017,062
Goodwill	—	131,818	274,722	—	406,540
Intangible assets, net	689,614	16,720	7,589	—	713,923
Other assets, net	65,240	7,767	99,684	—	172,691

Total assets	$3,880,848	$2,795,405	$2,231,278	$(4,683,691)	$4,223,840

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$4,676	$432,079	$361,990	$(313,532)	$485,213
Liabilities held-for-sale	—	—	2,115	—	2,115
Accrued liabilities	60,835	162,305	193,782	—	416,922
Current portion of long-term debt	381,181	270	9,445	—	390,896
Notes payable	—	—	44,140	—	44,140

Total current liabilities	446,692	594,654	611,472	(313,532)	1,339,286
Intercompany payables (receivables)	1,570,762	(304,127)	(1,266,635)	—	—
Long-term debt	857,671	3,375	714,979	—	1,576,025
Deferred income tax liabilities	202,328	7,926	47,258	—	257,512
Other long-term liabilities	275,115	39,281	181,166	—	495,562
Equity attributable to Dole Food Company, Inc.	528,280	2,454,296	1,915,863	(4,370,159)	528,280
Equity attributable to noncontrolling interests	—	—	27,175	—	27,175

Total shareholders’ equity	528,280	2,454,296	1,943,038	(4,370,159)	555,455

Total liabilities and shareholders’ equity	$3,880,848	$2,795,405	$2,231,278	$(4,683,691)	$4,223,840

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET
As of January 3, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

ASSETS
Cash and cash equivalents	$16,811	$—	$85,460	$(11,442)	$90,829
Receivables, net of allowances	410,286	133,198	577,890	(314,139)	807,235
Inventories	7,971	299,048	489,388	—	796,407
Prepaid expenses	9,374	14,489	45,484	—	69,347
Deferred income tax assets	18,891	25,566	—	(23,184)	21,273
Assets held-for-sale	72,526	55,366	74,984	—	202,876

Total current assets	535,859	527,667	1,273,206	(348,765)	1,987,967
Investments	2,172,994	1,786,868	72,708	(3,959,485)	73,085
Property, plant and equipment, net	173,850	262,269	614,212	—	1,050,331
Goodwill	—	131,818	274,722	—	406,540
Intangible assets, net	689,615	18,426	417	—	708,458
Other assets, net	38,084	7,542	92,612	—	138,238

Total assets	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$5,411	$438,991	$415,136	$(348,765)	$510,773
Liabilities held-for-sale	—	3,688	46,777	—	50,465
Accrued liabilities	67,206	173,920	249,019	—	490,145
Current portion of long-term debt	346,684	288	9,776	—	356,748
Notes payable	—	—	48,789	—	48,789

Total current liabilities	419,301	616,887	769,497	(348,765)	1,456,920
Intercompany payables (receivables)	1,225,590	(133,650)	(1,091,940)	—	—
Long-term debt	1,080,296	3,506	714,754	—	1,798,556
Deferred income tax liabilities	207,073	7,926	39,206	—	254,205
Other long-term liabilities	275,242	37,853	108,684	—	421,779
Equity attributable to Dole Food Company, Inc.	402,900	2,202,068	1,757,417	(3,959,485)	402,900
Equity attributable to noncontrolling interests	—	—	30,259	—	30,259

Total shareholders’ equity	402,900	2,202,068	1,787,676	(3,959,485)	433,159

Total liabilities and shareholders’ equity	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Half Year Ended June 20, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$202,273	$(49,388)	$45,583	$10,846	$209,314

INVESTING ACTIVITIES
Cash received from sales of assets and businesses, net of cash disposed	—	46,512	12,796	—	59,308
Capital additions	(1,525)	(5,128)	(18,283)	—	(24,936)
Restricted deposits	—	—	(6,070)	—	(6,070)
Repurchase of common stock in going-private merger transaction	(49)	—	—	—	(49)

Cash flow provided by (used in) investing activities	(1,574)	41,384	(11,557)	—	28,253

FINANCING ACTIVITIES
Short-term debt repayments, net of borrowings	620	8,026	(9,400)	—	(754)
Long-term debt borrowings, net of debt issuance costs	829,704	—	(4,526)	—	825,178
Long-term debt repayments	(1,031,678)	(22)	(7,472)	—	(1,039,172)
Dividends paid to noncontrolling interests	—	—	(4,955)	—	(4,955)

Cash flow provided by (used in) financing activities	(201,354)	8,004	(26,353)	—	(219,703)

Effect of foreign currency exchange rate changes on cash	—	—	(774)	—	(774)

Increase (decrease) in cash and cash equivalents	(655)	—	6,899	10,846	17,090
Cash and cash equivalents at beginning of period	16,811	—	85,460	(11,442)	90,829

Cash and cash equivalents at end of period	$16,156	$—	$92,359	$(596)	$107,919

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Half Year Ended June 14, 2008

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$(1,625)	$24,460	$(25,417)	$—	$(2,582)

INVESTING ACTIVITIES
Cash received from sales of assets and businesses, net of cash disposed	982	41	30,953	—	31,976
Capital additions	(91)	(10,442)	(24,779)	—	(35,312)
Repurchase of common stock in going-private merger transaction	(137)	—	—	—	(137)

Cash flow provided by (used in) investing activities	754	(10,401)	6,174	—	(3,473)

FINANCING ACTIVITIES
Short-term debt repayments, net of borrowings	—	(14,036)	(774)	4,814	(9,996)
Long-term debt borrowings, net of debt issuance costs	603,800	—	49	—	603,849
Long-term debt repayments	(601,325)	(23)	(5,877)	—	(607,225)
Dividends paid to noncontrolling interests	—	—	(1,194)	—	(1,194)

Cash flow provided by (used in) financing activities	2,475	(14,059)	(7,796)	4,814	(14,566)

Effect of foreign currency exchange rate changes on cash	—	—	916	—	916

Increase (decrease) in cash and cash equivalents	1,604	—	(26,123)	4,814	(19,705)
Cash and cash equivalents at beginning of period	16,424	—	95,801	(15,164)	97,061

Cash and cash equivalents at end of period	$18,028	$—	$69,678	$(10,350)	$77,356

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 16 — EARNINGS PER SHARE

The calculation of basic and diluted earnings per share including a reconciliation of the numerator and denominator are as follows:

	Quarter Ended		Half Year Ended
	(Amounts in thousands)
	June 20, 2009	June 14, 2008	June 20, 2009	June 14, 2008

Numerator:
Income (loss) from continuing operations	$20,857	$177,091	$123,144	$151,638
Income from discontinued operations	265	4,318	387	1,497
Gain on disposal of discontinued operations	—	—	1,308	—
Net income attributable to noncontrolling interests	(977)	(655)	(1,874)	(1,326)

Net income attributable to Dole Food Company, Inc.	$20,145	$180,754	$122,965	$151,809

Denominator:
Basic and Diluted weighted average shares outstanding	1	1	1	1

Basic and Diluted Earnings Per Share:
Income from continuing operations	$21	$177	$123	$152
Income from discontinued operations	—	5	1	1
Gain on sale of discontinued operations	—	—	1	—
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(1)

Net income attributable to Dole Food Company, Inc.	$20	$181	$123	$152

NOTE 17 — SUBSEQUENT EVENTS

Internal Revenue Service Audit:  On August 27, 2009, the IRS completed its examination of the combined U.S. federal income tax returns of DHM Holding Company, Inc. (“HoldCo”), which includes the returns of Dole, for the years 2002 to 2005 (see Note 5 — Income Taxes) and issued a Revenue Agent’s report (“RAR”) that includes various proposed adjustments, including the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million plus interest. Dole will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS. Dole believes, based in part upon the advice of our tax advisors, that our tax treatment of such transactions was appropriate.

DOLE FOOD COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Asset Sale Program:  During the third quarter of fiscal 2009, Dole entered into definitive sales agreements, for which it previously had signed letters of intent for approximately $68 million (see Note 12 — Assets-Held-For-Sale), to sell certain operating properties in Latin America. Additionally during the third quarter of 2009, the Company signed a letter of intent to sell an operating property in Chile for approximately $32 million. These sales are expected to close by the end of fiscal 2009.

HoldCo Loan Payment:  During June 2009, HoldCo made a $20 million payment required under the HoldCo loan agreement.

Proposed Initial Public Offering Transaction:  It is currently expected immediately prior to the closing of the proposed initial public offering of shares of Dole common stock (“IPO transaction”), the registration statement process of which commenced in August 2009 that HoldCo will be merged into Dole in a downstream merger to be accounted for as a common control merger under the provisions of FAS 141R. Immediately following the contemplated merger transaction, the entire interest in Westlake Wellbeing Properties, LLC (“WWP”) held by post-merger Dole will be transferred to another entity owned by David H. Murdock (“MURCO”). The transfer of WWP to MURCO will be accounted for as a common control transfer at carryover basis consistent with the provisions of FAS 141R. Further, WWP long-lived assets will continue to be treated under a held and used model under FAS 144 in the contemplated transfer to MURCO. Subsequent to the transfer of WWP to MURCO, the results of WWP will be presented as a discontinued operation of the merged entity given WWP will not be a part of the ongoing operations of such entity. Dole is also contemplating the offering of at least $300 million of senior secured notes due 2016 with the proceeds used to refinance a portion of the 2010 Notes. Additionally, Dole intends to complete other transactions upon consummation of the IPO Transaction that will result in the elimination of all other cross-default and cross acceleration provisions that exist between Dole’s senior secured facilities and certain indebtedness of Holdings and its affiliates. See Note 8 — Notes Payable and Long-Term Debt for discussion of existing cross-default and cross acceleration provisions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of Dole Food Company, Inc.:

We have audited the accompanying consolidated balance sheets of Dole Food Company, Inc. and subsidiaries (the “Company”) as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended January 3, 2009, December 29, 2007, and December 30, 2006. Our audits also included the financial statement schedule listed in Item 16. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 3, 2009 and December 29, 2007, and the results of its operations and its cash flows for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, at the beginning of its fiscal 2009 year. Additionally, the Company adopted a new accounting standard for fair value measurements during the year ended January 3, 2009, new accounting standards for uncertainty in income taxes and planned major maintenance activities effective at the beginning of its fiscal 2007 year, and effective December 30, 2006, a new accounting standard for retirement benefits.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 18, 2009
(August 14, 2009 as to the effects of the retrospective adjustment for the adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, and the inclusion of Earnings Per Share information on the consolidated statements of operations and in Note 22, and September 18, 2009 as to the subsequent events disclosure in Note 23)

DOLE FOOD COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

	2008	2007	2006
	(In thousands)

Revenues, net	$7,619,952	$6,820,812	$5,990,863
Cost of products sold	(6,862,892)	(6,189,938)	(5,420,502)

Gross margin	757,060	630,874	570,361
Selling, marketing and general and administrative expenses	(509,418)	(481,590)	(434,383)
Gain on asset sales (Note 9)	26,976	—	—

Operating income	274,618	149,284	135,978
Other income (expense), net	(14,066)	1,848	15,176
Interest income	6,455	7,525	7,140
Interest expense	(174,485)	(194,851)	(174,715)

Income (loss) from continuing operations before income taxes and equity earnings	92,522	(36,194)	(16,421)
Income taxes	48,015	(4,054)	(22,609)
Equity in earnings of unconsolidated subsidiaries	6,388	1,696	177

Income (loss) from continuing operations	146,925	(38,552)	(38,853)
Loss from discontinued operations, net of income taxes	(27,391)	(15,719)	(50,386)
Gain on disposal of discontinued operations, net of income taxes	3,315	—	2,814

Net income (loss)	122,849	(54,271)	(86,425)
Less: Net income attributable to noncontrolling interests	(1,844)	(3,235)	(3,202)

Net income attributable to Dole Food Company, Inc.	$121,005	$(57,506)	$(89,627)

Earnings per share — Basic and Diluted:
Income (loss) from continuing operations	$147	$(39)	$(39)
Net income (loss) attributable to Dole Food Company, Inc.	$121	$(58)	$(90)

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONSOLIDATED BALANCE SHEETS
As of January 3, 2009 and December 29, 2007

	2008	2007
	(In thousands,
	except share data)

ASSETS
Cash and cash equivalents	$90,829	$97,061
Receivables, net of allowances of $41,357 and $61,720, respectively	807,235	839,153
Inventories	796,407	750,675
Prepaid expenses	69,347	71,296
Deferred income tax assets	21,273	12,085
Assets held-for-sale	202,876	76,244

Total current assets	1,987,967	1,846,514
Investments	73,085	69,336
Property, plant and equipment, net of accumulated depreciation of $1,027,345 and $980,390, respectively	1,050,331	1,340,139
Goodwill	406,540	509,518
Intangible assets, net	708,458	721,790
Other assets, net	138,238	155,587

Total assets	$4,364,619	$4,642,884

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$510,773	$542,959
Liabilities held-for-sale	50,465	—
Accrued liabilities	490,145	514,584
Current portion of long-term debt	356,748	14,171
Notes payable	48,789	81,018

Total current liabilities	1,456,920	1,152,732
Long-term debt	1,798,556	2,316,208
Deferred income tax liabilities	254,205	277,824
Other long-term liabilities	421,779	541,234
Commitments and contingencies (Notes 16 and 18)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	409,681	409,907
Retained earnings (deficit)	36,122	(84,883)
Accumulated other comprehensive loss	(42,903)	(16)

Equity attributable to Dole Food Company, Inc.	402,900	325,008
Equity attributable to noncontrolling interests	30,259	29,878

Total shareholders’ equity	433,159	354,886

Total liabilities and shareholders’ equity	$4,364,619	$4,642,884

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

	2008	2007	2006
	(In thousands)

Operating Activities
Net income (loss)	$122,849	$(54,271)	$(86,425)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	138,828	155,605	149,347
Net unrealized (gains) losses on financial instruments	25,086	31,473	(10,671)
Asset write-offs and net (gain) loss on sale of assets	(50,751)	6,826	(1,814)
Impairment of discontinued operations	17,000	—	22,574
Noncontrolling interests in discontinued operations and gain on disposal of discontinued operations, net of income taxes	12,760	400	2,331
Equity in earnings of unconsolidated subsidiaries	(6,388)	(1,696)	(177)
Amortization of debt issuance costs	4,085	4,106	4,411
Write-off of debt issuance costs	—	—	8,133
Provision for deferred income taxes	(43,120)	(35,932)	(23,151)
Unrecognized tax benefits on federal income tax audit settlement (Note 7)	(60,906)	—	—
Pension and other postretirement benefit plan expense	21,656	19,539	15,383
Gain on settlement of Hurricane Katrina	—	(5,200)	—
Other	(128)	505	2,062
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(37,073)	(68,794)	(48,708)
Inventories	(59,243)	(96,992)	(47,859)
Prepaid expenses and other assets	(10,943)	(9,178)	(3,040)
Income taxes	27,641	13,573	19,542
Accounts payable	30,487	86,447	(274)
Accrued liabilities	(45,856)	25,660	27,136
Other long-term liabilities	(41,421)	(25,749)	(12,879)

Cash flow provided by operating activities	44,563	46,322	15,921
Investing Activities
Proceeds from sales of assets and businesses, net of cash disposed	226,483	41,718	31,273
Hurricane Katrina insurance proceeds	—	5,200	—
Acquisitions and investments, net of cash acquired	—	—	(22,950)
Capital additions	(85,096)	(106,821)	(125,056)
Repurchase of common stock in going-private merger transaction	(245)	(1,480)	(267)

Cash flow provided by (used in) investing activities	141,142	(61,383)	(117,000)
Financing Activities
Short-term debt borrowings	94,943	119,389	101,381
Short-term debt repayments	(132,266)	(91,176)	(52,872)
Long-term debt borrowings, net of debt issuance costs	1,348,050	1,167,530	2,260,545
Long-term debt repayments	(1,482,800)	(1,169,213)	(1,969,698)
Capital contribution from parent	—	—	28,390
Return of capital to parent	—	—	(59,390)
Dividends paid to minority shareholders	(13,447)	(10,485)	(1,833)
Dividends paid to parent	—	—	(163,691)

Cash flow provided by (used in) financing activities	(185,520)	16,045	142,832

Effect of foreign currency exchange rate changes on cash	(6,417)	3,663	1,849

Increase (decrease) in cash and cash equivalents	(6,232)	4,647	43,602
Cash and cash equivalents at beginning of period	97,061	92,414	48,812

Cash and cash equivalents at end of period	$90,829	$97,061	$92,414

DOLE FOOD COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006 — (Continued)

Supplemental cash flow information

At January 3, 2009, December 29, 2007 and December 30, 2006, accounts payable included approximately $6.7 million, $17.8 million and $18 million, respectively, for capital expenditures. Of the $17.8 million of capital expenditures included in accounts payable at December 29, 2007, approximately $16.7 million had been paid during fiscal 2008. Of the $18 million of capital expenditures included in accounts payable at December 30, 2006, approximately $17.4 million had been paid during fiscal 2007.

Income tax payments, net of refunds, for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were $15.5 million, $23.7 million and $25.7 million, respectively.

Interest payments on borrowings totaled $175.5 million, $189.5 million and $159.5 million during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

During the year ended January 3, 2009, the Company recorded $77.8 million of tax related adjustments that resulted from changes to unrecognized tax benefits that existed at the time of the going-private merger transaction. This tax-related adjustment resulted in a decrease to goodwill and a decrease to the liability for unrecognized tax benefits. Refer to Note 7 — Income Taxes for additional information.

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

				Accumulated Other
				Comprehensive Income (Loss)			Equity
		Additional	Retained	Pension & Other	Cumulative	Unrealized	Attributable to	Total
	Common	Paid-In	Earnings	Postretirement	Translation	Gains (Losses)	Noncontrolling	Shareholders	Comprehensive
	Stock	Capital	(Deficit)	Benefits	Adjustment	on Hedges	Interests	Equity	Income (Loss)
	(In thousands)

Balance at December 31, 2005	$—	$440,032	$199,506	$(22,735)	$3,433	$2,822	$21,487	$644,545
Net loss	—	—	(89,627)	—	—	—	3,202	(86,425)	(86,425)
Noncontrolling interests in discontinued operations	—	—	—	—	—	—	2,331	2,331	—
Dividends paid	—	—	(163,691)	—	—	—	(1,834)	(165,525)	—
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	17,557	(3,965)	53	13,645	13,645
Reclassification of realized gains to net loss	—	—	—	—	—	(3,204)	—	(3,204)	(3,204)
Change in employee benefit plans, net of income taxes	—	—	—	(4,799)	—	—	—	(4,799)	(4,799)
Adjustment to adopt FAS 158, net of income taxes	—	—	—	(3,246)	—	—	—	(3,246)	—
Capital contribution from parent	—	28,390	—	—	—	—	—	28,390	—
Return of capital to parent	—	(59,390)	—	—	—	—	—	(59,390)	—
Other	—	—	—	—	—	—	94	94	—

Balance at December 30, 2006	$—	$409,032	$(53,812)	$(30,780)	$20,990	$(4,347)	$25,333	$366,416	$(80,783)

Net income (loss)	—	—	(57,506)	—	—	—	3,235	(54,271)	$(54,271)
Noncontrolling interests in discontinued operations	—	—	—	—	—	—	400	400	—
Dividends paid	—	—	—	—	—	—	(10,485)	(10,485)	—
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	21,271	(1,362)	57	19,966	19,966
Reclassification of realized gains to net loss	—	—	—	—	—	(9,816)	—	(9,816)	(9,816)
Change in employee benefit plans, net of income taxes	—	—	—	4,028	—	—	—	4,028	4,028
FIN 48 adoption	—	—	26,435	—	—	—	—	26,435	—
Gain on sale of land to affiliate, net of income taxes	—	875	—	—	—	—	11,338	12,213	—

Balance at December 29, 2007	$—	$409,907	$(84,883)	$(26,752)	$42,261	$(15,525)	$29,878	$354,886	$(40,093)

DOLE FOOD COMPANY, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006 — (Continued)

				Accumulated Other
				Comprehensive Income (Loss)			Equity
		Additional	Retained	Pension & Other	Cumulative	Unrealized	Attributable to	Total
	Common	Paid-In	Earnings	Postretirement	Translation	Gains (Losses)	Noncontrolling	Shareholders	Comprehensive
	Stock	Capital	(Deficit)	Benefits	Adjustment	on Hedges	Interests	Equity	Income (Loss)
	(In thousands)

Net income	—	—	121,005	—	—	—	1,844	122,849	$122,849
Noncontrolling interests in discontinued operations	—	—	—	—	—	—	481	481	—
Noncontrolling interests gain on sale of discontinued operations	—	—	—	—	—	—	12,279	12,279	—
Dividends paid	—	—	—	—	—	—	(14,108)	(14,108)	—
Unrealized foreign currency translation and hedging losses	—	—	—	—	(17,452)	(18,877)	(19)	(36,348)	(36,348)
Reclassification of realized losses to net income	—	—	—	—	—	5,272	—	5,272	5,272
Change in employee benefit plans, net of income taxes	—	—	—	(12,580)	—	—	—	(12,580)	(12,580)
Business dispositions	—	—	—	(1,628)	2,378	—	—	750	750
Loss on sale of land to affiliate, net of income taxes	—	(226)	—	—	—	—	(96)	(322)	—

Balance at January 3, 2009	$—	$409,681	$36,122	$(40,960)	$27,187	$(29,130)	$30,259	$433,159	$79,943

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS

Note 1 — Nature of Operations

Dole Food Company, Inc. was incorporated under the laws of Hawaii in 1894 and was reincorporated under the laws of Delaware in July 2001.

Dole Food Company, Inc. and its consolidated subsidiaries (the “Company”) are engaged in the worldwide sourcing, processing, distributing and marketing of high quality, branded food products, including fresh fruit and vegetables, as well as packaged foods.

Operations are conducted throughout North America, Latin America, Europe (including eastern European countries), Asia (primarily in Japan, Korea, the Philippines and Thailand), the Middle East and Africa (primarily in South Africa). As a result of its global operating and financing activities, the Company is exposed to certain risks including changes in commodity pricing, fluctuations in interest rates, fluctuations in foreign currency exchange rates, as well as other environmental and business risks in both sourcing and selling locations.

The Company’s principal products are produced on both Company-owned and leased land and are also acquired through associated producer and independent grower arrangements. The Company’s products are primarily packed and processed by the Company and sold to wholesale, retail and institutional customers and other food product companies.

In March 2003, the Company completed a going-private merger transaction (“going-private merger transaction”). The privatization resulted from the acquisition by David H. Murdock, the Company’s Chairman, of the approximately 76% of the Company that he and his affiliates did not already own. As a result of the transaction, the Company became wholly-owned by Mr. Murdock through David H. Murdock (“DHM”) Holding Company, Inc.

Note 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Consolidation:  The Company’s consolidated financial statements include the accounts of Dole Food Company, Inc. and its controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Annual Closing Date:  The Company’s fiscal year ends on the Saturday closest to December 31. The fiscal years 2008, 2007 and 2006 ended on January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The Company operates under a 52/53 week year. Fiscal 2008 was a 53-week year. Fiscal 2007 and 2006 were both 52-week years. The impact of the additional week in fiscal 2008 was not material to the Company’s consolidated statement of operations or consolidated statement of cash flows.

Revenue Recognition:  Revenue is recognized at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.

Sales Incentives:  The Company offers sales incentives and promotions to its customers (resellers) and to its consumers. These incentives include consumer coupons and promotional discounts, volume rebates and product placement fees. The Company follows the requirements of Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products). Consideration given to customers and consumers related to sales incentives is recorded as a reduction of revenues. Estimated sales discounts are recorded in the period in which the related sale is recognized. Volume rebates are recognized as earned by the customer, based upon the contractual terms of the arrangement with the customer and, where applicable, the Company’s estimate of sales volume over the term of the arrangement. Adjustments to estimates are made periodically as new information becomes available

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

and actual sales volumes become known. Adjustments to these estimates have historically not been significant to the Company.

Agricultural Costs:  Recurring agricultural costs include costs relating to irrigation, fertilizing, disease and insect control and other ongoing crop and land maintenance activities. Recurring agricultural costs are charged to operations as incurred or are recognized when the crops are harvested and sold, depending on the product. Non- recurring agricultural costs, primarily comprising of soil and farm improvements and other long-term crop growing costs that benefit multiple harvests, are deferred and amortized over the estimated production period, currently from two to seven years.

Shipping and Handling Costs:  Amounts billed to third-party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost of products sold and represent costs incurred by the Company to ship product from the sourcing locations to the end consumer markets.

Marketing and Advertising Costs:  Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, the Company capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, the Company amortizes the costs over the life of the underlying contract. The amortization of these costs, as well as the cost of certain other marketing and advertising arrangements with customers, are classified as a reduction in revenues. Advertising and marketing costs, included in selling, marketing and general and administrative expenses, amounted to $72.9 million, $77.1 million and $70.6 million during the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

Research and Development Costs:  Research and development costs are expensed as incurred. Research and development costs were not material for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

Income Taxes:  The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Income taxes, which would be due upon the repatriation of foreign subsidiary earnings, have not been provided where the undistributed earnings are considered indefinitely invested. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. The Company establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by Financial Accounting Standards Boards (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. The impact of provisions for uncertain tax positions, as well as the related net interest and penalties, are included in “Income taxes” in the consolidated statements of operations.

Dole Food Company, Inc. and subsidiaries file its U.S. federal income tax return and various state income tax returns as part of the DHM Holding Company, Inc. consolidated tax group. Dole Food Company, Inc. and subsidiaries calculate current and deferred tax provisions on a stand-alone basis.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Cash and Cash Equivalents:  Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.

Grower Advances:  The Company makes advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. The Company monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. Grower advances are stated at the gross advance amount less allowances for potentially uncollectible balances.

Inventories:  Inventories are valued at the lower of cost or market. Costs related to certain packaged foods products are determined using the average cost basis. Costs related to other inventory categories, including fresh fruit and vegetables are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies. Crop growing costs primarily represent the costs associated with growing bananas on company-owned farms or growing vegetables on third-party farms where the Company bears substantially all of the growing risk.

Investments:  Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded on the equity method, provided the Company has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At January 3, 2009 and December 29, 2007, substantially all of the Company’s investments have been accounted for under the equity method.

Property, Plant and Equipment:  Property, plant and equipment is stated at cost plus the fair value of asset retirement obligations, if any, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of these assets. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.

Goodwill and Intangibles:  Goodwill represents the excess cost of a business acquisition over the fair value of the net identifiable assets acquired. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. Fair values for goodwill and indefinite-lived intangible assets are determined based on discounted cash flows, market multiples or appraised values, as appropriate.

The Company’s indefinite-lived intangible asset, consisting of the DOLE brand, is considered to have an indefinite life because it is expected to generate cash flows indefinitely and as such is not amortized. The Company’s intangible assets with a definite life consist primarily of customer relationships. Amortizable intangible assets are amortized on a straight-line basis over their estimated useful life. The weighted average useful life of the Company’s customer relationships is 11 years.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Concentration of Credit Risk:  Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, derivative contracts, grower advances and trade receivables. The Company maintains its temporary cash investments with high quality financial institutions, which are invested primarily in short-term U.S. government instruments and certificates of deposit. The counterparties to the Company’s derivative contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Latin America and Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, the Company performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, the Company maintains allowances for credit losses. No individual customer accounted for greater than 10% of the Company’s revenues during the years ended January 3, 2009, December 29, 2007 and December 30, 2006. No individual customer accounted for greater than 10% of accounts receivable as of January 3, 2009 or December 29, 2007.

Fair Value of Financial Instruments:  The Company’s financial instruments are primarily composed of short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, revolving credit facility, notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding the Company’s unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market.

The Company also holds derivative instruments to hedge against foreign currency exchange, fuel pricing and interest rate movements. The Company’s derivative financial instruments are recorded at fair value (Refer to Note 17 for additional information). The Company estimates the fair values of its derivatives based on quoted market prices or pricing models using current market rates less any credit valuation adjustments.

Foreign Currency Exchange:  For subsidiaries with transactions that are denominated in a currency other than the functional currency, the net foreign currency exchange transaction gains or losses resulting from the translation of monetary assets and liabilities to the functional currency are included in determining net income. Net foreign currency exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded as a part of cumulative translation adjustment in shareholders’ equity. Unrealized foreign currency exchange gains and losses on certain intercompany transactions that are of a long-term-investment nature (i.e. settlement is not planned or anticipated in the foreseeable future) are also recorded in cumulative translation adjustment in shareholders’ equity.

Leases:  The Company leases fixed assets for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. The Company also leases land in countries where land ownership by foreign entities is restricted. The Company’s leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under Statement of Financial Accounting Standards No. 13, Accounting for Leases. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease. The majority of the Company’s leases are classified as operating leases. The Company’s principal operating leases are for land and machinery and equipment. The Company’s capitalized leases primarily consist of two vessel leases. The Company’s decision to exercise renewal options is primarily dependent on the level of business conducted at the location and the profitability

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

thereof. The Company’s leasehold improvements were not significant at January 3, 2009 or December 29, 2007.

Guarantees:  The Company makes guarantees as part of its normal business activities. These guarantees include guarantees of the indebtedness of some of its key fruit suppliers and other entities integral to the Company’s operations. The Company also issues bank guarantees as required by certain regulatory authorities, suppliers and other operating agreements as well as to support the borrowings, leases and other obligations of its subsidiaries. The majority of the Company’s guarantees relate to guarantees of subsidiary obligations and are scoped out of the initial measurement and recognition provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies. Actual results could differ from these estimates.

Reclassifications:  Certain prior year amounts have been reclassified to conform with the 2008 presentation.

Recently Adopted Accounting Pronouncements

During September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. FAS 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy as defined in the standard. In February 2008, the FASB issued FASB Staff Position 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”) and FSP 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-1 amends FAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and was adopted by the Company, as it applies to its financial instruments, effective December 30, 2007. Refer to Note 17 — Derivative Financial Instruments.

Recently Issued Accounting Pronouncements

During May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles. This statement will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of ‘Present Fairly

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

in Conformity With Generally Accepted Accounting Principles’. The Company does not anticipate that the adoption of FAS 162 will have an effect on its consolidated financial statements.

During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008, and will be applicable to the Company in the first quarter of fiscal 2009. The Company is currently evaluating the impact, if any, the adoption of FAS 161 will have on its consolidated financial statements.

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Dole adopted the provisions of FAS 160 as of the beginning of its 2009 fiscal year. FAS 160 is to be applied prospectively as of the beginning of 2009 except for the presentation and disclosure requirements which are to be applied retrospectively. The consolidated financial statements now conform to the presentation required under FAS 160. Other than the change in presentation of noncontrolling interests, the adoption of FAS 160 had no impact on Dole’s results of operations or financial position.

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. It establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and also requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum measurement period (generally one year). FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. Following the date of adoption of FAS 141R, the resolution of such items at values that differ from recorded amounts will be adjusted through earnings, rather than goodwill.

Note 3 — 2009 Debt Maturity and Debt Issuance

During the second quarter of 2008, the Company reclassified to current liabilities its $350 million 8.625% notes due May 2009 (“2009 Notes”). The Company also completed the early redemption of $5 million of the 2009 Notes during the third quarter of 2008.

On February 13, 2009, the Company commenced a tender offer to purchase for cash any and all of the outstanding 2009 Notes for a purchase price equal to $980 per $1,000 of 2009 Notes validly tendered, with an additional payment of $20 per $1,000 of 2009 Notes tendered early in the process. In connection with the tender offer, the Company sought consents to certain amendments to the indenture governing the 2009 Notes to eliminate substantially all of the restrictive covenants and certain events of default contained therein. On March 4, 2009, the Company announced that it had received the required consents necessary to amend the indenture with respect to the 2009 Notes and, accordingly, executed the supplemental indenture effecting such amendments, which became operative on March 18, 2009, when the Company accepted and paid for the tendered 2009 Notes. The tender offer expired on March 17, 2009.

On March 18, 2009, the Company completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014 (“2014 Notes”) at a discount of

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

$25 million. The 2014 Notes were sold to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933 (“Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain U.S. assets of the Company that is junior to the liens of the Company’s senior secured credit facilities, and are senior obligations of the Company ranking equally with the Company’s existing senior debt. The Company used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 2009 Notes and to irrevocably deposit with the trustee of the 2009 Notes funds that will be sufficient to repay the remaining outstanding 2009 Notes at maturity on May 1, 2009.

In connection with these refinancing transactions, the Company amended its senior secured credit facilities. Such amendments, among other things, (i) permit debt securities secured by a junior lien to be issued to refinance its senior notes due in 2009 and 2010 in an amount up to the greater of (x) $500 million and (y) the amount of debt that would not cause the senior secured leverage ratio to exceed 3.75 to 1.00; (ii) add a new restricted payments basket of up to $50 million to be used to prepay its senior notes due in 2009 and 2010 subject to pro forma compliance with the senior secured credit facilities and $70 million of unused availability under the revolving credit facility; (iii) increase the applicable margin for (x) the term loan facilities to LIBOR plus 5.00% or the base rate plus 4.00% subject to a 50 basis point step down when the priority senior secured leverage ratio is less than or equal to 1.75 to 1.00 and (y) for the revolving credit facility, to a range of LIBOR plus 3.00% to 3.50% or the base rate plus 2.00% to 2.50%; (iv) provide for a LIBOR floor of 3.00% per annum for the term loan facilities; (v) add a first priority secured leverage maintenance covenant to the term loan facilities; and (vi) provide for other technical and clarifying changes. These amendments became effective concurrently with the closing of the 2014 Notes offering.

Note 4 — Other Income (Expense), Net

Included in other income (expense), net in the Company’s consolidated statements of operations for fiscal 2008, 2007 and 2006 are the following items:

	2008	2007	2006
	(In thousands)

Unrealized gain (loss) on the cross currency swap	$(50,411)	$(10,741)	$20,664
Realized gain on the cross currency swap	11,209	12,780	4,102
Gains (losses) on foreign denominated borrowings	24,889	(1,414)	(9,270)
Other	247	1,223	(320)

Other income (expense), net	$(14,066)	$1,848	$15,176

Refer to Note 17 — Derivative Financial Instruments for further discussion regarding the Company’s cross currency swap.

Note 5 — Discontinued Operations

During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009. In addition, during the fourth quarter of 2007, the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus were included in the fresh fruit operating segment. The sale of Citrus was completed during the third quarter of 2008 and the sale of

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

the fresh-cut flowers operations was completed during the first quarter of 2009. Refer to Note 9 — Assets Held-For-Sale. In evaluating the two businesses, the Company concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented.

During the fourth quarter of 2006, the Company completed the sale of its Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. The Company received $15.3 million of net proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. The sale of Pac Truck qualified for discontinued operations treatment under FAS 144. Accordingly, the historical results of operations of this business have been reclassified for all periods presented. The operating results of Pac Truck were included in the other operating segment:

The operating results of fresh-cut flowers, Citrus and Pac Truck for fiscal 2008, 2007 and 2006 are reported in the following table:

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)

2008
Revenues	$106,919	$5,567	$—	$112,486

Loss before income taxes	$(43,235)	$(1,408)	$—	$(44,643)
Income taxes	16,936	316	—	17,252

Loss from discontinued operations, net of income taxes	$(26,299)	$(1,092)	$—	$(27,391)

Gain on disposal of discontinued operations, net of income taxes of $4.3 million	$—	$3,315	$—	$3,315

2007
Revenues	$110,153	$13,586	$—	$123,739

Income (loss) before income taxes	$(19,146)	$733	$—	$(18,413)
Income taxes	2,994	(300)	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$228,452

Income (loss) before income taxes	$(57,001)	$3,767	$397	$(52,837)
Income taxes	4,379	(1,765)	(163)	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$(50,386)

Gain on disposal of discontinued operations, net of income taxes of $2 million	$—	$—	$2,814	$2,814

Included in the fresh-cut flowers loss before income taxes for fiscal 2008 is a $17 million impairment charge. Refer to Note 9 — Assets Held-For-Sale for further information.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Included in the fresh-cut flowers loss before income taxes for fiscal 2007 and 2006 are $1.1 million and $29 million, respectively, of charges related to restructuring costs and impairment charges associated with the write-off of certain long-lived assets, intangible assets and inventory. During the third quarter of 2006, the Company restructured its fresh-cut flowers division to better focus on high-value products and flower varieties, and position the business unit for future growth. In connection with the restructuring, fresh-cut flowers ceased its farming operations in Ecuador, closed two farms in Colombia and downsized other Colombian farms.

Minority interest expense included in Citrus income (loss) from discontinued operations was $0.5 million, $0.4 million and $2.3 million for fiscal years 2008, 2007 and 2006, respectively. Gain on disposal of discontinued operations, net of income taxes, for Citrus for fiscal 2008 included minority interest expense of $12.3 million.

Note 6 — Restructurings and Related Asset Impairments

During the first quarter of 2006, the commercial relationship substantially ended between the Company’s wholly-owned subsidiary, Saba, and Saba’s largest customer. Saba is a leading importer and distributor of fruit, vegetables and flowers in Scandinavia. Saba’s financial results are included in the fresh fruit reporting segment. The Company restructured certain lines of Saba’s business and as a result, incurred $12.8 million of total related costs. Of the $12.8 million incurred during the year ended December 30, 2006, $9 million is included in cost of products sold and $3.8 million in selling, marketing, and general and administrative expenses in the consolidated statement of operations. Total restructuring costs include $9.9 million of employee severance costs which impacted 275 employees, $2.4 million of contractual lease obligations as well as $0.5 million of fixed asset write-offs. At December 29, 2007 all of the restructuring costs had been paid.

In connection with the Company’s ongoing farm optimization programs in Asia, $2.8 million and $6.7 million of crop-related costs were written-off during 2007 and 2006, respectively. These non-cash charges have been recorded in cost of products sold in the consolidated statements of operations.

Note 7 — Income Taxes

Income tax expense (benefit) was as follows:

	2008	2007	2006
	(In thousands)

Current
Federal, state and local	$835	$735	$406
Foreign	22,753	15,399	18,644

	23,588	16,134	19,050

Deferred
Federal, state and local	(16,218)	(29,122)	(15,690)
Foreign	(3,723)	(3,573)	(5,581)

	(19,941)	(32,695)	(21,271)

Non-current tax expense	(51,662)	20,615	24,830

	$(48,015)	$4,054	$22,609

Pretax earnings attributable to foreign operations including earnings from discontinued operations, equity method investments and minority interests were $185.5 million, $53.9 million and $30.7 million

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The Company has not provided for U.S. federal income and foreign withholding taxes on approximately $2.3 billion of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is currently not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

The Company’s reported income tax expense (benefit) on continuing operations differed from the expense calculated using the U.S. federal statutory tax rate for the following reasons:

	2008	2007	2006
	(In thousands)

Expense (benefit) computed at U.S. federal statutory income tax rate of 35%	$32,383	$(12,668)	$(5,748)
Foreign income taxed at different rates	(40,236)	8,963	27,440
State and local income tax, net of federal income taxes	(8,467)	(3,948)	(1,854)
Valuation allowances	9,787	11,071	6,842
U.S. Appeals Settlement and Other FIN 48 Related	(36,993)	—	—
Permanent items and other	(4,489)	636	(4,071)

Income tax expense (benefit)	$(48,015)	$4,054	$22,609

Deferred tax assets (liabilities) comprised the following:

	January 3,	December 29,
	2009	2007
	(In thousands)

Intangibles	$(295,362)	$(293,666)
Property, plant and equipment	(134,819)	(154,771)
Investment and other asset basis differences	34,534	20,394
Postretirement benefits	59,132	56,538
Operating accruals	71,698	65,743
Tax credit carryforwards	21,753	20,889
Net operating loss and other carryforwards	106,383	167,424
Valuation allowances	(144,083)	(174,398)
Other, net	47,832	26,108

	$(232,932)	$(265,739)

The Company has gross federal, state and foreign net operating loss carryforwards of $82.4 million, $1 billion and $119.9 million, respectively, at January 3, 2009. The Company has recorded deferred tax assets of $29.8 million for federal net operating loss and other carryforwards, which, if unused, will expire between 2023 and 2028. The Company has recorded deferred tax assets of $45.8 million for state operating loss carryforwards, which, if unused, will start to expire in 2009. The Company has recorded deferred tax assets of $30.8 million for foreign net operating loss carryforwards which are subject to varying expiration rules. Tax credit carryforwards of $21.8 million include foreign tax credit carryforwards of $18.4 million which will expire in 2011, U.S. general business credit carryforwards of $0.3 million which expire between 2023 and 2027, and state tax credit carryforwards of $3.1 million with varying expiration dates. The Company has recorded a U.S. deferred tax asset of $35.8 million for disallowed interest expense which, although subject to certain limitations, can be carried forward indefinitely.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

A valuation allowance has been established to offset foreign tax credit carryforwards, state net operating loss carryforwards, certain foreign net operating loss carryforwards and certain other deferred tax assets in foreign jurisdictions. The Company has deemed it more likely than not that future taxable income in the relevant taxing jurisdictions will be insufficient to realize all of the related income tax benefits for these assets.

Total deferred tax assets and deferred tax liabilities were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Deferred tax assets	$489,343	$499,899
Deferred tax asset valuation allowance	(144,083)	(174,398)

	345,260	325,501
Deferred tax liabilities	(578,192)	(591,240)

Net deferred tax liabilities	$(232,932)	$(265,739)

Current deferred tax assets consist of:
Deferred tax assets, net of valuation allowance	$54,508	$47,763
Deferred tax liabilities	(33,235)	(35,678)

Net current deferred tax assets	21,273	12,085
Non-current deferred tax liabilities consist of:
Deferred tax assets, net of valuation allowance	290,752	277,738
Deferred tax liabilities	(544,957)	(555,562)

Net non-current deferred tax liabilities	(254,205)	(277,824)

Net deferred tax liabilities	$(232,932)	$(265,739)

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	January 3,	December 29,
	2009	2007
	(In thousands)

Unrecognized tax benefits — opening balance	$204,421	$200,641
Gross increases — tax positions in prior period	14,361	10,837
Gross decreases — tax positions in prior period	(346)	(13,448)
Gross increases — tax positions in current period	4,654	8,284
Settlements*	(105,139)	(1,793)
Lapse of statute of limitations	(2,083)	(100)

Unrecognized tax benefits — ending balance	$115,868	$204,421

*	2008 activity includes $110 million reduction in gross unrecognized tax benefits due to the settlement of the federal income tax audit for the years 1995 to 2001 less a cash refund received of $6 million on this settlement plus various state and foreign audit settlements totaling approximately $1 million.

The total for unrecognized tax benefits, including interest, was $143 million and $269 million at January 3, 2009 and December 29, 2007, respectively. The change is primarily due to the settlement

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

of the federal income tax audit for the years 1995 to 2001. If recognized, approximately $131.5 million, net of federal and state tax benefits, would be recorded as a component of income tax expense and accordingly impact the effective tax rate.

The Company recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the consolidated statements of operations. Accrued interest and penalties before tax benefits were $26.9 million and $64.6 million at January 3, 2009 and December 29, 2007, respectively, and are included as a component of other long-term liabilities in the consolidated balance sheet. The decrease is primarily attributable to the reduction in liabilities for unrecognized tax benefits associated with the settlement of the federal income tax audit for the years 1995-2001. Interest and penalties recorded in the Company’s consolidated statements of operations for 2008, 2007 and 2006 were ($32.2) million, including the impact of the settlement, $17.2 million and $6.9 million, respectively.

Dole Food Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.

Income Tax Audits:  The Company believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next year. Management considers it unlikely that the resolution of these matters will have a material adverse effect on the Company’s results of operations.

1995 — 2001 Federal Income Tax Audit:  In June 2006, the IRS completed an examination of the Company’s federal income tax returns for the years 1995 to 2001 and issued a Revenue Agent’s Report (“RAR”) that included various proposed adjustments. The net tax deficiency associated with the RAR was $175 million for which the Company provided $110 million of gross unrecognized tax benefits, plus penalties and interest. The Company filed a protest letter contesting the proposed adjustments contained in the RAR. During January 2008, the Company was notified that the Appeals Branch of the IRS had finalized its review of the Company’s protest and that the Appeals Branch’s review supported the Company’s position in all material respects. On June 13, 2008, the Appeals review was approved by the Joint Committee on Taxation. The impact of the settlement on the Company’s year ended January 3, 2009 consolidated financial statements is $136 million, which includes a $110 million reduction in gross unrecognized tax benefits recorded in other long-term liabilities plus a reduction of $26 million for interest and penalties, net of federal and state tax benefits. Of this amount, $61 million reduced the Company’s income tax provision and effective tax rate for the year ended January 3, 2009 and the remaining $75 million reduced goodwill.

2002 — 2005 Federal Income Tax Audit:  The Company is currently under examination by the Internal Revenue Service for the tax years 2002-2005 and it is anticipated that the examination will be completed by the end of 2009.

At this time, the Company does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statutes of limitations within the next twelve months.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Note 8 — Details of Certain Assets and Liabilities

Details of receivables and inventories were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Receivables
Trade	$684,053	$708,545
Notes and other	126,601	145,624
Grower advances	34,861	41,302
Income tax refund	3,077	5,402

	848,592	900,873
Allowance for doubtful accounts	(41,357)	(61,720)

	$807,235	$839,153

Inventories
Finished products	$344,643	$355,502
Raw materials and work in progress	168,670	155,166
Crop-growing costs	210,263	172,980
Operating supplies and other	72,831	67,027

	$796,407	$750,675

Accounts payable consists primarily of trade payables.

Accrued liabilities included the following:

	January 3,	December 29,
	2009	2007
	(In thousands)

Employee-related costs and benefits	$127,162	$147,329
Amounts due to growers	64,746	98,130
Marketing and advertising	64,256	60,972
Shipping related costs	49,622	51,427
Materials and supplies	27,217	34,678
Interest	25,820	31,299
Unrealized hedging losses	80,760	28,462
Other	50,562	62,287

	$490,145	$514,584

Other long-term liabilities were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Accrued postretirement and other employee benefits	$245,357	$249,230
Liability for unrecognized tax benefits	90,767	217,570
Other	85,655	74,434

	$421,779	$541,234

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Note 9 — Assets Held-for-Sale

The Company continuously reviews its assets in order to identify those assets that do not meet the Company’s future strategic direction or internal economic return criteria. As a result of this review, the Company has identified and is in the process of selling certain businesses and long-lived assets. In accordance with FAS 144, the Company has reclassified these assets as held-for-sale.

Total assets held-for-sale by segment were are follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of December 29, 2007	$34,159	$3,251	$—	$38,834	$76,244
Additions	252,581	35,349	4,452	71,833	364,215
Sales	(188,635)	—	(270)	(31,678)	(220,583)
Long-lived asset impairment	—	—	—	(17,000)	(17,000)

Balance as of January 3, 2009	$98,105	$38,600	$4,182	$61,989	$202,876

Total liabilities held-for-sale by segment were are follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Liabilities
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of December 29, 2007	$—	$—	$—	$—	$—
Additions	56,879	—	—	45,218	102,097
Sales	(51,632)	—	—	—	(51,632)

Balance as of January 3, 2009	$5,247	$—	$—	$45,218	$50,465

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The major classes of assets and liabilities held-for-sale included in the Company’s consolidated balance sheet at January 3, 2009 were as follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued
	Fresh Fruit	Vegetables	Foods	Operation	Total
	(In thousands)

Assets held-for-sale:
Receivables	$3,314	$—	$—	$14,000	$17,314
Inventories	6,301	—	—	2,883	9,184
Property, plant and equipment, net of accumulated depreciation	85,629	38,600	4,182	30,069	158,480
Other assets, net	2,861	—	—	15,037	17,898

Total assets held-for-sale	$98,105	$38,600	$4,182	$61,989	$202,876

Liabilities held-for-sale:
Accounts payable and accrued liabilities	$5,037	$—	$—	$18,028	$23,065
Long-term debt	—	—	—	25,857	25,857
Deferred income tax and other liabilities	210	—	—	1,333	1,543

Total liabilities held-for-sale	$5,247	$—	$—	$45,218	$50,465

The Company received cash proceeds of $226.5 million on assets sold during the year ended January 3, 2009, including $214 million on assets which had been reclassified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale, excluding the 2008 amortization of the deferred gain on the ship discussed below, was $18 million for the year ended January 3, 2009. The Company also realized gains on assets not classified as held-for-sale, totaling $9 million for fiscal 2008. Total realized gains on asset sales of $27 million are shown as a separate component of operating income in the consolidated statement of operations for 2008. The net book value associated with these sales from continuing operations was approximately $103 million.

Fresh Fruit

During the year ended January 3, 2009, the Company added $252.6 million to the assets held-for-sale balance in the fresh fruit reporting segment. These assets primarily consist of a packing and cooling facility and wood box plant located in Chile and approximately 11,000 acres of Hawaiian land.

During the fourth quarter of 2008, the Company entered into a binding letter of intent to sell certain portions of its Latin American banana operations. The related assets and liabilities from these operations were reclassified to held-for-sale during the fourth quarter of 2008. The sale closed during the first quarter of 2009.

During the third quarter ended October 4, 2008, the Company entered into a definitive purchase and sale agreement to sell its JP Fresh subsidiary in the United Kingdom and its Dole France subsidiary which were in the European ripening and distribution business to Compagnie Fruitière Paris. Compagnie Fruitière Paris is a subsidiary of Compagnie Financière de Participations, a

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

company in which Dole holds a non-controlling 40% ownership interest. The sale closed during the fourth quarter of 2008.

2008 Sales and First Quarter 2009 Sales

The Company sold the following assets during the year ended January 3, 2009, which had been classified as held-for-sale: approximately 2,200 acres of land parcels in Hawaii, additional agricultural acreage in California, two Chilean farms, property located in Turkey and a breakbulk refrigerated ship. In addition, the Company sold its JP Fresh and Dole France subsidiaries. The amount of cash collected on these sales totaled approximately $133.6 million. The total sales proceeds of $133.6 million includes $12.7 million for the sale of the ship. The Company also entered into a lease agreement for the same ship and recognized a deferred gain of $11.9 million on the sale. The deferred gain is amortized over the 3 year lease term.

During the fourth quarter of 2007, the Company reclassified approximately 4,400 acres of land and other related assets of its citrus and pistachio operations located in central California as assets held-for-sale. These assets were held by non-wholly owned subsidiaries of the Company. In March 2008, the Company entered into an agreement to sell these assets. The sale was completed during the third quarter of 2008 and the subsidiaries received net proceeds of $44 million. The Company’s share of these net proceeds was $28.1 million. The Company recorded a gain of $3.3 million, net of income taxes, which was recorded as gain on disposal of discontinued operations, net of income taxes, for the year ended January 3, 2009.

During January 2009, the Company completed the sale of certain portions of its Latin American banana operations. Net sales proceeds from the sale totaled approximately $27.3 million. Of this amount, $15.8 million was collected in cash and the remaining $11.5 million was recorded as a receivable, to be collected over the next twelve months.

Fresh Vegetables

During the fourth quarter of 2008, the Company reclassified approximately 1,100 acres of vegetable property located in California as assets held-for-sale and signed a definitive purchase and sale agreement to sell this property. The sale closed during March 2009 and the Company received net cash proceeds of $44.5 million.

Packaged Foods

During the second quarter of 2008, the Company reclassified approximately 600 acres of peach orchards located in California as assets held-for-sale. During the fourth quarter of 2008, the Company sold 40 acres for approximately $0.7 million.

Fresh-Cut Flowers — Discontinued Operation

During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operating segment. Accordingly, all the assets and liabilities were reclassified as held-for-sale.

During the third quarter of 2008, the Company signed a binding letter of intent to sell its fresh-cut flowers division (“Flowers transaction”). The sale of the fresh-cut flowers division is expected to take place in phases. The first phase closed during the first quarter of 2009 as a stock-sale transaction. The remaining assets can be purchased by the same buyer under separate option contracts that expire in one year. The remaining phases are expected to close within the next year. If the options on

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

the remaining assets are exercised, the Company will receive additional sales proceeds of approximately $26 million on assets with a net book value of $10 million.

Included in liabilities held-for-sale of $45.2 million is $25.9 million of long-term debt of the former flowers subsidiaries. This debt ceased to be an obligation of the Company upon the closing of the first phase of the Flowers transaction.

The Company recorded an impairment loss of $17 million on the assets sold in the first phase of the Flowers transaction. The impairment charge represents the amount by which the net book value exceeds the fair market value less cost to sell. The fair market value of the assets was determined by the sales price agreed upon in the binding letter of intent. The impairment loss was recorded as a component of loss from discontinued operations, net of income taxes, for the year ended January 3, 2009.

2008 Sales and First Quarter 2009 Sales

The Company reclassified its fresh-cut flowers headquarters facility, located in Miami, Florida as assets held-for-sale during the third quarter of 2007. The Company completed the sale of this facility during the third quarter of 2008 and received net cash proceeds of $34 million. In addition, the Company received net cash proceeds of $1.9 million on the sale of two farms. The gain realized on the sale of these assets, net of income taxes, was approximately $3.1 million and is included as a component of loss from discontinued operations, net of income taxes in the consolidated statement of operations for the year ended January 3, 2009.

During January 2009, the first phase of the Flowers transaction was completed. The Company retains only certain real estate of the former flowers divisions to be sold in the subsequent phases of the transaction. Net sales proceeds from the sale totaled approximately $30 million. Of this amount, $21.7 million was collected in cash and the remaining $8.3 million was recorded as a receivable, to be collected over the next two years.

Note 10 — Property, Plant and Equipment

Major classes of property, plant and equipment were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Land and land improvements	$523,355	$698,853
Buildings and leasehold improvements	398,371	430,968
Machinery and equipment	810,722	803,353
Vessels and containers	201,178	218,970
Vessels and equipment under capital leases	91,392	98,006
Construction in progress	52,658	70,379

	2,077,676	2,320,529
Accumulated depreciation	(1,027,345)	(980,390)

	$1,050,331	$1,340,139

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years

Land improvements	5 to 40
Buildings and leasehold improvements	2 to 50
Machinery and equipment	2 to 35
Vessels and containers	5 to 20
Vessels and equipment under capital leases	Shorter of useful life or life of lease

Depreciation expense on property, plant and equipment for continuing operations totaled $133.4 million, $146.9 million and $139 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Depreciation expense on property, plant and equipment for discontinued operations totaled $1.1 million, $4.2 million and $5.8 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Note 11 — Goodwill and Intangible Assets

Goodwill has been allocated to the Company’s reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
	(In thousands)

Balance as of December 30, 2006	$386,625	$93,874	$65,241	$545,740
Adoption of FIN 48	(22,965)	(6,000)	(1,226)	(30,191)
Tax-related adjustments	(4,588)	(1,199)	(244)	(6,031)

Balance as of December 29, 2007	$359,072	$86,675	$63,771	$509,518
Tax-related adjustments	(59,208)	(15,469)	(3,160)	(77,837)
Transfer to assets held-for-sale	(24,751)	—	—	(24,751)
Other	(390)	—	—	(390)

Balance as of January 3, 2009	$274,723	$71,206	$60,611	$406,540

The tax-related adjustments in 2007 resulted from changes to deductible temporary differences, operating loss or tax credit carryforwards and contingencies that existed at the time of the going-private merger transaction. The tax-related adjustments in 2008 resulted from changes to unrecognized tax benefits that existed at the time of the going- private merger transaction which were due to the settlement of the federal income tax audit as discussed in Note 7 — Income Taxes.

During the third quarter of 2008, the Company reclassified all of the assets and liabilities of JP Fresh to assets held-for-sale. The sale of JP Fresh was completed during the fourth quarter of 2008. Goodwill and intangible assets related to JP Fresh totaled $24 million and $7.3 million, respectively.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Details of the Company’s intangible assets were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Amortized intangible assets:
Customer relationships	$38,501	$48,906
Other amortized intangible assets	2,042	2,135

	40,543	51,041
Accumulated amortization — customer relationships	(20,248)	(17,483)
Other accumulated amortization	(1,452)	(1,383)

Accumulated amortization — intangible assets	(21,700)	(18,866)

Amortized intangible assets, net	18,843	32,175
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$708,458	$721,790

Amortization expense of identifiable intangibles totaled $4.3 million, $4.5 million and $4.5 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Estimated remaining amortization expense associated with the Company’s identifiable intangible assets in each of the next five fiscal years is as follows (in thousands):

Fiscal Year	Amount

2009	$3,677
2010	$3,677
2011	$3,677
2012	$3,677
2013	$1,498

The Company performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”), during the second quarter of fiscal 2008. This review indicated no impairment to goodwill or any of the Company’s indefinite-lived intangible assets. As market conditions change, the Company continues to monitor and perform updates of its impairment testing of recoverability of goodwill and long-lived assets.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Note 12 — Notes Payable and Long-Term Debt

Notes payable and long-term debt consisted of the following amounts:

	January 3,	December 29,
	2009	2007
	(In thousands)

Unsecured debt:
8.625% notes due 2009	$345,000	$350,000
7.25% notes due 2010	400,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
Revolving credit facility	150,500	176,400
Term loan facilities	835,444	960,375
Contracts and notes, at a weighted-average interest rate of 6.1% in 2008 (8.4% in 2007) through 2014	9,221	3,255
Capital lease obligations	60,448	85,959
Unamortized debt discount	(309)	(610)
Notes payable	48,789	81,018

	2,204,093	2,411,397
Current maturities	(405,537)	(95,189)

	$1,798,556	$2,316,208

Notes Payable

The Company borrows funds on a short-term basis to finance current operations. The terms of these borrowings range from one month to three months. The Company’s notes payable at January 3, 2009 consist primarily of foreign borrowings in Asia and Latin America.

Notes and Debentures

In April 2002, the Company completed the sale and issuance of $400 million aggregate principal amount of Senior Notes due 2009 (the “2009 Notes”). The 2009 Notes are redeemable, at the discretion of the Company, at par plus a make-whole amount, if any, and accrued and unpaid interest, any time prior to maturity. The 2009 Notes were issued at 99.50% of par. In 2005 in conjunction with an amendment and restatement of its senior secured credit agreement, the Company repurchased $50 million of its 2009 Notes. During September 2008, the Company completed the early redemption of $5 million of its 2009 Notes at a price of 99% of the principal amount plus accrued interest through the date of redemption. Refer to Note 3 — 2009 Debt Maturity and Debt Issuance.

In May 2003, the Company issued and sold $400 million aggregate principal amount of 7.25% Senior Notes due 2010 (the “2010 Notes”). The 2010 Notes were issued at par. The Company may redeem some or all of the 2010 Notes at a redemption price of 100% of their principal amount during 2009 and thereafter, plus accrued and unpaid interest.

In connection with the going-private merger transaction of 2003, the Company issued $475 million aggregate principal amount of 8.875% Senior Notes due 2011 (the “2011 Notes”). The 2011 Notes were issued at par. The Company may redeem some or all of the 2011 Notes at a redemption price of 100% of their principal amount during 2009 and thereafter, plus accrued and unpaid interest. In 2005

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

in conjunction with an amendment and restatement of its senior secured credit agreement, the Company repurchased $275 million of its 2011 Notes.

In July 1993, the Company issued and sold debentures due 2013 (the “2013 Debentures”). The 2013 Debentures are not redeemable prior to maturity and were issued at 99.37% of par.

Interest on the notes and debentures is paid semi-annually.

None of the Company’s notes or debentures are subject to any sinking fund requirements. The notes and debentures are guaranteed by the Company’s wholly-owned domestic subsidiaries (Note 21).

April 2006 Amendments to Credit Facilities

In April 2006, the Company completed an amendment and restatement of its senior secured credit agreement. The purposes of this refinancing included increasing the combined size of the Company’s revolving credit and letter of credit facilities, eliminating certain financial maintenance covenants, realizing currency gains arising out of the Company’s then existing yen-denominated term loan, and refinancing the higher-cost bank indebtedness of the Company’s immediate parent, Dole Holding Company, LLC (“DHC”) at the lower-cost Dole Food Company, Inc. level. The Company obtained $975 million of term loan facilities and $100 million in a pre-funded letter of credit facility, both of which mature in April 2013. The proceeds of the term loans were used to repay the then outstanding term loans and revolving credit facilities, as well as pay a dividend of $160 million to DHC, which proceeds were used to repay its existing debt facility.

In addition, the Company entered into a new asset based revolving credit facility (“ABL revolver”) of $350 million. The facility is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility. The ABL revolver matures in April 2011.

Revolving Credit Facility and Term Loans

As of January 3, 2009, the term loan facilities consisted of $176.8 million of Term Loan B and $658.6 million of Term Loan C, bearing interest at LIBOR plus a margin ranging from 1.75% to 2%, dependent upon the Company’s senior secured leverage ratio. The weighted average variable interest rates at January 3, 2009 for Term Loan B and Term Loan C were LIBOR plus 2%, or 4.3%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013. Related to the term loan facilities, the Company holds an interest rate swap to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen fixed interest rate of 3.6%. Refer to Note 17 — Derivative Financial Instruments for additional discussion of the Company’s hedging activities.

As of January 3, 2009, the ABL revolver borrowing base was $328.6 million and the amount outstanding under the ABL revolver was $150.5 million, bearing interest at LIBOR plus a margin ranging from 1.25% to 1.75%, dependent upon the Company’s historical borrowing availability under this facility. At January 3, 2009, the weighted average variable interest rate for the ABL revolver was LIBOR plus 1.5%, or 2.2%. The ABL revolver matures in April 2011. After taking into account approximately $5.3 million of outstanding letters of credit issued under the ABL revolver, the Company had approximately $172.8 million available for borrowings as of January 3, 2009. In addition, the Company had approximately $71 million of letters of credit and bank guarantees outstanding under its pre-funded letter of credit facility as of January 3, 2009.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

A commitment fee, which fluctuated between 0.25% and 0.375%, was paid based on the total unused portion of the revolving credit facility. In addition, there is a facility fee on the pre-funded letter of credit facility. The Company paid a total of $1 million, $0.7 million and $1 million in commitment and facility fees for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

The revolving credit facility and term loan facilities are collateralized by substantially all of the Company’s tangible and intangible assets, other than certain intercompany debt, certain equity interests and each of the Company’s U.S. manufacturing plants and processing facilities that has a net book value exceeding 1% of the Company’s net tangible assets. Refer to Note 3 — 2009 Debt Maturity and Debt Issuance — for information on the March 2009 amendments to the credit facilities.

Capital Lease Obligations

At January 3, 2009 and December 29, 2007, included in capital lease obligations was $58.5 million and $83.4 million, respectively, of vessel financing related to two vessel leases denominated in British pound sterling. The reduction in the capital lease obligation was primarily due to the weakening of the British pound sterling against the U.S. dollar during 2008, which resulted in the Company recognizing $21.3 million of unrealized gains. These unrealized gains were recorded as other income (expense), net in the consolidated statement of operations. The interest rates on these leases are based on LIBOR plus a spread. The remaining $1.9 million of capital lease obligations relate primarily to machinery and equipment. Interest rates under these leases are fixed. The capital lease obligations are collateralized by the underlying leased assets. Total payments, including principal and interest, through the remaining life of the lease total approximately $98.7 million. These leases expire in 2024.

Covenants

Provisions under the indentures to the Company’s senior notes and debentures require the Company to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The senior secured revolving credit facility contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the revolving credit facility were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. In the event that such availability were to fall below $35 million for such eight consecutive business day period, the “springing covenant” would require that the Company’s fixed charge coverage ratio, defined as (x) consolidated EBITDA for the four consecutive fiscal quarters then ending divided by (y) consolidated fixed charges for such four fiscal quarter period, equal or exceed 1.00:1.00. The Company expects such fixed charge coverage ratio to continue to be in excess of 1.00:1.00. At January 3, 2009, the Company was in compliance with all applicable covenants. The Company amended its senior secured credit facilities to, among other things, permit the Company to issue a certain amount of junior lien notes; the amendment became effective concurrently with the closing of the 2014 Notes offering. The amendment to the term loan facilities will impose a first priority secured leverage maintenance covenant on the Company, which the Company expects to continue to be able to satisfy.

A breach of a covenant or other provision in a debt instrument governing the Company’s current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under the Company’s other debt instruments. Upon the occurrence of an event of default under the senior secured credit facilities or other debt instrument, the lenders or holders of such other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If the Company were unable to repay those amounts, the lenders could proceed against the

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

collateral granted to them, if any, to secure the indebtedness. If the lenders under the Company’s current indebtedness were to accelerate the payment of the indebtedness, the Company cannot give assurance that its assets or cash flow would be sufficient to repay in full its outstanding indebtedness, in which event the Company likely would seek reorganization or protection under bankruptcy or other, similar laws.

The Company’s parent, DHM Holding Company, Inc. (“HoldCo”), entered into an amended and restated loan agreement for $135 million on March 17, 2008 in connection with its investment in Westlake Wellbeing Properties, LLC. The obligations under such loan agreement mature on March 3, 2010. In addition, a $20 million principal payment on the loan is due on June 17, 2009. Failure to make this payment when due would give lenders under this loan agreement the right to accelerate that debt. Because HoldCo is a party to the Dole’s senior secured credit facilities, any failure of HoldCo to pay the $20 million principal payment by June 17, 2009 or any other default under the HoldCo agreement would result in a default under the Company’s senior secured credit facilities under the existing cross-default and cross-acceleration provisions set forth in those senior secured credit facilities. If such a default were to occur, the Company’s senior secured credit facilities could be declared due at the request of the lenders holding a majority of the senior secured debt under the applicable agreement and unless the default were waived the Company would no longer have the ability to request advances or letters of credit under its revolving credit facility. The acceleration of the indebtedness under the senior secured credit facilities would, if not cured within 30 days, also allow the holders of 25% or more in principal amount of any series of the Company’s notes or debentures to accelerate the maturity of such series. Although HoldCo has assured the Company that it expects to have sufficient funds available from its shareholders to timely make the $20 million principal payment by June 17, 2009, there is no assurance that it will occur.

Debt Issuance Costs

Expenses related to the issuance of long-term debt are capitalized and amortized to interest expense over the term of the underlying debt. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company amortized deferred debt issuance costs of $4.1 million, $4.1 million and $4.4 million, respectively.

The Company wrote off $8.1 million of deferred debt issuance costs during the year ended December 30, 2006. The 2006 write-off was a result of a refinancing transaction that occurred in April 2006. This write-off was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.

Fair Value of Debt

The Company estimates the fair value of its unsecured notes and debentures based on current quoted market prices. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. The carrying value and estimated fair values of the Company’s debt is summarized below:

	January 3, 2009		December 29, 2007
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
	(In thousands)

Unsecured notes and debentures	$1,100,000	$809,400	$1,105,000	$1,029,350
Term loans	835,444	585,855	960,375	902,753

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Maturities of Notes Payable and Long-Term Debt

Maturities with respect to notes payable and long-term debt as of January 3, 2009 were as follows (in thousands):

Fiscal Year	Amount

2009	$405,537
2010	412,114
2011	363,189
2012	12,910
2013	960,498
Thereafter	49,845

Total	$2,204,093

Other

In addition to amounts available under the revolving credit facility, the Company’s subsidiaries have uncommitted lines of credit of approximately $142.9 million at various local banks, of which $85.3 million was available at January 3, 2009. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of the Company’s uncommitted lines of credit expire in 2009 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by the Company or the banks. The Company’s ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

Note 13 — Employee Benefit Plans

The Company sponsors a number of defined benefit pension plans covering certain employees worldwide. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for certain hourly plans, which are based on negotiated benefits. In addition to pension plans, the Company has other postretirement benefit (“OPRB”) plans that provide certain health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age.

The Company sponsors one qualified pension plan for U.S. employees, which is funded. All but one of the Company’s international pension plans and all of its OPRB plans are unfunded.

All pension benefits for U.S. salaried employees were frozen in 2002. The assumption for the rate of compensation increase of 2.5% on the U.S. plans represents the rate associated with those participants whose benefits are negotiated under collective bargaining arrangements.

The Company uses a December 31 measurement date for all of its plans.

Adoption of FAS 158

As of December 30, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“FAS 158”), which changed the accounting rules for reporting and disclosures related to pension and other postretirement benefit plans. FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income. The standard also requires an employer to measure

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

the funded status as of the date of its year-end statement of financial position. The adoption in 2006 had no effect on the computation of net periodic benefit expense for pensions and postretirement benefits.

Pension Protection Act of 2006 and Worker, Retiree, and Employer Recovery Act of 2008

In August 2006, the Pension Protection Act of 2006 was signed into law. This legislation changed the method of valuing the U.S. qualified pension plan assets and liabilities for funding purposes, as well as the minimum funding requirements. The Worker, Retiree, and Employer Recovery Act of 2008 was signed into law in December 2008. The combined effect of these laws will be larger contributions over the next eight to ten years, with the goal of being fully funded by the end of that period. The amount of unfunded liability in future years will be affected by future contributions, demographic changes, investment returns on plan assets, and interest rates, so full funding may be achieved sooner or later. The Company anticipates funding pension contributions with cash from operations.

As a result of the Pension Protection Act of 2006 and the decrease in the value of the U.S. qualified plan’s assets, the Company anticipates contributions averaging approximately $12 million per year over the next nine years. The Company also anticipates that certain forms of benefit payments, such as lump sums, will be partially restricted over the next few years.

OPRB Plan Amendment

During the fourth quarter of 2008, the Company amended its domestic OPRB Plan. This amendment became effective January 1, 2009. The Company replaced health care coverage (including prescription drugs) for Medicare eligible retirees and surviving spouses who are age 65 and older with a new Health Reimbursement Arrangement (“HRA”), whereby each participant will be provided an annual amount in an HRA account. The HRA account will be used to offset health care costs. This plan amendment will reduce the benefit obligation by $21.8 million. The amortization of this reduction in liability, combined with a lower interest cost, will reduce the expense for this plan by approximately $4.2 million for the next 8 years and by $1.5 million thereafter.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Obligations and Funded Status — The status of the Company’s defined benefit pension and OPRB plans was as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
	(In thousands)

Change in projected benefit obligation
Benefit obligation at beginning of period	$308,097	$310,186	$141,714	$134,098	$63,803	$68,628
Service cost	149	149	7,069	6,947	284	308
Interest cost	18,481	17,139	10,314	8,820	3,920	4,639
Participant contributions	—	—	—	458	—	—
Plan amendments	—	—	3,448	—	(20,960)	—
Foreign currency exchange rate changes	—	—	(11,721)	10,298	—	—
Actuarial (gain) loss	(34,261)	5,778	2,822	(7,736)	(1,610)	(5,194)
Divestitures	—	—	(44,158)	—	—	—
Curtailments, settlements and terminations, net	—	—	—	—	(158)	—
Benefits paid	(25,404)	(25,155)	(14,666)	(11,171)	(5,254)	(4,578)

Benefit obligation at end of period	$267,062	$308,097	$94,822	$141,714	$40,025	$63,803

Change in plan assets
Fair value of plan assets at beginning of period	$237,881	$236,712	$38,485	$35,036	$—	$—
Actual return on plan assets	(49,237)	17,451	2,123	1,167	—	—
Company contributions	2,293	8,873	17,874	11,826	5,254	4,578
Participant contributions	—	—	—	458	—	—
Foreign currency exchange rate changes	—	—	(3,001)	1,169	—	—
Benefits paid	(25,404)	(25,155)	(14,666)	(11,171)	(5,254)	(4,578)
Divestitures	—	—	(36,891)	—	—	—

Fair value of plan assets at end of period	$165,533	$237,881	$3,924	$38,485	$—	$—

Funded status	$(101,529)	$(70,216)	$(90,898)	$(103,229)	$(40,025)	$(63,803)

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
	(In thousands)

Amounts recognized in the Consolidated Balance Sheets
Current liabilities	$(2,224)	$—	$(5,729)	$—	$(4,271)	$—
Long-term liabilities	(99,305)	(70,216)	(85,169)	(103,229)	(35,754)	(63,803)

	$(101,529)	$(70,216)	$(90,898)	$(103,229)	$(40,025)	$(63,803)

During the fourth quarter of 2008, the Company sold two European businesses, each of which had defined benefit plans. The sale of these businesses has been reflected in the tables above as divestitures. Refer to Note 9 — Assets Held-For-Sale.

Amounts recognized in accumulated other comprehensive loss at January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
	(In thousands)

Net actuarial loss (gain)	$74,383	$42,754	$11,592	$7,970	$(8,091)	$(6,136)
Prior service cost (benefit)	1	1	3,718	392	(25,506)	(5,460)
Net transition obligation	—	—	81	149	—	—
Income taxes	(27,894)	(16,034)	(584)	(208)	13,260	3,324

Total	$46,490	$26,721	$14,807	$8,303	$(20,337)	$(8,272)

All of the Company’s pension plans were underfunded at January 3, 2009, having accumulated benefit obligations exceeding the fair value of plan assets. The accumulated benefit obligation for all defined benefit pension plans was $333.8 million and $417.6 million at January 3, 2009 and December 29, 2007, respectively. The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Projected benefit obligation	$361,884	$449,811
Accumulated benefit obligation	$333,814	$417,581
Fair value of plan assets	$169,457	$276,366

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Components of Net Periodic Benefit Cost and Other Changes Recognized in Other Comprehensive Loss

The components of net periodic benefit cost and other changes recognized in other comprehensive loss for the Company’s U.S. and international pension plans and OPRB plans were as follows:

	U.S. Pension Plans			International Pension Plans
	Year	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	January 3,	December 29,	December 30,	January 3,	December 29,	December 30,
	2009	2007	2006	2009	2007	2006
	(In thousands)

Components of net periodic benefit cost:
Service cost	$149	$149	$1,550	$7,069	$6,947	$4,443
Interest cost	18,481	17,139	16,878	10,314	8,820	7,165
Expected return on plan assets	(18,139)	(17,721)	(18,021)	(2,378)	(2,473)	(905)
Amortization of:
Unrecognized net loss	1,485	1,236	652	493	525	201
Unrecognized prior service cost	1	1	1	79	79	69
Unrecognized net transition obligation	—	—	—	59	56	51
Curtailments, settlements and terminations, net	—	—	—	918	653	1,197

	$1,977	$804	$1,060	$16,554	$14,607	$12,221

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

	U.S. Pension Plans			International Pension Plans
	Year	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	January 3,	December 29,	December 30,	January 3,	December 29,	December 30,
	2009	2007	2006	2009	2007	2006
	(In thousands)

Other changes recognized in other comprehensive loss:
Net loss (gain)	$33,115	$6,049		$3,030	$(6,430)
Prior service cost	—	—		3,449	—
Amortization of:
Unrecognized net loss (gain)	(1,485)	(1,236)		698	(1,178)
Unrecognized prior service cost	(1)	(1)		(79)	(79)
Unrecognized net transition obligation	—	—		(59)	(56)
Foreign currency adjustment	—	—		(159)	646
Income taxes	(11,860)	(499)		(376)	860

Total recognized in other comprehensive loss	$19,769	$4,313		$6,504	$(6,237)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$21,746	$5,117		$23,058	$8,370

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

	OPRB Plans
		Year
		Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)

Components of net periodic benefit cost:
Service cost	$284	$308	$282
Interest cost	3,921	4,639	3,908
Amortization of:
Unrecognized net loss (gain)	(8)	95	(112)
Unrecognized prior service benefit	(914)	(914)	(914)
Curtailments, settlements and terminations, net	(158)	—	(1,062)

	$3,125	$4,128	$2,102

Other changes recognized in other comprehensive loss:
Net gain	$(1,963)	$(5,194)
Prior service benefit	(20,960)	—
Amortization of:
Unrecognized net (loss) gain	8	(95)
Unrecognized prior service benefit	914	914
Income taxes	9,936	2,271

Total recognized in other comprehensive loss	$(12,065)	$(2,104)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$(8,940)	$2,024

The estimated net loss, prior service cost and transition obligation for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $1.3 million of expense. The estimated actuarial net gain and prior service benefit for the OPRB plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost over the next fiscal year is $4.1 million of income.

Assumptions

Weighted-average assumptions used to determine benefit obligations at January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension		International
	Plans		Pension Plans		OPRB Plans
	2008	2007	2008	2007	2008	2007

Rate assumptions:
Discount rate	6.75%	6.25%	8.30%	7.52%	7.03%	6.44%
Rate of compensation increase	2.50%	2.50%	6.00%	5.22%	—	—

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Weighted-average assumptions used to determine net periodic benefit cost for the years ended January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension		International
	Plans		Pension Plans		OPRB Plans
	2008	2007	2008	2007	2008	2007

Rate assumptions:
Discount rate	6.25%	5.75%	8.47%	6.61%	6.44%	5.91%
Compensation increase	2.50%	2.50%	5.85%	5.15%	—	—
Rate of return on plan assets	8.00%	8.00%	7.70%	6.73%	—	—

International plan discount rates, assumed rates of increase in future compensation and expected long-term return on assets differ from the assumptions used for U.S. plans due to differences in the local economic conditions in the countries in which the international plans are based.

The APBO for the Company’s U.S. OPRB plan in 2008 and 2007 was determined using the following assumed annual rate of increase in the per capita cost of covered health care benefits:

	Year Ended	Year Ended
	January 3,	December 29,
Fiscal Year	2009	2007

Health care costs trend rate assumed for next year	8%	9%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2012	2012

The health care plan offered to retirees in the U.S. who are age 65 or older was changed effective January 1, 2009 to provide the reimbursement of health care expenses up to a certain fixed amount. There is no commitment to increase the fixed dollar amount and no increase was assumed in determining the APBO. Therefore, the trend rate applies only to benefits for U.S. retirees prior to age 65 and to foreign retirees.

A one-percentage-point change in assumed health care cost trend rates would have the following impact on the Company’s OPRB plans:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
	(In thousands)

Increase (decrease) in service and interest cost	$110	$(98)
Increase (decrease) in postretirement benefit obligation	$1,470	$(1,292)

Plan Assets

The following is the plan’s target asset mix, which management believes provides the optimal tradeoff of diversification and long-term asset growth:

Target
Asset Class	Allocation

Fixed income securities	40%
Equity securities	55%
Private equity and venture capital funds	5%

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The Company’s U.S. pension plan weighted-average asset allocations at January 3, 2009 and December 29, 2007 by asset category, are as follows:

	Plan Assets at
	January 3,	December 29,
Asset Class	2009	2007

Fixed income securities	53%	41%
Equity securities	45%	57%
Private equity and venture capital funds	2%	2%

Total	100%	100%

The plan’s asset allocation includes a mix of fixed income investments designed to reduce volatility and equity investments designed to maintain funding ratios and long-term financial health of the plan. The equity investments are diversified across U.S. and international stocks as well as growth, value, and small and large capitalizations.

Private equity and venture capital funds are used to enhance long-term returns while improving portfolio diversification. The Company employs a total return investment approach whereby a mix of fixed income and equity investments is used to maximize the long-term return of plan assets with a prudent level of risk. The objectives of this strategy are to achieve full funding of the accumulated benefit obligation, and to achieve investment experience over time that will minimize pension expense volatility and minimize the Company’s contributions required to maintain full funding status. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

The Company’s actual weighted average asset allocation varied from the Company’s target allocation at January 3, 2009 due to the economic volatility in the stock and bond markets during 2008. The Company is currently assessing its positions and expects to rebalance its portfolio during 2009.

The pension plan did not hold any of the Company’s common stock at January 3, 2009 and December 29, 2007.

The Company determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. The Company also considers the weighted-average historical rate of returns on securities with similar characteristics to those in which the Company’s pension assets are invested.

The Company applies the “10% corridor” approach to amortize unrecognized actuarial gains (losses) on both its U.S. and international pension and OPRB plans. Under this approach, only actuarial gains (losses) that exceed 10% of the greater of the projected benefit obligation or the market-related value of the plan assets are amortized. The amortization period is based on the average remaining service period of active employees expected to receive benefits under each plan or over the life expectancy of inactive participants where all, or nearly all, participants are inactive. For the year ended January 3, 2009, the average remaining service period used to amortize unrecognized actuarial gains (losses) for its domestic plans was approximately 10.5 years.

Plan Contributions and Estimated Future Benefit Payments

During 2008, the Company did not make any contributions to its qualified U.S. pension plan. Under the minimum funding requirements of the Pension Protection Act of 2006, no contribution was

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

required for fiscal 2008. The Company expects to contribute approximately $8 million to its U.S. qualified plan in 2009, which is the estimated minimum funding requirement calculated under the Pension Protection Act of 2006. Future contributions to the U.S. pension plan in excess of the minimum funding requirement are voluntary and may change depending on the Company’s operating performance or at management’s discretion. The Company expects to make $15.7 million of payments related to its other U.S. and foreign pension and OPRB plans in 2009.

The following table presents estimated future benefit payments:

		International
	U.S. Pension	Pension
Fiscal Year	Plans	Plans	OPRB Plans
	(In thousands)

2009	$23,126	$8,471	$4,271
2010	22,848	8,941	4,179
2011	22,385	8,546	4,114
2012	22,375	9,110	3,999
2013	22,039	9,268	3,911
2014-2018	106,662	57,967	18,457

Total	$219,435	$102,303	$38,931

Defined Contribution Plans

The Company offers defined contribution plans to eligible employees. Such employees may defer a percentage of their annual compensation in accordance with plan guidelines. Some of these plans provide for a Company match that is subject to a maximum contribution as defined by the plan. Company contributions to its defined contribution plans totaled $8.1 million, $7.6 million and $7.3 million in the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Multi-Employer Plans

The Company is also party to various industry-wide collective bargaining agreements that provide pension benefits. Total contributions to these plans for eligible participants were approximately $1.6 million, $2.8 million and $3.7 million in the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Note 14 — Shareholders’ Equity

The Company’s authorized share capital as of January 3, 2009 and December 29, 2007 consisted of 1,000 shares of $0.001 par value common stock of which 1,000 shares were issued and outstanding. All issued and outstanding shares are owned by DHC, a Delaware limited liability company and a direct wholly-owned subsidiary of DHM Holding Company, Inc. (“HoldCo”).

Dividends

The Company did not declare or pay a dividend to its parent during either of the years ended January 3, 2009 and December 29, 2007. During the year ended December 30, 2006, the Company declared and paid dividends of $163.7 million to DHC.

The Company’s ability to declare dividends is limited under the terms of its senior secured credit facilities and senior notes indentures. As of January 3, 2009, the Company had no ability to declare and pay dividends or other similar distributions.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Capital Contributions and Return of Capital

There were no capital contributions or return of capital transactions during either of the years ended January 3, 2009 and December 29, 2007.

On March 3, 2006, HoldCo executed a $150 million senior secured term loan agreement. In March 2006, HoldCo contributed $28.4 million to its wholly-owned subsidiary, DHC, the Company’s immediate parent, which contributed the funds to the Company. As planned, in October 2006, the Company declared a cash capital repayment of $28.4 million to DHC, returning the $28.4 million capital contribution made by DHC in March 2006. The Company repaid this amount during the fourth quarter of 2006.

On October 4, 2006, the Company loaned $31 million to DHC, which then dividended the funds to HoldCo for contribution to Westlake Wellbeing Properties, LLC. In connection with this funding, an intercompany loan agreement was entered into between DHC and the Company. DHC has no operations and would need to repay the loan with a dividend from the Company, a contribution from HoldCo, or through a financing transaction. It is currently anticipated that amounts under the intercompany loan agreement will be replaced with dividend proceeds or the loan would be forgiven in the future. The Company has accounted for the intercompany loan as a distribution of additional paid-in capital.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of changes to shareholders’ equity, other than contributions from or distributions to shareholders, and net income (loss). The Company’s other comprehensive income (loss) principally consists of unrealized foreign currency translation gains and losses, unrealized gains and losses on cash flow hedging instruments and pension liability. The components of, and changes in, accumulated other comprehensive income (loss) are presented in the Company’s Consolidated Statements of Shareholders’ Equity.

Note 15 — Business Segments

As discussed in Note 5, the Company approved and committed to a formal plan to divest its fresh-cut flowers operating segment and accordingly reclassified the results of operations to discontinued operations. As a result of this reclassification of the fresh-cut flowers segment, the Company now has three reportable operating segments.

The Company has three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of the Company’s profitability. Additionally, the Company’s computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

In the tables below, only revenues from external customers and EBIT reflect results from continuing operations. Total assets, depreciation and amortization and capital additions reflect results from continuing and discontinued operations for 2008, 2007 and 2006.

The results of operations and financial position of the three reportable operating segments and corporate were as follows:

Results of Operations:

	2008	2007	2006
	(In thousands)

Revenues from external customers
Fresh fruit	$5,401,145	$4,736,902	$3,968,963
Fresh vegetables	1,086,888	1,059,401	1,082,416
Packaged foods	1,130,791	1,023,257	938,336
Corporate	1,128	1,252	1,148

	$7,619,952	$6,820,812	$5,990,863

EBIT
Fresh fruit	$305,782	$172,175	$104,976
Fresh vegetables	1,123	(21,668)	(7,241)
Packaged foods	70,944	80,093	93,449

Total operating segments	377,849	230,600	191,184
Corporate:
Unrealized gain (loss) on cross currency swap	(50,411)	(10,741)	20,664
Operating and other expenses	(54,043)	(59,506)	(53,377)

Corporate	(104,454)	(70,247)	(32,713)
Interest expense	(174,485)	(194,851)	(174,715)
Income taxes	48,015	(4,054)	(22,609)

Income (loss) from continuing operations, net of income taxes	$146,925	$(38,552)	$(38,853)

Corporate EBIT includes general and administrative costs not allocated to operating segments.

Substantially all of the Company’s equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate to the fresh fruit operating segment.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Financial Position:

	January 3,	December 29,
	2009	2007
	(In thousands)

Total assets
Fresh fruit	$2,322,899	$2,528,169
Fresh vegetables	460,221	476,501
Packaged foods	686,801	693,515

Total operating segments	3,469,921	3,698,185
Corporate	832,709	832,121
Fresh-cut flowers — discontinued operations	61,989	112,578

	$4,364,619	$4,642,884

Depreciation and amortization and capital additions by segment were as follows:

	2008	2007	2006
	(In thousands)

Depreciation and amortization
Fresh fruit	$90,289	$96,480	$92,196
Fresh vegetables	19,420	18,414	15,744
Packaged foods	25,419	32,989	31,454

Total operating segments	135,128	147,883	139,394
Corporate	2,532	3,498	4,136
Discontinued operations	1,168	4,224	5,817

	$138,828	$155,605	$149,347

Capital additions
Fresh fruit	$44,381	$52,511	$41,286
Fresh vegetables	9,152	27,433	52,990
Packaged foods	20,111	23,913	19,728

Total operating segments	73,644	103,857	114,004
Corporate	255	158	975
Discontinued operations	3,016	3,215	4,356

	$76,915	$107,230	$119,335

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The Company’s revenues from external customers and tangible long-lived assets by country/region were as follows:

	2008	2007	2006
	(In thousands)

Revenues from external customers
United States	$2,982,968	$2,669,932	$2,580,820
Japan	723,195	590,218	578,504
Sweden	564,499	474,139	354,390
Germany	551,555	470,570	439,741
United Kingdom	242,258	329,999	108,040
Canada	287,758	262,217	222,846
Other Euro zone countries	944,470	817,082	744,416
Other international	1,323,249	1,206,655	962,106

	$7,619,952	$6,820,812	$5,990,863

No individual country in the Other international category above had material revenues from external customers.

	January 3,	December 29,
	2009	2007
	(In thousands)

Tangible long-lived assets
United States	$480,000	$654,051
Oceangoing assets	134,681	161,531
Philippines	144,114	148,786
Costa Rica	96,916	97,576
Honduras	79,298	77,093
Chile	48,647	56,974
Ecuador	64,426	54,254
Other international	140,487	245,461

	$1,188,569	$1,495,726

Note 16 — Operating Leases and Other Commitments

In addition to obligations recorded on the Company’s Consolidated Balance Sheet as of January 3, 2009, the Company has commitments under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, vessels and containers and office and warehouse facilities. A significant portion of the Company’s lease payments are fixed. Total rental expense, including rent related to cancelable and non-cancelable leases, was $204.2 million, $169.2 million and $153 million (net of sublease income of $17.1 million, $16.6 million and $16.4 million) for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

The Company modified the terms of its corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from terminating in 2010 to 2018. The Company’s corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

As of January 3, 2009, the Company’s non-cancelable minimum lease commitments, including the residual value guarantee, before sublease income, were as follows (in thousands):

Fiscal Year	Amount

2009	$143,054
2010	110,736
2011	85,026
2012	62,842
2013	47,677
Thereafter	115,034

Total	$564,369

Total expected future sublease income expected to be earned over 7 years is $42.6 million.

In order to secure sufficient product to meet demand and to supplement the Company’s own production, the Company has entered into non-cancelable agreements with independent growers, primarily in Latin America and North America, to purchase substantially all of their production subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms generally range from one to ten years. Total purchases under these agreements were $658.8 million, $564.5 million and $474.5 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

At January 3, 2009, aggregate future payments under such purchase commitments (based on January 3, 2009 pricing and volumes) are as follows (in thousands):

Fiscal Year	Amount

2009	$622,921
2010	395,143
2011	348,642
2012	218,687
2013	184,596
Thereafter	131,404

Total	$1,901,393

In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, the Company has entered into contracts for the purchase of packing supplies; some of these contracts run through 2010. Prices under these agreements are generally tied to prevailing market rates. Purchases under these contracts for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were approximately $292.6 million, $272.7 million and $207.6 million, respectively.

Under these contracts, the Company was committed at January 3, 2009, to purchase packing supplies, assuming current price levels, as follows (in thousands):

Fiscal Year	Amount

2009	$158,638
2010	133,875

Total	$292,513

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The Company has numerous collective bargaining agreements with various unions covering approximately 35% of the Company’s hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however, management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on the Company’s financial condition or results of operations.

Note 17 — Derivative Financial Instruments

The Company is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, the Company uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”), establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability and measured at fair value. FAS 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. For those instruments that qualify for hedge accounting as cash flow hedges, any unrealized gains or losses are included in accumulated other comprehensive income (loss), with the corresponding asset or liability recorded on the balance sheet. Any portion of a cash flow hedge that is deemed to be ineffective is recognized into current period earnings. When the transaction underlying the hedge is recognized into earnings, the related other comprehensive income (loss) is reclassified to current period earnings.

Through the first quarter of 2007, all of the Company’s derivative instruments, with the exception of the cross currency swap, were designated as effective hedges of cash flows as defined by FAS 133. However, during the second quarter of 2007, the Company elected to discontinue its designation of both its foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap continues to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of the Company’s derivative financial instruments from the time of discontinuation of hedge accounting are reflected in the Company’s consolidated statements of operations. Gains and losses on foreign currency and bunker fuel hedges are recorded as a component of cost of products sold in the consolidated statement of operations. Gains and losses related to the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations.

Foreign Currency Hedges

Some of the Company’s divisions operate in functional currencies other than the U.S. dollar. As a result, the Company enters into cash flow derivative instruments to hedge portions of anticipated revenue streams and operating expenses. At January 3, 2009, the Company had forward contract hedges for forecasted revenue transactions denominated in the Japanese yen, the Euro and the Swedish krona and for forecasted operating expenses denominated in the Chilean peso, Colombian peso and the Philippine peso. The Company uses foreign currency exchange forward contracts and

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

participating forward contracts to reduce its risk related to anticipated dollar equivalent foreign currency cash flows.

In addition, the net assets of some of the Company’s foreign subsidiaries are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The Company has historically not attempted to hedge this equity risk.

At January 3, 2009, the gross notional value and fair market value of the Company’s foreign currency hedges were as follows:

	Gross Notional Value				Average
	Participating			Fair Market Value	Strike
	Forwards	Forwards	Total	Assets (Liabilities)	Price
	(In thousands)

Foreign Currency Hedges(Buy/Sell):
U.S. Dollar/Japanese Yen	$147,474	$—	$147,474	$(9,800)	JPY	104
U.S. Dollar/Euro	100,207	—	100,207	5,206	EUR	1.43
Euro/Swedish Krona	—	4,709	4,709	(153)	SEK	11.09
Chilean Peso/U.S. Dollar	—	22,495	22,495	419	CLP	668
Colombian Peso/U.S. Dollar	—	52,262	52,262	(441)	COP	2,294
Philippine Peso/U.S. Dollar	—	39,053	39,053	(846)	PHP	47.5

Total	$247,681	$118,519	$366,200	$(5,615)

At December 29, 2007 the Company had outstanding hedges denominated in the Japanese yen, the Euro, the Canadian dollar, the Chilean peso and the Thai baht. The fair market value of these hedges was a liability of $12.1 million at December 29, 2007.

Bunker Fuel Hedges

The Company enters into bunker fuel hedges for its shipping operations to reduce its risk related to price fluctuations on anticipated bunker fuel purchases. At January 3, 2009, the notional volume and the fair market value of the Company’s bunker fuel hedges were as follows:

		Fair Market
	Notional Volume	Value	Average Price
	(metric tons)	(In thousands)	(per metric ton)

Bunker Fuel Hedges:
Rotterdam	15,018	$(3,576)	$418

At December 29, 2007, the fair market value of the bunker fuel hedges was an asset of $1.1 million, which included $0.4 million related to unsettled bunker fuel hedges that received FAS 133 treatment prior to the discontinuation of hedge accounting during the second quarter of 2007.

For both the foreign currency and bunker fuel hedges, the fair market value of these instruments is recorded in the consolidated balance sheet as either a current asset or current liability. Settlement of these hedges will occur during 2009.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Net unrealized gains (losses) and realized gains (losses) included as a component of cost of products sold in the consolidated statement of operations on the foreign currency and bunker fuel hedges for fiscal 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(In thousands)

Unrealized Gains (Losses):
Foreign currency exchange contracts and other	$6,002	$(12,065)	$—
Foreign currency exchange contracts — discontinued operations	447	—	(492)
Bunker fuel contracts	(4,325)	749	(1,088)

	2,124	(11,316)	(1,580)
Realized Gains (Losses):
Foreign currency exchange contracts	(11,255)	12,719	2,203
Foreign currency exchange contracts — discontinued operations	(736)	6,098	(1,436)
Bunker fuel contracts	678	3,903	(3,465)

	(11,313)	22,720	(2,698)

	$(9,189)	$11,404	$(4,278)

With the exception of some Colombian peso hedges, all unrealized gains (losses) on foreign currency and bunker fuel hedges for 2006 were included as a component of other comprehensive income (loss) in shareholders’ equity. Unrealized losses for 2006 included in the table above relate to Colombian peso hedges that did not receive FAS 133 treatment and the ineffective portion of bunker fuel hedges. The realized and unrealized gains (losses) related to discontinued operations were included as a component of loss from discontinued operations.

Interest Rate and Cross Currency Swaps

As discussed in Note 12, the Company completed an amendment and restatement of its senior secured credit facilities in April 2006. As a result of this refinancing transaction, the Company recognized a gain of $6.5 million related to the settlement of its interest rate swap associated with its then existing Term Loan A. This amount was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.

In June 2006, subsequent to the refinancing transaction, the Company entered into an interest rate swap in order to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under Term Loan C, which was variable-rate debt, to a fixed-rate basis through June 2011. The interest rate swap fixed the interest rate at 7.24%. The paying and receiving rates under the interest rate swap were 5.49% and 4.82% as of January 3, 2009, with an outstanding notional amount of $320 million. The critical terms of the interest rate swap were substantially the same as those of Term Loan C, including quarterly principal and interest settlements. The interest rate swap hedge has been designated as an effective hedge of cash flows as defined by FAS 133. The fair value of the interest rate swap was a liability of $26.5 million and $15.9 million at January 3, 2009 and December 29, 2007, respectively. Net payments of the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations for 2008 and 2007. Net payments were $5.6 million and $0.4 million for the years ended January 3, 2009 and December 29, 2007, respectively.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

In addition, in June 2006, the Company executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.24% to a Japanese yen interest rate of 3.6%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.9. At January 3, 2009, the exchange rate of the Japanese yen to U.S. dollar was ¥90.6. The value of the cross currency swap will fluctuate based on changes in the U.S. dollar to Japanese yen exchange rate and market interest rates until maturity in 2011, at which time it will settle in cash at the then current exchange rate. The fair market value of the cross currency swap was a liability of $40.5 million and an asset of $9.9 million at January 3, 2009 and December 29, 2007, respectively.

The unrealized gains (losses) and realized gains on the cross currency swap for fiscal 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(In thousands)

Unrealized gains (losses)	$(50,411)	$(10,741)	$20,664
Realized gains	11,209	12,780	4,102

	$(39,202)	$2,039	$24,766

Realized and unrealized gains and losses on the cross currency swap are recorded through other income (expense), net in the consolidated statements of operations.

FAS 157

As discussed in Note 2, the Company adopted FAS 157 as of December 30, 2007 for financial assets and liabilities measured on a recurring basis and the impact of the adoption was not material. FAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair values of the Company’s derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts, bunker fuel contracts, interest rate swap and cross currency swap were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates, bunker fuel futures, interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. The Company recorded a credit valuation adjustment at January 3, 2009 which reduced the derivative liability balances by approximately $16.3 million and resulted in a corresponding decrease in the unrealized loss recorded for the derivative instruments. Approximately $2.7 million of the credit valuation adjustment was recorded as a component of interest expense and $13.6 million was recorded as a component of other income (expense), net.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The following table provides a summary of the fair values of assets and liabilities under the FAS 157 hierarchy:

		Fair Value
		Measurements at
		January 3, 2009
		Using Significant
		Other Observable
	January 3,	Inputs
	2009	(Level 2)
	(In thousands)

Assets and Liabilities Measured on a Recurring Basis
Assets:
Foreign currency exchange contracts	$5,625	$5,625

Liabilities:
Foreign currency exchange contracts	$11,240	$11,240
Bunker fuel contracts	3,576	3,576
Interest rate swap	26,467	26,467
Cross currency swap	40,488	40,488

	$81,771	$81,771

Credit Risk

The counterparties to the foreign currency exchange forward contracts, bunker fuel hedges and the interest rate swap consist of a number of major international financial institutions. The Company has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose the Company to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. The Company does not anticipate any such losses.

Note 18 — Contingencies

The Company is a guarantor of indebtedness to some of its key fruit suppliers and other entities integral to the Company’s operations. At January 3, 2009, guarantees of $3.2 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply the Company with product. The Company has not historically experienced any significant losses associated with these guarantees.

The Company issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. The Company also provides insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of January 3, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $107.3 million, of which $71 million were issued under its pre-funded letter of credit facility.

The Company also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries. The Company guaranteed $218.8 million of its subsidiaries’ obligations to their suppliers and other third parties as of January 3, 2009.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The Company has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company.

The Company is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. The Company has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which the Company is a party are not expected to have a material adverse effect, individually or in the aggregate, on the Company’s financial condition or results of operations.

DBCP Cases:  A significant portion of the Company’s legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. The Company and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. The Company halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are 249 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP or seeking enforcement of Nicaragua judgments. In addition, there are 150 labor cases pending in Costa Rica under that country’s national insurance program.

Thirty-three of the 249 lawsuits are currently pending in various jurisdictions in the United States. Eighteen lawsuits in Los Angeles Superior Court brought by foreign workers who alleged exposure to DBCP in countries where Dole did not even have operations during the relevant period, are to be dismissed without prejudice by March 30, 2009 pursuant to a tolling agreement which terminates on December 31, 2012. Two additional lawsuits in Texas and in Hawaii were also dismissed. On April 21-23, 2009 the Los Angeles Superior Court will hold a scheduled hearing on an order to show cause as why the two pending lawsuits (including the case with a previous trial date of September 10, 2009) brought by Nicaraguan plaintiffs should not be terminated with prejudice, pursuant to the court’s stated inherent power and responsibility to terminate litigation if deliberate and egregious misconduct makes any sanctions other than dismissal inadequate to ensure a fair trial. One of two U.S. law firms representing the plaintiffs in these two pending lawsuits has filed a notice of discharge of attorneys of record; and the second law firm has filed a motion to be relieved as counsel for the plaintiffs. Another case pending in Hawaii Superior Court with 10 plaintiffs from Costa Rica, Guatemala, Ecuador and Panama currently has a trial date of January 18, 2010. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

$44.5 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases the Company is a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against the Company.

One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole have now been reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. The parties in this lawsuit have filed appeals. Once the court makes its determination of costs, the Company will file an appeal bond, which will further stay the judgment pending the resolution of the appeal. Additionally, the court appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court.

In Nicaragua, 196 cases are currently filed (of which 20 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Thirty-two cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; $38.4 million (one case with 192 claimants) on November 14, 2007; and $357.7 million (eight cases with 417 claimants) on January 12, 2009, which the Company recently learned of unofficially. Except for the latest one, the Company has appealed all judgments, with Dole’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal. Dole will appeal the $357.7 million judgment once it has been served.

The 20 active cases are currently pending in civil courts in Managua (9), Chinandega (10) and Puerto Cabezas (1), all of which have been brought under Law 364 except for one of the cases pending in Chinandega. In 2 of the 9 cases in Managua (Dole has not been ordered to answer in seven cases), the Company has sought to have the cases returned to the United States pursuant to Law 364. Dole’s requests are still pending and the Company expects to make similar requests in the remaining seven cases at the appropriate time. In four of the 10 cases in Chinandega (Dole has not been ordered to answer in six cases), the Company has sought to have the cases returned to the United States pursuant to Law 364. In one case, the Chinandega court has ordered the plaintiffs to respond to our request; in two cases, the court had denied the Company’s requests, and Dole has appealed that decision; and in the other case, the court has not yet ruled on Dole’s request. In the one case in Puerto Cabezas, the Company has sought to have the case returned to the United States, and Dole has appealed the court’s denial of the Company’s request.

The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor.

Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In addition, there is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. This case is currently stayed. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). These cases are currently inactive. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.

The Company believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.

On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on Dole’s financial condition or results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.

As to all the DBCP matters, the Company has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of other pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science-based criteria. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company’s financial condition or results of operations.

European Union Antitrust Inquiry:  On October 15, 2008, the European Commission (“EC”) adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG (collectively

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

“Dole”) and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.

The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices. On November 28 and 29, 2007, the EC conducted searches of certain of the Company’s offices in Italy and Spain, as well as of other companies’ offices located in these countries.

Dole received the Decision on October 21, 2008 and appealed the Decision on December 24, 2008.

On December 3, 2008, the EC agreed in writing that if Dole makes an initial payment of $10 million to the EC on or before January 22, 2009, the EC will stay the deadline for a provisional payment, or coverage by a prime bank guaranty, of the remaining balance (plus interest as from January 22, 2009), until April 30, 2009. Dole made this initial $10 million (€7.6 million) payment on January 21, 2009 and it will be included in other assets in the Company’s first quarter 2009 consolidated balance sheet.

Although no assurances can be given, and although there could be a material adverse effect on the Company, the Company believes that it has not violated the European competition laws. No accrual for the Decision has been made in the accompanying consolidated financial statements, since the Company cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.

Honduran Tax Case:  In 2005, the Company received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, the Company proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on the Company’s financial condition or results of operations.

Hurricane Katrina Cases:  Dole was one of a number of parties sued, including the Mississippi State Port Authority as well as other third-party terminal operators, in connection with the August 2005 Hurricane Katrina. The plaintiffs asserted that they suffered property damage because of the defendants’ alleged failure to reasonably secure shipping containers at the Gulfport, Mississippi port terminal before Hurricane Katrina hit. Dole prevailed in its motions to dismiss several of these cases, and the remainder were voluntarily withdrawn. No further litigation is pending against the Company related to Hurricane Katrina, and any new claims would now be time-barred.

Spinach E. coli Outbreak:  On September 15, 2006, Natural Selection Foods LLC recalled all packaged fresh spinach that Natural Selection Foods produced and packaged with Best-If-Used-By dates from August 17 through October 1, 2006, because of reports of illness due to E. coli O157:H7 following consumption of packaged fresh spinach produced by Natural Selection Foods. These packages were sold under 28 different brand names, only one of which was ours. At that time, Natural

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Selection Foods produced and packaged all of our spinach items. Dole has no ownership or other economic interest in Natural Selection Foods.

The U.S. Food and Drug Administration announced on September 29, 2006 that all spinach implicated in the current outbreak has traced back to Natural Selection Foods. The FDA stated that this determination was based on epidemiological and laboratory evidence obtained by multiple states and coordinated by the Centers for Disease Control and Prevention. The trace back investigation has narrowed to four implicated fields on four ranches. FDA and the State of California announced October 12, 2006 that the test results for certain samples collected during the field investigation of the outbreak of E. coli O157:H7 in spinach were positive for E. coli O157:H7. Specifically, samples of cattle feces on one of the implicated ranches tested positive based on matching genetic fingerprints for the same strain of E. coli O157:H7 found in the infected persons. To date, 204 cases of illness due to E. coli O157:H7 infection have been reported to the Centers for Disease Control and Prevention (203 in 26 states and one in Canada) including 31 cases involving a type of kidney failure called Hemolytic Uremic Syndrome (HUS), 104 hospitalizations, and three deaths. The vast majority of the spinach E. coli O157:H7 claims were handled outside the formal litigation process, and Dole expects that to continue to be true for the few remaining claims. Since Natural Selection Foods, not Dole, produced and packaged the implicated spinach products, Dole has tendered the defense of these and other claims to Natural Selection Foods and its insurance carriers and has sought indemnity from Natural Selection Foods, based on the provisions of the contract between Dole and Natural Selection Foods. The company (and its insurance carriers) that grew the implicated spinach for Natural Selection Foods is involved in the resolution of the E. coli O157:H7 claims. Dole expects that the spinach E. coli O157:H7 matter will not have a material adverse effect on Dole’s financial condition or results of operations.

Note 19 — Related Party Transactions

David H. Murdock, the Company’s Chairman, owns, inter alia, Castle & Cooke, Inc. (“Castle”), a transportation equipment leasing company, a private dining club and a hotel. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company paid Mr. Murdock’s companies an aggregate of approximately $9.3 million, $7.2 million and $7.6 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. Castle purchased approximately $0.7 million, $0.7 million and $1.1 million of products from the Company during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

The Company and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft, and all other indirect costs are shared proportionately. During the year ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company’s proportionate share of the direct and indirect costs for this aircraft was $2.2 million, $2 million and $1.9 million, respectively.

The Company and Castle operate their risk management departments on a joint basis. Insurance procurement and premium costs are based on the relative risk borne by each company as determined by the insurance underwriters. Administrative costs of the risk management department, which were not significant, are shared on a 50-50 basis.

The Company retains risk for commercial property losses sustained by the Company and Castle totaling $3 million in the aggregate and $3 million per occurrence, above which the Company has coverage provided through third-party insurance carriers. The arrangement provides for premiums to be paid to the Company by Castle in exchange for the Company’s retained risk. The Company received approximately $0.5 million, $0.6 million and $0.6 million from Castle during 2008, 2007 and 2006, respectively.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

The Company had a number of other transactions with Castle and other entities owned by Mr. Murdock, generally on an arms-length basis, none of which, individually or in the aggregate, were material. The Company had outstanding net accounts receivable of $1.2 million and a note receivable of $5.7 million due from Castle at January 3, 2009 and outstanding net accounts receivable of $0.5 million and a note receivable of $6 million due from Castle at December 29, 2007.

During the first quarter of 2007, the Company and Castle executed a lease agreement pursuant to which the Company’s fresh vegetables operations occupy an office building in Monterey, California, which is owned by Castle. Rent expense for the years ended January 3, 2009 and December 29, 2007 totaled $1.4 million and $1 million, respectively.

Note 20 — Impact of Hurricane Katrina

During the third quarter of 2005, the Company’s operations in the Gulf Coast area of the United States were impacted by Hurricane Katrina. The Company’s fresh fruit division utilizes the Gulfport, Mississippi port facility to receive and store product from its Latin American operations. The Gulfport facility, which is leased from the Mississippi Port Authority, incurred significant damage from Hurricane Katrina. As a result of the damage sustained at the Gulfport terminal, the Company diverted shipments to other Dole port facilities including Freeport, Texas; Port Everglades, Florida; and Wilmington, Delaware. The Company resumed discharging shipments of fruit and other cargo in Gulfport during the fourth quarter of 2005. The rebuilding of the Company’s Gulfport facility was completed during 2007.

The financial impact to the Company’s fresh fruit operations included the loss of cargo and equipment, property damage and additional costs associated with re-routing product to other ports in the region. Equipment that was destroyed or damaged included refrigerated and dry shipping containers, as well as chassis and generator-sets used for land transportation of the shipping containers. The Company maintains customary insurance for its property, including shipping containers, as well as for business interruption.

The Hurricane Katrina related expenses, insurance proceeds and net gain (loss) on the settlement of the claims for 2007, 2006 and 2005 were as follows:

	2007	2006	2005	Cumulative
	(In thousands)

Total Cargo and Property Policies:
Expenses	$(551)	$(1,768)	$(10,088)	$(12,407)
Insurance proceeds	9,607	8,004	6,000	23,611

Net gain (loss)	$9,056	$6,236	$(4,088)	$11,204

Total charges of $12.4 million include direct incremental expenses of $6.1 million, write-offs of owned assets with a net book value of $4.1 million and leased assets of $2.2 million representing amounts due to lessors. The Company settled all of its cargo claim for $9.2 million in December 2006 and, as a result, recognized a gain of $5.2 million in 2006. In December 2007, the Company settled all of its property claim for $14.4 million. The Company realized a gain of $9.1 million in 2007 associated with the settlement of its property claim, of which $5.2 million was for the reimbursement of lost and damaged property. The realized gains associated with the settlements of both the cargo and property claims are recorded in cost of products sold in the consolidated statement of operations in 2007 and 2006.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Note 21 — Guarantor Financial Information

In connection with the issuance of the 2011 Notes in March 2003 and the 2010 Notes in May 2003, all of the Company’s wholly-owned domestic subsidiaries (“Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the Company’s obligations under the indentures related to such Notes and to the Company’s 2009 Notes, 2013 Debentures and 2014 Notes (the “Guarantees”). Each Guarantee is subordinated in right of payment to the Guarantors’ existing and future senior debt, including obligations under the senior secured credit facilities, and will rank pari passu with all senior subordinated indebtedness of the applicable Guarantor.

The accompanying guarantor consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions as well as cash overdraft and income tax reclassifications.

The following are consolidating statements of operations of the Company for the years ended January 3, 2009, December 29, 2007 and December 30, 2006; condensed consolidating balance sheets as of January 3, 2009 and December 29, 2007 and condensed consolidating statements of cash flows for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended January 3, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$79,671	$3,121,814	$5,849,443	$(1,430,976)	$7,619,952
Cost of products sold	(77,252)	(2,841,837)	(5,362,463)	1,418,660	(6,862,892)

Gross margin	2,419	279,977	486,980	(12,316)	757,060
Selling, marketing and general and administrative expenses	(72,823)	(181,028)	(267,883)	12,316	(509,418)
Gain on asset sales	2,346	2,491	22,139	—	26,976

Operating income (loss)	(68,058)	101,440	241,236	—	274,618
Equity in subsidiary income	195,324	143,631	—	(338,955)	—
Other income (expense), net	(89)	—	(13,977)	—	(14,066)
Interest income	147	233	6,075	—	6,455
Interest expense	(116,996)	(569)	(56,920)	—	(174,485)

Income from continuing operations before income taxes and equity earnings	10,328	244,735	176,414	(338,955)	92,522
Income taxes	111,844	(26,141)	(37,688)	—	48,015
Equity in earnings of unconsolidated subsidiaries	(2)	(12)	6,402	—	6,388

Income from continuing operations	122,170	218,582	145,128	(338,955)	146,925
Income (loss) from discontinued operations, net of income taxes	(1,165)	(27,672)	1,446	—	(27,391)
Gain on disposal of discontinued operations, net of income taxes	—	3,315	—	—	3,315

Net income	121,005	194,225	146,574	(338,955)	122,849
Less: Net income attributable to noncontrolling interests	—	—	(1,844)	—	(1,844)

Net income attributable to Dole Food Company, Inc.	$121,005	$194,225	$144,730	$(338,955)	$121,005

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 29, 2007

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$76,585	$2,823,183	$5,161,424	$(1,240,380)	$6,820,812
Cost of products sold	(58,461)	(2,562,406)	(4,797,872)	1,228,801	(6,189,938)

Gross margin	18,124	260,777	363,552	(11,579)	630,874
Selling, marketing and general and administrative expenses	(75,227)	(163,925)	(254,017)	11,579	(481,590)

Operating income (loss)	(57,103)	96,852	109,535	—	149,284
Equity in subsidiary income	79,619	11,993	—	(91,612)	—
Other income (expense), net	415	—	1,433	—	1,848
Interest income	271	263	6,991	—	7,525
Interest expense	(125,131)	(42)	(69,678)	—	(194,851)

Income (loss) from continuing operations before income taxes and equity earnings	(101,929)	109,066	48,281	(91,612)	(36,194)
Income taxes	44,413	(25,543)	(22,924)	—	(4,054)
Equity in earnings of unconsolidated subsidiaries	10	132	1,554	—	1,696

Income (loss) from continuing operations	(57,506)	83,655	26,911	(91,612)	(38,552)
Income (loss) from discontinued operations, net of income taxes	—	(6,452)	(9,267)	—	(15,719)

Net income (loss)	(57,506)	77,203	17,644	(91,612)	(54,271)
Less: Net income attributable to noncontrolling interest	—	—	(3,235)	—	(3,235)

Net income attributable to Dole Food Company, Inc.	$(57,506)	$77,203	$14,409	$(91,612)	$(57,506)

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 30, 2006

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

Revenues, net	$66,151	$2,723,397	$4,443,397	$(1,242,082)	$5,990,863
Cost of products sold	(58,484)	(2,440,423)	(4,138,044)	1,216,449	(5,420,502)

Gross margin	7,667	282,974	305,353	(25,633)	570,361
Selling, marketing and general and administrative expenses	(61,050)	(176,287)	(222,679)	25,633	(434,383)

Operating income (loss)	(53,383)	106,687	82,674	—	135,978
Equity in subsidiary income	20,325	(41,363)	—	21,038	—
Other income (expense), net	(3,207)	—	18,383	—	15,176
Interest income	849	302	5,989	—	7,140
Interest expense	(115,505)	(70)	(59,140)	—	(174,715)

Income (loss) from continuing operations before income taxes and equity earnings	(150,921)	65,556	47,906	21,038	(16,421)
Income taxes	61,157	(38,293)	(45,473)	—	(22,609)
Equity in earnings of unconsolidated subsidiaries	137	801	(761)	—	177

Income (loss) from continuing operations	(89,627)	28,064	1,672	21,038	(38,853)
Income (loss) from discontinued operations, net of income taxes	—	(11,322)	(39,064)	—	(50,386)
Gain on disposal of discontinued operations, net of income taxes	—	2,814	—	—	2,814

Net income	(89,627)	19,556	(37,392)	21,038	(86,425)
Less: Net income attributable to noncontrolling interests	—	(60)	(3,142)	—	(3,202)

Net income (loss) attributable to Dole Food Company, Inc.	$(89,627)	$19,496	$(40,534)	$21,038	$(89,627)

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of January 3, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

ASSETS
Cash and cash equivalents	$16,811	$—	$85,460	$(11,442)	$90,829
Receivables, net of allowances	410,286	133,198	577,890	(314,139)	807,235
Inventories	7,971	299,048	489,388	—	796,407
Prepaid expenses	9,374	14,489	45,484	—	69,347
Deferred income tax assets	18,891	25,566	—	(23,184)	21,273
Assets held-for-sale	72,526	55,366	74,984	—	202,876

Total current assets	535,859	527,667	1,273,206	(348,765)	1,987,967
Investments	2,172,994	1,786,868	72,708	(3,959,485)	73,085
Property, plant and equipment, net	173,850	262,269	614,212	—	1,050,331
Goodwill	—	131,818	274,722	—	406,540
Intangible assets, net	689,615	18,426	417	—	708,458
Other assets, net	38,084	7,542	92,612	—	138,238

Total assets	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$5,411	$438,991	$415,136	$(348,765)	$510,773
Liabilities held-for-sale	—	3,688	46,777	—	50,465
Accrued liabilities	67,206	173,920	249,019	—	490,145
Current portion of long-term debt	346,684	288	9,776	—	356,748
Notes payable	—	—	48,789	—	48,789

Total current liabilities	419,301	616,887	769,497	(348,765)	1,456,920
Intercompany payables (receivables)	1,225,590	(133,650)	(1,091,940)	—	—
Long-term debt	1,080,296	3,506	714,754	—	1,798,556
Deferred income tax liabilities	207,073	7,926	39,206	—	254,205
Other long-term liabilities	275,242	37,853	108,684	—	421,779
Equity attributable to Dole Food Company, Inc.	402,900	2,202,068	1,757,417	(3,959,485)	402,900
Equity attributable to noncontrolling interests	—	—	30,259	—	30,259

Total shareholders’ equity	402,900	2,202,068	1,787,676	(3,959,485)	433,159

Total liabilities and shareholders’ equity	$3,610,402	$2,734,590	$2,327,877	$(4,308,250)	$4,364,619

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 29, 2007

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

ASSETS
Cash and cash equivalents	$16,424	$—	$95,801	$(15,164)	$97,061
Receivables, net of allowances	358,695	134,168	595,027	(248,737)	839,153
Inventories	7,080	321,075	422,520	—	750,675
Prepaid expenses	5,318	16,322	49,656	—	71,296
Deferred income tax assets	16,942	23,686	—	(28,543)	12,085
Assets held-for-sale	546	36,520	39,178	—	76,244

Total current assets	405,005	531,771	1,202,182	(292,444)	1,846,514
Investments	2,130,680	1,733,717	68,884	(3,863,945)	69,336
Property, plant and equipment, net	286,222	319,107	734,810	—	1,340,139
Goodwill	—	151,271	358,247	—	509,518
Intangible assets, net	689,616	22,128	10,046	—	721,790
Other assets, net	42,140	5,944	124,698	(17,195)	155,587

Total assets	$3,553,663	$2,763,938	$2,498,867	$(4,173,584)	$4,642,884

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,339	$404,698	$422,366	$(292,444)	$542,959
Accrued liabilities	74,479	223,050	217,055	—	514,584
Current portion of long-term debt	1,950	102	12,119	—	14,171
Notes payable	—	—	81,018	—	81,018

Total current liabilities	84,768	627,850	732,558	(292,444)	1,152,732
Intercompany payables (receivables)	983,062	(61,695)	(921,367)	—	—
Long-term debt	1,500,466	2,271	813,471	—	2,316,208
Deferred income tax liabilities	284,167	10,852	—	(17,195)	277,824
Other long-term liabilities	376,192	44,082	120,960	—	541,234
Equity attributable to Dole Food Company Inc.	325,008	2,140,578	1,723,367	(3,863,945)	325,008
Equity attributable to noncontrolling interests	—	—	29,878	—	29,878

Total shareholders’ equity	325,008	2,140,578	1,753,245	(3,863,945)	354,886

Total liabilities and shareholders’ equity	$3,553,663	$2,763,938	$2,498,867	$(4,173,584)	$4,642,884

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended January 3, 2009

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$285	$(4,763)	$49,041	$—	$44,563

INVESTING ACTIVITIES
Proceeds from sales of assets and businesses, net of cash disposed	42,404	41,209	142,870	—	226,483
Capital additions	(313)	(21,071)	(63,712)	—	(85,096)
Repurchase of common stock in going-private merge transaction	(245)	—	—	—	(245)

Cash flow provided by investing activities	41,846	20,138	79,158	—	141,142

FINANCING ACTIVITIES
Short-term debt borrowings	—	—	94,943	—	94,943
Short-term debt repayments	—	(15,286)	(120,702)	3,722	(132,266)
Long-term debt borrowings, net of debt issuance costs	1,322,100	—	25,950	—	1,348,050
Long-term debt repayments	(1,397,788)	(89)	(84,923)	—	(1,482,800)
Borrowings between subsidiaries	33,944	—	(33,944)	—	—
Dividends paid to minority shareholders	—	—	(13,447)	—	(13,447)

Cash flow used in financing activities	(41,744)	(15,375)	(132,123)	3,722	(185,520)

Effect of foreign currency exchange rate changes on cash	—	—	(6,417)	—	(6,417)

Increase (decrease) in cash and cash equivalents	387	—	(10,341)	3,722	(6,232)
Cash and cash equivalents at beginning of period	16,424	—	95,801	(15,164)	97,061

Cash and cash equivalents at end of period	$16,811	$—	$85,460	$(11,442)	$90,829

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 29, 2007

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Intercompany dividend income	$17,543	$17,543	$—	$(35,086)	$—
Operating activities	(14,441)	40,914	19,849	—	46,322

Cash flow provided by operating activities	3,102	58,457	19,849	(35,086)	46,322

INVESTING ACTIVITIES
Proceeds from sales of assets and businesses, net of cash disposed	980	674	40,064	—	41,718
Hurricane Katrina insurance proceeds	—	5,200	—	—	5,200
Capital additions	(612)	(44,309)	(61,900)	—	(106,821)
Repurchase of common stock in going-private merge transaction	(1,480)	—	—	—	(1,480)

Cash flow used in investing activities	(1,112)	(38,435)	(21,836)	—	(61,383)

FINANCING ACTIVITIES				—
Short-term debt borrowings	—	11,968	119,389	(11,968)	119,389
Short-term debt repayments	—	(16,419)	(74,757)	—	(91,176)
Long-term debt borrowings, net of debt issuance costs	1,165,200	2,015	315	—	1,167,530
Long-term debt repayments	(1,158,088)	(43)	(11,082)	—	(1,169,213)
Intercompany dividends	—	(17,543)	(17,543)	35,086	—
Dividends paid to minority shareholders	—	—	(10,485)	—	(10,485)

Cash flow provided by (used in) financing activities	7,112	(20,022)	5,837	23,118	16,045

Effect of foreign currency exchange rate changes on cash	—	—	3,663	—	3,663

Increase in cash and cash equivalents	9,102	—	7,513	(11,968)	4,647
Cash and cash equivalents at beginning of period	7,322	—	88,288	(3,196)	92,414

Cash and cash equivalents at end of period	$16,424	$—	$95,801	$(15,164)	$97,061

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 30, 2006

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)

OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$(83,110)	$38,300	$60,731	$—	$15,921

INVESTING ACTIVITIES
Proceeds from sales of assets and businesses, net of cash disposed	2,318	15,630	13,325	—	31,273
Acquisitions and investments, net of cash acquired	—	—	(22,950)	—	(22,950)
Capital additions	(1,154)	(59,505)	(64,397)	—	(125,056)
Repurchase of common stock in going-private merge transaction	(267)	—	—	—	(267)

Cash flow provided by (used in) investing activities	897	(43,875)	(74,022)	—	(117,000)

FINANCING ACTIVITIES
Short-term debt borrowings	—	13,032	88,349	—	101,381
Short-term debt repayments	—	(7,957)	(51,181)	6,266	(52,872)
Long-term debt borrowings, net of debt issuance costs	1,269,405	1,535	989,605	—	2,260,545
Long-term debt repayments	(997,877)	(1,035)	(970,786)	—	(1,969,698)
Capital contribution from parent	28,390	—	—	—	28,390
Return of capital to parent	(59,390)	—	—	—	(59,390)
Dividends paid to minority shareholders	—	—	(1,833)	—	(1,833)
Dividends paid to parent	(163,691)	—	—	—	(163,691)

Cash flow provided by financing activities	76,837	5,575	54,154	6,266	142,832

Effect of foreign currency exchange rate changes on cash	—	—	1,849	—	1,849

Increase (decrease) in cash and cash equivalents	(5,376)	—	42,712	6,266	43,602
Cash and cash equivalents at beginning of period	12,698	—	45,576	(9,462)	48,812

Cash and cash equivalents at end of period	$7,322	$—	$88,288	$(3,196)	$92,414

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

Note 22 — Earnings Per Share

The calculation of basic and diluted earnings per share including a reconciliation of the numerator and denominator are as follows:

	Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(Amounts in thousands)

Numerator:
Income (loss) from continuing operations	$146,925	$(38,552)	$(38,853)
Loss from discontinued operations	(27,391)	(15,719)	(50,386)
Gain (loss) on sale of discontinued operations	3,315	—	2,814
Net Income Attributable to noncontrolling interests	(1,844)	(3,235)	(3,202)

Net income attributable to Dole Food Company, Inc.	$121,005	$(57,506)	$(89,627)

Denominator:
Basic and Diluted weighted average shares outstanding	1	1	1

Basic and Diluted Earnings Per Share:
Income from Continuing Operations	$147	$(39)	$(39)
Loss from discontinued operations	(27)	(16)	(51)
Gain (loss) on sale of discontinued operations	3	—	3
Net income attributable to noncontrolling interests	(2)	(3)	(3)

Net Income Attributable to Dole Food Company, Inc.	$121	$(58)	$(90)

Note 23 — Subsequent Events

Internal Revenue Service Audit:  On August 27, 2009, the IRS completed its examination of the combined U.S. Federal income tax returns of HoldCo, which includes the returns of the Company, for the years 2002 to 2005 (see Note 7 — Income Taxes) and issued a Revenue Agent’s report (“RAR”) that includes various proposed adjustments, including the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million plus interest. The Company will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS.

Asset Sale Program:  During the third quarter of fiscal 2009, the Company entered into definitive sales agreements, for which it previously had signed letters of intent for approximately $68 million (see Note 9 — Assets — Held-For-Sale) to sell certain operating properties in Latin America. Additionally during the third quarter of 2009, the Company signed a letter of intent to sell an operating property in Chile for approximately $32 million. These sales are expected to close by the end of fiscal 2009.

HoldCo Loan Payment:  During June 2009, HoldCo made a $20 million payment required under the HoldCo loan agreement after receiving an extension from its lenders.

Proposed Initial Public Offering Transaction:  It is currently expected that immediately prior to the closing of the proposed initial public offering of shares of Dole common stock (“IPO Transaction”), the registration statement process of which commenced in August 2009, that HoldCo will be merged into Dole in a downstream merger to be accounted for as a common control merger under the provisions

DOLE FOOD COMPANY, INC.

NOTES TO CONSOLIDATED STATEMENTS — (Continued)

of FAS 141R. Immediately following the contemplated merger transaction, the entire interest in Westlake Wellbeing Properties, LLC (“WWP”) will be transferred to another entity owned by David H. Murdock (“MURCO”). The transfer of WWP to MURCO will be accounted for as a common control transfer at carryover basis consistent with the provisions of FAS 141R. Further, WWP long-lived assets will continue to be treated under a held and used model under FAS 144 in the contemplated transfer to MURCO. Subsequent to the transfer of WWP to MURCO, the results of WWP will be presented as a discontinued operation of the merged entity given WWP will not be a part of the ongoing operations of such entity. Dole is also contemplating the offering of at least $300 million of senior secured notes due 2016 with the proceeds used to refinance a portion of the 2010 Notes. Additionally, Dole intends to complete other transactions upon consummation of the IPO Transaction that will result in the elimination of all other cross-default and cross acceleration provisions that exist between Dole’s senior secured facilities and certain indebtedness of Holdings and its affiliates. See Note 12 — Notes Payable and Long-Term Debt for discussion of existing cross-default and cross acceleration provisions.

II. Supplementary Data
Quarterly Financial Information (Unaudited)

The following table presents summarized quarterly results:

	Quarter Ended
	March 22,	June 14,	October 4,	January 3,
2008	2008	2008	2008	2009
	(In thousands)

Revenues, net	$1,728,345	$1,994,943	$2,256,334	$1,640,330
Gross margin	169,660	233,236	182,273	171,891
Income (loss) from continuing operations, net of income taxes	(25,453)	177,091	(2,342)	(2,371)
Income (loss) from discontinued operations, net of income taxes	(2,821)	4,318	(21,760)	(7,128)
Gain on disposal of discontinued operations, net of income taxes	—	—	3,315	—
Net income (loss) attributable to Dole Food Company, Inc.	(28,945)	180,754	(21,318)	(9,486)
Basic and diluted net income (loss) per share attributable to Dole Food Company, Inc.	(29)	181	(21)	(9)

	Quarter Ended
	March 24,	June 16,	October 6,	December 29,
2007	2007	2007	2007	2007
	(In thousands)

Revenues, net	$1,517,406	$1,735,302	$1,985,179	$1,582,925
Gross margin	141,738	184,951	161,431	142,754
Income (loss) from continuing operations, net of income taxes	(9,322)	53,896	(55,716)	(27,410)
Loss from discontinued operations, net of income taxes	(553)	(4,020)	(6,784)	(4,362)
Net income (loss) attributable to Dole Food Company, Inc.	(10,215)	49,055	(63,327)	(33,019)
Basic and diluted net income (loss) per share attributable to Dole Food Company, Inc.	(10)	49	(63)	(33)

During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009. During the fourth quarter of 2007, the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. Prior to the fourth quarter of 2007, the operating results of Citrus were included in the fresh fruit operating segment. The Citrus sale closed during the third quarter of 2008. The results of operations of these businesses have been reclassified as discontinued operations for all periods presented.

DHM HOLDING COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
		(In thousands)

Revenues, net	$1,723,201	$2,005,565	$3,327,255	$3,743,852
Cost of revenues	(1,503,025)	(1,773,461)	(2,905,968)	(3,344,073)

Gross margin	220,176	232,104	421,287	399,779
Selling, marketing and general and administrative expenses	(118,579)	(126,685)	(220,004)	(250,387)
Gain on asset sales (Note 12)	159	9,839	16,793	11,643

Operating income	101,756	115,258	218,076	161,035
Other income (expense), net (Note 3)	(33,046)	23,653	(11,094)	(5,058)
Interest income	1,500	1,129	3,138	2,942
Interest expense	(51,855)	(43,402)	(91,003)	(90,142)

Income from continuing operations before income taxes and equity earnings	18,355	96,638	119,117	68,777
Income taxes	(8,083)	72,451	(15,229)	66,701
Equity in earnings of unconsolidated subsidiaries	3,277	2,333	4,471	3,336

Income from continuing operations	13,549	171,422	108,359	138,814
Income from discontinued operations, net of income taxes	265	4,318	387	1,497
Gain on disposal of discontinued operations, net of income taxes	—	—	1,308	—

Net income	13,814	175,740	110,054	140,311
Less: Net (income) loss attributable to noncontrolling interests	(26)	300	59	703

Net income attributable to DHM Holding Company, Inc.	$13,788	$176,040	$110,113	$141,014

Earnings per share — Basic and Diluted:
Income from continuing operations	$14	$171	$108	$139
Net income attributable to DHM Holding Company, Inc.	$14	$176	$110	$141

See Accompanying Notes to Condensed Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 20,	January 3,
	2009	2009
	(In thousands,
	except share data)

ASSETS
Cash and cash equivalents	$107,924	$90,945
Receivables, net of allowances of $54,599 and $41,357, respectively	805,410	809,373
Inventories	726,478	796,996
Prepaid expenses	76,801	70,334
Deferred income tax assets	22,180	21,273
Assets held-for-sale (Note 12)	94,382	202,876

Total current assets	1,833,175	1,991,797
Restricted deposits	8,070	2,000
Investments	76,537	73,085
Property, plant and equipment, net of accumulated depreciation of $1.08 billion and $1.03 billion, respectively	1,017,062	1,050,331
Hotel and Wellness Center property, plant and equipment, net of accumulated depreciation of $47 million and $37 million, respectively	335,006	344,518
Goodwill	406,540	406,540
Intangible assets, net	713,923	708,458
Other assets, net	173,903	140,061

Total assets	$4,564,216	$4,716,790

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$486,225	$512,374
Liabilities held-for-sale (Note 12)	2,115	50,465
Accrued liabilities	425,613	500,362
Current portion of long-term debt	390,896	356,748
Current portion of long-term debt of Hotel and Wellness Center (Note 16)	135,000	20,000
Notes payable	44,140	48,789

Total current liabilities	1,483,989	1,488,738
Long-term debt	1,576,025	1,798,556
Long-term debt of Hotel and Wellness Center (Note 16)	—	115,000
Deferred income tax liabilities	224,320	222,795
Other long-term liabilities	487,846	414,063
Contingencies (Note 11)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	481,475	475,210
Retained earnings	276,767	166,654
Accumulated other comprehensive loss	(40,488)	(42,903)

Equity attributable to DHM Holding Company, Inc.	717,754	598,961
Equity attributable to noncontrolling interests	74,282	78,677

Total shareholders’ equity	792,036	677,638

Total liabilities and shareholders’ equity	$4,564,216	$4,716,790

See Accompanying Notes to Condensed Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Half Year Ended
	June 20,	June 14,
	2009	2008
	(In thousands)

Operating Activities
Net income	$110,054	$140,311
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	64,177	74,648
Net unrealized (gains) losses on financial instruments	(966)	5,806
Asset write-offs and net (gain) loss on sale of assets	(18,120)	(11,597)
Equity in earnings of unconsolidated subsidiaries	(4,471)	(3,336)
Amortization of debt issuance costs	2,899	2,680
Write-off of debt issuance costs	5,222	—
Noncash interest expense on Hotel and Wellness Center long-term debt	—	739
Provision for deferred income taxes	274	(31,135)
Unrecognized tax benefits on federal income tax audit settlement	—	(61,083)
Pension and other postretirement benefit plan expense	6,231	9,227
Other	699	(310)
Changes in operating assets and liabilities:
Receivables	(5,221)	(171,337)
Inventories	67,525	(36,245)
Prepaid expenses and other assets	(21,011)	(11,428)
Income taxes	4,186	6,715
Accounts payable	(8,922)	74,608
Accrued liabilities	2,600	15,524
Other long-term liabilities	(2,692)	(11,263)

Cash flow provided by (used in) operating activities	202,464	(7,476)
Investing Activities
Cash received from sales of assets and businesses, net of cash disposed	59,308	31,976
Capital additions	(24,936)	(35,312)
Capital additions for Hotel and Wellness Center	(148)	(1,535)
Payment of restricted deposit for Hotel and Wellness Center long-term debt	—	(2,000)
Restricted deposits	(6,070)	—
Repurchase of common stock in going-private merger transaction	(49)	(137)

Cash flow provided by (used in) investing activities	28,105	(7,008)
Financing Activities
Short-term debt repayments, net of borrowings	(754)	(9,996)
Long-term debt borrowings, net of debt issuance costs	825,178	603,849
Long-term debt repayments	(1,039,172)	(607,225)
Long-term debt repayments for Hotel and Wellness Center, net of debt issuance costs	—	(47,439)
Capital contributions from parent	6,265	51,053
Capital contributions from WWP noncontrolling shareholder	622	5,344
Repayment of Hotel and Wellness Center related party notes payable	—	(2,000)
Dividends paid to noncontrolling interests	(4,955)	(1,194)

Cash flow used in financing activities	(212,816)	(7,608)

Effect of foreign currency exchange rate changes on cash	(774)	916

Increase (decrease) in cash and cash equivalents	16,979	(21,176)
Cash and cash equivalents at beginning of period	90,945	98,957

Cash and cash equivalents at end of period	$107,924	$77,781

See Accompanying Notes to Condensed Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)

					Accumulated Other
				Comprehensive Income (Loss)
				Pension &			Equity
		Additional		Other	Cumulative	Unrealized	Attributable to	Total
	Common	Paid-In	Retained	Postretirement	Translation	Gains (Losses)	Noncontrolling	Shareholders’	Comprehensive
	Stock	Capital	Earnings	Benefits	Adjustment	on Hedges	Interests	Equity	Income
					(In thousands)

Balance at December 29, 2007	$—	$412,878	$67,034	$(26,752)	$42,261	$(15,525)	$76,997	$556,893
Net income	—	—	141,014	—	—	—	(703)	140,311	$140,311
Noncontrolling interests in discontinued operations	—	—	—	—	—	—	(151)	(151)	—
Dividends paid	—	—	—	—	—	—	(1,194)	(1,194)	—
Unrealized foreign currency translation and hedging gains	—	—	—	—	7,897	3,238	6	11,141	11,141
Reclassification of realized cash flow hedging losses to net income	—	—	—	—	—	820	—	820	820
Capital contribution from parent	—	51,053	—	—	—	—	—	51,053	—
Capital contribution from noncontrolling shareholder	—	—	—	—	—	—	5,344	5,344	—

Balance at June 14, 2008	$—	$463,931	$208,048	$(26,752)	$50,158	$(11,467)	$80,299	$764,217	$152,272

Balance at January 3, 2009	$—	$475,210	$166,654	$(40,960)	$27,187	$(29,130)	$78,677	$677,638
Net income	—	—	110,113	—	—	—	(59)	110,054	$110,054
Dividends paid	—	—	—	—	—	—	(4,955)	(4,955)	—
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	(2,386)	852	(3)	(1,537)	(1,537)
Reclassification of realized cash flow hedging losses to net income	—	—	—	—	—	4,007	—	4,007	4,007
Change in employee benefit plans, net of income taxes	—	—	—	(58)	—	—	—	(58)	(58)
Capital contribution from parent	—	6,265	—	—	—	—	—	6,265	—
Capital contribution from noncontrolling shareholder	—	—	—	—	—	—	622	622	—

Balance at June 20, 2009	$—	$481,475	$276,767	$(41,018)	$24,801	$(24,271)	$74,282	$792,036	$112,466

See Accompanying Notes to Condensed Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
		(In thousands)

Net income	$13,814	$175,740	$110,054	$140,311
Unrealized foreign currency translation and hedging gains (losses)	10,808	9,689	(1,537)	11,141
Reclassification of realized cash flow hedging losses to net income	3,461	983	4,007	820
Change in employee benefit plans, net of income taxes	—	—	(58)	—

Comprehensive income	28,083	186,412	112,466	152,272
Less: Comprehensive (income) loss attributable to noncontrolling interests	(39)	299	62	697

Comprehensive income attributable to DHM Holding Company, Inc.	$28,044	$186,711	$112,528	$152,969

See Accompanying Notes to Condensed Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 —	BASIS OF PRESENTATION

DHM Holding Company, Inc. (“Holdings”) wholly owns Dole Food Company, Inc. (“Dole”) and owns 85% of Westlake Wellbeing Properties, LLC (“WWP” or the “Hotel and Wellness Center”). Refer to Note 16 — Hotel and Wellness Center, for further information on the nature of Hotel and Wellness Center operations. In connection with the consummation of the proposed initial public offering of Dole common stock, as discussed below in greater detail, a series of related transactions will be undertaken that will result in the following: Holdings will be merged down into Dole and Holdings will cease to exist as a separate entity, the 85% interest in WWP will be transferred out to another entity owned by David H. Murdock and so will not be any part of the ongoing operations of Dole, and all existing cross-default and cross-acceleration provisions will be eliminated between Dole’s senior secured facilities, on the one hand, and currently existing Holdings debt associated with WWP and certain indebtedness of an affiliate of Holdings, on the other hand.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of Holdings and its consolidated subsidiaries include all adjustments necessary, which are of a normal recurring nature, to present fairly Holdings financial position, results of operations and cash flows. Holdings operates under a 52/53-week year. The quarters ended June 20, 2009 and June 14, 2008 are twelve weeks in duration. For a summary of significant accounting policies and additional information relating to Holdings financial statements, refer to the Notes to Consolidated Financial Statements for the fiscal year ended January 3, 2009 that are included elsewhere in this document.

Interim results are subject to seasonal variations and are not necessarily indicative of the results of operations for a full year. Holdings operations are sensitive to a number of factors including weather-related phenomena and their effects on industry volumes, prices, product quality and costs. Operations are also sensitive to fluctuations in foreign currency exchange rates in both sourcing and selling locations as well as economic crises and security risks.

In March 2003, Dole completed a going-private merger transaction (“going-private merger transaction”). The privatization resulted from the acquisition by David H. Murdock, Dole’s Chairman, of the approximately 76% of the shares of common stock of Dole that he and his affiliates did not already own. As a result of the transaction, Dole became wholly-owned by Mr. Murdock through Holdings.

Proposed Initial Public Offering Transaction:  It is currently expected that immediately prior to the closing of the proposed initial public offering of shares of Dole common stock (“IPO Transaction“), the registration statement process of which commenced in August 2009 that Holdings will be merged into Dole in a downstream merger to be accounted for as a common control merger under the provisions of FAS 141R. Immediately following the contemplated merger transaction, the entire interest in WWP held by post-merger Dole will be transferred to another entity owned by David H. Murdock (“MURCO”). The transfer of WWP to MURCO will be accounted for as a common control transfer at carryover basis consistent with the provisions of FAS 141R. Further, WWP long-lived assets will continue to be treated under a held and used model under FAS 144 in the contemplated transfer to MURCO. Subsequent to the transfer of WWP to MURCO, the results of WWP will be presented as a discontinued operation of the merged entity given WWP will not be a part of the ongoing operations of such entity. Dole is also contemplating the offering of at least $300 million of senior secured notes due 2016 with the proceeds used to refinance a portion of the senior notes due 2010 Notes. Additionally, Dole intends to complete other transactions upon consummation of the IPO Transaction that will result in the elimination of all other cross-default and cross acceleration provisions that exist between Dole’s senior secured facilities and certain indebtedness of Holdings and its affiliates. See Note 8 — Notes

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Payable and Long-Term Debt for discussion of existing cross-default and cross acceleration provisions.

NOTE 2 —	RECENTLY ISSUED AND ADOPTED ACCOUNTING PRONOUNCEMENTS

During June 2009, the Financial Accounting Standards Board (“FASB”) issued FAS No. 168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“FAS 168”), which establishes the FASB Accounting Standards Codification as the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related literature. FAS 168 will become effective during Holdings third quarter of 2009. The adoption of FAS 168 is not expected to have an impact on Holdings results of operations or financial position.

During June 2009, the FASB issued FAS No. 167, Amendments to FASB Interpretation No. 46(R) (“FAS 167”), which changes the approach in determining the primary beneficiary of a variable interest entity (“VIE”) and requires companies to more frequently assess whether they must consolidate VIEs. FAS 167 is effective for annual periods beginning after November 15, 2009. Holdings is evaluating the impact, if any, the adoption of FAS 167 will have on its consolidated financial statements.

During May 2009, the FASB issued FAS No. 165, Subsequent Events (“FAS 165”), to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. FAS 165 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. FAS 165 was adopted during the second fiscal quarter and it had no impact on Holdings results of operations or financial position. In the preparation of the condensed consolidated financial statements, Holdings evaluated subsequent events after the balance sheet date of June 20, 2009 through September 18, 2009.

During April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, Interim Financial Disclosures about Fair Value of Financial Instruments (“FSP”), which amends FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, to require disclosures about the fair value of financial instruments for interim reporting periods as well as in annual financial statements. Holdings adopted the FSP during its second fiscal quarter of 2009 and the disclosures required by the FSP are included in Note 14 to the condensed consolidated financial statements. The adoption had no impact on Holdings results of operations or financial position.

During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. Holdings adopted FAS 161 at the beginning of its first fiscal quarter of 2009. The disclosures required by FAS 161 are included in Note 13 to the condensed consolidated financial statements and had no impact on Holdings results of operations or financial position.

During December 2007, the FASB issued FAS 160. FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Holdings adopted the provisions of FAS 160 as of the beginning of its 2009 fiscal year. FAS 160 is to be applied prospectively as of the beginning of 2009 except for the presentation and disclosure requirements which are to be applied retrospectively. The condensed consolidated financial statements now conform to the presentation required under FAS 160. Other than the change in

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

presentation of noncontrolling interests, the adoption of FAS 160 had no impact on the Holdings results of operations or financial position.

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. As a result of the adoption, changes to valuation allowances and unrecognized tax benefits established in business combinations will be recognized in earnings.

NOTE 3 —	OTHER INCOME (EXPENSE), NET

Included in other income (expense), net in Holdings condensed consolidated statements of operations for the quarters and half years ended June 20, 2009 and June 14, 2008 are the following items:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Unrealized gain (loss) on cross currency swap	$(24,419)	$19,001	$(6,703)	$(13,353)
Realized gain on cross currency swap	2,621	2,696	4,941	5,619
Gain (loss) on foreign denominated borrowings	(11,538)	1,584	(4,406)	2,075
Write-off of debt issuance costs	—	—	(5,222)	—
Other	290	372	296	601

Other income (expense), net	$(33,046)	$23,653	$(11,094)	$(5,058)

Refer to Note 13 — Derivative Financial Instruments for further discussion regarding Holdings cross currency swap.

NOTE 4 —	DISCONTINUED OPERATIONS

During the second quarter of 2008, Holdings approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009 (refer to Note 12 — Assets Held-For-Sale). In addition, during the fourth quarter of 2007, Holdings approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus were included in the fresh fruit operating segment. The sale of Citrus was completed during the third quarter of 2008. In evaluating the two businesses, Holdings concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented. The

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

operating results of fresh-cut flowers and Citrus for the quarters and half years ended June 20, 2009 and June 14, 2008 are reported in the following tables:

	Quarter Ended	Quarter Ended
	June 20, 2009	June 14, 2008
	Fresh-Cut	Fresh-Cut
	Flowers	Flowers	Citrus	Total
	(In thousands)

Revenues	$401	$29,063	$3,148	$32,211

Income (loss) before income taxes	$315	$(5,896)	$(294)	$(6,190)
Income taxes	(50)	10,396	112	10,508

Income (loss) from discontinued operations, net of income taxes	$265	$4,500	$(182)	$4,318

	Half Year Ended	Half Year Ended
	June 20, 2009	June 14, 2008
	Fresh-Cut	Fresh-Cut
	Flowers	Flowers	Citrus	Total
	(In thousands)

Revenues	$3,181	$62,879	$5,020	$67,899

Income (loss) before income taxes	$474	$(9,037)	$(251)	$(9,288)
Income taxes	(87)	10,691	94	10,785

Income (loss) from discontinued operations, net of income taxes	$387	$1,654	$(157)	$1,497

Gain on disposal of discontinued operations, net of income taxes	$1,308	$—	$—	$—

For all periods presented, noncontrolling interests were not material.

NOTE 5 —	INCOME TAXES

Holdings recorded $15.2 million of income tax expense on $119.1 million of pretax income from continuing operations for the half year ended June 20, 2009. Income tax expense included interest expense of $1.2 million (net of associated income tax benefits of approximately $0.3 million) related to Holdings unrecognized tax benefits. An income tax benefit of $66.7 million was recorded for the half year ended June 14, 2008 which included $61.1 million for the favorable settlement of the federal income tax audit for the years 1995 to 2001. Excluding the impact of the favorable settlement, income tax expense was $0.9 million, which included interest expense of $2.1 million (net of associated income tax benefits of approximately $0.7 million) related to Holdings unrecognized tax benefits. Holdings effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in its various U.S. and foreign jurisdictions.

Under Accounting Principles Board Opinion No. 28, Interim Financial Reporting (“APB 28”), and FASB Interpretation No. 18, Accounting for Income Taxes in Interim Periods (“FIN 18”), Holdings is required to adjust its effective tax rate for each quarter to be consistent with the estimated annual effective tax rate. Jurisdictions with a projected loss where no tax benefit can be recognized are excluded from the calculation of the estimated annual effective tax rate. Applying the provisions of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

APB 28 and FIN 18 could result in a higher or lower effective tax rate during a particular quarter, based upon the mix and timing of actual earnings versus annual projections.

For the periods presented, Holdings income tax provision differs from the U.S. federal statutory rate applied to Holdings pretax income primarily due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

Holdings recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the condensed consolidated statements of operations. Accrued interest and penalties before tax benefits were $27.5 million and $26.9 million at June 20, 2009 and January 3, 2009, respectively, and are included as a component of other long-term liabilities in the condensed consolidated balance sheet. Holdings or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, Holdings is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.

Income Tax Audits:  Holdings believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next twelve months. Management considers it unlikely that the resolution of these matters will have a material adverse effect on Holdings results of operations.

Internal Revenue Service Audit:  On August 27, 2009, the IRS completed its examination of the combined U.S. federal income tax returns of Holdings for the years 2002 to 2005 and issued a Revenue Agent’s report (“RAR”) that includes various proposed adjustments, including the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million plus interest. Holdings will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS.

Although the timing and ultimate resolution of any issues that might arise from the ongoing IRS examination are highly uncertain, at this time, Holdings does not anticipate that total unrecognized tax benefits will significantly change within the next twelve months.

NOTE 6 —	INVENTORIES

The major classes of inventories were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Finished products	$364,624	$344,643
Raw materials and work in progress	141,472	168,670
Crop-growing costs	155,059	210,263
Operating supplies and other	65,323	73,420

	$726,478	$796,996

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 7 —	GOODWILL AND INTANGIBLE ASSETS

Goodwill has been allocated to Holdings reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
	(In thousands)

Balance as of January 3, 2009 and June 20, 2009	$274,723	$71,206	$60,611	$406,540

Details of Holdings intangible assets were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Amortized intangible assets:
Customer relationships	$38,501	$38,501
Other amortized intangible assets	9,217	2,042

	47,718	40,543
Accumulated amortization — customer relationships	(21,945)	(20,248)
Other accumulated amortization	(1,465)	(1,452)

Accumulated amortization — intangible assets	(23,410)	(21,700)

Amortized intangible assets, net	24,308	18,843
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$713,923	$708,458

During May 2009, Holdings acquired all of the assets of Distrifruit, a distributor of fresh fruit located in Romania, in exchange for trade receivables due from the seller. Holdings acquired the assets primarily to obtain control and gain access over Distrifruit’s customer base in Romania. At the date of acquisition, the total fair value of the assets acquired was $10 million, consisting of $2.9 million of inventory and property, plant and equipment, net and $7.1 million of intangible assets. Holdings expects to finalize its allocation of the acquisition during the third quarter of 2009. The revenues and earnings of Distrifruit from the acquisition date through June 20, 2009 were not material. Distrifruit revenues and earnings for the 2009 and 2008 fiscal years also were not material for pro forma disclosure.

Amortization expense of intangible assets totaled $0.9 million and $1 million for the quarters ended June 20, 2009 and June 14, 2008, respectively, and $1.7 million and $2 million for the half years ended June 20, 2009 and June 14, 2008, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

As of June 20, 2009, the estimated remaining amortization expense associated with Holdings intangible assets for the remainder of 2009 and in each of the next four fiscal years is as follows (in thousands):

Fiscal Year	Amount

2009	$1,980
2010	$3,677
2011	$3,677
2012	$3,677
2013	$1,498

Holdings performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the second quarter of fiscal 2009. This review indicated no impairment to goodwill or any of Holdings indefinite-lived intangible assets.

NOTE 8 —	NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt of Dole consisted of the following amounts:

	June 20,	January 3,
	2009	2009
	(In thousands)

Unsecured debt:
8.625% notes due 2009	$—	$345,000
7.25% notes due 2010	383,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
13.875% notes due 2014	349,903	—
Revolving credit facility	—	150,500
Term loan facilities	828,297	835,444
Contracts and notes, at a weighted-average interest rate of 6% in 2009 (6.1% in 2008) through 2014	9,219	9,221
Capital lease obligations	65,813	60,448
Notes payable	44,140	48,789
Unamortized debt discount	(24,311)	(309)

	2,011,061	2,204,093
Current maturities	(435,036)	(405,537)

	$1,576,025	$1,798,556

Refer to Note 16 — Hotel and Wellness Center, for further information on the Hotel and Wellness Center senior credit facility.

2010 Debt Maturity

During the second quarter of 2009, Dole reclassified to current liabilities its $400 million 7.25% notes due June 2010 (“2010 Notes”). During the second quarter of 2009, Dole’s Board of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Directors authorized the repurchase of up to $95 million of the 2010 Notes. Dole subsequently repurchased $17 million and $20 million of the 2010 Notes during the second and third quarters of 2009, respectively.

Dole’s current plan is to offer senior secured notes during the third quarter of 2009. Dole plans to use the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to redeem the bulk of the outstanding 2010 notes. Dole intends to redeem or repurchase any remaining 2010 notes during the third and/or fourth quarters of 2009 with cash on hand and/or borrowings under the revolving credit facility. A failure by Dole to timely redeem, repurchase or repay the 2010 Notes at or before maturity could lead to an event of default which would have a material adverse effect on Holdings business, financial condition and results of operations.

2009 Debt Refinancing

On March 18, 2009, Dole completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014 (“2014 Notes”) at a discount of $25 million. The 2014 Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (“Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain U.S. assets of Dole that is junior to the liens of Dole’s senior secured credit facilities (revolving credit and term loan facilities), and are senior obligations of Dole ranking equally with Dole’s existing senior debt. Dole used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 8.625% notes due May 2009 (“2009 Notes”) and to irrevocably deposit with the trustee of the 2009 Notes funds that were used to repay the remaining outstanding 2009 Notes at maturity on May 1, 2009.

In connection with these refinancing transactions, Dole amended its senior secured credit facilities, which amendments, among other things, permitted the issuance of new secured debt securities, increased the interest rate on the term and revolving credit facilities and added a leverage maintenance covenant.

Debt Issuance Costs

In connection with the issuance of the 2014 Notes and the amendment of Dole’s senior secured credit facilities, Dole incurred debt issuance costs of $17.8 million. Debt issuance costs are capitalized and amortized into interest expense over the term of the underlying debt.

Dole wrote off $5.2 million of deferred debt issuance costs during the quarter ended March 28, 2009 resulting from the amendment of its senior secured credit facilities. This amendment was accounted for as an extinguishment of debt in accordance with EITF 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments. This write-off was recorded to other income (expense), net in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Dole amortized deferred debt issuance costs of $1.4 million and $2.3 million during the quarter and half year ended June 20, 2009, respectively. Dole amortized deferred debt issuance costs of $0.9 million and $1.9 million during the quarter and half year ended June 14, 2008.

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Term Loans and Revolving Credit Facility

As of June 20, 2009, the term loan facilities consisted of $175.3 million of Term Loan B and $653 million of Term Loan C. The term loan facilities bear interest, at Dole’s option, at a rate per annum equal to either (i) a base rate plus 3.5% to 4%; or (ii) LIBOR (subject to a minimum of 3%) plus 4.5% to 5%, in each case, based upon Dole’s senior secured leverage ratio. The weighted average variable interest rate at June 20, 2009 for Term Loan B and Term Loan C was 8.3%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013. Dole has an interest rate swap to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate to a Japanese yen fixed interest rate on Term Loan C. Refer to Note 13 — Derivative Financial Instruments for additional information related to these instruments.

As of June 20, 2009, the asset based revolving credit facility (“ABL revolver”) borrowing base was $320 million. There were no amounts outstanding under the ABL revolver at June 20, 2009. The ABL revolver bears interest, at Dole’s option, at a rate per annum equal to either (i) a base rate plus 2% to 2.5%, or (ii) LIBOR plus 3% to 3.5%, in each case, based upon Dole’s historical borrowing availability under this facility. The ABL revolver matures in April 2011. After taking into account approximately $76.4 million of outstanding letters of credit issued under the ABL revolver, Dole had approximately $243.6 million available for borrowings as of June 20, 2009. In addition, Dole had approximately $97 million of letters of credit and bank guarantees outstanding under its $100 million pre-funded letter of credit facility as of June 20, 2009.

Capital Lease Obligations

At June 20, 2009 and January 3, 2009, included in capital lease obligations were $64.1 million and $58.5 million, respectively, of vessel financing related to two vessel leases denominated in British pound sterling. The increase in the capital lease obligation was due to the strengthening of the British pound sterling against the U.S. dollar during 2009, which resulted in Dole recognizing $6.8 million of unrealized losses. These unrealized losses were recorded as other income (expense), net in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Covenants

Provisions under the indentures governing Dole’s senior notes and debentures require Dole to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The ABL revolver contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the ABL revolver were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. At June 20, 2009, Dole had $243.6 million of availability under the ABL revolver.

In addition, as a result of the March 2009 amendment to Dole’s senior secured term facilities, Dole is now subject to a first priority senior secured leverage ratio that must be at or below 3.25 to 1.00 as of the last day of the fiscal quarters ending March 28, 2009 through October 10, 2009 and steps down to 3.00 to 1.00 as of the last day of the fiscal quarter ending January 2, 2010. At June 20, 2009, the first priority senior secured leverage ratio was less than 2.25 to 1.00.

A breach of a covenant or other provision in one of the debt instruments governing Dole’s current or future indebtedness, or in one of certain debt instruments under which Holdings and an affiliate of its majority stockholder are borrowers, could result in a default under that instrument and, due to

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

cross-default and cross-acceleration provisions, could result in a default under Dole’s other debt instruments. Such debt instruments of Holdings, currently $115 million, and an affiliate of its majority stockholder, currently $90 million, mature on March 3, 2010, and on December 23, 2009, respectively. Upon the occurrence of an event of default under one of the above debt instruments, the lenders or holders of that debt and other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If Holdings and its subsidiaries were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under the existing indebtedness were to accelerate the payment of the indebtedness, Holdings cannot give assurance that its consolidated assets or cash flow would be sufficient to repay in full the outstanding indebtedness, in which event Holdings likely would seek reorganization or protection under bankruptcy or other, similar laws.

Refer to Note 16 — Hotel and Wellness Center, for further information on the covenants of the long-term debt of the Hotel and Wellness Center.

Dividends and Capital Contributions

During the half years ended June 20, 2009 and June 14, 2008, capital contributions of $6.3 million and $51.1 million were received from shareholders.

Holdings did not declare or pay a dividend to its parent during either of the half years ended June 20, 2009 and June 14, 2008.

Dole’s ability to declare dividends is limited under the terms of its senior notes indentures and senior secured credit facilities. Dole does not at present have the ability to declare future dividends to its parent, Holdings, pursuant to the terms of its senior notes indentures and senior credit facilities. During the half year ended June 20, 2009 and June 14, 2008, approximately $5 million and $1.2 million of dividends were paid to noncontrolling shareholders.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 9 —	EMPLOYEE BENEFIT PLANS

The components of net periodic benefit cost for Dole’s U.S. and international pension plans and other postretirement benefit (“OPRB”) plans were as follows:

			International
	U.S. Pension Plans		Pension Plans		OPRB Plans
	Quarter Ended		Quarter Ended		Quarter Ended
	June 20,	June 14,	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008	2009	2008
			(In thousands)

Components of net periodic benefit cost:
Service cost	$38	$34	$1,361	$1,439	$52	$66
Interest cost	4,003	4,288	1,683	2,355	615	905
Expected return on plan assets	(3,898)	(4,186)	(98)	(583)	—	—
Amortization of:
Unrecognized net loss (gain)	54	341	138	116	(119)	(2)
Unrecognized prior service cost (benefit)	—	—	77	19	(797)	(211)
Unrecognized net transition obligation	—	—	11	14	—	—

	$197	$477	$3,172	$3,360	$(249)	$758

			International
	U.S. Pension Plans		Pension Plans		OPRB Plans
	Half Year Ended		Half Year Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008	2009	2008
			(In thousands)

Components of net periodic benefit cost:
Service cost	$76	$68	$2,720	$2,893	$104	$132
Interest cost	8,006	8,576	3,359	4,734	1,230	1,810
Expected return on plan assets	(7,796)	(8,372)	(196)	(1,170)	—	—
Amortization of:
Unrecognized net loss (gain)	108	682	276	233	(238)	(4)
Unrecognized prior service cost (benefit)	—	—	154	39	(1,594)	(422)
Unrecognized net transition obligation	—	—	22	28	—	—

	$394	$954	$6,335	$6,757	$(498)	$1,516

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 10 —	SEGMENT INFORMATION

Holdings has four reportable operating segments: fresh fruit, fresh vegetables, packaged foods and the Hotel and Wellness Center. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to Holdings as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of Holdings profitability. Additionally, Holdings computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

Revenues from external customers and EBIT for the reportable operating segments and corporate were as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

Revenues from external customers:
Fresh fruit	$1,221,433	$1,466,922	$2,343,415	$2,695,450
Fresh vegetables	258,087	279,643	491,529	510,672
Packaged foods	234,892	248,118	475,742	516,623
Hotel and Wellness Center	8,479	10,622	15,943	20,564
Corporate	310	260	626	543

	$1,723,201	$2,005,565	$3,327,255	$3,743,852

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(In thousands)

EBIT:
Fresh fruit	$96,466	$131,266	$195,288	$184,153
Fresh vegetables	(3,509)	1,531	12,964	(1,939)
Packaged foods	23,998	6,814	45,888	30,999
Hotel and Wellness Center	(6,368)	(6,392)	(12,938)	(13,520)

Total operating segments	110,587	133,219	241,202	199,693
Corporate:
Unrealized gain (loss) on cross currency swap	(24,419)	19,001	(6,703)	(13,353)
Operating and other expenses	(12,681)	(9,847)	(19,908)	(24,085)

Corporate	(37,100)	9,154	(26,611)	(37,438)
Interest expense	(51,855)	(43,402)	(91,003)	(90,142)
Income taxes	(8,083)	72,451	(15,229)	66,701

Income from continuing operations	$13,549	$171,422	$108,359	$138,814

Holdings equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate primarily to the fresh fruit operating segment.

Total assets for the four reportable operating segments, corporate and fresh-cut flowers were as follows:

	June 20,	January 3,
	2009	2009
	(In thousands)

Total assets:
Fresh fruit	$2,293,130	$2,322,899
Fresh vegetables	389,331	460,221
Packaged foods	663,420	686,801
Hotel and Wellness Center	340,296	352,056

Total operating segments	3,686,177	3,821,977
Corporate	865,400	832,824
Fresh-cut flowers — discontinued operation	12,639	61,989

	$4,564,216	$4,716,790

NOTE 11 —	CONTINGENCIES

Dole is a guarantor of indebtedness of some of its key fruit suppliers and other entities integral to Dole’s operations. At June 20, 2009, guarantees of $1.8 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply Dole with product. Dole has not historically experienced any significant losses associated with these guarantees.

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Dole issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. Dole also provides insurance-company-issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of June 20, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $205.7 million, of which $97 million was issued under its pre-funded letter of credit facility.

Dole also provides various guarantees, mostly to foreign banks, in the course of it normal business operations to support the borrowings, leases and other obligations of its subsidiaries. Dole guaranteed $213.2 million of its subsidiaries’ obligations to their suppliers and other third parties as of June 20, 2009.

Dole has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment in connection with a change of control (as defined) of Dole.

Holdings is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. Holdings has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which Holdings is a party are not expected to have a material adverse effect, individually or in the aggregate, on Holdings financial condition or results of operations.

DBCP Cases:  A significant portion of Holdings legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are 245 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP or seeking enforcement of Nicaragua judgments. In addition, there are 111 labor cases pending in Costa Rica under that country’s national insurance program.

Thirty of the 245 lawsuits are currently pending in various jurisdictions in the United States. On June 17, 2009, Los Angeles Superior Court Judge Chaney formalized her April 23, 2009 oral ruling by

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issuing written Findings of Fact and Conclusions of Law, formally ordering dismissal with prejudice of the two remaining lawsuits brought on behalf of Nicaraguan plaintiffs who had falsely claimed they were sterile as a result of exposure to DBCP on Dole-contracted Nicaraguan banana farms, finding that the plaintiffs, and certain of their attorneys, fabricated their claims, engaged in a long-running conspiracy to commit a fraud on the court, used threats of violence to frighten witnesses and suppress the truth, and conspired with corrupt Nicaraguan judges, depriving Dole and the other companies of due process. On June 9, 2009, the First Circuit Court of Hawaii dismissed the Patrickson case, which had involved ten plaintiffs from Honduras, Costa Rica, Ecuador and Guatemala, finding that their DBCP claims were time-barred by the statute of limitations. In seven cases pending in Los Angeles involving 672 claimants from Ivory Coast, where Dole did not operate when DBCP was in use, plaintiffs’ counsel, on July 17, 2009, has filed a motion to withdraw as counsel of record in response to a witness who has come forward alleging fraud. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately $44.2 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases Dole is a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against Dole.

One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole were reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. On July 7, 2009, the Second District Court Appeals issued an order to show cause why this $1.58 million judgment should not be vacated and judgment be entered in defendants’ favor on the grounds that the judgment was procured through fraud. Plaintiffs are to provide their response to the order to show cause to the trial court within 30 days of the issuance of the order. In that order, the Court of Appeals stated that the trial court need not hold a hearing to decide whether the judgment was procured by fraud, but instead can rely on the record that was presented in support of Dole’s request to have the case sent back to the trial court.

In Nicaragua, 196 cases are currently filed (of which 20 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Thirty-two cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; $38.4 million (one case with 192 claimants) on November 14, 2007; and $357.7 million (eight cases with 417 claimants) on January 12, 2009, which Dole recently learned of unofficially. Except for the latest one, Dole has appealed all judgments, with Dole’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal. Dole will appeal the $357.7 million judgment once it has been served.

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Of the 20 active cases currently pending in civil courts in Nicaragua, all have been brought under Law 364 except for one. In all of the active cases where the proceeding has reached the appropriate stage (7 of 20 cases), Dole has sought to have the cases returned to the United States. In three of the cases where Dole has sought return to the United States, the courts have denied Dole’s request and Dole has appealed that decision. Dole’s requests remain pending in the other four cases.

The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor.

There is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. Commencing on September 1, 2009, there will be an evidentiary hearing to consider Dole’s request that the Court deny enforcement of this judgment, contending that Nicaragua’s judicial system does not provide due process or an impartial judiciary, which also lacks transparency and is corrupt. Miami District Court Judge Paul C. Huck is already aware of the evidence of fraud detailed in Judge Chaney’s June 17, 2009 written Findings of Fact and Conclusions of Law.

Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). The Venezuela Supreme Court has ordered the plaintiffs to properly serve the defendants, or have their request for recognition of these Nicaragua judgments dismissed. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.

Holdings believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.

On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This

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agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on Holdings financial condition or results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science- based criteria. Los Angeles Superior Court Judge Chaney had previously appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on Holdings financial condition or results of operations.

European Union Antitrust Inquiry:  On October 15, 2008, the European Commission (“EC”) adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.

The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices. Dole received the Decision on October 21, 2008 and appealed the Decision to the European Court of First Instance in Luxembourg on December 24, 2008.

Dole made an initial $10 million (€7.6 million) provisional payment towards the €45.6 million fine on January 22, 2009. As agreed with the European Commission (DG Budget), Dole provided the required bank guaranty for the remaining balance of the fine to the European Commission by the deadline of April 30, 2009. The bank guaranty renews annually during the appeals process (which may take several years) and carries interest of 6.15% (accrued from January 23, 2009). If the European Court of First Instance fully agrees with Dole’s arguments presented in its appeal, Dole will be entitled to the return of all monies paid, plus interest.

On November 28 and 29, 2007, the EC conducted searches of Dole offices in Italy and Spain, as well as of other companies’ offices located in these countries. Dole continues to cooperate with the EC’s requests for information.

Although no assurances can be given, and although there could be a material adverse effect on Holdings, Holdings believes that Dole has not violated the European competition laws. No accrual for the Decision has been made in the accompanying consolidated financial statements, since Holdings cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.

Honduran Tax Case:  In 2005, Dole received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, Dole proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government

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sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on Holdings financial condition or results of operations.

NOTE 12 —	ASSETS HELD-FOR-SALE

Holdings continuously reviews its assets in order to identify those assets that do not meet Holdings future strategic direction or internal economic return criteria. As a result of this review, Holdings has identified and is in the process of selling specific businesses and long-lived assets. In accordance with FAS 144, Holdings has reclassified these assets as held-for-sale.

Total assets held-for-sale by segment were as follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of January 3, 2009	$98,105	$38,600	$4,182	$61,989	$202,876
Additions	1,611	—	—	—	1,611
Sales	(24,438)	(35,349)	(968)	(49,350)	(110,105)

Balance as of June 20, 2009	$75,278	$3,251	$3,214	$12,639	$94,382

At June 20, 2009, assets held-for-sale related primarily to property, plant and equipment, net of accumulated depreciation.

Total liabilities held-for-sale by segment were as follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Liabilities
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of January 3, 2009	$5,247	$—	$—	$45,218	$50,465
Additions	2,115	—	—	—	2,115
Sales	(5,247)	—	—	(45,218)	(50,465)

Balance as of June 20, 2009	$2,115	$—	$—	$—	$2,115

Holdings received total cash proceeds of approximately $84 million on assets sold during the half year ended June 20, 2009, which had been classified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale was $18.1 million for the half year ended June 20, 2009, which included $1.3 million related to the fresh-cut flowers discontinued operation. Realized gains related to

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continuing operations for the half year ended June 20, 2009, of $16.8 million, are shown as a separate component of operating income in the condensed consolidated statement of operations.

Fresh Fruit

During the second quarter of 2009, Holdings reclassified one Chilean farm and the assets and liabilities of an Italian port operation to held-for-sale.

Holdings completed the sale of a portion of its Latin American banana operations during January 2009. Net proceeds from the sale totaled approximately $25.8 million. To date, Holdings has collected $18 million in cash ($2 million in 2008 and $16 million in 2009) and has recorded a $7.8 million receivable which will be collected through January 2010. Holdings also sold a wood box plant in Chile for $0.6 million. Total realized gains recorded on these sales approximated $6.7 million for the half year ended June 20, 2009.

2009 Sales Activity

During the third quarter of 2009, Holdings signed definitive sale agreements to sell some operating properties located in Latin America for approximately $68 million. As of June 20, 2009, the assets and liabilities of these operating properties have not been included in assets or liabilities held-for-sale. Additionally during the third quarter of 2009, Holdings signed a letter of intent to sell an operating property in Chile for approximately $32 million. The sale of these operating properties are expected to close by the end of fiscal 2009.

Fresh Vegetables

During the first quarter of 2009, Holdings completed the sale of 1,100 acres of property located in California. Holdings received net cash proceeds of $44.5 million and recorded a gain on the sale of $9.2 million, which is included in gain on asset sales in the condensed consolidated statement of operations for the half year ended June 20, 2009.

Packaged Foods

During the first half of 2009, Holdings sold approximately 160 acres of peach orchards located in California for approximately $1.9 million and recorded a gain on the sale of $0.9 million.

Fresh-Cut Flowers — Discontinued Operation

During January 2009, the first phase of the Flowers transaction was completed. Holdings only retains some of the real estate of the former flowers divisions to be sold in the subsequent phases of the transaction. Net proceeds from the sale totaled approximately $29.3 million. Of this amount, $21 million was collected in cash and the remaining $8.3 million was recorded as a receivable, which will be repaid during January 2011. Holdings recorded a gain on the sale of $1.3 million, which is included as a component of gain on disposal from discontinued operations, net of income taxes in the condensed consolidated statement of operations for the half year ended June 20, 2009.

NOTE 13 —	DERIVATIVE FINANCIAL INSTRUMENTS

Holdings is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Holdings uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. Holdings objective is to offset gains and losses resulting from these exposures

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with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. Holdings does not hold or issue derivative financial instruments for trading or speculative purposes.

All of Holdings derivative instruments, with the exception of the interest rate swap, are not designated as effective hedges of cash flows as defined by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”). The interest rate swap is accounted for as a cash flow hedge under FAS 133 and accordingly, unrealized gains or losses are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) in the condensed consolidated balance sheets.

Holdings entered into an interest rate swap in 2006 to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under Term Loan C, which was variable-rate debt, to a fixed-rate basis through 2011. The interest rate swap fixed the interest rate at 7.2%. The paying and receiving rates under the interest rate swap were 5.5% and 1.1% as of June 20, 2009, with an outstanding notional amount of $320 million.

Holdings executed a cross currency swap during 2006 to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen interest rate of 3.6%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.9.

During the second quarter of 2009, Holdings amended its cross currency and interest rate swap agreements. The amendments removed early termination provisions which would have allowed the counterparty to settle the swaps at certain specified dates prior to maturity. In addition, the rate at which payments under the cross currency swap were converted from U.S. dollars to Japanese yen increased to ¥114.9 from ¥111.9. In connection with these amendments, Holdings also entered into a collateral arrangement which requires Holdings to provide collateral to its counterparties when the fair market value of the cross currency and interest rate swap exceed a combined liability of $35 million. The measurement date for the collateral required at June 20, 2009 was June 16, 2009, and the fair value of the swaps at the measurement date was a liability of approximately $76 million. Holdings provided cash collateral of $6.1 million, which was recorded as restricted deposits in the condensed consolidated balance sheet, and the remaining $35 million of collateral was issued through letters of credit.

At June 20, 2009, the exchange rate of the Japanese yen to U.S. dollar was ¥96.5. The value of the cross currency swap will fluctuate based on changes in the U.S. dollar to Japanese yen exchange rate and market interest rates until maturity in 2011, at which time it will settle in cash at the then current exchange rate.

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At June 20, 2009, the gross notional value and fair market value of Holdings derivative instruments were as follows:

	Average				Derivative Assets (Liabilities)
	Strike		Notional		Balance Sheet	Fair Market
	Price		Amount		Classification	Value
					(In thousands)

Derivatives designated as hedging instruments:
Interest rate swap			$320,000		Other long-term liabilities	$(23,253)

Derivatives not designated as hedging instruments:
Foreign currency hedges (Buy/Sell):
U.S. Dollar/Euro	EUR 1.44		48,354		Receivables, net	$1,990
U.S. Dollar/Canadian Dollar	CAD 1.12		10,706		Receivables, net	104
Chilean Peso/U.S. Dollar	CLP 671		9,989		Receivables, net	2,588
U.S. Dollar/Japanese Yen	JPY 101.2		171,249		Accrued Liabilities	(2,801)
Philippine Peso/U.S. Dollar	PHP 47.9		21,407		Accrued Liabilities	(452)
Cross currency swap — interest					Receivables, net	1,815
Cross currency swap			320,000		Other long-term liabilities	(49,007)
Bunker fuel hedges	$277		26,544		Receivables, net	2,765

	(per metric ton	)	(metric tons	)
Total derivatives not designated as hedging instruments						(42,998)

Total						$(66,251)

Settlement of the foreign currency and bunker fuel hedges will occur during 2009 and 2010.

The effect of the interest rate swap on the condensed consolidated balance sheet and statement of operations for the quarter and half year ended June 20, 2009 was as follows:

Gain
Recognized in
	AOCI as of	Losses Reclassified into Income
	June 20,	Income Statement	Quarter	Half Year
	2009	Classification	Ended	Ended
(In thousands)

Derivatives designated as hedging instruments:
Interest rate swap	$4,859	Interest expense	$3,461	$4,007

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Unrecognized losses of $13 million related to the interest rate swap are expected to be realized into earnings over the next twelve months. These losses will be primarily offset by gains related to the cross currency swap.

Net unrealized gains (losses) and realized gains (losses) on derivatives not designated as hedging instruments for the quarters and half years ended June 20, 2009 and June 14, 2008 were as follows:

		Quarter Ended
		Unrealized Gains		Realized Gains
		(Losses)		(Losses)
	Income Statement	June 20,	June 14,	June 20,	June 14,
	Classification	2009	2008	2009	2008
		(In thousands)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Cost of revenues	$(2,011)	$6,968	$1,049	$(5,998)
Bunker fuel contracts	Cost of revenues	3,101	3,613	(250)	711
Cross currency swap	Other income (expense), net	(24,419)	19,001	2,621	2,696

Total		$(23,329)	$29,582	$3,420	$(2,591)

		Half Year Ended
		Unrealized Gains		Realized Gains
		(Losses)		(Losses)
	Income Statement	June 20,	June 14,	June 20,	June 14,
	Classification	2009	2008	2009	2008
		(In thousands)

Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Cost of revenues	$7,491	$3,175	$1,295	$(8,971)
Bunker fuel contracts	Cost of revenues	6,342	4,051	(2,784)	1,798
Cross currency swap	Other income (expense), net	(6,703)	(13,353)	4,941	5,619

Total		$7,130	$(6,127)	$3,452	$(1,554)

NOTE 14 —	FAIR VALUE MEASUREMENTS

Holdings financial instruments primarily comprise short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, a revolving credit facility, and notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding Dole’s secured and unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market.

Holdings adopted FAS No. 157, Fair Value Measurements (“FAS 157”) as of December 30, 2007 for financial assets and liabilities measured on a recurring basis. Holdings adopted FAS 157 for all nonfinancial assets and liabilities at the beginning of fiscal year 2009. FAS 157 establishes a fair value

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hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair values of Holdings derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts, bunker fuel contracts, interest rate swap and cross currency swap were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates, bunker fuel futures, interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. Holdings recorded a credit valuation adjustment at June 20, 2009 which reduced the derivative liability balances. The credit valuation adjustment was $3.2 million and $16.3 million at June 20, 2009 and January 3, 2009, respectively. The net change in the credit valuation adjustment resulted in a loss of $13.1 million during the half year ended June 20, 2009. Of this loss, $1.6 million was recorded as interest expense and $11.5 million was recorded as other income (expense), net. For the quarter ended June 20, 2009, the net change in the credit valuation adjustment resulted in a loss of $5.6 million. Of this loss, $1 million was recorded as interest expense and $4.6 million was recorded as other income (expense), net.

The following table provides a summary of the fair values of assets and liabilities under the FAS 157 hierarchy:

		Fair Value	Fair Value
		Measurements at	Measurements at
		June 20, 2009	June 20, 2009
		Using Significant	Using Significant
	June 20,	Other Observable	Unobservable
	2009	Inputs (Level 2)	Inputs (Level 3)
	(In thousands)

Assets and Liabilities Measured on a Recurring Basis
Assets:
Foreign currency exchange contracts	$4,682	$4,682	$—
Bunker fuel contracts	2,765	2,765	—

	$7,447	$7,447	$—

Liabilities:
Foreign currency exchange contracts	$3,253	$3,253	$—
Interest rate swap	23,253	23,253	—
Cross currency swap	47,192	47,192	—

	$73,698	$73,698	$—

Assets Measured on a Nonrecurring Basis
Distrifruit assets	$10,037	$—	$10,037

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Nonfinancial Items Measured at Fair Value on a Nonrecurring Basis

Nonfinancial assets such as goodwill and indefinite-lived intangible assets are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment is recognized. Holdings performed a goodwill and indefinite-lived intangible asset impairment analysis during the second quarter of 2009 and determined that its goodwill and indefinite-lived intangible assets were not impaired at June 20, 2009.

The goodwill and indefinite-lived intangible asset impairment analysis was performed using a combination of discounted cash flow models and market multiples. As discussed in Note 7, the fair value of the Distrifruit business was also determined based on a discounted cash flow model. The discounted cash flow models used estimates and assumptions including pricing and volume data, anticipated growth rates, profitability levels, tax rates and discount rates.

Credit Risk

The counterparties to the foreign currency and bunker fuel forward contracts and the interest rate and cross currency swaps consist of a number of major international financial institutions. Holdings has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose Holdings to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. Holdings does not anticipate any such losses.

Fair Value of Debt

Dole estimates the fair value of its secured and unsecured notes and debentures based on current quoted market prices. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. The carrying value and estimated fair values of Dole’s debt is summarized below:

	June 20,		January 3,
	2009		2009
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
	(In thousands)

Secured and unsecured notes and debentures	$1,087,903	$1,091,559	$1,100,000	$809,400
Term loans	828,297	828,297	835,444	585,855

Refer to Note 16 — Hotel and Wellness Center, for further information on the fair value of debt of the Hotel and Wellness Center.

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

NOTE 15 —	EARNINGS PER SHARE

The calculation of basic and diluted earnings per share including a reconciliation of the numerator and denominator are as follows:

	Quarter Ended		Half Year Ended
	June 20,	June 14,	June 20,	June 14,
	2009	2008	2009	2008
	(Amounts in thousands)

Numerator:
Income (loss) from continuing operations	$13,549	$171,422	$108,359	$138,814
Income from discontinued operations	265	4,318	387	1,497
Gain on disposal of discontinued operations	—	—	1,308	—
Net (income) loss attributable to noncontrolling interests	(26)	300	59	703

Net income attributable to DHM Holding Company, Inc.	$13,788	$176,040	$110,113	$141,014

Denominator:
Basic and Diluted weighted average shares outstanding	1	1	1	1

Basic and Diluted Earnings Per Share:
Income from continuing operations	$14	$171	$108	$139
Income from discontinued operations	—	5	1	1
Gain on sale of discontinued operations	—	—	1	—
Net income attributable to noncontrolling interests	—		—	1

Net income attributable to DHM Holding Company, Inc.	$14	$176	$110	$141

NOTE 16 —	HOTEL AND WELLNESS CENTER

WWP, a Delaware limited liability company, operates pursuant to an operating agreement (the “Operating Agreement”) between Holdings and Arcus Enterprises, Inc., a Delaware corporation (collectively, the “Members”). WWP operates and owns a hotel and wellbeing center located in Westlake Village, California. The hotel facilities consist of a 269-room five star hotel (the “Hotel”) and a full-service spa and fitness center. WWP also operates and owns a TV production facility and a separate conference center that focuses on health and wellbeing programming and awareness. In addition, the WWP leases space to a health and longevity institute clinic containing a medical and diagnostic and imaging suite.

The Hotel is managed by Four Seasons Hotels limited (“Four Seasons”) pursuant to a hotel management agreement that expires 10 years from the opening date of the Hotel, subject to seven 10-year extensions at the option of Four Seasons. Pursuant to the Management Agreement, Four Seasons provides services to the Hotel. Amounts charged by Four Seasons to Holdings for these services were immaterial for all periods presented.

Under the provisions of FAS 144, long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators of impairment currently exist with respect to the long-lived assets of WWP including evidence that a significant decline in market value due to currently depressed market conditions has occurred as well as recent operating losses sustained by the WWP entity. Holdings has performed an undiscounted

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

cash flow test consistent with the provisions of FAS 144 during the week of September 7, 2009. Significant assumptions with respect to this impairment test include the useful life of the primary asset, capital expenditures required to maintain the asset group, the mature level of occupancy and daily room rental rates of the Hotel and Wellness Center given WWP began operations in late 2006, and future required staffing and other costs. Holdings has evaluated these assumptions and the resulting projections of future undiscounted cash flows of WWP in view of the currently depressed market conditions and in comparison with the results of other comparable properties in performing its impairment test. Holdings impairment test indicates that WWP’s undiscounted cash flows exceed the carrying value of its long-lived assets and accordingly no impairment is required.

Hotel and Wellness Center Senior Secured Credit Facility

Long-term debt related to the senior secured credit facility at June 20, 2009 and January 3, 2008 consisted of the following:

	June 20,	January 3,
	2009	2009
	(In thousands)

Senior credit facility of DHM Holding Company, Inc	$135,000	$135,000
Less: current maturities	(135,000)	(20,000)

Total long-term debt	$—	$115,000

Senior Credit Facility:  Holdings is the borrower under a $135 million senior credit facility (the “DHM Loan”), which matures on March 3, 2010. WWP, Mr. David H. Murdock, individually, the David H. Murdock Living Trust, and a company controlled by Mr. David H. Murdock, are guarantors of the DHM Loan. Should Holdings not repay amounts owed under the DHM Loan, the creditors under the DHM Loan have the right to demand repayment of the outstanding borrowings from any or all of the guarantors. The Hotel and Wellness Center property and equipment, which is pledged as collateral for the DHM Loan, as well as cash flows generated from the Hotel and Wellness Center operations, could be used as a source to repay amounts owed under the DHM Loan. Other entities controlled either directly or indirectly by Holdings could also be used as a source to repay amounts owed under the DHM Loan. However, certain legal restrictions and other unrelated debt obligations owed by these other entities could prevent these other entities from providing a source of repayment, whether through liquidation of assets or cash flows from operations.

In March 2008, Holdings amended and restated the DHM Loan whereby payments totaling $45 million were made to reduce the principal balance. The terms of the amended and restated DHM Loan required a $20 million reduction of principal in June 2009, with the remaining principal balance due in March 2010. The $20 million principal payment was made during June 2009. Under the terms of the amended and restated DHM Loan, the senior credit facility commitment was reduced from $180 million to $135 million, effectively resulting in no additional borrowing availability under the amended and restated DHM Loan as of the date of the refinancing. Holdings was also required to fund $2 million in an interest reserve account, which is presented as a restricted cash deposit in the accompanying condensed consolidated balance sheets as of June 20, 2009 and January 3, 2009.

At June 20, 2009 and January 3, 2009, total borrowings under the DHM Loan were $135 million. The DHM Loan bears interest at the Prime Lending Rate, plus a margin ranging from 2.00% to 3.00%, dependent upon the borrowing availability of the DHM Loan. At June 20, 2009 and January 3, 2009, the effective interest rates were 3.70% and 4.195%, respectively. Total interest expense incurred

DHM HOLDING COMPANY, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

under the DHM Loan during the half years ended June 20, 2009 and June 14, 2008, was $2.5 million and $4.5 million, respectively.

WWP amortized deferred debt issuance costs of $0.3 million and $0.6 million during the quarter and half year ended June 20, 2009, respectively. WWP amortized deferred debt issuance costs of $0.3 million and $0.8 million during the quarter and half year ended June 14, 2008, respectively.

Covenants under the DHM Loan required to be maintained by Holdings consisted of a number of restrictive financial covenants, including minimum net worth and debt service coverage ratios, and nonfinancial covenants. At June 20, 2009, Holdings was in compliance with these covenants. Any default under the DHM loan would result in a default under Dole’s senior secured credit facilities under the existing cross default and cross acceleration provisions set forth in these senior secured credit facilities.

The carrying value of the DHM loan approximates its fair value since the long-term debt bears interest at a variable rate, which approximates fair value.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of DHM Holding Company, Inc.:

We have audited the accompanying consolidated balance sheets of DHM Holding Company, Inc. and subsidiaries (the “Company”) as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended January 3, 2009, December 29, 2007, and December 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 3, 2009 and December 29, 2007, and the results of its operations and its cash flows for the years ended January 3, 2009, December 29, 2007, and December 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, at the beginning of its fiscal 2009 year. Additionally, the Company adopted a new accounting standard for fair value measurements during the year ended January 3, 2009, new accounting standards for uncertainty in income taxes and planned major maintenance activities effective at the beginning of its fiscal 2007 year, and effective December 30, 2006, a new accounting standard for retirement benefits.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
September 18, 2009

DHM HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

	2008	2007	2006
	(In thousands)

Revenues, net	$7,659,748	$6,856,546	$5,993,098
Cost of revenues	(6,909,287)	(6,235,310)	(5,422,927)

Gross margin	750,461	621,236	570,171
Selling, marketing and general and administrative expenses	(530,805)	(506,168)	(452,154)
Gain on asset sales (Note 9)	26,976	—	—

Operating income	246,632	115,068	118,017
Other income (expense), net	(14,066)	1,847	8,002
Interest income	6,530	7,999	8,097
Interest expense	(184,895)	(208,734)	(172,421)

Income (loss) from continuing operations before income taxes and equity earnings	54,201	(83,820)	(38,305)
Income taxes	60,906	11,980	(15,399)
Equity in earnings of unconsolidated subsidiaries	6,388	1,696	177

Income (loss) from continuing operations	121,495	(70,144)	(53,527)
Loss from discontinued operations, net of income taxes	(27,391)	(15,719)	(50,386)
Gain on disposal of discontinued operations, net of income taxes	3,315	—	2,814

Net income (loss)	97,419	(85,863)	(101,099)
Less: Net (income) loss attributable to noncontrolling interests	2,201	1,726	(559)

Net income (loss) attributable to DHM Holding Company, Inc.	$99,620	$(84,137)	$(101,658)

Earnings per share — Basic and Diluted:
Income (loss) from continuing operations	$121	$(70)	$(54)
Net income (loss) attributable to DHM Holding Company, Inc.	$100	$(84)	$(102)

See Notes to Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONSOLIDATED BALANCE SHEETS
As of January 3, 2009 and December 29, 2007

	2008	2007
	(In thousands,
	except share data)

ASSETS
Cash and cash equivalents	$90,945	$98,957
Receivables, net of allowances of $41 million and $62 million, respectively	809,373	842,587
Inventories	796,996	751,881
Prepaid expenses	70,334	71,808
Deferred income tax assets	21,273	12,085
Assets held-for-sale (Note 9)	202,876	76,244

Total current assets	1,991,797	1,853,562
Restricted deposits	2,000	—
Investments	73,085	69,336
Property, plant and equipment, net of accumulated depreciation of $1.03 billion and $0.98 billion, respectively	1,050,331	1,340,139
Hotel and Wellness Center property and equipment, net of accumulated depreciation of $37 million and $19 million, respectively (Note 22)	344,518	361,079
Goodwill	406,540	509,518
Intangible assets, net	708,458	721,790
Other assets, net	140,061	156,407

Total assets	$4,716,790	$5,011,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$512,374	$545,069
Liabilities held-for-sale (Note 9)	50,465	—
Accrued liabilities	500,362	524,386
Current portion of long-term debt	356,748	14,171
Current portion of Hotel and Wellness Center long term-debt (Note 22)	20,000	45,000
Notes payable	48,789	83,018

Total current liabilities	1,488,738	1,211,644
Long-term debt	1,798,556	2,316,208
Hotel and Wellness Center long-term debt (Note 22)	115,000	134,261
Deferred income tax liabilities	222,795	259,307
Other long-term liabilities	414,063	533,518
Commitments and contingencies (Notes 16 and 18)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	475,210	412,878
Retained earnings	166,654	67,034
Accumulated other comprehensive loss	(42,903)	(16)

Equity attributable to DHM Holding Company, Inc.	598,961	479,896
Equity attributable to noncontrolling interests	78,677	76,997

Total shareholders’ equity	677,638	556,893

Total liabilities and shareholders’ equity	$4,716,790	$5,011,831

See Notes to Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

	2008	2007	2006
	(In thousands)
Operating Activities
Net income (loss)	$97,419	$(85,863)	$(101,099)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	157,256	173,160	150,771
Net unrealized (gains) losses on financial instruments	25,086	31,473	(10,671)
Asset write-offs and net (gain) loss on sale of assets	(50,751)	6,826	(1,814)
Impairment of discontinued operations	17,000	—	22,574
Noncontrolling interests in discontinued operations and gain on disposal of discontinued operations, net of income taxes	12,760	400	2,331
Equity in earnings of unconsolidated subsidiaries	(6,388)	(1,696)	(177)
Amortization of debt issuance costs	5,499	5,449	5,354
Write-off of debt issuance costs	—	—	9,134
Noncash interest expense on Hotel and Wellness Center long-term debt	739	12,420	2,383
Provision for deferred income taxes	(56,011)	(51,966)	(30,361)
Unrecognized tax benefits on federal income tax audit settlement (Note 7)	(60,906)	—	—
Pension and other postretirement benefit plan expense	21,656	19,539	15,383
Gain on settlement of Hurricane Katrina	—	(5,200)	—
Other	(128)	503	2,063
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(35,778)	(68,965)	(50,836)
Inventories	(58,626)	(96,228)	(49,830)
Prepaid expenses and other assets	(11,418)	(9,501)	(2,935)
Income taxes	27,641	13,573	19,542
Accounts payable	29,876	87,685	399
Accrued liabilities	(44,929)	27,265	28,450
Other long-term liabilities	(41,421)	(25,749)	(12,879)

Cash flow provided by (used in) operating activities	28,576	33,125	(2,218)
Investing Activities
Proceeds from sales of assets and businesses, net of cash disposed	226,483	41,718	31,273
Hurricane Katrina insurance proceeds	—	5,200	—
Acquisitions and investments, net of cash acquired	—	—	(22,950)
Capital additions	(85,096)	(106,821)	(125,056)
Capital additions for Hotel and Wellness Center	(2,256)	(40,271)	(168,108)
Payment of restricted deposit for Hotel and Wellness Center long-term debt	(2,000)	—	—
Proceeds from liquidation of Hotel and Wellness Center restricted cash	—	4,000	—
Repurchase of common stock in going-private merger transaction	(245)	(1,480)	(267)
Repayment of employee notes receivable	—	—	(390)

Cash flow provided by (used in) investing activities	136,886	(97,654)	(285,498)
Financing Activities
Short-term debt borrowings	94,943	119,389	101,381
Short-term debt repayments	(132,266)	(91,176)	(52,872)
Long-term debt borrowings, net of debt issuance costs	1,348,050	1,167,530	2,260,545
Long-term debt repayments	(1,482,800)	(1,169,213)	(2,119,698)
Long-term debt borrowings for Hotel and Wellness Center, net of debt issuance costs	—	—	157,282
Long-term debt repayments for Hotel and Wellness Center	(47,439)	—	—
Capital contribution from parent	62,558	—	—
Capital contribution from WWP noncontrolling shareholder	5,344	11,856	16,917
Proceeds from Hotel and Wellness Center related party notes payable	—	2,000	—
Repayment of Hotel and Wellness Center related party notes payable	(2,000)	—	—
Dividends paid to noncontrolling shareholders	(13,447)	(10,485)	(1,834)

Cash flow provided by (used in) financing activities	(167,057)	29,901	361,721

Effect of foreign currency exchange rate changes on cash	(6,417)	3,663	1,849

Increase (decrease) in cash and cash equivalents	(8,012)	(30,965)	75,854
Cash and cash equivalents at beginning of period	98,957	129,922	54,068

Cash and cash equivalents at end of period	$90,945	$98,957	$129,922

See Notes to Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006 — (Continued)

Supplemental cash flow information

At January 3, 2009, December 29, 2007 and December 30, 2006, accounts payable included approximately $6.7 million, $17.8 million and $52.2 million, respectively, for capital expenditures. Of the $17.8 million of capital expenditures included in accounts payable at December 29, 2007, approximately $16.7 million had been paid during fiscal 2008. Of the $52.2 million of capital expenditures included in accounts payable at December 30, 2006, approximately $51.6 million had been paid during fiscal 2007.

Income tax payments, net of refunds, for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were $15.5 million, $23.7 million and $25.7 million, respectively.

Interest payments on borrowings totaled $183.5 million, $189.5 million and $163.8 million during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

During the year ended January 3, 2009, Holdings recorded $77.8 million of tax related adjustments that resulted from changes to unrecognized tax benefits that existed at the time of the going-private merger transaction. This tax-related adjustment resulted in a decrease to goodwill and a decrease to the liability for unrecognized tax benefits. Refer to Note 7 — Income Taxes for additional information.

See Notes to Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended January 3, 2009, December 29, 2007 and December 30, 2006

				Accumulated Other
				Comprehensive Income (Loss)			Equity
		Additional		Pension & Other	Cumulative	Unrealized	Attributable to	Total
	Common	Paid-In	Retained	Postretirement	Translation	Gains (Losses)	Noncontrolling	Shareholders	Comprehensive
	Stock	Capital	Earnings	Benefits	Adjustment	on Hedges	Interests	Equity	Income (Loss)
	(In thousands)

Balance at December 31, 2005	$—	$412,003	$226,394	$(22,735)	$3,433	$2,822	$47,437	$669,354

Net loss	—	—	(101,658)	—	—	—	559	(101,099)	$(101,099)

Noncontrolling interests in discontinued operations	—	—	—	—	—	—	2,331	2,331	—

Dividends paid	—	—	—	—	—	—	(1,834)	(1,834)	—

Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	17,557	(3,965)	53	13,645	13,645

Reclassification of realized gains to net loss	—	—	—	—	—	(3,204)	—	(3,204)	(3,204)

Change in employee benefit plans, net of income taxes	—	—	—	(4,799)	—	—	—	(4,799)	(4,799)

Adjustment to adopt FAS 158, net of income taxes	—	—	—	(3,246)	—	—	—	(3,246)	—

Capital contribution from noncontrolling shareholder	—	—	—	—	—	—	16,917	16,917	—

Other	—	—	—	—	—	—	94	94	—

Balance at December 30, 2006	$—	$412,003	$124,736	$(30,780)	$20,990	$(4,347)	$65,557	$588,159	$(95,457)

Net income (loss)	—	—	(84,137)	—	—	—	(1,726)	(85,863)	$(85,863)

Noncontrolling interests in discontinued operations	—	—	—	—	—	—	400	400	—

Dividends paid	—	—	—	—	—	—	(10,485)	(10,485)	—

Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	21,271	(1,362)	57	19,966	19,966

Reclassification of realized gains to net loss	—	—	—	—	—	(9,816)	—	(9,816)	(9,816)

Change in employee benefit plans, net of income taxes	—	—	—	4,028	—	—	—	4,028	4,028

FIN 48 adoption	—	—	26,435	—	—	—	—	26,435	—

Gain on sale of land to affiliate, net of income taxes	—	875	—	—	—	—	11,338	12,213	—

Capital contribution from noncontrolling shareholder	—	—	—	—	—	—	11,856	11,856	—

Balance at December 29, 2007	$—	$412,878	$67,034	$(26,752)	$42,261	$(15,525)	$76,997	$556,893	$(71,685)

Net income	—	—	99,620	—	—	—	(2,201)	97,419	$97,419

Noncontrolling interests in discontinued operations	—	—	—	—	—	—	481	481	—

Noncontrolling interests gain on sale of discontinued operations	—	—	—	—	—	—	12,279	12,279	—

Dividends paid	—	—	—	—	—	—	(14,108)	(14,108)	—

Unrealized foreign currency translation and hedging losses	—	—	—	—	(17,452)	(18,877)	(19)	(36,348)	(36,348)

Reclassification of realized losses to net income	—	—	—	—	—	5,272	—	5,272	5,272

Change in employee benefit plans, net of income taxes	—	—	—	(12,580)	—	—	—	(12,580)	(12,580)

Business dispositions	—	—	—	(1,628)	2,378	—	—	750	750

Loss on sale of land to affiliate, net of income taxes	—	(226)	—	—	—	—	(96)	(322)	—

Capital contribution from parent	—	62,558	—	—	—	—	—	62,558	—

Capital contribution from noncontrolling shareholder	—	—	—	—	—	—	5,344	5,344	—

Balance at January 3, 2009	$—	$475,210	$166,654	$(40,960)	$27,187	$(29,130)	$78,677	$677,638	$54,513

See Notes to Consolidated Financial Statements

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Nature of Operations

DHM Holding Company, Inc. (“Holdings”) wholly owns Dole Food Company, Inc. (“Dole”) and owns 85% of Westlake Wellbeing Properties, LLC (“WWP” or the “Hotel and Wellness Center”). Refer to Note 22 — Hotel and Wellness Center, for further information on the nature of Hotel and Wellness Center operations. In connection with the consummation of the proposed initial public offering of Dole common stock, as discussed below in greater detail, a series of related transactions will be undertaken that will result in the following: Holdings will be merged down into Dole and Holdings will cease to exist as a separate entity, the 85% interest in WWP will be transferred out to another entity owned by David H. Murdock and so will not be any part of the ongoing operations of Dole, and all existing cross-default and cross-acceleration provisions will be eliminated between Dole’s senior secured facilities, on the one hand, and currently existing Holdings debt associated with WWP and certain indebtedness of an affiliate of Holdings, on the other hand.

Dole was incorporated under the laws of Hawaii in 1894 and was reincorporated under the laws of Delaware in July 2001.

Dole is engaged in the worldwide sourcing, processing, distributing and marketing of high quality, branded food products, including fresh fruit and vegetables, as well as packaged foods.

The operations of Dole are conducted throughout North America, Latin America, Europe (including eastern European countries), Asia (primarily in Japan, Korea, the Philippines and Thailand), the Middle East and Africa (primarily in South Africa). As a result of its global operating and financing activities, Dole is exposed to certain risks including changes in commodity pricing, fluctuations in interest rates, fluctuations in foreign currency exchange rates, as well as other environmental and business risks in both sourcing and selling locations.

Dole’s principal products are produced on both Dole-owned and leased land and are also acquired through associated producer and independent grower arrangements. Dole’s products are primarily packed and processed by Dole and sold to wholesale, retail and institutional customers and other food product companies.

In March 2003, Dole completed a going-private merger transaction (“going-private merger transaction”). The privatization resulted from the acquisition by David H. Murdock, Dole’s Chairman, of the approximately 76% of the shares of the common stock of Dole that he and his affiliates did not already own. As a result of the transaction, Dole became wholly-owned by Mr. Murdock through Holdings.

Proposed Initial Public Offering Transaction:  It is currently expected that immediately prior to the closing of the proposed initial public offering of shares of Dole common stock (“IPO Transaction”), the registration statement process of which commenced in August 2009 that Holdings will be merged into Dole in a downstream merger to be accounted for as a common control merger under the provisions of FAS 141R. Immediately following the contemplated merger transaction, the entire interest in WWP held by post-merger Dole will be transferred to another entity owned by David H. Murdock (“MURCO”). The transfer of WWP to MURCO will be accounted for as a common control transfer at carryover basis consistent with the provisions of FAS 141R. Further, WWP long-lived assets will continue to be treated under a held and used model under FAS 144 in the contemplated transfer to MURCO. Subsequent to the transfer of WWP to MURCO, the results of WWP will be presented as a discontinued operation of the merged entity given WWP will not be a part of the ongoing operations of such entity. Dole is also contemplating the offering of at least $300 million of senior secured notes due 2016 with the proceeds used to refinance a portion of the senior notes due 2010 Notes. Additionally, Dole intends to complete other transactions upon consummation of the IPO Transaction that will result in the elimination of all other cross-default and cross acceleration provisions that exist between Dole’s senior secured facilities and certain indebtedness of Holdings and its affiliates. See Note 12 — Notes

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Payable and Long-Term Debt for discussion of existing cross-default and cross acceleration provisions.

Note 2 —	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Consolidation:  Holdings consolidated financial statements include the accounts of Dole and its consolidated subsidiaries and the accounts of WWP and its consolidated subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Annual Closing Date:  Holdings fiscal year ends on the Saturday closest to December 31. The fiscal years 2008, 2007 and 2006 ended on January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Holdings operates under a 52/53 week year. Fiscal 2008 was a 53-week year. Fiscal 2007 and 2006 were both 52-week years. The impact of the additional week in fiscal 2008 was not material to Holdings consolidated statement of operations or consolidated statement of cash flows.

Revenue Recognition:  Holdings recognizes revenue at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable. Refer to Note 22 — Hotel and Wellness Center, for details on WWP’s revenue recognition policies.

Sales Incentives:  Holdings offers sales incentives and promotions to its customers (resellers) and to its consumers. These incentives include consumer coupons and promotional discounts, volume rebates and product placement fees. Holdings follows the requirements of Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products). Consideration given to customers and consumers related to sales incentives is recorded as a reduction of revenues. Estimated sales discounts are recorded in the period in which the related sale is recognized. Volume rebates are recognized as earned by the customer, based upon the contractual terms of the arrangement with the customer and, where applicable, Holdings estimate of sales volume over the term of the arrangement. Adjustments to estimates are made periodically as new information becomes available and actual sales volumes become known. Adjustments to these estimates have historically not been significant to Holdings.

Agricultural Costs:  Recurring agricultural costs include costs relating to irrigation, fertilizing, disease and insect control and other ongoing crop and land maintenance activities. Recurring agricultural costs are charged to operations as incurred or are recognized when the crops are harvested and sold, depending on the product. Non- recurring agricultural costs, primarily comprising of soil and farm improvements and other long-term crop growing costs that benefit multiple harvests, are deferred and amortized over the estimated production period, currently from two to seven years.

Shipping and Handling Costs:  Amounts billed to third-party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost revenues and represent costs incurred by Holdings to ship product from the sourcing locations to the end consumer markets.

Marketing and Advertising Costs:  Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, Holdings capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, Holdings amortizes the costs over the life of the underlying contract. The amortization of these costs, as well as the cost of certain other marketing and advertising arrangements with customers, are classified as a reduction in revenues. Advertising and marketing costs, included in selling, marketing and general and administrative expenses,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amounted to $72.9 million, $77.1 million and $70.6 million during the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

Research and Development Costs:  Research and development costs are expensed as incurred. Research and development costs were not material for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

Income Taxes:  Holdings accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. Income taxes, which would be due upon the repatriation of foreign subsidiary earnings, have not been provided where the undistributed earnings are considered indefinitely invested. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. Holdings establishes additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by Financial Accounting Standards Boards (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”), which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. The impact of provisions for uncertain tax positions, as well as the related net interest and penalties, are included in “Income taxes” in the consolidated statements of operations.

Cash and Cash Equivalents:  Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.

Grower Advances:  Holdings makes advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. Holdings monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. Grower advances are stated at the gross advance amount less allowances for potentially uncollectible balances.

Inventories:  Holdings inventories are valued at the lower of cost or market. Costs related to certain packaged foods products are determined using the average cost basis. Costs related to other inventory categories, including fresh fruit and vegetables are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies. Crop growing costs primarily represent the costs associated with growing bananas on Dole-owned farms or growing vegetables on third-party farms where Holdings bears substantially all of the growing risk. Inventory related to the Hotel and Wellness Center are immaterial to the financial statements.

Investments:  Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded on the equity method, provided Holdings has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At January 3, 2009 and December 29, 2007, substantially all of Holdings investments have been accounted for under the equity method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Plant and Equipment:  Property, plant and equipment is stated at cost plus the fair value of asset retirement obligations, if any, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of these assets. Holdings reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.

Goodwill and Intangibles:  Goodwill represents the excess cost of a business acquisition over the fair value of the net identifiable assets acquired. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. Fair values for goodwill and indefinite-lived intangible assets are determined based on discounted cash flows, market multiples or appraised values, as appropriate.

Holdings indefinite-lived intangible asset, consisting of the DOLE brand, is considered to have an indefinite life because it is expected to generate cash flows indefinitely and as such is not amortized. Holdings intangible assets with a definite life consist primarily of customer relationships. Amortizable intangible assets are amortized on a straight-line basis over their estimated useful lives. The weighted average useful life of Holdings customer relationships is 11 years.

Concentration of Credit Risk:  Financial instruments that potentially subject Holdings to a concentration of credit risk principally consist of cash equivalents, derivative contracts, grower advances and trade receivables. Holdings maintains its temporary cash investments with high quality financial institutions, which are invested primarily in short-term U.S. government instruments and certificates of deposit. The counterparties to Holdings’ derivative contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Latin America and Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, Holdings performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, Holdings maintains allowances for credit losses. No individual customer accounted for greater than 10% of Holdings revenues during the years ended January 3, 2009, December 29, 2007 and December 30, 2006. No individual customer accounted for greater than 10% of accounts receivable as of January 3, 2009 or December 29, 2007.

Fair Value of Financial Instruments:  Holdings financial instruments are primarily composed of short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, revolving credit facility, notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding Holdings unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market.

Holdings also holds derivative instruments to hedge against foreign currency exchange, fuel pricing and interest rate movements. Holdings derivative financial instruments are recorded at fair value (Refer to Note 17 for additional information). Holdings estimates the fair values of its derivatives

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

based on quoted market prices or pricing models using current market rates less any credit valuation adjustments. Refer to Note 22 — Hotel and Wellness Center, for information regarding the fair value of WWP’s financial instruments.

Foreign Currency Exchange:  For subsidiaries with transactions that are denominated in a currency other than the functional currency, the net foreign currency exchange transaction gains or losses resulting from the translation of monetary assets and liabilities to the functional currency are included in determining net income. Net foreign currency exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded as a part of cumulative translation adjustment in shareholders’ equity. Unrealized foreign currency exchange gains and losses on certain intercompany transactions that are of a long-term-investment nature (i.e. settlement is not planned or anticipated in the foreseeable future) are also recorded in cumulative translation adjustment in shareholders’ equity.

Leases:  Holdings leases fixed assets for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. Holdings also leases land in countries where land ownership by foreign entities is restricted. Holdings leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under Statement of Financial Accounting Standards No. 13, Accounting for Leases. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease. The majority of Holdings leases are classified as operating leases. Holdings principal operating leases are for land and machinery and equipment. Holdings capitalized leases primarily consist of two vessel leases. Holdings decision to exercise renewal options is primarily dependent on the level of business conducted at the location and the profitability thereof. Holdings leasehold improvements were not significant at January 3, 2009 or December 29, 2007.

Guarantees:  Holdings makes guarantees as part of its normal business activities. These guarantees include guarantees of the indebtedness of some of its key fruit suppliers and other entities integral to Holdings operations. Holdings also issues bank guarantees as required by certain regulatory authorities, suppliers and other operating agreements as well as to support the borrowings, leases and other obligations of its subsidiaries. The majority of Holdings guarantees relate to guarantees of subsidiary obligations and are scoped out of the initial measurement and recognition provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies. Actual results could differ from these estimates.

Recently Adopted Accounting Pronouncements

During September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. FAS 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy as defined in the standard. In February 2008, the FASB issued FASB Staff Position 157-1,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”) and FSP 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”). FSP 157-1 amends FAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. These nonfinancial items include assets and liabilities such as reporting units measured at fair value in a goodwill impairment test and nonfinancial assets acquired and liabilities assumed in a business combination. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and was adopted by Holdings, as it applies to its financial instruments, effective December 30, 2007. Refer to Note 17 — Derivative Financial Instruments.

Recently Issued Accounting Pronouncements

During June 2009, the Financial Accounting Standards Board (“FASB”) issued FAS No. 168, FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162 (“FAS 168”), which establishes the FASB Accounting Standards Codification as the single official source of authoritative US GAAP (other than guidance issued by the SEC), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related literature. FAS 168 will become effective during Holdings third quarter of 2009. The adoption of FAS 168 is not expected to have an impact on Holdings’ results of operations or financial position.

During May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles. This statement will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of ‘Present Fairly in Conformity With Generally Accepted Accounting Principles’. Holdings does not anticipate that the adoption of FAS 162 will have an effect on its consolidated financial statements.

During March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“FAS 161”). This new standard requires enhanced disclosures for derivative instruments, including those used in hedging activities. It is effective for fiscal years and interim periods beginning after November 15, 2008, and will be applicable to Holdings in the first quarter of fiscal 2009. Holdings is currently evaluating the impact, if any, the adoption of FAS 161 will have on its consolidated financial statements.

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Holdings adopted the provisions of FAS 160 as of the beginning of its 2009 fiscal year. FAS 160 is to be applied prospectively as of the beginning of 2009 except for the presentation and disclosure requirements which are to be applied retrospectively. The consolidated financial statements now conform to the presentation required under FAS 160. Other than the change in presentation of noncontrolling interests, the adoption of FAS 160 had no impact on Holdings results of operations or financial position.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combination. It establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and also requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum measurement period (generally one year). FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. Following the date of adoption of FAS 141R, the resolution of such items at values that differ from recorded amounts will be adjusted through earnings, rather than goodwill.

Note 3 —	2009 Debt Maturity and Debt Issuance

Refer to Note 22 — Hotel and Wellness Center, for information regarding the Hotel and Wellness Center Debt.

During the second quarter of 2008, Dole reclassified to current liabilities its $350 million 8.625% notes due May 2009 (“2009 Notes”). Dole also completed the early redemption of $5 million of the 2009 Notes during the third quarter of 2008.

On February 13, 2009, Dole commenced a tender offer to purchase for cash any and all of the outstanding 2009 Notes for a purchase price equal to $980 per $1,000 of 2009 Notes validly tendered, with an additional payment of $20 per $1,000 of 2009 Notes tendered early in the process. In connection with the tender offer, Dole sought consents to certain amendments to the indenture governing the 2009 Notes to eliminate substantially all of the restrictive covenants and certain events of default contained therein. On March 4, 2009, Dole announced that it had received the required consents necessary to amend the indenture with respect to the 2009 Notes and, accordingly, executed the supplemental indenture effecting such amendments, which became operative on March 18, 2009, when Dole accepted and paid for the tendered 2009 Notes. The tender offer expired on March 17, 2009.

On March 18, 2009, Dole completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014 (“2014 Notes”) at a discount of $25 million. The 2014 Notes were sold to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933 (“Securities Act”) and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale was exempt from the registration requirements of the Securities Act. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain U.S. assets of Dole that is junior to the liens of Dole’s senior secured credit facilities, and are senior obligations of Dole ranking equally with Dole’s existing senior debt. Dole used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 2009 Notes and to irrevocably deposit with the trustee of the 2009 Notes funds that will be sufficient to repay the remaining outstanding 2009 Notes at maturity on May 1, 2009.

In connection with these refinancing transactions, Dole amended its senior secured credit facilities. Such amendments, among other things, (i) permit debt securities secured by a junior lien to be issued to refinance its senior notes due in 2009 and 2010 in an amount up to the greater of (x) $500 million and (y) the amount of debt that would not cause the senior secured leverage ratio to exceed 3.75 to 1.00; (ii) add a new restricted payments basket of up to $50 million to be used to prepay its senior notes due in 2009 and 2010 subject to pro forma compliance with the senior secured

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

credit facilities and $70 million of unused availability under the revolving credit facility; (iii) increase the applicable margin for (x) the term loan facilities to LIBOR plus 5.00% or the base rate plus 4.00% subject to a 50 basis point step down when the priority senior secured leverage ratio is less than or equal to 1.75 to 1.00 and (y) for the revolving credit facility, to a range of LIBOR plus 3.00% to 3.50% or the base rate plus 2.00% to 2.50%; (iv) provide for a LIBOR floor of 3.00% per annum for the term loan facilities; (v) add a first priority secured leverage maintenance covenant to the term loan facilities; and (vi) provide for other technical and clarifying changes. These amendments became effective concurrently with the closing of the 2014 Notes offering.

Note 4 —	Other Income (Expense), Net

Included in other income (expense), net in Holdings consolidated statements of operations for fiscal 2008, 2007 and 2006 are the following items:

	2008	2007	2006
	(In thousands)

Unrealized gain (loss) on the cross currency swap	$(50,411)	$(10,741)	$20,664
Realized gain on the cross currency swap	11,209	12,780	4,102
Gains (losses) on foreign denominated borrowings	24,889	(1,414)	(9,270)
Other	247	1,222	(7,494)

Other income (expense), net	$(14,066)	$1,847	$8,002

Refer to Note 17 — Derivative Financial Instruments for further discussion regarding Holdings cross currency swap.

Note 5 —	Discontinued Operations

During the second quarter of 2008, Holdings approved and committed to a formal plan to divest its fresh-cut flowers operations (“Flowers transaction”). The first phase of the Flowers transaction was completed during the first quarter of 2009. In addition, during the fourth quarter of 2007, Holdings approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus were included in the fresh fruit operating segment. The sale of Citrus was completed during the third quarter of 2008 and the sale of the fresh-cut flowers operations was completed during the first quarter of 2009. Refer to Note 9 — Assets Held-For-Sale. In evaluating the two businesses, Holdings concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented.

During the fourth quarter of 2006, Holdings completed the sale of its Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. Holdings received $15.3 million of net proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. The sale of Pac Truck qualified for discontinued operations treatment under FAS 144. Accordingly, the historical results of operations of this business have been reclassified for all periods presented. The operating results of Pac Truck were included in the other operating segment.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The operating results of fresh-cut flowers, Citrus and Pac Truck for fiscal 2008, 2007 and 2006 are reported in the following table:

	Fresh-Cut Flowers	Citrus	Pac Truck	Total
	(In thousands)

2008
Revenues	$106,919	$5,567	$—	$112,486

Loss before income taxes	$(43,235)	$(1,408)	$—	$(44,643)
Income taxes	16,936	316	—	17,252

Loss from discontinued operations, net of income taxes	$(26,299)	$(1,092)	$—	$(27,391)

Gain on disposal of discontinued operations, net of income taxes of $4.3 million	$—	$3,315	$—	$3,315

2007
Revenues	$110,153	$13,586	$—	$123,739

Income (loss) before income taxes	$(19,146)	$733	$—	$(18,413)
Income taxes	2,994	(300)	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$228,452

Income (loss) before income taxes	$(57,001)	$3,767	$397	$(52,837)
Income taxes	4,379	(1,765)	(163)	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$(50,386)

Gain on disposal of discontinued operations, net of income taxes of $2 million	$—	$—	$2,814	$2,814

Included in the fresh-cut flowers loss before income taxes for fiscal 2008 is a $17 million impairment charge. Refer to Note 9 — Assets Held-For-Sale for further information.

Included in the fresh-cut flowers loss before income taxes for fiscal 2007 and 2006 are $1.1 million and $29 million, respectively, of charges related to restructuring costs and impairment charges associated with the write-off of certain long-lived assets, intangible assets and inventory. During the third quarter of 2006, Holdings restructured its fresh-cut flowers division to better focus on high-value products and flower varieties, and position the business unit for future growth. In connection with the restructuring, fresh-cut flowers ceased its farming operations in Ecuador, closed two farms in Colombia and downsized other Colombian farms.

Income from noncontrolling interests included in Citrus income (loss) from discontinued operations was $0.5 million, $0.4 million and $2.3 million for fiscal years 2008, 2007 and 2006, respectively. Gain on disposal of discontinued operations, net of income taxes, for Citrus for fiscal 2008 included income from noncontrolling interests of $12.3 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 —	Restructurings and Related Asset Impairments

During the first quarter of 2006, the commercial relationship substantially ended between Holdings wholly-owned subsidiary, Saba, and Saba’s largest customer. Saba is a leading importer and distributor of fruit, vegetables and flowers in Scandinavia. Saba’s financial results are included in the fresh fruit reporting segment. Holdings restructured certain lines of Saba’s business and as a result, incurred $12.8 million of total related costs. Of the $12.8 million incurred during the year ended December 30, 2006, $9 million is included in cost of revenues and $3.8 million in selling, marketing, and general and administrative expenses in the consolidated statement of operations. Total restructuring costs include $9.9 million of employee severance costs which impacted 275 employees, $2.4 million of contractual lease obligations as well as $0.5 million of fixed asset write-offs. At December 29, 2007 all of the restructuring costs had been paid.

In connection with Holdings ongoing farm optimization programs in Asia, $2.8 million and $6.7 million of crop-related costs were written-off during 2007 and 2006, respectively. These non-cash charges have been recorded in cost of revenues in the consolidated statements of operations.

Note 7 —	Income Taxes

Income tax expense (benefit) was as follows:

	2008	2007	2006
		(In thousands)

Current
Federal, state and local	$835	$735	$406
Foreign	22,753	15,399	18,644

	23,588	16,134	19,050

Deferred
Federal, state and local	(29,109)	(45,156)	(22,900)
Foreign	(3,723)	(3,573)	(5,581)

	(32,832)	(48,729)	(28,481)

Non-current tax expense	(51,662)	20,615	24,830

	$(60,906)	$(11,980)	$15,399

Pretax earnings attributable to foreign operations including earnings from discontinued operations, equity method investments and minority interests were $185.5 million, $53.9 million and $30.7 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Holdings has not provided for U.S. federal income and foreign withholding taxes on approximately $2.3 billion of the excess of the amount for financial reporting over the tax basis of investments that are essentially permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is currently not practicable to estimate the amount of deferred tax liability related to investments in these foreign subsidiaries.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings reported income tax expense (benefit) on continuing operations differed from the expense calculated using the U.S. federal statutory tax rate for the following reasons:

	2008	2007	2006
	(In thousands)

Expense (benefit) computed at U.S. federal statutory income tax rate of 35%	$18,971	$(29,337)	$(13,407)
Foreign income taxed at different rates	(40,236)	8,963	27,440
State and local income tax, net of federal income taxes	(9,320)	(5,008)	(2,335)
Valuation allowances	9,788	11,071	6,842
U.S. Appeals Settlement and Other FIN 48 Related	(36,993)	—	—
Permanent items and other	(3,116)	2,331	(3,141)

Income tax expense (benefit)	$(60,906)	$(11,980)	$15,399

Deferred tax assets (liabilities) comprised the following:

	January 3,	December 29,
	2009	2007
	(In thousands)

Intangibles	$(295,362)	$(293,666)
Property, plant and equipment	(149,586)	(164,382)
Investment and other asset basis differences	34,534	20,394
Postretirement benefits	59,132	56,538
Operating accruals	71,698	65,743
Tax credit carryforwards	21,753	20,889
Net operating loss and other carryforwards	152,561	195,552
Valuation allowances	(144,084)	(174,398)
Other, net	47,832	26,108

	$(201,522)	$(247,222)

Holdings has gross federal, state and foreign net operating loss carryforwards of $218.4 million, $1.1 billion and $119.9 million, respectively, at January 3, 2009. Holdings has recorded deferred tax assets of $72.9 million for federal net operating loss and other carryforwards, which, if unused, will expire between 2023 and 2028. Holdings has recorded deferred tax assets of $48.9 million for state operating loss carryforwards, which, if unused, will start to expire in 2009. Holdings has recorded deferred tax assets of $30.8 million for foreign net operating loss carryforwards which are subject to varying expiration rules. Tax credit carryforwards of $21.8 million include foreign tax credit carryforwards of $18.4 million which will expire in 2011, U.S. general business credit carryforwards of $0.3 million which expire between 2023 and 2027, and state tax credit carryforwards of $3.1 million with varying expiration dates. Holdings has recorded a U.S. deferred tax asset of $35.8 million for disallowed interest expense which, although subject to certain limitations, can be carried forward indefinitely.

A valuation allowance has been established to offset foreign tax credit carryforwards, state net operating loss carryforwards, certain foreign net operating loss carryforwards and certain other deferred tax assets in foreign jurisdictions. Holdings has deemed it more likely than not that future taxable income in the relevant taxing jurisdictions will be insufficient to realize all of the related income tax benefits for these assets.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total deferred tax assets and deferred tax liabilities were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Deferred tax assets	$520,754	$518,416
Deferred tax asset valuation allowance	(144,084)	(174,398)

	376,670	344,018
Deferred tax liabilities	(578,192)	(591,240)

Net deferred tax liabilities	$(201,522)	$(247,222)

Current deferred tax assets consist of:
Deferred tax assets, net of valuation allowance	$54,508	$47,763
Deferred tax liabilities	(33,235)	(35,678)

Net current deferred tax assets	21,273	12,085
Non-current deferred tax liabilities consist of:
Deferred tax assets, net of valuation allowance	322,162	296,255
Deferred tax liabilities	(544,957)	(555,562)

Net non-current deferred tax liabilities	(222,795)	(259,307)

Net deferred tax liabilities	$(201,522)	$(247,222)

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

	January 3,	December 29,
	2009	2007
	(In thousands)

Unrecognized tax benefits — opening balance	$204,421	$200,641
Gross increases — tax positions in prior period	14,361	10,837
Gross decreases — tax positions in prior period	(346)	(13,448)
Gross increases — tax positions in current period	4,654	8,284
Settlements*	(105,139)	(1,793)
Lapse of statute of limitations	(2,083)	(100)

Unrecognized tax benefits — ending balance	$115,868	$204,421

*	2008 activity includes $110 million reduction in gross unrecognized tax benefits due to the settlement of the federal income tax audit for the years 1995 to 2001 less a cash refund received of $6 million on this settlement plus various state and foreign audit settlements totaling approximately $1 million.

The total for unrecognized tax benefits, including interest, was $143 million and $269 million at January 3, 2009 and December 29, 2007, respectively. The change is primarily due to the settlement of the federal income tax audit for the years 1995 to 2001. If recognized, approximately $131.5 million, net of federal and state tax benefits, would be recorded as a component of income tax expense and accordingly impact the effective tax rate.

Holdings recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the consolidated statements of operations. Accrued interest and

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

penalties before tax benefits were $26.9 million and $64.6 million at January 3, 2009 and December 29, 2007, respectively, and are included as a component of other long-term liabilities in the consolidated balance sheet. The decrease is primarily attributable to the reduction in liabilities for unrecognized tax benefits associated with the settlement of the federal income tax audit for the years 1995-2001. Interest and penalties recorded in Holdings consolidated statements of operations for 2008, 2007 and 2006 were ($32.2) million, including the impact of the settlement, $17.2 million and $6.9 million, respectively.

Holdings or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, Holdings is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.

Income Tax Audits:  Holdings believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next year. Management considers it unlikely that the resolution of these matters will have a material adverse effect on Holdings results of operations.

1995 — 2001 Federal Income Tax Audit:  In June 2006, the IRS completed an examination of Holdings federal income tax returns for the years 1995 to 2001 and issued a Revenue Agent’s Report (“RAR”) that included various proposed adjustments. The net tax deficiency associated with the RAR was $175 million for which Holdings provided $110 million of gross unrecognized tax benefits, plus penalties and interest. Holdings filed a protest letter contesting the proposed adjustments contained in the RAR. During January 2008, Holdings was notified that the Appeals Branch of the IRS had finalized its review of Holdings protest and that the Appeals Branch’s review supported Holdings position in all material respects. On June 13, 2008, the Appeals review was approved by the Joint Committee on Taxation. The impact of the settlement on Holdings year ended January 3, 2009 consolidated financial statements is $136 million, which includes a $110 million reduction in gross unrecognized tax benefits recorded in other long-term liabilities plus a reduction of $26 million for interest and penalties, net of federal and state tax benefits. Of this amount, $61 million reduced Holdings income tax provision and effective tax rate for the year ended January 3, 2009 and the remaining $75 million reduced goodwill.

2002 — 2005 Federal Income Tax Audit:  On August 27, 2009, the IRS completed its examination of the combined U.S. federal income tax returns of Holdings for the years 2002 to 2005 and issued a Revenue Agent’s report (“RAR”) that includes various proposed adjustments, including the going-private merger transactions. The IRS is proposing that certain funding used in the going-private merger is currently taxable and that certain related investment banking fees are not deductible. The net tax deficiency associated with the RAR is $122 million plus interest. Holdings will file a protest letter vigorously challenging the proposed adjustments contained in the RAR and will pursue resolution of these issues with the Appeals Division of the IRS.

At this time, Holdings does not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statutes of limitations within the next twelve months.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Details of Certain Assets and Liabilities

Details of receivables and inventories were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Receivables
Trade	$685,268	$710,550
Notes and other	127,524	147,053
Grower advances	34,861	41,302
Income tax refund	3,077	5,402

	850,730	904,307
Allowance for doubtful accounts	(41,357)	(61,720)

	$809,373	$842,587

Inventories
Finished products	$344,643	$355,502
Raw materials and work in progress	168,670	155,166
Crop-growing costs	210,263	172,980
Operating supplies and other	73,420	68,233

	$796,996	$751,881

Accounts payable consists primarily of trade payables.

Accrued liabilities included the following:

	January 3,	December 29,
	2009	2007
	(In thousands)

Employee-related costs and benefits	$130,825	$150,947
Amounts due to growers	64,746	98,130
Marketing and advertising	64,256	60,972
Shipping related costs	49,622	51,427
Materials and supplies	27,217	34,678
Interest	26,087	31,335
Unrealized hedging losses	80,760	28,462
Other	56,849	68,435

	$500,362	$524,386

Other long-term liabilities were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Accrued postretirement and other employee benefits	$245,357	$249,230
Liability for unrecognized tax benefits	83,051	209,854
Other	85,655	74,434

	$414,063	$533,518

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 —	Assets Held-for-Sale

Holdings continuously reviews its assets in order to identify those assets that do not meet Holdings future strategic direction or internal economic return criteria. As a result of this review, Holdings has identified and is in the process of selling certain businesses and long-lived assets. In accordance with FAS 144, Holdings has reclassified these assets as held-for-sale.

Total assets held-for-sale by segment were are follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Assets
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of December 29, 2007	$34,159	$3,251	$—	$38,834	$76,244
Additions	252,581	35,349	4,452	71,833	364,215
Sales	(188,635)	—	(270)	(31,678)	(220,583)
Long-lived asset impairment	—	—	—	(17,000)	(17,000)

Balance as of January 3, 2009	$98,105	$38,600	$4,182	$61,989	$202,876

Total liabilities held-for-sale by segment were are follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued	Total Liabilities
	Fresh Fruit	Vegetables	Foods	Operation	Held-For-Sale
	(In thousands)

Balance as of December 29, 2007	$—	$—	$—	$—	$—
Additions	56,879	—	—	45,218	102,097
Sales	(51,632)	—	—	—	(51,632)

Balance as of January 3, 2009	$5,247	$—	$—	$45,218	$50,465

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The major classes of assets and liabilities held-for-sale included in Holdings consolidated balance sheet at January 3, 2009 were as follows:

				Fresh-Cut
				Flowers —
		Fresh	Packaged	Discontinued
	Fresh Fruit	Vegetables	Foods	Operation	Total
	(In thousands)

Assets held-for-sale:
Receivables	$3,314	$—	$—	$14,000	$17,314
Inventories	6,301	—	—	2,883	9,184
Property, plant and equipment, net of accumulated depreciation	85,629	38,600	4,182	30,069	158,480
Other assets, net	2,861	—	—	15,037	17,898

Total assets held-for-sale	$98,105	$38,600	$4,182	$61,989	$202,876

Liabilities held-for-sale:
Accounts payable and accrued liabilities	$5,037	$—	$—	$18,028	$23,065
Long-term debt	—	—	—	25,857	25,857
Deferred income tax and other liabilities	210	—	—	1,333	1,543

Total liabilities held-for-sale	$5,247	$—	$—	$45,218	$50,465

Holdings received cash proceeds of $226.5 million on assets sold during the year ended January 3, 2009, including $214 million on assets which had been reclassified as held-for-sale. The total realized gain recorded on assets classified as held-for-sale, excluding the 2008 amortization of the deferred gain on the ship discussed below, was $18 million for the year ended January 3, 2009. Holdings also realized gains on assets not classified as held-for-sale, totaling $9 million for fiscal 2008. Total realized gains on asset sales of $27 million are shown as a separate component of operating income in the consolidated statement of operations for 2008. The net book value associated with these sales from continuing operations was approximately $103 million.

Fresh Fruit

During the year ended January 3, 2009, Holdings added $252.6 million to the assets held-for-sale balance in the fresh fruit reporting segment. These assets primarily consist of a packing and cooling facility and wood box plant located in Chile and approximately 11,000 acres of Hawaiian land.

During the fourth quarter of 2008, Holdings entered into a binding letter of intent to sell certain portions of its Latin American banana operations. The related assets and liabilities from these operations were reclassified to held-for-sale during the fourth quarter of 2008. The sale closed during the first quarter of 2009.

During the third quarter ended October 4, 2008, Holdings entered into a definitive purchase and sale agreement to sell its JP Fresh subsidiary in the United Kingdom and its Dole France subsidiary which were in the European ripening and distribution business to Compagnie Fruitière Paris. Compagnie Fruitière Paris is a subsidiary of Compagnie Fruitière Paris. Compagnie Fruitière Paris is a subsidiary of Compagnie Financière de Participations, a company in which Dole holds a non-controlling 40% ownership interest. The sale closed during the fourth quarter of 2008.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2008 Sales and 2009 Sales Activity

Holdings sold the following assets during the year ended January 3, 2009, which had been classified as held-for-sale: approximately 2,200 acres of land parcels in Hawaii, additional agricultural acreage in California, two Chilean farms, property located in Turkey and a breakbulk refrigerated ship. In addition, Holdings sold its JP Fresh and Dole France subsidiaries. The amount of cash collected on these sales totaled approximately $133.6 million. The total sales proceeds of $133.6 million includes $12.7 million for the sale of the ship. Holdings also entered into a lease agreement for the same ship and recognized a deferred gain of $11.9 million on the sale. The deferred gain is amortized over the 3 year lease term.

During the fourth quarter of 2007, Holdings reclassified approximately 4,400 acres of land and other related assets of its citrus and pistachio operations located in central California as assets held-for-sale. These assets were held by non-wholly owned subsidiaries of Holdings. In March 2008, Holdings entered into an agreement to sell these assets. The sale was completed during the third quarter of 2008 and the subsidiaries received net proceeds of $44 million. Holdings share of these net proceeds was $28.1 million. Holdings recorded a gain of $3.3 million, net of income taxes, which was recorded as gain on disposal of discontinued operations, net of income taxes, for the year ended January 3, 2009.

During January 2009, Holdings completed the sale of certain portions of its Latin American banana operations. Net sales proceeds from the sale totaled approximately $27.3 million. Of this amount, $15.8 million was collected in cash and the remaining $11.5 million was recorded as a receivable, to be collected over the next twelve months.

During the third quarter of fiscal 2009, Holdings signed definitive sales agreements to sell certain operating properties in Latin America for approximately $68 million. Additionally, during the third quarter of 2009, Holdings signed a letter of intent to sell an operating property in Chile for approximately $32 million. These sales are expected to close by the end of fiscal 2009.

Fresh Vegetables

During the fourth quarter of 2008, Holdings reclassified approximately 1,100 acres of vegetable property located in California as assets held-for-sale and signed a definitive purchase and sale agreement to sell this property. The sale closed during March 2009 and Holdings received net cash proceeds of $44.5 million.

Packaged Foods

During the second quarter of 2008, Holdings reclassified approximately 600 acres of peach orchards located in California as assets held-for-sale. During the fourth quarter of 2008, Holdings sold 40 acres for approximately $0.7 million.

Fresh-Cut Flowers — Discontinued Operation

During the second quarter of 2008, Holdings approved and committed to a formal plan to divest its fresh-cut flowers operating segment. Accordingly, all the assets and liabilities were reclassified as held-for-sale.

During the third quarter of 2008, Holdings signed a binding letter of intent to sell its fresh-cut flowers division (“Flowers transaction”). The sale of the fresh-cut flowers division is expected to take place in phases. The first phase closed during the first quarter of 2009 as a stock-sale transaction. The remaining assets can be purchased by the same buyer under separate option contracts that

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expire in one year. The remaining phases are expected to close within the next year. If the options on the remaining assets are exercised, Holdings will receive additional sales proceeds of approximately $26 million on assets with a net book value of $10 million.

Included in liabilities held-for-sale of $45.2 million is $25.9 million of long-term debt of the former flowers subsidiaries. This debt ceased to be an obligation of Holdings upon the closing of the first phase of the Flowers transaction.

Holdings recorded an impairment loss of $17 million on the assets sold in the first phase of the Flowers transaction. The impairment charge represents the amount by which the net book value exceeds the fair market value less cost to sell. The fair market value of the assets was determined by the sales price agreed upon in the binding letter of intent. The impairment loss was recorded as a component of loss from discontinued operations, net of income taxes, for the year ended January 3, 2009.

2008 Sales and First Quarter 2009 Sales

Holdings reclassified its fresh-cut flowers headquarters facility, located in Miami, Florida as assets held-for-sale during the third quarter of 2007. Holdings completed the sale of this facility during the third quarter of 2008 and received net cash proceeds of $34 million. In addition, Holdings received net cash proceeds of $1.9 million on the sale of two farms. The gain realized on the sale of these assets, net of income taxes, was approximately $3.1 million and is included as a component of loss from discontinued operations, net of income taxes in the consolidated statement of operations for the year ended January 3, 2009.

During January 2009, the first phase of the Flowers transaction was completed. Holdings retains only certain real estate of the former flowers divisions to be sold in the subsequent phases of the transaction. Net sales proceeds from the sale totaled approximately $30 million. Of this amount, $21.7 million was collected in cash and the remaining $8.3 million was recorded as a receivable, to be collected over the next two years.

Note 10 —	Property, Plant and Equipment

Major classes of Dole’s property, plant and equipment were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Land and land improvements	$523,355	$698,853
Buildings and leasehold improvements	398,371	430,968
Machinery and equipment	810,722	803,353
Vessels and containers	201,178	218,970
Vessels and equipment under capital leases	91,392	98,006
Construction in progress	52,658	70,379

	2,077,676	2,320,529
Accumulated depreciation	(1,027,345)	(980,390)

	$1,050,331	$1,340,139

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation for Dole’s property, plant and equipment is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years

Land improvements	5 to 40
Buildings and leasehold improvements	2 to 50
Machinery and equipment	2 to 35
Vessels and containers	5 to 20
Vessels and equipment under capital leases	Shorter of useful life or life of lease

Depreciation expense on Dole’s property, plant and equipment for continuing operations totaled $133.4 million, $146.9 million and $139 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Depreciation expense on property, plant and equipment for discontinued operations totaled $1.1 million, $4.2 million and $5.8 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Refer to Note 22 — Hotel and Wellness Center, for information regarding the Hotel and Wellness Center property and equipment.

Note 11 —	Goodwill and Intangible Assets

Goodwill has been allocated to Holdings reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
		(In thousands)

Balance as of December 30, 2006	$386,625	$93,874	$65,241	$545,740
Adoption of FIN 48	(22,965)	(6,000)	(1,226)	(30,191)
Tax-related adjustments	(4,588)	(1,199)	(244)	(6,031)

Balance as of December 29, 2007	$359,072	$86,675	$63,771	$509,518
Tax-related adjustments	(59,208)	(15,469)	(3,160)	(77,837)
Transfer to assets held-for-sale	(24,751)	—	—	(24,751)
Other	(390)	—	—	(390)

Balance as of January 3, 2009	$274,723	$71,206	$60,611	$406,540

The tax-related adjustments in 2007 resulted from changes to deductible temporary differences, operating loss or tax credit carryforwards and contingencies that existed at the time of the going-private merger transaction. The tax-related adjustments in 2008 resulted from changes to unrecognized tax benefits that existed at the time of the going- private merger transaction which were due to the settlement of the federal income tax audit as discussed in Note 7 — Income Taxes.

During the third quarter of 2008, Holdings reclassified all of the assets and liabilities of JP Fresh to assets held-for-sale. The sale of JP Fresh was completed during the fourth quarter of 2008. Goodwill and intangible assets related to JP Fresh totaled $24 million and $7.3 million, respectively.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Details of Holdings intangible assets were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Amortized intangible assets:
Customer relationships	$38,501	$48,906
Other amortized intangible assets	2,042	2,135

	40,543	51,041
Accumulated amortization — customer relationships	(20,248)	(17,483)
Other accumulated amortization	(1,452)	(1,383)

Accumulated amortization — intangible assets	(21,700)	(18,866)

Amortized intangible assets, net	18,843	32,175
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$708,458	$721,790

Amortization expense of identifiable intangibles totaled $4.3 million, $4.5 million and $4.5 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. Estimated remaining amortization expense associated with Holdings identifiable intangible assets in each of the next five fiscal years is as follows (in thousands):

Fiscal Year	Amount

2009	$3,677
2010	$3,677
2011	$3,677
2012	$3,677
2013	$1,498

Holdings performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”), during the second quarter of fiscal 2008. This review indicated no impairment to goodwill or any of Holdings indefinite-lived intangible assets. As market conditions change, Holdings continues to monitor and perform updates of its impairment testing of recoverability of goodwill and long-lived assets.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 —	Notes Payable and Long-Term Debt

For details on the Hotel and Wellness Center senior secured credit facility, refer to Note 22 — Hotel and Wellness Center. Notes payable and long-term debt for Dole consisted of the following amounts:

	January 3,	December 29,
	2009	2007
	(In thousands)

Unsecured debt:
8.625% notes due 2009	$345,000	$350,000
7.25% notes due 2010	400,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
Revolving credit facility	150,500	176,400
Term loan facilities	835,444	960,375
Contracts and notes, at a weighted-average interest rate of 6.1% in 2008 (8.4% in 2007) through 2014	9,221	3,255
Capital lease obligations	60,448	85,959
Unamortized debt discount	(309)	(610)
Notes payable	48,789	83,018

	2,204,093	2,413,397
Current maturities	(405,537)	(97,189)

	$1,798,556	$2,316,208

Notes Payable

Dole borrows funds on a short-term basis to finance current operations. The terms of these borrowings range from one month to three months. Dole’s notes payable at January 3, 2009 consist primarily of foreign borrowings in Asia and Latin America.

Notes and Debentures

In April 2002, Dole completed the sale and issuance of $400 million aggregate principal amount of Senior Notes due 2009 (the “2009 Notes”). The 2009 Notes are redeemable, at the discretion of Dole, at par plus a make-whole amount, if any, and accrued and unpaid interest, any time prior to maturity. The 2009 Notes were issued at 99.50% of par. In 2005 in conjunction with an amendment and restatement of its senior secured credit agreement, Dole repurchased $50 million of its 2009 Notes. During September 2008, Dole completed the early redemption of $5 million of its 2009 Notes at a price of 99% of the principal amount plus accrued interest through the date of redemption. Refer to Note 3 — 2009 Debt Maturity and Debt Issuance.

In May 2003, Dole issued and sold $400 million aggregate principal amount of 7.25% Senior Notes due 2010 (the “2010 Notes”). The 2010 Notes were issued at par. Dole may redeem some or all of the 2010 Notes at a redemption price of 100% of their principal amount during 2009 and thereafter, plus accrued and unpaid interest.

In connection with the going-private merger transaction of 2003, Dole issued $475 million aggregate principal amount of 8.875% Senior Notes due 2011 (the “2011 Notes”). The 2011 Notes

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

were issued at par. Dole may redeem some or all of the 2011 Notes at a redemption price of 100% of their principal amount during 2009 and thereafter, plus accrued and unpaid interest. In 2005 in conjunction with an amendment and restatement of its senior secured credit agreement, Dole repurchased $275 million of its 2011 Notes.

In July 1993, Dole issued and sold debentures due 2013 (the “2013 Debentures”). The 2013 Debentures are not redeemable prior to maturity and were issued at 99.37% of par.

Interest on the notes and debentures is paid semi-annually.

None of Dole’s notes or debentures are subject to any sinking fund requirements. The notes and debentures are guaranteed by Dole’s wholly-owned domestic subsidiaries.

April 2006 Amendments to Credit Facilities

In April 2006, Dole completed an amendment and restatement of its senior secured credit agreement. The purposes of this refinancing included increasing the combined size of Dole’s revolving credit and letter of credit facilities, eliminating certain financial maintenance covenants, realizing currency gains arising out of Dole’s then existing yen-denominated term loan, and refinancing the higher-cost bank indebtedness of Dole’s immediate parent, Dole Holding Company, LLC (“DHC”) at the lower-cost Dole Food Company, Inc. level. Dole obtained $975 million of term loan facilities and $100 million in a pre-funded letter of credit facility, both of which mature in April 2013. The proceeds of the term loans were used to repay the then outstanding term loans and revolving credit facilities, as well as pay a dividend of $160 million to DHC, which proceeds were used to repay its existing debt facility.

In addition, Dole entered into a new asset based revolving credit facility (“ABL revolver”) of $350 million. The facility is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility. The ABL revolver matures in April 2011.

Revolving Credit Facility and Term Loans

As of January 3, 2009, the term loan facilities consisted of $176.8 million of Term Loan B and $658.6 million of Term Loan C, bearing interest at LIBOR plus a margin ranging from 1.75% to 2%, dependent upon Dole’s senior secured leverage ratio. The weighted average variable interest rates at January 3, 2009 for Term Loan B and Term Loan C were LIBOR plus 2%, or 4.3%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013. Related to the term loan facilities, Holdings holds an interest rate swap to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen fixed interest rate of 3.6%. Refer to Note 17 — Derivative Financial Instruments for additional discussion of Holdings hedging activities.

As of January 3, 2009, the ABL revolver borrowing base was $328.6 million and the amount outstanding under the ABL revolver was $150.5 million, bearing interest at LIBOR plus a margin ranging from 1.25% to 1.75%, dependent upon Dole’s historical borrowing availability under this facility. At January 3, 2009, the weighted average variable interest rate for the ABL revolver was LIBOR plus 1.5%, or 2.2%. The ABL revolver matures in April 2011. After taking into account approximately $5.3 million of outstanding letters of credit issued under the ABL revolver, Dole had approximately $172.8 million available for borrowings as of January 3, 2009. In addition, Dole had approximately $71 million of letters of credit and bank guarantees outstanding under its pre-funded letter of credit facility as of January 3, 2009.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A commitment fee, which fluctuated between 0.25% and 0.375%, was paid based on the total unused portion of the revolving credit facility. In addition, there is a facility fee on the pre-funded letter of credit facility. Dole paid a total of $1 million, $0.7 million and $1 million in commitment and facility fees for the years ended January 3, 2009, December 29, 2007 and December 30, 2006.

The revolving credit facility and term loan facilities are collateralized by substantially all of Dole’s tangible and intangible assets, other than certain intercompany debt, certain equity interests and each of Dole’s U.S. manufacturing plants and processing facilities that has a net book value exceeding 1% of Dole’s net tangible assets. Refer to Note 3 — 2009 Debt Maturity and Debt Issuance — for information on the March 2009 amendments to the credit facilities.

Capital Lease Obligations

At January 3, 2009 and December 29, 2007, included in capital lease obligations was $58.5 million and $83.4 million, respectively, of vessel financing related to two vessel leases denominated in British pound sterling. The reduction in the capital lease obligation was primarily due to the weakening of the British pound sterling against the U.S. dollar during 2008, which resulted in Dole recognizing $21.3 million of unrealized gains. These unrealized gains were recorded as other income (expense), net in the consolidated statement of operations. The interest rates on these leases are based on LIBOR plus a spread. The remaining $1.9 million of capital lease obligations relate primarily to machinery and equipment. Interest rates under these leases are fixed. The capital lease obligations are collateralized by the underlying leased assets. Total payments, including principal and interest, through the remaining life of the lease total approximately $98.7 million. These leases expire in 2024.

Covenants

Provisions under the indentures to Dole’s senior notes and debentures require Dole to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. The senior secured revolving credit facility contains a “springing covenant,” but that covenant has never been effective and would only become effective if the availability under the revolving credit facility were to fall below $35 million for any eight consecutive business days, which it has never done during the life of such facility. In the event that such availability were to fall below $35 million for such eight consecutive business day period, the “springing covenant” would require that Dole’s fixed charge coverage ratio, defined as (x) consolidated EBITDA for the four consecutive fiscal quarters then ending divided by (y) consolidated fixed charges for such four fiscal quarter period, equal or exceed 1.00:1.00. Dole expects such fixed charge coverage ratio to continue to be in excess of 1.00:1.00. At January 3, 2009, Dole was in compliance with all applicable covenants. Dole amended its senior secured credit facilities to, among other things, permit Dole to issue a certain amount of junior lien notes; the amendment became effective concurrently with the closing of the 2014 Notes offering. The amendment to the term loan facilities will impose a first priority secured leverage maintenance covenant on Dole, which Dole expects to continue to be able to satisfy.

A breach of a covenant or other provision in one of the debt instruments governing Dole’s current or future indebtedness, or a debt instrument under which Holdings is the borrower, could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under Dole’s other debt instruments. Such debt instruments of Holdings, currently $135 million, matures on March 3, 2010. Upon the occurrence of an event of default under one of the above debt instruments, the lenders or holders of that debt and other debt instruments could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If Holdings and its subsidiaries were unable to repay those amounts, the lenders

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under the existing indebtedness were to accelerate the payment of the indebtedness, Holdings cannot give assurance that its consolidated assets or cash flow would be sufficient to repay in full the outstanding indebtedness, in which event Holdings likely would seek reorganization or protection under bankruptcy or other, similar laws.

Holdings entered into an amended and restated loan agreement for $135 million on March 17, 2008 (“DHM Loan”) in connection with its investment in WWP. The obligations under such loan agreement mature on March 3, 2010. Failure to make payments due under the DHM Loan would give lenders under this loan agreement the right to accelerate that debt. Any default under the DHM Loan would result in a default under Dole’s senior secured credit facilities under the existing cross-default and cross-acceleration provisions set forth in those senior secured credit facilities. If such a default were to occur, Dole’s senior secured credit facilities could be declared due at the request of the lenders holding a majority of the senior secured debt under the applicable agreement and unless the default were waived Dole would no longer have the ability to request advances or letters of credit under its revolving credit facility. The acceleration of the indebtedness under the senior secured credit facilities would, if not cured within 30 days, also allow the holders of 25% or more in principal amount of any series of Dole’s notes or debentures to accelerate the maturity of such series. For further information on the DHM Loan, refer to Note 22 — Hotel and Wellness Center.

Debt Issuance Costs

Expenses related to the issuance of long-term debt are capitalized and amortized to interest expense over the term of the underlying debt. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, Dole amortized deferred debt issuance costs of $4.1 million, $4.1 million and $4.4 million, respectively.

Dole wrote off $8.1 million of deferred debt issuance costs during the year ended December 30, 2006. The 2006 write-off was a result of a refinancing transaction that occurred in April 2006. This write-off was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.

Fair Value of Debt

Dole estimates the fair value of Dole’s unsecured notes and debentures based on current quoted market prices. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. The carrying value and estimated fair values of Dole’s debt is summarized below:

	January 3, 2009		December 29, 2007
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
		(In thousands)

Unsecured notes and debentures	$1,100,000	$809,400	$1,105,000	$1,029,350
Term loans	835,444	585,855	960,375	902,753

For information regarding the fair value of the Hotel and Wellness Center’s senior secured credit facility, refer to Note 22 — Hotel and Wellness Center.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Maturities of Notes Payable and Long-Term Debt of Dole

Maturities with respect to notes payable and long-term debt as of January 3, 2009 were as follows (in thousands):

Fiscal Year	Amount

2009	$405,537
2010	412,114
2011	363,189
2012	12,910
2013	960,498
Thereafter	49,845

Total	$2,204,093

Other

In addition to amounts available under the revolving credit facility, Dole has uncommitted lines of credit of approximately $142.9 million at various local banks, of which $85.3 million was available at January 3, 2009. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of Dole’s uncommitted lines of credit expire in 2009 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by Dole or the banks. Dole’s ability to utilize these lines of credit may be impacted by the terms of its senior secured credit facilities and bond indentures.

Note 13 —	Employee Benefit Plans

Holdings sponsors a number of defined benefit pension plans covering certain employees worldwide. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for certain hourly plans, which are based on negotiated benefits. In addition to pension plans, Holdings has other postretirement benefit (“OPRB”) plans that provide certain health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age.

Holdings sponsors one qualified pension plan for U.S. employees, which is funded. All but one of Holdings international pension plans and all of its OPRB plans are unfunded.

All pension benefits for U.S. salaried employees were frozen in 2002. The assumption for the rate of compensation increase of 2.5% on the U.S. plans represents the rate associated with those participants whose benefits are negotiated under collective bargaining arrangements.

Holdings uses a December 31 measurement date for all of its plans.

Adoption of FAS 158

As of December 30, 2006, Holdings adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“FAS 158”), which changed the accounting rules for reporting and disclosures related to pension and other postretirement benefit plans. FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income. The standard also requires an employer to measure the funded status as of the date of its year-end statement of financial position. The adoption in 2006

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

had no effect on the computation of net periodic benefit expense for pensions and postretirement benefits.

Pension Protection Act of 2006 and Worker, Retiree, and Employer Recovery Act of 2008

In August 2006, the Pension Protection Act of 2006 was signed into law. This legislation changed the method of valuing the U.S. qualified pension plan assets and liabilities for funding purposes, as well as the minimum funding requirements. The Worker, Retiree, and Employer Recovery Act of 2008 was signed into law in December 2008. The combined effect of these laws will be larger contributions over the next eight to ten years, with the goal of being fully funded by the end of that period. The amount of unfunded liability in future years will be affected by future contributions, demographic changes, investment returns on plan assets, and interest rates, so full funding may be achieved sooner or later. Holdings anticipates funding pension contributions with cash from operations.

As a result of the Pension Protection Act of 2006 and the decrease in the value of the U.S. qualified plan’s assets, Holdings anticipates contributions averaging approximately $12 million per year over the next nine years. Holdings also anticipates that certain forms of benefit payments, such as lump sums, will be partially restricted over the next few years.

OPRB Plan Amendment

During the fourth quarter of 2008, Holdings amended its domestic OPRB Plan. This amendment became effective January 1, 2009. Holdings replaced health care coverage (including prescription drugs) for Medicare eligible retirees and surviving spouses who are age 65 and older with a new Health Reimbursement Arrangement (“HRA”), whereby each participant will be provided an annual amount in an HRA account. The HRA account will be used to offset health care costs. This plan amendment will reduce the benefit obligation by $21.8 million. The amortization of this reduction in liability, combined with a lower interest cost, will reduce the expense for this plan by approximately $4.2 million for the next 8 years and by $1.5 million thereafter.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Obligations and Funded Status — The status of Holdings defined benefit pension and OPRB plans was as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
	(In thousands)

Change in projected benefit obligation
Benefit obligation at beginning of period	$308,097	$310,186	$141,714	$134,098	$63,803	$68,628
Service cost	149	149	7,069	6,947	284	308
Interest cost	18,481	17,139	10,314	8,820	3,920	4,639
Participant contributions	—	—	—	458	—	—
Plan amendments	—	—	3,448	—	(20,960)	—
Foreign currency exchange rate changes	—	—	(11,721)	10,298	—	—
Actuarial (gain) loss	(34,261)	5,778	2,822	(7,736)	(1,610)	(5,194)
Divestitures	—	—	(44,158)	—	—	—
Curtailments, settlements and terminations, net	—	—	—	—	(158)	—
Benefits paid	(25,404)	(25,155)	(14,666)	(11,171)	(5,254)	(4,578)

Benefit obligation at end of period	$267,062	$308,097	$94,822	$141,714	$40,025	$63,803

Change in plan assets
Fair value of plan assets at beginning of period	$237,881	$236,712	$38,485	$35,036	$—	$—
Actual return on plan assets	(49,237)	17,451	2,123	1,167	—	—
Company contributions	2,293	8,873	17,874	11,826	5,254	4,578
Participant contributions	—	—	—	458	—	—
Foreign currency exchange rate changes	—	—	(3,001)	1,169	—	—
Benefits paid	(25,404)	(25,155)	(14,666)	(11,171)	(5,254)	(4,578)
Divestitures	—	—	(36,891)	—	—	—

Fair value of plan assets at end of period	$165,533	$237,881	$3,924	$38,485	$—	$—

Funded status	$(101,529)	$(70,216)	$(90,898)	$(103,229)	$(40,025)	$(63,803)

Amounts recognized in the Consolidated Balance Sheets
Current liabilities	$(2,224)	$—	$(5,729)	$—	$(4,271)	$—
Long-term liabilities	(99,305)	(70,216)	(85,169)	(103,229)	(35,754)	(63,803)

	$(101,529)	$(70,216)	$(90,898)	$(103,229)	$(40,025)	$(63,803)

During the fourth quarter of 2008, Holdings sold two European businesses, each of which had defined benefit plans. The sale of these businesses has been reflected in the tables above as divestitures. Refer to Note 9 — Assets Held-For-Sale.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amounts recognized in accumulated other comprehensive loss at January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	January 3,	December 29,	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007	2009	2007
			(In thousands)

Net actuarial loss (gain)	$74,383	$42,754	$11,592	$7,970	$(8,091)	$(6,136)
Prior service cost (benefit)	1	1	3,718	392	(25,506)	(5,460)
Net transition obligation	—	—	81	149	—	—
Income taxes	(27,894)	(16,034)	(584)	(208)	13,260	3,324

Total	$46,490	$26,721	$14,807	$8,303	$(20,337)	$(8,272)

All of Holdings pension plans were underfunded at January 3, 2009, having accumulated benefit obligations exceeding the fair value of plan assets. The accumulated benefit obligation for all defined benefit pension plans was $333.8 million and $417.6 million at January 3, 2009 and December 29, 2007, respectively. The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows:

	January 3,	December 29,
	2009	2007
	(In thousands)

Projected benefit obligation	$361,884	$449,811
Accumulated benefit obligation	$333,814	$417,581
Fair value of plan assets	$169,457	$276,366

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Components of Net Periodic Benefit Cost and Other Changes Recognized in Other
Comprehensive Loss

The components of net periodic benefit cost and other changes recognized in other comprehensive loss for Holdings U.S. and international pension plans and OPRB plans were as follows:

	U.S. Pension Plans			International Pension Plans
	Year	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	January 3,	December 29,	December 30,	January 3,	December 29,	December 30,
	2009	2007	2006	2009	2007	2006
			(In thousands)

Components of net periodic benefit cost:
Service cost	$149	$149	$1,550	$7,069	$6,947	$4,443
Interest cost	18,481	17,139	16,878	10,314	8,820	7,165
Expected return on plan assets	(18,139)	(17,721)	(18,021)	(2,378)	(2,473)	(905)
Amortization of:
Unrecognized net loss	1,485	1,236	652	493	525	201
Unrecognized prior service cost	1	1	1	79	79	69
Unrecognized net transition obligation	—	—	—	59	56	51
Curtailments, settlements and terminations, net	—	—	—	918	653	1,197

	$1,977	$804	$1,060	$16,554	$14,607	$12,221

Other changes recognized in other comprehensive loss:
Net loss (gain)	$33,115	$6,049		$3,030	$(6,430)
Prior service cost	—	—		3,449	—
Amortization of:
Unrecognized net loss (gain)	(1,485)	(1,236)		698	(1,178)
Unrecognized prior service cost	(1)	(1)		(79)	(79)
Unrecognized net transition obligation	—	—		(59)	(56)
Foreign currency adjustment	—	—		(159)	646
Income taxes	(11,860)	(499)		(376)	860

Total recognized in other comprehensive loss	$19,769	$4,313		$6,504	$(6,237)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$21,746	$5,117		$23,058	$8,370

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	OPRB Plans
		Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(In thousands)

Components of net periodic benefit cost:
Service cost	$284	$308	$282
Interest cost	3,921	4,639	3,908
Amortization of:
Unrecognized net loss (gain)	(8)	95	(112)
Unrecognized prior service benefit	(914)	(914)	(914)
Curtailments, settlements and terminations, net	(158)	—	(1,062)

	$3,125	$4,128	$2,102

Other changes recognized in other comprehensive loss:
Net gain	$(1,963)	$(5,194)
Prior service benefit	(20,960)	—
Amortization of:
Unrecognized net (loss) gain	8	(95)
Unrecognized prior service benefit	914	914
Income taxes	9,936	2,271

Total recognized in other comprehensive loss	$(12,065)	$(2,104)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$(8,940)	$2,024

The estimated net loss, prior service cost and transition obligation for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $1.3 million of expense. The estimated actuarial net gain and prior service benefit for the OPRB plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost over the next fiscal year is $4.1 million of income.

Assumptions

Weighted-average assumptions used to determine benefit obligations at January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension		International
	Plans		Pension Plans		OPRB Plans
	2008	2007	2008	2007	2008	2007

Rate assumptions:
Discount rate	6.75%	6.25%	8.30%	7.52%	7.03%	6.44%
Rate of compensation increase	2.50%	2.50%	6.00%	5.22%	—	—

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted-average assumptions used to determine net periodic benefit cost for the years ended January 3, 2009 and December 29, 2007 are as follows:

	U.S. Pension		International
	Plans		Pension Plans		OPRB Plans
	2008	2007	2008	2007	2008	2007

Rate assumptions:
Discount rate	6.25%	5.75%	8.47%	6.61%	6.44%	5.91%
Compensation increase	2.50%	2.50%	5.85%	5.15%	—	—
Rate of return on plan assets	8.00%	8.00%	7.70%	6.73%	—	—

International plan discount rates, assumed rates of increase in future compensation and expected long-term return on assets differ from the assumptions used for U.S. plans due to differences in the local economic conditions in the countries in which the international plans are based.

The APBO for Holdings U.S. OPRB plan in 2008 and 2007 was determined using the following assumed annual rate of increase in the per capita cost of covered health care benefits:

	Year Ended	Year Ended
	January 3,	December 29,
Fiscal Year	2009	2007

Health care costs trend rate assumed for next year	8%	9%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2012	2012

The health care plan offered to retirees in the U.S. who are age 65 or older was changed effective January 1, 2009 to provide the reimbursement of health care expenses up to a certain fixed amount. There is no commitment to increase the fixed dollar amount and no increase was assumed in determining the APBO. Therefore, the trend rate applies only to benefits for U.S. retirees prior to age 65 and to foreign retirees.

A one-percentage-point change in assumed health care cost trend rates would have the following impact on Holdings OPRB plans:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
	(In thousands)

Increase (decrease) in service and interest cost	$110	$(98)
Increase (decrease) in postretirement benefit obligation	$1,470	$(1,292)

Plan Assets

The following is the plan’s target asset mix, which management believes provides the optimal tradeoff of diversification and long-term asset growth:

Target
Asset Class	Allocation

Fixed income securities	40%
Equity securities	55%
Private equity and venture capital funds	5%

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings U.S. pension plan weighted-average asset allocations at January 3, 2009 and December 29, 2007 by asset category, are as follows:

	Plan Assets at
	January 3,	December 29,
Asset Class	2009	2007

Fixed income securities	53%	41%
Equity securities	45%	57%
Private equity and venture capital funds	2%	2%

Total	100%	100%

The plan’s asset allocation includes a mix of fixed income investments designed to reduce volatility and equity investments designed to maintain funding ratios and long-term financial health of the plan. The equity investments are diversified across U.S. and international stocks as well as growth, value, and small and large capitalizations.

Private equity and venture capital funds are used to enhance long-term returns while improving portfolio diversification. Holdings employs a total return investment approach whereby a mix of fixed income and equity investments is used to maximize the long-term return of plan assets with a prudent level of risk. The objectives of this strategy are to achieve full funding of the accumulated benefit obligation, and to achieve investment experience over time that will minimize pension expense volatility and minimize Holdings contributions required to maintain full funding status. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.

Holdings actual weighted average asset allocation varied from Holdings target allocation at January 3, 2009 due to the economic volatility in the stock and bond markets during 2008. Holdings is currently assessing its positions and expects to rebalance its portfolio during 2009.

The pension plan did not hold any of Holdings or Dole common stock at January 3, 2009 and December 29, 2007.

Holdings determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. Holdings also considers the weighted-average historical rate of returns on securities with similar characteristics to those in which Holdings pension assets are invested.

Holdings applies the “10% corridor” approach to amortize unrecognized actuarial gains (losses) on both its U.S. and international pension and OPRB plans. Under this approach, only actuarial gains (losses) that exceed 10% of the greater of the projected benefit obligation or the market-related value of the plan assets are amortized. The amortization period is based on the average remaining service period of active employees expected to receive benefits under each plan or over the life expectancy of inactive participants where all, or nearly all, participants are inactive. For the year ended January 3, 2009, the average remaining service period used to amortize unrecognized actuarial gains (losses) for its domestic plans was approximately 10.5 years.

Plan Contributions and Estimated Future Benefit Payments

During 2008, Holdings did not make any contributions to its qualified U.S. pension plan. Under the minimum funding requirements of the Pension Protection Act of 2006, no contribution was required for fiscal 2008. Holdings expects to contribute approximately $8 million to its U.S. qualified plan in 2009, which is the estimated minimum funding requirement calculated under the Pension Protection

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Act of 2006. Future contributions to the U.S. pension plan in excess of the minimum funding requirement are voluntary and may change depending on Holdings operating performance or at management’s discretion. Holdings expects to make $15.7 million of payments related to its other U.S. and foreign pension and OPRB plans in 2009.

The following table presents estimated future benefit payments:

		International
	U.S. Pension	Pension
Fiscal Year	Plans	Plans	OPRB Plans
	(In thousands)

2009	$23,126	$8,471	$4,271
2010	22,848	8,941	4,179
2011	22,385	8,546	4,114
2012	22,375	9,110	3,999
2013	22,039	9,268	3,911
2014-2018	106,662	57,967	18,457

Total	$219,435	$102,303	$38,931

Defined Contribution Plans

Holdings offers defined contribution plans to eligible employees. Such employees may defer a percentage of their annual compensation in accordance with plan guidelines. Some of these plans provide for a Company match that is subject to a maximum contribution as defined by the plan. Holdings contributions to its defined contribution plans totaled $8.1 million, $7.6 million and $7.3 million in the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Multi-Employer Plans

Holdings is also party to various industry-wide collective bargaining agreements that provide pension benefits. Total contributions to these plans for eligible participants were approximately $1.6 million, $2.8 million and $3.7 million in the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Note 14 —	Shareholders’ Equity

Holdings authorized share capital as of January 3, 2009 and December 29, 2007 consisted of 1,000 shares of $0.001 par value common stock of which 1,000 shares were issued and outstanding. All issued and outstanding shares are owned by David H. Murdock and by other entities owned by David H. Murdock.

Dividends

Holdings did not declare or pay a dividend to its parent during either of the years ended January 3, 2009 and December 29, 2007 and December 30, 2006. Dividends paid during the year ended January 3, 2009, December 29, 2007, and December 30, 2006 represent dividends paid to WWP’s noncontrolling shareholder.

Dole’s ability to declare dividends is limited under the terms of its senior notes indentures and senior secured credit facilities. As of January 3, 2009, Dole had no ability to declare and pay dividends or other similar distributions.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Capital Contributions and Return of Capital

During the year ended January 3, 2009, capital contributions of $62.6 million were received from Holdings shareholders.

There were no capital contributions or return of capital transactions during the years ended December 29, 2007 and December 30, 2006.

During the year ended January 3, 2009, December 29, 2007, and December 30, 2006, capital contributions of $5.3 million, $11.9 million, and $16.9 million were received from WWP’s noncontrolling shareholder.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of changes to shareholders’ equity, other than contributions from or distributions to shareholders, and net income (loss). Holdings other comprehensive income (loss) principally consists of unrealized foreign currency translation gains and losses, unrealized gains and losses on cash flow hedging instruments and pension liability. The components of, and changes in, accumulated other comprehensive income (loss) are presented in Holdings Consolidated Statements of Shareholders’ Equity.

Note 15 —	Business Segments

As discussed in Note 5, Holdings approved and committed to a formal plan to divest its fresh-cut flowers operating segment and accordingly reclassified the results of operations to discontinued operations. As a result of this reclassification of the fresh-cut flowers segment, Holdings now has four reportable operating segments.

Holdings has four reportable operating segments: fresh fruit, fresh vegetables, packaged foods, and the Hotel and Wellness Center. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.

Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to Holdings as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of Holdings profitability. Additionally, Holdings computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

In the tables below, only revenues from external customers and EBIT reflect results from continuing operations. Total assets, depreciation and amortization and capital additions reflect results from continuing and discontinued operations for 2008, 2007 and 2006.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The results of operations and financial position of the four reportable operating segments and corporate were as follows:

Results of Operations:

	2008	2007	2006
	(In thousands)

Revenues from external customers
Fresh fruit	$5,401,145	$4,736,902	$3,968,963
Fresh vegetables	1,086,888	1,059,401	1,082,416
Packaged foods	1,130,791	1,023,257	938,336
Hotel and Wellness Center	39,796	35,734	2,235
Corporate	1,128	1,252	1,148

	$7,659,748	$6,856,546	$5,993,098

EBIT
Fresh fruit	$305,782	$172,175	$104,976
Fresh vegetables	1,123	(21,668)	(7,241)
Packaged foods	70,944	80,093	93,449
Hotel and Wellness Center	(27,023)	(33,101)	(17,595)

Total operating segments	350,826	197,499	173,589
Corporate:
Unrealized gain (loss) on cross currency swap	(50,411)	(10,741)	20,664
Operating and other expenses	(54,931)	(60,148)	(59,960)

Corporate	(105,342)	(70,889)	(39,296)
Interest expense	(184,895)	(208,734)	(172,421)
Income taxes	60,906	11,980	(15,399)

Income (loss) from continuing operations, net of income taxes	$121,495	$(70,144)	$(53,527)

Corporate EBIT includes general and administrative costs not allocated to operating segments.

Substantially all of Holdings equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate to the fresh fruit operating segment.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial Position:

	January 3,	December 29,
	2009	2007
	(In thousands)

Total assets
Fresh fruit	$2,322,899	$2,528,169
Fresh vegetables	460,221	476,501
Packaged foods	686,801	693,515
Hotel and Wellness Center	352,056	368,609

Total operating segments	3,821,977	4,066,794
Corporate	832,824	832,459
Fresh-cut flowers — discontinued operations	61,989	112,578

	$4,716,790	$5,011,831

Depreciation and amortization and capital additions by segment were as follows:

	2008	2007	2006
	(In thousands)

Depreciation and amortization
Fresh fruit	$90,289	$96,480	$92,196
Fresh vegetables	19,420	18,414	15,744
Packaged foods	25,419	32,989	31,454
Hotel and wellness center	18,428	17,555	1,424

Total operating segments	153,556	165,438	140,818
Corporate	2,532	3,498	4,136
Discontinued operations	1,168	4,224	5,817

	$157,256	$173,160	$150,771

Capital additions
Fresh fruit	$44,381	$52,511	$41,286
Fresh vegetables	9,152	27,433	52,990
Packaged foods	20,111	23,913	19,728
Hotel and Wellness Center	1,864	9,898	195,512

Total operating segments	75,508	113,755	309,516
Corporate	255	158	975
Discontinued operations	3,016	3,215	4,356

	$78,779	$117,128	$314,847

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings revenues from external customers and tangible long-lived assets by country/region were as follows:

	2008	2007	2006
	(In thousands)

Revenues from external customers
United States	$3,022,764	$2,705,666	$2,583,055
Japan	723,195	590,218	578,504
Sweden	564,499	474,139	354,390
Germany	551,555	470,570	439,741
United Kingdom	242,258	329,999	108,040
Canada	287,758	262,217	222,846
Other Euro zone countries	944,470	817,082	744,416
Other international	1,323,249	1,206,655	962,106

	$7,659,748	$6,856,546	$5,993,098

No individual country in the Other international category above had material revenues from external customers.

	January 3,	December 29,
	2009	2007
	(In thousands)

Tangible long-lived assets
United States	$828,341	$1,015,950
Oceangoing assets	134,681	161,531
Philippines	144,114	148,786
Costa Rica	96,916	97,576
Honduras	79,298	77,093
Chile	48,647	56,974
Ecuador	64,426	54,254
Other international	140,487	245,461

	$1,536,910	$1,857,625

Note 16 —	Operating Leases and Other Commitments

In addition to obligations recorded on Holdings Consolidated Balance Sheet as of January 3, 2009, Holdings has commitments under cancelable and non-cancelable operating leases, primarily for land, machinery and equipment, vessels and containers and office and warehouse facilities. A significant portion of Holdings lease payments are fixed. Total rental expense, including rent related to cancelable and non-cancelable leases, was $204.2 million, $169.2 million and $153 million (net of sublease income of $17.1 million, $16.6 million and $16.4 million) for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Holdings modified the terms of its corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from terminating in 2010 to 2018. Holdings corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of January 3, 2009, Holdings non-cancelable minimum lease commitments, including the residual value guarantee, before sublease income, were as follows (in thousands):

Fiscal Year	Amount

2009	$143,054
2010	110,736
2011	85,026
2012	62,842
2013	47,677
Thereafter	115,034

Total	$564,369

Total expected future sublease income for Holdings is expected to be earned over 7 years is $42.6 million.

In order to secure sufficient product to meet demand and to supplement Holdings own production, Holdings has entered into non-cancelable agreements with independent growers, primarily in Latin America and North America, to purchase substantially all of their production subject to market demand and product quality. Prices under these agreements are generally tied to prevailing market rates and contract terms generally range from one to ten years. Total purchases under these agreements were $658.8 million, $564.5 million and $474.5 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

At January 3, 2009, aggregate future payments under such purchase commitments (based on January 3, 2009 pricing and volumes) are as follows (in thousands):

Fiscal Year	Amount

2009	$622,921
2010	395,143
2011	348,642
2012	218,687
2013	184,596
Thereafter	131,404

Total	$1,901,393

In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, Holdings has entered into contracts for the purchase of packing supplies; some of these contracts run through 2010. Prices under these agreements are generally tied to prevailing market rates. Purchases under these contracts for the years ended January 3, 2009, December 29, 2007 and December 30, 2006 were approximately $292.6 million, $272.7 million and $207.6 million, respectively.

Under these contracts, Holdings was committed at January 3, 2009, to purchase packing supplies, assuming current price levels, as follows (in thousands):

Fiscal Year	Amount

2009	$158,638
2010	133,875

Total	$292,513

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings has numerous collective bargaining agreements with various unions covering approximately 35% of Holdings hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however, management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on Holdings financial condition or results of operations.

Refer to Note 22 — Hotel and Wellbeing Center, for further information on Hotel and Wellbeing Center commitments.

Note 17 —	Derivative Financial Instruments

Holdings is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, Holdings uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. Holdings objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. Holdings does not hold or issue derivative financial instruments for trading or speculative purposes.

Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”), establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability and measured at fair value. FAS 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. For those instruments that qualify for hedge accounting as cash flow hedges, any unrealized gains or losses are included in accumulated other comprehensive income (loss), with the corresponding asset or liability recorded on the balance sheet. Any portion of a cash flow hedge that is deemed to be ineffective is recognized into current period earnings. When the transaction underlying the hedge is recognized into earnings, the related other comprehensive income (loss) is reclassified to current period earnings.

Through the first quarter of 2007, all of Holdings derivative instruments, with the exception of the cross currency swap, were designated as effective hedges of cash flows as defined by FAS 133. However, during the second quarter of 2007, Holdings elected to discontinue its designation of both its foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap continues to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of Holdings derivative financial instruments from the time of discontinuation of hedge accounting are reflected in Holdings consolidated statements of operations. Gains and losses on foreign currency and bunker fuel hedges are recorded as a component of cost of revenues in the consolidated statement of operations. Gains and losses related to the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations.

Foreign Currency Hedges

Some of Holdings divisions operate in functional currencies other than the U.S. dollar. As a result, Holdings enters into cash flow derivative instruments to hedge portions of anticipated revenue streams and operating expenses. At January 3, 2009, Holdings had forward contract hedges for forecasted revenue transactions denominated in the Japanese yen, the Euro and the Swedish krona and for forecasted operating expenses denominated in the Chilean peso, Colombian peso and the Philippine

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

peso. Holdings uses foreign currency exchange forward contracts and participating forward contracts to reduce its risk related to anticipated dollar equivalent foreign currency cash flows.

In addition, the net assets of some of Holdings foreign subsidiaries are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. Holdings has historically not attempted to hedge this equity risk.

At January 3, 2009, the gross notional value and fair market value of Holdings foreign currency hedges were as follows:

	Gross Notional Value				Average
	Participating			Fair Market Value	Strike
	Forwards	Forwards	Total	Assets (Liabilities)	Price
	(In thousands)

Foreign Currency Hedges(Buy/Sell):
U.S. Dollar/Japanese Yen	$147,474	$—	$147,474	$(9,800)	JPY 104
U.S. Dollar/Euro	100,207	—	100,207	5,206	EUR 1.43
Euro/Swedish Krona	—	4,709	4,709	(153)	SEK 11.09
Chilean Peso/U.S. Dollar	—	22,495	22,495	419	CLP 668
Colombian Peso/U.S. Dollar	—	52,262	52,262	(441)	COP 2,294
Philippine Peso/U.S. Dollar	—	39,053	39,053	(846)	PHP 47.5

Total	$247,681	$118,519	$366,200	$(5,615)

At December 29, 2007 Holdings had outstanding hedges denominated in the Japanese yen, the Euro, the Canadian dollar, the Chilean peso and the Thai baht. The fair market value of these hedges was a liability of $12.1 million at December 29, 2007.

Bunker Fuel Hedges

Holdings enters into bunker fuel hedges for its shipping operations to reduce its risk related to price fluctuations on anticipated bunker fuel purchases. At January 3, 2009, the notional volume and the fair market value of Holdings bunker fuel hedges were as follows:

		Fair Market
	Notional Volume	Value	Average Price
	(metric tons)	(In thousands)	(per metric ton)

Bunker Fuel Hedges:
Rotterdam	15,018	$(3,576)	$418

At December 29, 2007, the fair market value of the bunker fuel hedges was an asset of $1.1 million, which included $0.4 million related to unsettled bunker fuel hedges that received FAS 133 treatment prior to the discontinuation of hedge accounting during the second quarter of 2007.

For both the foreign currency and bunker fuel hedges, the fair market value of these instruments is recorded in the consolidated balance sheet as either a current asset or current liability. Settlement of these hedges will occur during 2009.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net unrealized gains (losses) and realized gains (losses) included as a component of cost of revenues sold in the consolidated statement of operations on the foreign currency and bunker fuel hedges for fiscal 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(In thousands)

Unrealized Gains (Losses):
Foreign currency exchange contracts and other	$6,002	$(12,065)	$—
Foreign currency exchange contracts — discontinued operations	447	—	(492)
Bunker fuel contracts	(4,325)	749	(1,088)

	2,124	(11,316)	(1,580)
Realized Gains (Losses):
Foreign currency exchange contracts	(11,255)	12,719	2,203
Foreign currency exchange contracts — discontinued operations	(736)	6,098	(1,436)
Bunker fuel contracts	678	3,903	(3,465)

	(11,313)	22,720	(2,698)

	$(9,189)	$11,404	$(4,278)

With the exception of some Colombian peso hedges, all unrealized gains (losses) on foreign currency and bunker fuel hedges for 2006 were included as a component of other comprehensive income (loss) in shareholders’ equity. Unrealized losses for 2006 included in the table above relate to Colombian peso hedges that did not receive FAS 133 treatment and the ineffective portion of bunker fuel hedges. The realized and unrealized gains (losses) related to discontinued operations were included as a component of loss from discontinued operations.

Interest Rate and Cross Currency Swaps

As discussed in Note 12, Holdings completed an amendment and restatement of its senior secured credit facilities in April 2006. As a result of this refinancing transaction, Holdings recognized a gain of $6.5 million related to the settlement of its interest rate swap associated with its then existing Term Loan A. This amount was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.

In June 2006, subsequent to the refinancing transaction, Holdings entered into an interest rate swap in order to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under Term Loan C, which was variable-rate debt, to a fixed-rate basis through June 2011. The interest rate swap fixed the interest rate at 7.24%. The paying and receiving rates under the interest rate swap were 5.49% and 4.82% as of January 3, 2009, with an outstanding notional amount of $320 million. The critical terms of the interest rate swap were substantially the same as those of Term Loan C, including quarterly principal and interest settlements. The interest rate swap hedge has been designated as an effective hedge of cash flows as defined by FAS 133. The fair value of the interest rate swap was a liability of $26.5 million and $15.9 million at January 3, 2009 and December 29, 2007, respectively. Net payments of the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations for 2008 and 2007. Net payments were $5.6 million and $0.4 million for the years ended January 3, 2009 and December 29, 2007, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, in June 2006, Holdings executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.24% to a Japanese yen interest rate of 3.6%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.9. At January 3, 2009, the exchange rate of the Japanese yen to U.S. dollar was ¥90.6. The value of the cross currency swap will fluctuate based on changes in the U.S. dollar to Japanese yen exchange rate and market interest rates until maturity in 2011, at which time it will settle in cash at the then current exchange rate. The fair market value of the cross currency swap was a liability of $40.5 million and an asset of $9.9 million at January 3, 2009 and December 29, 2007, respectively.

The unrealized gains (losses) and realized gains on the cross currency swap for fiscal 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	(In thousands)

Unrealized gains (losses)	$(50,411)	$(10,741)	$20,664
Realized gains	11,209	12,780	4,102

	$(39,202)	$2,039	$24,766

Realized and unrealized gains and losses on the cross currency swap are recorded through other income (expense), net in the consolidated statements of operations.

FAS 157

As discussed in Note 2, Holdings adopted FAS 157 as of December 30, 2007 for financial assets and liabilities measured on a recurring basis and the impact of the adoption was not material. FAS 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs to valuation techniques used to measure fair value. These levels, in order of highest to lowest priority are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The fair values of Holdings derivative instruments are determined using Level 2 inputs, which are defined as “significant other observable inputs.” The fair values of the foreign currency exchange contracts, bunker fuel contracts, interest rate swap and cross currency swap were estimated using internal discounted cash flow calculations based upon forward foreign currency exchange rates, bunker fuel futures, interest-rate yield curves or quotes obtained from brokers for contracts with similar terms less any credit valuation adjustments. Holdings recorded a credit valuation adjustment at January 3, 2009 which reduced the derivative liability balances by approximately $16.3 million and resulted in a corresponding decrease in the unrealized loss recorded for the derivative instruments. Approximately $2.7 million of the credit valuation adjustment was recorded as a component of interest expense and $13.6 million was recorded as a component of other income (expense), net.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides a summary of the fair values of assets and liabilities under the FAS 157 hierarchy:

		Fair Value
		Measurements at
		January 3, 2009
		Using Significant
		Other Observable
	January 3,	Inputs
	2009	(Level 2)
	(In thousands)

Assets and Liabilities Measured on a Recurring Basis
Assets:
Foreign currency exchange contracts	$5,625	$5,625

Liabilities:
Foreign currency exchange contracts	$11,240	$11,240
Bunker fuel contracts	3,576	3,576
Interest rate swap	26,467	26,467
Cross currency swap	40,488	40,488

	$81,771	$81,771

Credit Risk

The counterparties to the foreign currency exchange forward contracts, bunker fuel hedges and the interest rate swap consist of a number of major international financial institutions. Holdings has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose Holdings to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. Holdings does not anticipate any such losses.

Note 18 —	Contingencies

Dole is a guarantor of indebtedness to some of its key fruit suppliers and other entities integral to Dole’s operations. At January 3, 2009, guarantees of $3.2 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply Dole with product. Dole has not historically experienced any significant losses associated with these guarantees.

Dole issues letters of credit and bank guarantees through its ABL revolver and its pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. Dole also provides insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of January 3, 2009, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $107.3 million, of which $71 million were issued under its pre-funded letter of credit facility.

Dole also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries. Dole guaranteed $218.8 million of its subsidiaries’ obligations to their suppliers and other third parties as of January 3, 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Dole has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of Dole.

Holdings is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. Holdings has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which Holdings is a party are not expected to have a material adverse effect, individually or in the aggregate, on Holdings financial condition or results of operations.

DBCP Cases:  A significant portion of Holdings legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. Dole and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. Dole halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.

Currently there are 249 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP or seeking enforcement of Nicaragua judgments. In addition, there are 150 labor cases pending in Costa Rica under that country’s national insurance program.

Thirty-three of the 249 lawsuits are currently pending in various jurisdictions in the United States. Eighteen lawsuits in Los Angeles Superior Court brought by foreign workers who alleged exposure to DBCP in countries where Dole did not even have operations during the relevant period, are to be dismissed without prejudice by March 30, 2009 pursuant to a tolling agreement which terminates on December 31, 2012. Two additional lawsuits in Texas and in Hawaii were also dismissed. On April 21-23, 2009 the Los Angeles Superior Court will hold a scheduled hearing on an order to show cause as why the two pending lawsuits (including the case with a previous trial date of September 10, 2009) brought by Nicaraguan plaintiffs should not be terminated with prejudice, pursuant to the court’s stated inherent power and responsibility to terminate litigation if deliberate and egregious misconduct makes any sanctions other than dismissal inadequate to ensure a fair trial. One of two U.S. law firms representing the plaintiffs in these two pending lawsuits has filed a notice of discharge of attorneys of record; and the second law firm has filed a motion to be relieved as counsel for the plaintiffs. Another case pending in Hawaii Superior Court with 10 plaintiffs from Costa Rica, Guatemala, Ecuador and Panama currently has a trial date of January 18, 2010. The remaining cases are pending in Latin America and the Philippines. Claimed damages in DBCP cases worldwide total approximately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$44.5 billion, with lawsuits in Nicaragua representing approximately 88% of this amount. Typically in these cases Dole is a joint defendant with the major DBCP manufacturers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against Dole.

One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs initially resulted in verdicts which totaled approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, including, importantly, the court’s decision striking down punitive damages in the case on U.S. Constitutional grounds, the damages against Dole have now been reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. The parties in this lawsuit have filed appeals. Once the court makes its determination of costs, Dole will file an appeal bond, which will further stay the judgment pending the resolution of the appeal. Additionally, the court appointed a mediator to explore possible settlement of all DBCP cases currently pending before the court.

In Nicaragua, 196 cases are currently filed (of which 20 are active) in various courts throughout the country, all but one of which were brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional. Thirty-two cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; $38.4 million (one case with 192 claimants) on November 14, 2007; and $357.7 million (eight cases with 417 claimants) on January 12, 2009, which Dole recently learned of unofficially. Except for the latest one, Dole has appealed all judgments, with Dole’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal. Dole will appeal the $357.7 million judgment once it has been served.

The 20 active cases are currently pending in civil courts in Managua (9), Chinandega (10) and Puerto Cabezas (1), all of which have been brought under Law 364 except for one of the cases pending in Chinandega. In 2 of the 9 cases in Managua (Dole has not been ordered to answer in seven cases), Dole has sought to have the cases returned to the United States pursuant to Law 364. Dole’s requests are still pending and Dole expects to make similar requests in the remaining seven cases at the appropriate time. In four of the 10 cases in Chinandega (Dole has not been ordered to answer in six cases), Dole has sought to have the cases returned to the United States pursuant to Law 364. In one case, the Chinandega court has ordered the plaintiffs to respond to our request; in two cases, the court had denied Dole’s requests, and Dole has appealed that decision; and in the other case, the court has not yet ruled on Dole’s request. In the one case in Puerto Cabezas, Dole has sought to have the case returned to the United States, and Dole has appealed the court’s denial of Dole’s request.

The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case. A Special Master appointed by the Court of Appeals has recommended that Plaintiffs’ counsel be ordered to pay Defendants’ fees and costs up to $130,000 each to Dole and the other two defendants; and following such recommendation, the Court of Appeals has appointed a special prosecutor.

Claimants have also sought to enforce the Nicaraguan judgments in Colombia, Ecuador, and Venezuela. In addition, there is one case pending in the U.S. District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. This case is currently stayed. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). These cases are currently inactive. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.

Holdings believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.

On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to DBCP. The Honduran Worker Program will not have a material effect on Holdings financial condition or results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.

As to all the DBCP matters, Dole has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of other pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science-based criteria. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on Holdings financial condition or results of operations.

European Union Antitrust Inquiry:  On October 15, 2008, the European Commission (“EC”) adopted a Decision against Dole Food Company, Inc. and Dole Fresh Fruit Europe OHG (collectively

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Dole”) and against other unrelated banana companies, finding violations of the European competition (antitrust) laws. The Decision imposes €45.6 million in fines on Dole.

The Decision follows a Statement of Objections, issued by the EC on July 25, 2007, and searches carried out by the EC in June 2005 at certain banana importers and distributors, including two of Dole’s offices. On November 28 and 29, 2007, the EC conducted searches of certain of Dole’s offices in Italy and Spain, as well as of other companies’ offices located in these countries.

Dole received the Decision on October 21, 2008 and appealed the Decision on December 24, 2008.

On December 3, 2008, the EC agreed in writing that if Dole makes an initial payment of $10 million to the EC on or before January 22, 2009, the EC will stay the deadline for a provisional payment, or coverage by a prime bank guaranty, of the remaining balance (plus interest as from January 22, 2009), until April 30, 2009. Dole made this initial $10 million (€7.6 million) payment on January 21, 2009 and it will be included in other assets in Holdings first quarter 2009 condensed consolidated balance sheet.

Although no assurances can be given, and although there could be a material adverse effect on Holdings, Holdings believes that it has not violated the European competition laws. No accrual for the Decision has been made in the accompanying consolidated financial statements, since Holdings cannot determine at this time the amount of probable loss, if any, incurred as a result of the Decision.

Honduran Tax Case:  In 2005, Dole received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of our interest in Cervecería Hondureña, S.A. in 2001. Dole believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, Dole proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government in the Honduran Administrative Tax Trial Court. The Honduran government sought dismissal of the lawsuit and attachment of assets, which Dole challenged. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or the filing of a payment plan with the Honduran courts; Dole has challenged the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on Holdings financial condition or results of operations.

Hurricane Katrina Cases:  Dole was one of a number of parties sued, including the Mississippi State Port Authority as well as other third-party terminal operators, in connection with the August 2005 Hurricane Katrina. The plaintiffs asserted that they suffered property damage because of the defendants’ alleged failure to reasonably secure shipping containers at the Gulfport, Mississippi port terminal before Hurricane Katrina hit. Dole prevailed in its motions to dismiss several of these cases, and the remainder were voluntarily withdrawn. No further litigation is pending against Dole related to Hurricane Katrina, and any new claims would now be time-barred.

Spinach E. coli Outbreak:  On September 15, 2006, Natural Selection Foods LLC recalled all packaged fresh spinach that Natural Selection Foods produced and packaged with Best-If-Used-By dates from August 17 through October 1, 2006, because of reports of illness due to E. coli O157:H7 following consumption of packaged fresh spinach produced by Natural Selection Foods. These packages were sold under 28 different brand names, only one of which was ours. At that time, Natural

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Selection Foods produced and packaged all of our spinach items. Dole has no ownership or other economic interest in Natural Selection Foods.

The U.S. Food and Drug Administration announced on September 29, 2006 that all spinach implicated in the current outbreak has traced back to Natural Selection Foods. The FDA stated that this determination was based on epidemiological and laboratory evidence obtained by multiple states and coordinated by the Centers for Disease Control and Prevention. The trace back investigation has narrowed to four implicated fields on four ranches. FDA and the State of California announced October 12, 2006 that the test results for certain samples collected during the field investigation of the outbreak of E. coli O157:H7 in spinach were positive for E. coli O157:H7. Specifically, samples of cattle feces on one of the implicated ranches tested positive based on matching genetic fingerprints for the same strain of E. coli O157:H7 found in the infected persons. To date, 204 cases of illness due to E. coli O157:H7 infection have been reported to the Centers for Disease Control and Prevention (203 in 26 states and one in Canada) including 31 cases involving a type of kidney failure called Hemolytic Uremic Syndrome (HUS), 104 hospitalizations, and three deaths. The vast majority of the spinach E. coli O157:H7 claims were handled outside the formal litigation process, and Dole expects that to continue to be true for the few remaining claims. Since Natural Selection Foods, not Dole, produced and packaged the implicated spinach products, Dole has tendered the defense of these and other claims to Natural Selection Foods and its insurance carriers and has sought indemnity from Natural Selection Foods, based on the provisions of the contract between Dole and Natural Selection Foods. Dole (and its insurance carriers) that grew the implicated spinach for Natural Selection Foods is involved in the resolution of the E. coli O157:H7 claims. Management expects that the spinach E. coli O157:H7 matter will not have a material adverse effect on Holdings financial condition or results of operations.

Note 19 —	Related Party Transactions

David H. Murdock, Holdings Chairman, owns, inter alia, Castle & Cooke, Inc. (“Castle”), a transportation equipment leasing company, a private dining club and a hotel. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, Holdings paid Mr. Murdock’s companies an aggregate of approximately $9.3 million, $7.2 million and $7.6 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. Castle purchased approximately $0.7 million, $0.7 million and $1.1 million of products from Dole during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

Holdings and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft, and all other indirect costs are shared proportionately. During the year ended January 3, 2009, December 29, 2007 and December 30, 2006, Holdings proportionate share of the direct and indirect costs for this aircraft was $2.2 million, $2 million and $1.9 million, respectively.

Holdings and Castle operate their risk management departments on a joint basis. Insurance procurement and premium costs are based on the relative risk borne by each company as determined by the insurance underwriters. Administrative costs of the risk management department, which were not significant, are shared on a 50-50 basis.

Holdings retains risk for commercial property losses sustained by Holdings and Castle totaling $3 million in the aggregate and $3 million per occurrence, above which Holdings has coverage provided through third-party insurance carriers. The arrangement provides for premiums to be paid to Holdings by Castle in exchange for Holdings retained risk. Holdings received approximately $0.5 million, $0.6 million and $0.6 million from Castle during 2008, 2007 and 2006, respectively.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Holdings had a number of other transactions with Castle and other entities owned by Mr. Murdock, generally on an arms-length basis, none of which, individually or in the aggregate, were material. Holdings had outstanding net accounts receivable of $1.2 million and a note receivable of $5.7 million due from Castle at January 3, 2009 and outstanding net accounts receivable of $0.5 million and a note receivable of $6 million due from Castle at December 29, 2007.

During the first quarter of 2007, Holdings and Castle executed a lease agreement pursuant to which Holdings fresh vegetables operations occupy an office building in Monterey, California, which is owned by Castle. Rent expense for the years ended January 3, 2009 and December 29, 2007 totaled $1.4 million and $1 million, respectively.

Note 20 —	Impact of Hurricane Katrina

During the third quarter of 2005, Holdings operations in the Gulf Coast area of the United States were impacted by Hurricane Katrina. Holdings fresh fruit division utilizes the Gulfport, Mississippi port facility to receive and store product from its Latin American operations. The Gulfport facility, which is leased from the Mississippi Port Authority, incurred significant damage from Hurricane Katrina. As a result of the damage sustained at the Gulfport terminal, Holdings diverted shipments to other Dole port facilities including Freeport, Texas; Port Everglades, Florida; and Wilmington, Delaware. Holdings resumed discharging shipments of fruit and other cargo in Gulfport during the fourth quarter of 2005. The rebuilding of Holdings Gulfport facility was completed during 2007.

The financial impact to Holdings fresh fruit operations included the loss of cargo and equipment, property damage and additional costs associated with re-routing product to other ports in the region. Equipment that was destroyed or damaged included refrigerated and dry shipping containers, as well as chassis and generator-sets used for land transportation of the shipping containers. Holdings maintains customary insurance for its property, including shipping containers, as well as for business interruption.

The Hurricane Katrina related expenses, insurance proceeds and net gain (loss) on the settlement of the claims for 2007, 2006 and 2005 were as follows:

	2007	2006	2005	Cumulative
		(In thousands)

Total Cargo and Property Policies:
Expenses	$(551)	$(1,768)	$(10,088)	$(12,407)
Insurance proceeds	9,607	8,004	6,000	23,611

Net gain (loss)	$9,056	$6,236	$(4,088)	$11,204

Total charges of $12.4 million include direct incremental expenses of $6.1 million, write-offs of owned assets with a net book value of $4.1 million and leased assets of $2.2 million representing amounts due to lessors. Holdings settled all of its cargo claim for $9.2 million in December 2006 and, as a result, recognized a gain of $5.2 million in 2006. In December 2007, Holdings settled all of its property claim for $14.4 million. Holdings realized a gain of $9.1 million in 2007 associated with the settlement of its property claim, of which $5.2 million was for the reimbursement of lost and damaged property. The realized gains associated with the settlements of both the cargo and property claims are recorded in cost of revenues in the consolidated statement of operations in 2007 and 2006.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21 —	Earnings Per Share

The calculation of basic and diluted earnings per share including a reconciliation of the numerator and denominator are as follows:

	Fiscal Year Ended
	January 3,	December 29,	December 30,
	2009	2007	2006
	(Amounts in thousands)

Numerator:
Income (loss) from continuing operations	$121,495	$(70,144)	$(53,527)
Loss from discontinued operations	(27,391)	(15,719)	(50,386)
Gain (loss) on sale of discontinued operations	3,315	—	2,814
Net (income) loss attributable to noncontrolling interests	2,201	1,726	(559)

Net income (loss) attributable to DHM Holding Company, Inc.	$99,620	$(84,137)	$(101,658)

Denominator:
Basic and Diluted weighted average shares outstanding	1	1	1

Basic and Diluted Earnings Per Share:
Income from continuing operations	$121	$(70)	$(54)
Loss from discontinued operations	(27)	(16)	(50)
Gain on sale of discontinued operations	4	—	3
Net (income) loss attributable to noncontrolling interests	2	2	(1)

Net income (loss) attributable to DHM Holding Company, Inc.	$100	$(84)	$(102)

Note 22 —	Hotel and Wellness Center

WWP, a Delaware limited liability company, operates pursuant to an operating agreement (the “Operating Agreement”) between Holdings and Arcus Enterprises, Inc., a Delaware corporation (collectively, the “Members”). WWP operates and owns a hotel and wellbeing center located in Westlake Village, California. The hotel facilities consist of a 269-room five star hotel (the “Hotel”) and a full-service spa and fitness center. WWP also operates and owns a TV production facility and a separate conference center that focuses on health and wellbeing programming and awareness. In addition, WWP leases space to a health and longevity institute clinic containing a medical and diagnostic and imaging suite.

The Hotel is managed by Four Seasons Hotels limited (“Four Seasons”) pursuant to a hotel management agreement that expires 10 years from the opening date of the Hotel, subject to seven 10-year extensions at the option of Four Seasons. Pursuant to the Management Agreement, Four Seasons provides services to the Hotel. Amounts charged by Four Seasons to Holdings for these services were immaterial for all periods presented.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Summary of Significant Accounting Policies Specific to the Hotel and Wellness Center

Fair Value of Financial Instruments — The Hotel and Wellness Center financial instruments are primarily composed of receivables, trade payables, and the senior credit facility. For short-term instruments such as the receivables and trade payables, the carrying amount approximates fair value because of the short maturity of these instruments. The carrying amount of the senior credit facility approximates its fair value since the long-term debt bears interest at a variable rate, which approximates the market.

Capitalized Interest — Interest costs associated with major development and construction projects are capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of Holdings outstanding borrowings. Capitalization of interest ceases when the project is substantially complete, with the capitalized interest balance being depreciated over the estimated useful lives of the related assets associated with the project.

Revenue Recognition — Revenues from rooms, food and beverage, and other operating departments at the Hotel, are recognized as earned at the time of sale or rendering of service, net of estimated sales, returns, and discounts. Cash received in advance of the sale or rendering of services is recorded as advance deposits, which is included as a component of accrued expenses in the accompanying balance sheets and totaled $1,805,200 and $1,171,100 at December 31, 2008 and 2007, respectively. Lease revenues are recognized based upon the terms of the lease contracts.

Holdings leases space to a health and longevity institute for which a director of Dole wholly-owns and David H. Murdock has ownership interests. The minimum lease term is 15 years commencing on November 29, 2006, with minimum annual lease escalations of 3% per annum. Future non-cancelable rental income under this lease for the next five years and thereafter at January 3, 2009 are as follows (in thousands):

Fiscal Year	Amount

2009	$1,136
2010	1,170
2011	1,205
2012	1,241
2013	1,278
Thereafter	11,711

Total	$17,741

Property and Equipment Related to the Hotel and Wellness Center

Depreciation of the Hotel and Wellness Center property and equipment is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years

Buildings and leasehold improvements	40
Furniture and fixtures	7 to 15
Machinery and equipment	5 to 7
Communication and information systems	5

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment at January 3, 2009 and December 29, related to the Hotel and Wellness Center consisted of the following:

	2008	2007
	(In thousands)

Land	$9,965	$9,965
Land improvements	36,662	36,540
Buildings	230,061	230,431
Machinery and equipment	31,766	29,322
Furniture and fixtures	68,165	66,469
Communication and information systems	2,065	1,990
Antiques	3,146	3,120
Construction in progress	13	2,142

	381,843	379,979
Accumulated depreciation	(37,325)	(18,900)

Total property and equipment	$344,518	$361,079

Depreciation expense on property, plant and equipment related to the Hotel and Wellness Center totaled $17.5 million, $16.7 million and $1.4 million for the years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively.

As of January 3, 2009 and December 29, 2007, capitalized interest associated with major development and construction projects totaled $22.7 million and have been included within the Hotel and Wellness Center property and equipment in the accompanying balance sheets. As of January 3, 2009 and December 29, 2007, accumulated depreciation associated with the capitalized interest was $2.1 million and $1.0 million, respectively. No depreciation costs were incurred during 2006 related to the amortization of capitalized interest. No interest costs were capitalized during the years ended January 3, 2009 and December 29, 2007.

Under the provisions of FAS 144, long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Indicators of impairment currently exist with respect to the long-lived assets of WWP including evidence that a significant decline in market value due to currently depressed market conditions has occurred as well as recent operating losses sustained by the WWP entity. Holdings has performed an undiscounted cash flow test consistent with the provisions of FAS 144 during the week of September 7, 2009. Significant assumptions with respect to this impairment test include the useful life of the primary asset, capital expenditures required to maintain the asset group, the mature level of occupancy and daily room rental rates of the Hotel and Wellness Center given WWP began operations in late 2006, and future required staffing and other costs. Holdings has evaluated these assumptions and the resulting projections of future undiscounted cash flows of WWP in view of the currently depressed market conditions and in comparison with the results of other comparable properties in performing its impairment test. Holdings impairment test indicates that WWP’s undiscounted cash flows exceed the carrying value of its long-lived assets and accordingly no impairment is required.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Hotel and Wellness Center Senior Secured Credit Facility

Long-term debt related to the senior secured credit facility at January 3, 2009 and December 29, 2007 consisted of the following:

	2008	2007
	(In thousands)

Senior credit facility of DHM Holding Company, Inc	$135,000	$179,261
Less: current maturities	(20,000)	(45,000)

Total long-term debt	$115,000	$134,261

Senior Credit Facility — Holdings is the borrower under a $135 million senior credit facility (the “DHM Loan”), which matures on March 3, 2010. Holdings, Mr. David H. Murdock, individually, the David H. Murdock Living Trust, and a company controlled by Mr. David H. Murdock, are guarantors of the DHM Loan. Should DHM Holding Company, Inc. not repay amounts owed under the DHM Loan, the creditors under the DHM Loan have the right to demand repayment of the outstanding borrowings from any or all of the guarantors. The Hotel and Wellness Center property and equipment, which is pledged as collateral for the DHM Loan, as well as cash flows generated from the Hotel and Wellness Center operations, could be used as a source to repay amounts owed under the DHM Loan. Other entities controlled either directly or indirectly by Holdings could also be used as a source to repay amounts owed under the DHM Loan. However, certain legal restrictions and other unrelated debt obligations owed by these other entities could prevent these other entities from providing a source of repayment, whether through liquidation of assets or cash flows from operations.

In March 2008, Holdings amended and restated the DHM Loan whereby contributions totaling $45 million were made by David H. Murdock and his affiliates to reduce the principal balance. The terms of the amended and restated DHM Loan required a $20 million reduction of principal in June 2009, with the remaining principal balance due in March 2010. The $20 million principal payment was made during June 2009 through a capital contribution made by David H. Murdock. Under the terms of the amended and restated DHM Loan, the senior credit facility commitment was reduced from $180 million to $135 million, effectively resulting in no additional borrowing availability under the amended and restated DHM Loan as of the date of the refinancing. Holdings was also required to fund $2 million in an interest reserve account, which is presented as a restricted cash deposit in the accompanying consolidated balance sheet as of January 3, 2009.

At January 3, 2009 and December 29, 2007, total borrowings under the DHM Loan were $135 million and $179.3 million, respectively. The DHM Loan bears interest at the Prime Lending Rate, plus a margin ranging from 2.00% to 3.00%, dependent upon the borrowing availability of the DHM Loan. At January 3, 2009 and December 29, 2007, the effective interest rates were 4.195% and 6.625%, respectively. Total interest expense incurred under the DHM Loan during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, was $8.6 million, $12.4 million and $8 million, respectively. Of the total interest expense incurred under the DHM Loan during the years ended January 3, 2009, December 29, 2007 and December 30, 2006, $0.7 million, $12.4 million and $2.4 million, respectively, represented noncash interest expense which was added to the principal borrowings of the DHM Loan.

The June 2009 required reduction of principal of $20 million has been presented as a current liability within the accompanying balance sheet as of January 3, 2009. All other amounts owed under the DHM Loan have been presented as a noncurrent liability within the accompanying consolidated balance sheet as of January 3, 2009.

DHM HOLDING COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Expenses related to the issuance of long-term debt are capitalized and amortized to interest expense over the term of the underlying debt. During the years ended January 3, 2009, December 29, 2007 and December 30, 2006, WWP amortized deferred debt issuance costs of $1.4 million, $1.3 million and $0.9 million, respectively.

Covenants under the DHM Loan required to be maintained by Holdings consisted of a number of restrictive financial covenants, including minimum net worth and debt service coverage ratios, and nonfinancial covenants. At January 3, 2009, Holdings was in compliance with these covenants.

Sourcing/Farming Ripening/Distribution Port Facilities Processing Plants Corporate Headquarters Countries where Dole products are sold NORTH AMERICA Canada Mexico United States LATIN AMERICA AND CARIBBEAN Argentina Chile Colombia Costa Rica Dominican Republic Ecuador Guatemala Honduras Jamaica Martinique Panama Peru Puerto Rico Uruguay

EUROPE, MIDDLE EAST AND AFRICA Albania Algeria Austria Azerbaijan Bahrain Belarus Belgium Bosnia Bulgaria Cameroon Croatia Czech Republic Denmark Estonia Egypt Finland France Georgia Germany Ghana Greece Hungary Iceland India Ireland Israel Italy Ivory Coast Jordan Kazakhstan Kenya Kuwait Latvia Lebanon Lithuania Luxembourg Macedonia Malta Morocco Namibia Netherlands Norway Oman Poland Portugal Qatar Romania Russia Saudi Arabia Senegal Slovakia Slovenia South Africa Spain Sweden Switzerland Tajikistan Tunisia Turkey Ukraine United Arab Emirates United Kingdom Uzbekistan ASIA Australia China Hong Kong Japan New Zealand Philippines Singapore South Korea Sri Lanka Taiwan Thailand

Dole
THOROUGHLY WASHED
PRESERVATIVE FREE
ALL NATURAL
CLASSIC ICEBERG
Salad Guide
CLASSIC ICEBERG
Dole
berries
Dole
Tropical Gold® Pineapple
Dole
Pineapple Juice
Not From Concentrate
Dole
CAESAR
Kit
CAESAR SALAD KIT
Dole
Dole
Dole
Mandarin Oranges
Dole
Pineapple Chunks
Dole
Dole

           Shares

DOLE FOOD COMPANY, INC.

Common Stock

Goldman, Sachs & Co.	BofA Merrill Lynch	Deutsche Bank Securities	Wells Fargo Securities

Through and including          , 2009 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below lists various expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE listing fee.

Type	Amount

Securities and Exchange Commission Registration Fee		$27,900
FINRA Filing Fee		50,500
NYSE Fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the Delaware General Corporation Law.

In addition to the indemnification provided by our certificate of incorporation and bylaws, we will enter into agreements to indemnify our directors and executive officers. These agreements, among other things, will require us to indemnify these directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of that person’s services as a director or officer of us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of us, our directors and officers, and by us and the selling stockholder of the underwriters, for some liabilities arising under the Securities Act, and affords some rights of contributions with respect thereto.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On March 18, 2009, the Company completed the sale and issuance of $350 million aggregate principal amount of 13.875% Senior Secured Notes due March 2014, or the 2014 Notes, at a discount of $25 million. The 2014 Notes were sold to qualified institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Securities Act, and to persons outside the United States in compliance with Regulation S under the Securities Act. The sale of the 2014 Notes to the initial purchasers was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. Interest on the 2014 Notes will be paid semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2009. The 2014 Notes have the benefit of a lien on certain U.S. assets of the Company that is junior to the liens of the Company’s senior secured credit facilities, and are senior obligations of the Company ranking equally with the Company’s existing senior debt. The Company used the net proceeds from this offering, together with cash on hand and/or borrowings under the revolving credit facility, to purchase all of the tendered 8.625% notes due May 2009 , or the 2009 Notes, and to irrevocably deposit with the trustee of the 2009 Notes funds that was sufficient to repay the remaining outstanding 2009 Notes at maturity on May 1, 2009.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
Number	Title

1.1**	Form of Underwriting Agreement.
3.1(i)#	Amended and Restated Certificate of Incorporation of Dole Food Company, Inc., as currently in effect.
3.1(ii)*	Amended and Restated Certificate of Incorporation of Dole Food Company, Inc., to be in effect upon consummation of this offering.
3.2(i)#	By-Laws of Dole Food Company, Inc., as currently in effect.
3.2(ii)*	Amended and Restated Bylaws of Dole Food Company, Inc., to be in effect upon consummation of this offering.
4.1#	Indenture, dated as of July 15, 1993, between Dole and Chase Manhattan Bank and Trust Company (formerly Chemical Trust Company of California).
4.2#	Form of First Supplemental Indenture, dated as of April 30, 2002, between Dole and J.P. Morgan Trust Company, National Association, to the Indenture dated as of July 15, 1993, pursuant to which $400 million of Dole’s senior notes due 2009 were issued.
4.3#	Officers’ Certificate, dated August 3, 1993, pursuant to which $175 million of Dole’s debentures due 2013 were issued.
4.4#	Second Supplemental Indenture, dated as of March 28, 2003, between Dole and Wells Fargo Bank, National Association (successor trustee to J.P. Morgan Trust Company), to the Indenture dated as of July 15, 1993.
4.5	Agreement of Removal, Appointment and Acceptance, dated as of March 28, 2003, by and among Dole, J.P. Morgan Trust Company, National Association, successor in interest to Chemical Trust Company of California, as Prior Trustee, and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.5 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.6	Third Supplemental Indenture, dated as of June 25, 2003, by and among Dole, Miradero Fishing Company, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.6 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.7*	Indenture, dated as of March 28, 2003, among Dole, the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which $475 million of Dole’s 8 7/8% senior notes due 2011 were issued.
4.8	First Supplemental Indenture, dated as of June 25, 2003, by and among Dole, Miradero Fishing Company, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.8 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).

Exhibit
Number	Title

4.9*	Form of Global Note and Guarantee for Dole’s new 8 7/8% senior notes due 2011 (included as Exhibit B to Exhibit Number 4.7 hereto).
4.10	Indenture, dated as of May 29, 2003, among Dole, the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which $400 million of Dole’s 7 1/4% senior notes due 2010 were issued (incorporated by reference to Exhibit 4.11 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.11	First Supplemental Indenture, dated as of June 25, 2003, by and among Dole, Miradero Fishing Company, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.12 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.12	Form of Global Note and Guarantee for Dole’s 7 1/4% senior notes due 2010 (included as Exhibit A to Exhibit Number 4.11 hereto).
4.13*	Form of Dole Food Company, Inc. Master Retirement Savings Trust Agreement, dated as of February 1, 1999, between Dole and The Northern Trust Company.
4.14	Indenture, dated as of March 18, 2009, among Dole Food Company, Inc., the guarantors signatory thereto and U.S. Bank National Association, as trustee, pursuant to which $349,903,000 of Dole’s 13.875% senior secured notes due 2014 were issued (incorporated by reference to Exhibit 4.15 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
4.15	Form of Global Note for Dole’s 13.875% senior secured notes due 2014 (included as Exhibits A to Exhibit 4.14 hereto).
4.16	Form of Guarantee for Dole’s 13.875% senior secured notes due 2014 (included as Exhibit D to Exhibit 4.14 hereto).
4.17	Registration Rights Agreement, dated as of March 18, 2009, among Dole Food Company, Inc. and the guarantors named therein, as issuers, and Deutsche Bank Securities, Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., Rabo Securities USA, Inc. and Goldman, Sachs & Co., as initial purchasers (incorporated by reference to Exhibit 4.17 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
4.18**	Form of Common Stock Certificate.
5.1**	Opinion of Company Counsel.
10.1	Credit Agreement, dated as of March 28, 2003, amended and restated as of April 18, 2005 and further amended and restated as of April 12, 2006, among DHM Holding Company, Inc., a Delaware corporation, Dole Holding Company, LLC, a Delaware limited liability company, Dole Food Company, Inc., a Delaware corporation, Solvest, Ltd., a company organized under the laws of Bermuda, the Lenders from time to time party hereto, Deutsche Bank AG New York Branch, as Deposit Bank, Deutsche Bank AG New York Branch, as Administrative Agent, Banc Of America Securities LLC, as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Deutsche Bank Securities Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to Dole’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
10.2	Amendment No. 1, dated as of March 18, 2009, to the Credit Agreement included as Exhibit 10.1 hereto (incorporated by reference to Exhibit 10.2 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
10.3	Credit Agreement, dated as of April 12, 2006, among DHM Holding Company, Inc., a Delaware corporation, Dole Holding Company, LLC, a Delaware limited liability company, Dole Food Company, Inc., a Delaware corporation, the Lenders party hereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Banc of America Securities LLC, as Syndication Agent, Deutsche Bank Securities LLC and Banc of America Securities LLC, as Joint Book Running Managers and Deutsche Bank Securities Inc. as Lead Arranger (incorporated by reference to Exhibit 10.2 to Dole’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).

Exhibit
Number	Title

10.4	Amendment No. 1, dated as of March 18, 2009, to the Credit Agreement included as Exhibit 10.3 hereto (incorporated by reference to Exhibit 10.4 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
10.5#	Dole’s Supplemental Executive Retirement Plan, Fourth Restatement, effective January 1, 2009.
10.6#	Dole’s Excess Savings Plan, Restated, effective January 1, 2009.
10.7#	Amendment 2009-1, effective July 1, 2009, to Dole’s Excess Savings Plan.
10.8#	Dole’s Non-Employee Directors Deferred Cash Compensation Plan, as Amended and Restated, effective January 1, 2009.
10.9#	Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, effective January 1, 2006.
10.10#	Amendment to Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, dated December 30, 2008.
10.11#	Form of Change of Control Agreement entered into with Messrs. David H. Murdock, C. Michael Carter and Joseph S. Tesoriero.
10.12#	Form of Indemnification Agreement.
21#	Subsidiaries of Dole Food Company, Inc.
23.1**	Consent of Gibson, Dunn & Crutcher, LLP (included as part of Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP (with respect to Dole financial information).
23.3*	Consent of Deloitte & Touche LLP (with respect to DHM Holdings financial information).
24.1#	Power of Attorney.

*	Filed herewith

**	To be filed by amendment

#	Previously filed

ITEM 16.

DOLE FOOD COMPANY, INC.
VALUATION AND QUALIFYING ACCOUNTS

	Balance at			Charged to	Balance at
	Beginning			Other	End of
	of Period	Additions	Deductions(A)	Accounts(B)	Period
	(In thousands)

Year Ended January 3, 2009
Allowance for doubtful accounts
Trade receivables	$47,238	$8,438	$(25,513)	$(1,245)	$28,918
Notes and other current receivables	14,482	2,362	(2,764)	(1,641)	12,439
Long-term notes and other receivables	18,536	3,362	(3,005)	1,295	20,188
Year Ended December 29, 2007
Allowance for doubtful accounts
Trade receivables	$47,806	$18,060	$(18,918)	$290	$47,238
Notes and other current receivables	14,826	3,098	(3,428)	(14)	14,482
Long-term notes and other receivables	17,927	4,011	(7,205)	3,803	18,536
Year Ended December 30, 2006
Allowance for doubtful accounts
Trade receivables	$44,154	$16,259	$(9,857)	$(2,750)	$47,806
Notes and other current receivables	14,431	2,382	(1,936)	(51)	14,826
Long-term notes and other receivables	12,583	2,045	(1,161)	4,460	17,927

Note:

(A)	Includes write-offs of uncollectible amounts

(B)	Includes purchase accounting and transfers among balance sheet accounts

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, California, on September 18, 2009.

DOLE FOOD COMPANY, INC.

By:	/s/ C. Michael Carter
C. Michael Carter
Executive Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Amendment No. 1 to Registration Statement in the capacities and on the date indicated.

* David H. Murdock	Chairman and Director	September 18, 2009

* David A. DeLorenzo	President and Chief Executive Officer (Principal Executive Officer) and Director	September 18, 2009

* C. Michael Carter	Executive Vice President, General Counsel and Corporate Secretary and Director	September 18, 2009

* Scott A. Griswold	Executive Vice President, Corporate Development and Director	September 18, 2009

* Roberta Wieman	Executive Vice President, Chief of Staff and Director	September 18, 2009

* Joseph S. Tesoriero	Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2009

* Yoon J. Hugh	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 18, 2009

* Andrew J. Conrad	Director	September 18, 2009

* Justin Murdock		Vice President, New Products and Corporate Development and Director	September 18, 2009

* Edward C. Roohan		Director	September 18, 2009

*By:	/s/ C. Michael Carter C. Michael Carter Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Title

1.1**	Form of Underwriting Agreement.
3.1(i)#	Amended and Restated Certificate of Incorporation of Dole Food Company, Inc., as currently in effect.
3.1(ii)*	Amended and Restated Certificate of Incorporation of Dole Food Company, Inc., to be in effect upon consummation of this offering.
3.2(i)#	By-Laws of Dole Food Company, Inc., as currently in effect.
3.2(ii)*	Amended and Restated Bylaws of Dole Food Company, Inc., to be in effect upon consummation of this offering.
4.1#	Indenture, dated as of July 15, 1993, between Dole and Chase Manhattan Bank and Trust Company (formerly Chemical Trust Company of California).
4.2#	Form of First Supplemental Indenture, dated as of April 30, 2002, between Dole and J.P. Morgan Trust Company, National Association, to the Indenture dated as of July 15, 1993, pursuant to which $400 million of Dole’s senior notes due 2009 were issued.
4.3#	Officers’ Certificate, dated August 3, 1993, pursuant to which $175 million of Dole’s debentures due 2013 were issued.
4.4#	Second Supplemental Indenture, dated as of March 28, 2003, between Dole and Wells Fargo Bank, National Association (successor trustee to J.P. Morgan Trust Company), to the Indenture dated as of July 15, 1993.
4.5	Agreement of Removal, Appointment and Acceptance, dated as of March 28, 2003, by and among Dole, J.P. Morgan Trust Company, National Association, successor in interest to Chemical Trust Company of California, as Prior Trustee, and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.5 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.6	Third Supplemental Indenture, dated as of June 25, 2003, by and among Dole, Miradero Fishing Company, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.6 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.7*	Indenture, dated as of March 28, 2003, among Dole, the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which $475 million of Dole’s 8 7/8% senior notes due 2011 were issued.
4.8	First Supplemental Indenture, dated as of June 25, 2003, by and among Dole, Miradero Fishing Company, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.8 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.9*	Form of Global Note and Guarantee for Dole’s new 8 7/8% senior notes due 2011 (included as Exhibit B to Exhibit Number 4.7 hereto).
4.10	Indenture, dated as of May 29, 2003, among Dole, the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which $400 million of Dole’s 7 1/4% senior notes due 2010 were issued (incorporated by reference to Exhibit 4.11 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.11	First Supplemental Indenture, dated as of June 25, 2003, by and among Dole, Miradero Fishing Company, Inc., the guarantors signatory thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.12 to Dole’s Registration Statement on Form S-4, filed with the Commission on June 25, 2003, File No. 333-106493).
4.12	Form of Global Note and Guarantee for Dole’s 7 1/4% senior notes due 2010 (included as Exhibit A to Exhibit Number 4.11 hereto).
4.13*	Form of Dole Food Company, Inc. Master Retirement Savings Trust Agreement, dated as of February 1, 1999, between Dole and The Northern Trust Company.

Exhibit
Number	Title

4.14	Indenture, dated as of March 18, 2009, among Dole Food Company, Inc., the guarantors signatory thereto and U.S. Bank National Association, as trustee, pursuant to which $349,903,000 of Dole’s 13.875% senior secured notes due 2014 were issued (incorporated by reference to Exhibit 4.15 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
4.15	Form of Global Note for Dole’s 13.875% senior secured notes due 2014 (included as Exhibits A to Exhibit 4.14 hereto).
4.16	Form of Guarantee for Dole’s 13.875% senior secured notes due 2014 (included as Exhibit D to Exhibit 4.14 hereto).
4.17	Registration Rights Agreement, dated as of March 18, 2009, among Dole Food Company, Inc. and the guarantors named therein, as issuers, and Deutsche Bank Securities, Inc., Banc of America Securities LLC, Scotia Capital (USA) Inc., Rabo Securities USA, Inc. and Goldman, Sachs & Co., as initial purchasers (incorporated by reference to Exhibit 4.17 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
4.18**	Form of Common Stock Certificate.
5.1**	Opinion of Company Counsel.
10.1	Credit Agreement, dated as of March 28, 2003, amended and restated as of April 18, 2005 and further amended and restated as of April 12, 2006, among DHM Holding Company, Inc., a Delaware corporation, Dole Holding Company, LLC, a Delaware limited liability company, Dole Food Company, Inc., a Delaware corporation, Solvest, Ltd., a company organized under the laws of Bermuda, the Lenders from time to time party hereto, Deutsche Bank AG New York Branch, as Deposit Bank, Deutsche Bank AG New York Branch, as Administrative Agent, Banc Of America Securities LLC, as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Deutsche Bank Securities Inc., as Lead Arranger and Sole Book Runner (incorporated by reference to Exhibit 10.1 to Dole’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
10.2	Amendment No. 1, dated as of March 18, 2009, to the Credit Agreement included as Exhibit 10.1 hereto (incorporated by reference to Exhibit 10.2 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
10.3	Credit Agreement, dated as of April 12, 2006, among DHM Holding Company, Inc., a Delaware corporation, Dole Holding Company, LLC, a Delaware limited liability company, Dole Food Company, Inc., a Delaware corporation, the Lenders party hereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Banc of America Securities LLC, as Syndication Agent, Deutsche Bank Securities LLC and Banc of America Securities LLC, as Joint Book Running Managers and Deutsche Bank Securities Inc. as Lead Arranger (incorporated by reference to Exhibit 10.2 to Dole’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005).
10.4	Amendment No. 1, dated as of March 18, 2009, to the Credit Agreement included as Exhibit 10.3 hereto (incorporated by reference to Exhibit 10.4 to Dole’s Current Report on Form 8-K, filed with the Commission on March 24, 2009).
10.5#	Dole’s Supplemental Executive Retirement Plan, Fourth Restatement, effective January 1, 2009.
10.6#	Dole’s Excess Savings Plan, Restated, effective January 1, 2009.
10.7#	Amendment 2009-1, effective July 1, 2009, to Dole’s Excess Savings Plan.
10.8#	Dole’s Non-Employee Directors Deferred Cash Compensation Plan, as Amended and Restated, effective January 1, 2009.
10.9#	Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, effective January 1, 2006.
10.10#	Amendment to Severance Pay Plan for Employees of Dole Food Company, Inc. and Participating Divisions and Subsidiaries, dated December 30, 2008.
10.11#	Form of Change of Control Agreement entered into with Messrs. David H. Murdock, C. Michael Carter and Joseph S. Tesoriero.
10.12#	Form of Indemnification Agreement.

Exhibit
Number	Title

21#	Subsidiaries of Dole Food Company, Inc.
23.1**	Consent of Gibson, Dunn & Crutcher, LLP (included as part of Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP (with respect to the consolidated financial statements of Dole Food Company, Inc.).
23.3*	Consent of Deloitte & Touche LLP (with respect to the consolidated financial statements of DHM Holding Company, Inc.)
24.1#	Power of Attorney.

*	Filed herewith

**	To be filed by amendment

#	Previously filed